As filed with the Securities and Exchange Commission on November 10, 2008
Registration No. 333-153451

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Emdeon Inc.
(Exact name of Registrant as specified in its charter)

Delaware	7374	20-5799664
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

26 Century Blvd, Suite 601
Nashville, TN 37214
(615) 886-9000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Gregory T. Stevens, Esq.
Executive Vice President, General Counsel
and Secretary
26 Century Blvd, Suite 601
Nashville, TN 37214
(615) 886-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John C. Kennedy, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000	Michael Kaplan, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to be Registered	Offering Price(1)(2)	Fee(3)
Class A common stock, par value $0.01	$460,000,000	$18,078

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.
(2)	Includes shares which the underwriters have the right to purchase to cover over-allotments.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. The preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated November 10, 2008.

           Shares

CLASS A COMMON STOCK

This is an initial public offering of shares of Class A common stock of Emdeon Inc. Emdeon Inc. is offering           shares of its Class A common stock and the selling stockholders are offering           shares of Class A common stock. We will not receive any proceeds from the sale of shares by the selling stockholders.

To the extent the underwriters sell more than           shares of Class A common stock, the underwriters have the option to purchase up to an additional           shares from us and           shares from the selling stockholders at the initial public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus.

Prior to this offering, there has been no public market for the Class A common stock. We currently estimate that the initial public offering price will be between $      and $      per share.

Following this offering, Emdeon Inc. will have four classes of authorized common stock. The Class A common stock offered hereby and the Class D common stock will have one vote per share. Our principal stockholders, affiliates of General Atlantic LLC and Hellman & Friedman LLC, will hold Class B and Class C common stock, respectively, that will have 10 votes per share. Following consummation of this offering and the application of the net proceeds from this offering, these principal stockholders will control approximately     % of the combined voting power of our common stock and will hold     % of the economic interest in us.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 16 to read about factors you should consider before buying shares of our Class A common stock.

We intend to apply to have our Class A common stock listed on the New York Stock Exchange under the symbol “EM.”

		Underwriting		Proceeds to
	Price to	Discounts and	Proceeds to	Selling
	Public	Commissions	us	Stockholders

Per Share	$	$	$	$
Total	$	$	$	$

The underwriters expect to deliver the shares to purchasers against payment in New York, New York on          , 2008.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

MORGAN STANLEY
GOLDMAN, SACHS & CO.
UBS INVESTMENT BANK
MERRILL LYNCH & CO.

BANC OF AMERICA SECURITIES LLC
CITI
CREDIT SUISSE
OPPENHEIMER & CO.
PIPER JAFFRAY
WACHOVIA SECURITIES
WILLIAM BLAIR & COMPANY
Prospectus dated          , 2008.

The Business of Healthcare Runs Through Emdeon

Emdeon is a leading provider of revenue and payment cycle solutions. We connect payers, providers and patients to automate key business and administrative functions throughout the patient encounter. With increased automation and better communication through Emdeon solutions, our customers are able to improve efficiency, reduce costs, increase cash flow and more efficiently manage the complex revenue and payment cycle process.

Discover how we're Simplifying the Business of Healthcare

- Eligibility & Benefit Verification
- Claim Management
- Payment Distribution
- Payment Posting & Denial Management
- Patient Billing & Payment

emdeon™

Simplifying the Business of Healthcare

You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or such other date stated in this prospectus.

Until          , 2008 (25 days after the date of this prospectus), all dealers that buy, sell or trade our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

INDUSTRY AND MARKET DATA

Industry and market data used throughout this prospectus were obtained through company research, surveys and studies conducted by third parties, and industry and general publications. The information contained in “Business” is based on studies, analyses and surveys prepared by American Hospital Association, American Health Insurance Plans, CAQH, Frost & Sullivan, Health Insurance Association of America, McKinsey & Company, PNC Financial Services Group Inc., Medical Group Management Association (MGMA) and Susquehanna Research Group. While we are not aware of any misstatements regarding the industry data presented herein, estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors.”

i

PROSPECTUS SUMMARY

This summary highlights all material information about us and this offering, but does not contain all of the information that you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the “Risk Factors” and the consolidated financial statements and related notes. This prospectus includes forward looking-statements that involve risks and uncertainties. See “Forward-Looking Statements.”

Unless we state otherwise or the context otherwise requires, the terms “we,” “us,” “our,” “EBS,” and the “Company,” refer to Emdeon Inc., a Delaware corporation, and its subsidiaries. All information in this prospectus with respect to Emdeon Inc. gives effect to the reorganization transactions described under “Organizational Structure” as if they had occurred on November 16, 2006. Prior to November 16, 2006, the terms “we,” “us,” “our,” “EBS,” and the “Company” refer to the group of subsidiaries of HLTH Corporation that comprised its Emdeon Business Services segment, which we refer to as “Emdeon Business Services.” “EBS Master LLC” and “EBS Master” refer to EBS Master LLC, a Delaware limited liability company.

Our Company

We are a leading provider of revenue and payment cycle management solutions, connecting payers, providers and patients in the U.S. healthcare system. Our product and service offerings integrate and automate key business and administrative functions of our payer and provider customers throughout the patient encounter, including pre-care patient eligibility and benefits verification, claims management and adjudication, payment distribution, payment posting and denial management and patient billing and payment collection. Through the use of our comprehensive suite of products and services, which are designed to easily integrate with existing technology infrastructures, our customers are able to improve efficiency, reduce costs, increase cash flow and more efficiently manage the complex revenue and payment cycle process. In 2007, we generated revenues from operations of $808.5 million, Adjusted EBITDA of $182.8 million, net income of $17.3 million and cash flow provided by operations of $98.0 million.

Our services are delivered primarily through recurring, transaction-based processes that leverage our revenue and payment cycle network, the single largest financial and administrative information exchange in the U.S. healthcare system. In 2007, we processed a total of 3.7 billion healthcare-related transactions, including approximately one out of every two commercial healthcare claims delivered electronically in the United States. We have developed our network of payers and providers over 25 years and connect virtually all private and government payers, claim-submitting providers and pharmacies, making it extremely difficult, expensive and time-consuming for competitors to replicate our market position.

We generate greater than 90% of our revenues from products and services where we believe we have a leading market position. Our solutions are critical to the day-to-day operations of our payer and provider customers as our solutions drive consistent automated workflows and information exchanges that support key financial and administrative processes. Our market leadership is demonstrated by the long tenure of our payer and provider relationships, which for our 50 largest customers in 2007 average 11 years as of August 2008. We are the exclusive provider of certain electronic eligibility and benefits verification and/or claims management services under Managed Gateway Agreements (“MGAs”) for more than 300 payer customers (approximately 25% of all U.S. payers). Similarly, we are the sole provider of certain payment and remittance advice distribution services for over 600 of our payer customers (approximately 50% of all U.S. payers). These exclusive relationships provide us with a significant opportunity to expand the scope of our product and service offerings with these customers.

Our ubiquitous, independent platform facilitates alignment with both our payer and provider customers, thereby creating a significant opportunity for us to increase penetration of our existing solutions and drive the adoption of new solutions. Recently, we have significantly increased the number of products and services utilized by our existing customers through cross-selling. Because we serve as a central point of communication and data aggregation for our customers, our network captures the most comprehensive and timely sources of U.S. healthcare information. Unlike many other data sources, our network provides us with access to data generated at, or close to, the point of care. Our access to vast amounts of healthcare data positions us to develop business intelligence solutions that provide our customers with valuable information, reporting capabilities and related data analytics to support our customers’ core business decision making.

Our Industry

Payer & Provider Landscape

Healthcare expenditures are a large and growing component of the U.S. economy, representing $2.1 trillion in 2006, or 16% of GDP, and are expected to grow at 6.7% per year to $4.3 trillion, or 20% of GDP, in 2017. The cost of healthcare administration in the U.S. is estimated to be $360 billion in 2008, or 17% of total healthcare expenditures, $150 billion of which is spent by payers and providers on billing and insurance administration-related activities alone.

Healthcare is generally provided through a fragmented industry of providers. The administrative portion of healthcare costs for providers is expected to continue to expand due in part to the increasing complexity in the reimbursement process and the greater administrative burden being placed on providers for reporting and documentation relating to the care they provide. Similarly for payers, payment for healthcare services generally occurs through complex and frequently changing reimbursement mechanisms involving multiple parties. The proliferation of private-payer benefit plan designs and government mandates continue to increase the complexity of the reimbursement process. As a result, we believe payers and providers will continue to seek solutions that automate and simplify the administrative and clinical processes of healthcare.

In addition, increases in patient financial responsibility for healthcare expenses have put additional pressure on providers to collect payments at the patient point of care since approximately 60% of healthcare expenses not collected from individuals at the time of care are estimated to become bad debt for a typical provider. Our solutions equip providers to significantly improve collection at the point of care.

The Revenue and Payment Cycle

The healthcare revenue and payment cycle consists of all the processes and efforts that providers undertake to ensure they are compensated properly by the large number of different payers for medical services rendered to patients. These processes begin with the collection of relevant eligibility and demographic information about the patient before care is provided and end with the collection of payment from payers and patients.

Payers and providers spend approximately $150 billion annually on these revenue and payment cycle activities. Major steps in this process include:

•	Pre-Care/Medical Treatment: The provider verifies insurance benefits available to the patient, ensures treatment will adhere to medical necessity guidelines, confirms patient personal financial and demographic information and obtains any required pre-authorization prior to delivery of care.

•	Claim Management/Adjudication: The provider prepares and submits paper or electronic claims to a payer for services rendered directly or through a clearinghouse, such as ours. Before submission, claims are validated for payer-specific rules and corrected as necessary.

•	Payment Distribution: The payer sends payment and a payment explanation (i.e., remittance advice) to the provider and sends an explanation of benefits (“EOB”) to the patient.

•	Payment Posting/Denial Management: The provider posts payments internally, reconciles payments with accounts receivable and submits any claims to secondary insurers if secondary coverage exists.

•	Patient Billing and Payment: The provider sends a bill to the patient for any remaining balance and posts payments received.

Our Market Opportunity and Solutions

Opportunities exist to increase efficiencies and cash flow throughout many steps of the revenue and payment cycle for both payers and providers. The breadth of our revenue and payment cycle network and solutions is illustrated in the chart below:

Our Strengths

We believe that we have a number of strengths including, but not limited to, the following:

Largest Healthcare Revenue and Payment Cycle Network.  Our revenue and payment cycle network reaches the largest number of payers, providers and pharmacies in the U.S. healthcare system, including approximately 1,200 payers, 500,000 providers, 5,000 hospitals, 77,000 dentists and 55,000 pharmacies. The breadth and scale of our network enables us to drive consistent workflow and information exchange for all healthcare constituents using our network.

Comprehensive Suite of Market-Leading Solutions.  We provide a comprehensive suite of revenue and payment cycle solutions that address key aspects of the patient encounter. The combination of these products and services has resulted in a comprehensive solution that many of our competitors are unable to replicate because their offerings typically address only certain constituents and certain segments of the revenue and payment cycle.

Leverageable Platform for Future Growth.  As the single greatest point of connectivity in the U.S. healthcare system, we are uniquely positioned to leverage our platform to drive the adoption of new products and services.

Established and Long-Standing Customer Relationships.  Our products and services are important to our customers, as demonstrated by the fact that our 50 largest customers in 2007 have been with us for an average of 11 years as of August 2008. As many of our customers have continued to rationalize their vendor relationships and simplify their internal operations, we have been able to meet their diverse business needs with our comprehensive suite of solutions.

Stable, Low-Risk Business Model.  We believe our business model is attractive and relatively low-risk due to following factors:

•	Limited exposure to the broader economic cycle given that the majority of our revenues are driven by healthcare transaction volumes.

•	Favorable healthcare industry trends, including demographic changes, continuing healthcare cost escalation and increasing administrative complexity.

•	Stable, recurring revenue base with significant visibility. In 2007, approximately 90-95% of our revenue was recurring in nature.

•	Limited customer concentration. In 2007, no single customer represented more than 6% of our total revenue.

•	Limited risk associated with changes in the political and the legislative environment.

Strong, Predictable Cash Flow with Low Capital Requirements.  Our business generates strong, stable cash flows as a result of the revenue we generate from our recurring, transactions-based business model, our significant operating leverage, our relatively low working capital requirements and the moderate capital expenditures needed to support our network.

Experienced Management Team.  Our management team and board of directors include a balance of internally developed leaders and experienced managers from the industry and from our customers (including large payer customers), which provides us with a deep understanding of the complex needs of our customer base.

Our Strategy

We are pursuing the following growth strategies:

•	Continue to Drive Healthcare’s Transition from Paper-Based to Electronic Transactions

•	Increase Customer Penetration by Executing on Significant Cross-Selling Opportunity

•	Develop New High-Value Solutions for our Customers’ Revenue and Payment Cycle Needs

•	Continue to Capitalize on Efficiencies of Scale and Rationalize Costs to Improve Profitability

•	Leverage Our Expansive Data to Create Business Intelligence and Analytics Solutions

•	Pursue Selective Acquisitions

Corporate History and Organizational Structure

Our predecessors have been in the healthcare information solutions business for approximately 25 years. Prior to November 2006, our business was owned by HLTH Corporation (“HLTH”). We currently conduct our business through EBS Master and its subsidiaries. EBS Master was formed by HLTH to act as a holding company for the group of subsidiaries of HLTH that comprised its Emdeon Business Services segment.

The 2006 Transaction

In September 2006, we were formed by General Atlantic, LLC, or “General Atlantic,” as a Delaware limited liability company for the purpose of making an investment in EBS Master. In September 2006, we entered into a merger agreement with HLTH (as amended, the “EBS Merger Agreement”) and agreed to acquire a 52% interest in

EBS Master from HLTH (the “2006 Transaction”) for approximately $1.245 billion in cash. Under the terms of the EBS Merger Agreement, HLTH retained a 48% interest in EBS Master upon closing of the 2006 Transaction. The 2006 Transaction closed in November 2006. We funded $925.0 million of the purchase price through borrowings under our first lien credit agreement and second lien credit agreement, each of which was entered into in connection with the 2006 Transaction.

The 2008 Transaction

In February 2008, we entered into a securities purchase agreement with HLTH and certain of its subsidiaries, certain affiliates of General Atlantic and certain affiliates of Hellman & Friedman LLC, or “H&F” (the “Securities Purchase Agreement”). Under the Securities Purchase Agreement, HLTH sold its remaining 48% interest in EBS Master (the “2008 Transaction”) to affiliates of General Atlantic and H&F for approximately $575.0 million in cash.

As a result of the 2008 Transaction, prior to giving effect to the reorganization transactions described below in “Organizational Structure,” EBS Master was owned 65.77% by affiliates of General Atlantic, who we refer to as the “General Atlantic Equityholders,” and 34.23% by affiliates of H&F, who we refer to as the “H&F Equityholders.” We refer to the General Atlantic Equityholders and the H&F Equityholders collectively as our “Principal Equityholders.”

We were converted into a Delaware corporation in September 2008 and changed our name to Emdeon Inc. We have not engaged in any business or other activities except in connection with our investment in EBS Master and the reorganization transactions described under “Organizational Structure” and have no material assets other than our membership interests in EBS Master.

The following diagram illustrates our organizational structure immediately prior to the reorganization transactions:

Pre-Reorganization Structure

The Reorganization Transactions

In the reorganization transactions, Emdeon Inc., or we, will, through a series of transactions, acquire, directly or indirectly, interests (“EBS Units”) in EBS Master currently held by certain affiliates of General Atlantic and H&F (or their successors) in exchange for shares of our Class B common stock. Certain other affiliates of H&F (or their successors) will continue to hold their EBS Units and will subscribe for shares of Class C common stock (the “H&F Continuing LLC Members”) and certain members of our senior management team will have their indirect interests in EBS Master converted into EBS Units and will subscribe for shares of Class D common stock (the “EBS Equity Plan Members” and, together with the H&F Continuing LLC Members, the “EBS Post-IPO Members”). In

addition, the board of directors of EBS Master will cause the accumulated appreciation in EBS Master under outstanding phantom awards granted to certain of our employees (the “EBS Phantom Plan Participants”) to be converted into either shares of our Class A common stock or restricted stock units.

Following the reorganization transactions, this offering and the application of net proceeds from this offering, we will hold directly or indirectly     % of the EBS Units and will be the sole managing member of EBS Master. As the sole managing member of EBS Master, we will control all of the business and affairs of EBS Master and its subsidiaries. We will consolidate the financial results of EBS Master and our net income (loss) will be reduced by a minority interest expense to reflect the entitlement of the EBS Post-IPO Members to a portion of its net income (loss). See “Organizational Structure” for further details.

The following diagram depicts our organizational structure following the reorganization transactions, this offering and the application of the use of proceeds from this offering (assuming an initial public offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus)):

Post-Reorganization Structure

Upon consummation of the reorganization transactions, we will be authorized to issue four classes of common stock: Class A common stock, Class B common stock, Class C common stock (all of which will be issued to the H&F Continuing LLC Members) and Class D common stock (all of which will be issued to the EBS Equity Plan Members). The Class A common stock and Class D common stock will each provide holders with one vote on all matters submitted to a vote of stockholders and the Class B common stock and Class C common stock will each provide holders with 10 votes on all matters submitted to a vote of stockholders. The holders of Class C common stock and Class D common stock will not have any of the economic rights (including rights to dividends and distributions upon liquidation) provided to holders of Class A common stock or Class B common stock. Shares of our Class A common stock, Class B common stock, Class C common stock and Class D common stock, which we collectively refer to as our “common stock,” will generally vote together as a single class on all matters submitted to stockholders.

Upon completion of this offering and the application of the net proceeds from this offering, the H&F Continuing LLC Members will hold           EBS Units and the EBS Equity Plan Members will hold           EBS Units (based on the midpoint of the estimated public offering price range set forth on the cover page of this prospectus). EBS Units held by the H&F Continuing LLC Members (along with a corresponding number of shares of our Class C common stock (or, after the conversion date (as defined below), Class D common stock)) may be exchanged with EBS Master for shares of our Class B common stock (or, after the conversion date, Class A common stock) and EBS Units held by the EBS Equity Plan Members (along with a corresponding number of shares of our Class D common stock) may be exchanged with EBS Master for shares of our Class A common stock on a one-for-one basis.

See “Organizational Structure,” “Certain Relationships and Related Party Transactions ‘” and “Description of Capital Stock” for more information on the rights associated with our capital stock and the EBS Units.

The 2006 Transaction and the 2008 Transaction resulted in certain favorable tax attributes to us. In addition, future exchanges of EBS Units by the EBS Post-IPO Members for shares of our common stock will produce additional favorable tax attributes. These tax attributes would not be available to us in the absence of those transactions. Upon the closing of this offering, we will enter into tax receivable agreements which will obligate us to make payments to the Principal Equityholders and the parties making exchanges of EBS Units for shares of our common stock equal to 85% of the applicable cash savings that we actually realize as a result of these tax attributes. We will retain the benefit of the remaining 15% of these tax savings.

See “Organizational Structure — Holding Company Structure and Tax Receivable Agreements” and “Certain Relationships and Related Transactions — Tax Receivable Agreements.”

Our Principal Equityholders

Our Principal Equityholders currently own 100% of EBS Master and following this offering and the application of the net proceeds from this offering will control     % of the combined voting power of our common stock. Our Principal Equityholders are affiliates of General Atlantic and H&F.

In connection with the reorganization transactions, we will enter into a stockholders agreement (the “Stockholders Agreement”) with the General Atlantic Equityholders, the H&F Equityholders and the EBS Equity Plan Members. The Stockholders Agreement will contain provisions related to the composition of our board of directors and the committees of our board of directors and our corporate governance, certain restrictions and priorities with respect to the transfer of shares of our capital stock and will grant certain persons registration rights. Upon consummation of this offering, our board of directors will initially consist of eight directors and is expected to be increased to nine directors after the offering. Under the Stockholders Agreement, (i) the General Atlantic Equityholders will be entitled to nominate five members of our board of directors, two of whom will be subject to the consent of the H&F Equityholders (which consent may not be unreasonably withheld), (ii) the H&F Equityholders will be entitled to nominate three members of our board of directors, one of whom will be subject to the consent of the General Atlantic Equityholders (which consent may not be unreasonably withheld) and (iii) our Principal Equityholders will be entitled to jointly nominate one independent member of our board of directors. Each of our Principal Equityholders will agree to vote its shares in favor of the directors nominated in accordance with the terms of the Stockholders Agreement. See “Management — Board Structure” and “Certain Relationships and Related Transactions — Stockholders Agreement.”

General Atlantic, LLC is a leading global growth equity firm providing capital and strategic support for growth companies. The firm was founded in 1980 and has approximately $17 billion in capital under management. General Atlantic has invested in over 160 companies, including us. General Atlantic has offices in Greenwich, New York, Palo Alto, London, Düsseldorf, Mumbai, São Paulo, Hong Kong and Beijing.

Hellman & Friedman LLC is a leading private equity investment firm with offices in San Francisco, New York and London. H&F focuses on investing in superior business franchises and serving as a value-added partner to management in select industries including business services, financial services, information services, media, healthcare and energy. Since its founding in 1984, H&F has raised and, through its affiliated funds, managed over $16 billion of committed capital and is currently investing its sixth partnership, Hellman & Friedman Capital Partners VI, L.P., with over $8 billion of committed capital.

Corporate Information

We were formed as a Delaware limited liability company in September 2006 and converted into a Delaware corporation in September 2008. Our corporate headquarters are located at 26 Century Blvd, Suite 601, Nashville, TN 37214, and our telephone number is (615) 886-9000. Our website address is www.emdeon.com. Information contained on our website does not constitute a part of this prospectus.

THE OFFERING

Class A common stock outstanding before this offering	shares.

Class A common stock offered by us	shares.

Class A common stock offered by the selling stockholders	shares.

Class A common stock to be outstanding immediately after this offering	shares. If, immediately after this offering and the application of the net proceeds from this offering, all of the H&F Continuing LLC Members and the EBS Equity Plan Members elected to exchange their EBS Units for shares of our Class B common stock or Class A common stock, respectively, and all shares of our Class B common stock were converted into shares of Class A common stock, shares of Class A common stock would be outstanding.

Class B common stock to be outstanding immediately after this offering	shares.

Class C common stock to be outstanding immediately after this offering	shares. Shares of our Class C common stock have voting but no economic rights (including rights to dividends and distributions upon liquidation) and will be issued in an amount equal to the number of EBS Units held by the H&F Continuing LLC Members. When an EBS Unit is exchanged by an H&F Continuing LLC Member for a share of Class B common stock, the corresponding share of our Class C common stock will be cancelled.

Class D common stock to be outstanding immediately after this offering	shares. Shares of our Class D common stock have voting but no economic rights (including rights to dividends and distributions upon liquidation) and will be issued in an amount equal to the number of EBS Units held by the EBS Equity Plan Members. When an EBS Unit is exchanged by an EBS Equity Plan Member for a share of Class A common stock, the corresponding share of our Class D common stock will be cancelled.

Voting Rights
• Each share of our Class A common stock entitles its holder to one vote per share, representing an aggregate of     % of the combined voting power of our common stock upon completion of this offering and the application of the net proceeds from this offering.

• Each share of our Class B common stock entitles its holder to 10 votes per share, representing an aggregate of     % of the combined voting power of our common stock upon completion of this offering and the application of the net proceeds from this offering.

• Each share of our Class C common stock entitles its holder to 10 votes per share, representing an aggregate of     % of the combined voting power of our common stock upon completion of this offering and the application of the net proceeds from this offering.

• Each share of our Class D common stock entitles its holder to one vote per share, representing an aggregate of     % of the combined voting power of our common stock upon completion of this offering and the application of the net proceeds from this offering.

All classes of our common stock generally vote together as a single class on all matters submitted to a vote of our stockholders. Upon completion of this offering our Class B common stock and Class C common stock will be held exclusively by our Principal Equityholders.

See “Description of Capital Stock.”

Exchange/Conversion	EBS Units held by the H&F Continuing LLC Members (along with a corresponding number of shares of our Class C common stock ) may be exchanged with EBS Master for shares of our Class B common stock on a one-for-one basis.

EBS Units held by the EBS Equity Plan Members (along with a corresponding number of shares of our Class D common stock) may be exchanged with EBS Master for shares of our Class A common stock on a one-for-one basis.

Subject to limited exceptions, in connection with any transfer or sale by our Principal Equityholders of shares of our Class B common stock, the shares transferred or sold will, immediately prior to transfer, automatically convert into shares of our Class A common stock on a one-for-one basis. In addition, subject to the terms of the Stockholders Agreement, holders of shares of Class B common stock may convert their shares into Class A common stock at any time. Each share of our Class C common stock will automatically convert into one share of our Class D common stock upon the conversion of all shares of our Class B common stock into Class A common stock.

In this prospectus, we refer to the date on which all shares of our Class B common stock and Class C common stock are converted into Class A common stock and Class D common stock, respectively, as the “conversion date.”

After the conversion date, EBS Units held by the H&F Continuing LLC Members (together with a corresponding number of shares of our Class D common stock) may be exchanged for shares of our Class A common stock. See “Organizational Structure — Effect of the Reorganization Transactions and this Offering” and “Certain Relationships and Related Party Transactions — Stockholders Agreement — Restrictions on Transfer.”

Use of proceeds	We estimate that the net proceeds from the sale of our Class A common stock in this offering, after deducting offering expenses and underwriting discounts and commissions, will be approximately $ million ($ million if the underwriters exercise their over-allotment option in full) based on an assumed initial public offering price of $ per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus). Based on an assumed initial offering price of $ per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), we intend to use $ of the proceeds from this offering to purchase EBS Units held by the H&F Continuing LLC Members (or $ and EBS Units if the underwriters exercise their over-allotment option in full) and will use any remaining proceeds for working capital and general corporate purposes, which may include the repayment of indebtedness and future acquisitions.

We will not receive any proceeds from the sale of our Class A common stock by the selling stockholders.

See “Use of Proceeds.”

Proposed New York Stock Exchange symbol	“EM.”

Risk Factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in shares of our Class A common stock.

Unless we indicated otherwise, the number of shares of our Class A common stock outstanding after this offering excludes:

•	shares issuable under options to purchase shares of Class A common stock or restricted stock units that may be granted in connection with this offering under the Emdeon Inc. 2008 Equity Incentive Plan (the “2008 Equity Plan”). See “Executive Compensation — 2008 Equity Plan;”

•	shares of Class A common stock reserved for issuance upon the exchange of EBS Units (along with the corresponding shares of our Class D common stock); and

•	shares of our Class A common stock reserved for issuance upon the conversion of our Class B common stock (including shares of Class B common stock that may be issued upon exchange of EBS Units, along with the corresponding shares of our Class C common stock) into Class A common stock.

Unless we indicate otherwise (i) all information in this prospectus assumes that the underwriters do not exercise their option to purchase up            to shares of our Class A common stock from us and up to           shares from the selling stockholders to cover over-allotments, (ii) all information in this prospectus assumes an initial public offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus) and (iii) all ownership percentages and unit information of EBS Master prior to the reorganization transactions does not reflect any profits interests in EBS Master.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth our summary historical consolidated financial and other data for periods beginning on and after November 16, 2006. For periods prior to November 16, 2006, the tables below present the summary historical consolidated financial and other data of the group of subsidiaries of HLTH that comprised its Emdeon Business Services segment. For periods on and after November 16, 2006, the summary historical financial and other data gives effect to the reorganization transactions described under “Organizational Structure” as if they occurred on November 16, 2006. See “— Corporate History and Organizational Structure.”

Our statements of operations data for the year ended December 31, 2007 and the period from November 16, 2006 through December 31, 2006 and summary balance sheet data as of December 31, 2007 have been derived from our audited financial statements included elsewhere in this prospectus. The statements of operations data of Emdeon Business Services for the period from January 1, 2006 through November 15, 2006 and the year ended December 31, 2005 have been derived from Emdeon Business Services’ audited financial statements included elsewhere in this prospectus.

Our consolidated statements of operations data for the six months ended June 30, 2008 and 2007 and the balance sheet data as of June 30, 2008, have been derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus and have been prepared on the same basis as our audited financial statements. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information. Our results of operations for the six months ended June 30, 2008 are not necessarily indicative of the results that can be expected for the full year or any future period.

The following table presents summary pro forma consolidated statement of operations data for the fiscal year ended December 31, 2007 and for the six months ended June 30, 2008, that gives effect to the step-up in the value of certain assets as a result of the 2008 Transaction as if the 2008 Transaction had occurred at January 1, 2007. The following table also presents summary pro forma as adjusted consolidated balance sheet data as of June 30, 2008 that gives effect to (i) the creation or acquisition of certain tax assets in connection with this offering and the reorganization transactions and the creation of related liabilities in connection with entering into the tax receivable agreements, (ii) the conversion of the EBS Equity Plan Members’ indirect interests of EBS Master into EBS Units in the reorganization transactions and (iii) this offering and the estimated use of proceeds from this offering, as if each had occurred on June 30, 2008. Such data has been derived from our unaudited pro forma financial information included elsewhere in this prospectus.

You should read the following information in conjunction with “Capitalization,” “Unaudited Pro Forma Financial Information,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our and Emdeon Business Services’ respective audited and unaudited consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	Emdeon Business Services		Emdeon Inc.
	(Predecessor)(1)		(Successor)(1)
		Period						Pro Forma
		from	Period		Pro Forma	Six	Six	Six
	Year	January 1,	November 16,	Year	Year	Months	Months	Months
	Ended	2006-	2006-	Ended	Ended	Ended	Ended	Ended
	December 31,	November 15,	December 31,	December 31,	December 31,	June 30,	June 30,	June 30,
	2005	2006	2006	2007	2007	2007	2008	2008
			(as restated*)	(as restated*)			(as restated*)
	(in thousands, except per share data)
Statement of Operations Data:
Revenues	$690,094	$663,186	$87,903	$808,537	$803,689	$399,635	$422,858	$425,410
Costs and expenses:
Cost of operations	449,065	426,337	56,801	518,757	518,893	253,997	271,845	271,856
Development and engineering	20,970	19,147	2,411	23,130	23,137	11,171	12,559	12,560
Sales, marketing, general and administrative	90,785	77,560	12,960	95,556	95,763	48,896	46,850	46,871
Depreciation and amortization	32,273	30,440	7,127	62,811	86,929	30,287	46,269	48,833
Other expense, net	—	4,198	—	—	—	—	—	—

Total costs and expenses	593,093	557,682	79,299	700,254	724,722	344,351	377,523	380,120 .

Operating income	97,001	105,504	8,604	108,283	78,967	55,284	45,335	45,290
Interest income	(74)	(67)	(139)	(1,567)	(1,567)	(731)	(603)	(603)
Interest expense	56	25	10,173	74,940	83,470	38,052	30,440	30,606

Income (loss) before income taxes and minority interest	97,019	105,546	(1,430)	34,910	(2,936)	17,963	15,498	15,287
Income tax provision	31,526	42,004	1,143	17,573	2,499	9,663	7,694	7,610

Net income (loss) before minority interest	65,493	63,542	(2,573)	17,337	(5,435)	8,300	7,804	7,677
Minority interest	—	—	—	—	(232)	—	1,683	2,911

Net income (loss)	$65,493	$63,542	$(2,573)	$17,337	$(5,203)	$8,300	$6,121	$4,766

Basic and diluted earnings (loss) per share to Class A and Class B common stockholders:
Basic	—	—

Diluted	—	—

Weighted average number of shares used in computing earnings per share:
Basic	—	—

Diluted	—	—

Unaudited Financial Data:
Adjusted EBITDA(2)	$130,509	$146,286	$18,540	$182,826	$182,476	$92,066	$99,643	$99,610

(footnotes continued on next page)

		Emdeon Inc.
	Emdeon Inc.	Pro Forma As Adjusted
	At June 30, 2008	At June 30, 2008
	(as restated*)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$64,125
Total assets	$1,954,725
Total debt (net of unamortized debt discount of $61.9 million related to the 2008 Transaction)	$821,778
Total equity	$678,676

*	Our consolidated balance sheet and statement of operations as of and for the periods ended December 31, 2006 and 2007 have been restated. See note 2 of the accompanying audited consolidated financial statements. We have also restated our consolidated balance sheet and statement of operations as of and for the period ended June 30, 2008. See note 1 of the accompanying unaudited consolidated financial statements.

(1)	Our financial results prior to November 16, 2006 represent the financial results of the group of subsidiaries of HLTH that comprised its Emdeon Business Services segment. On November 16, 2006, HLTH sold a 52% interest in EBS Master (which was formed as a holding company for our business in connection with that transaction) to us. Accordingly, the financial information presented reflects the results of operations and financial condition of Emdeon Business Services before the 2006 Transaction (Predecessor) and of us after the 2006 Transaction (Successor).

(2)	We define Adjusted EBITDA as net income (loss) before net interest expense, income tax expense (benefit), depreciation and amortization, and certain other non-recurring, non-cash or nonoperating items. We use Adjusted EBITDA to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our U.S. generally accepted accounting principles, or “GAAP” results and the following reconciliation, we believe provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. We believe Adjusted EBITDA assists our board of directors, management and investors in comparing our operating performance on a consistent basis because it removes the impact of our capital structure (such as interest expense and 2006 Transaction costs), asset base (such as depreciation and amortization) and items outside the control of our management team (such as income taxes), as well as other non-cash (such as purchase accounting adjustments, share-based compensation expense and lease termination costs) and non-recurring items (such as litigation expenses and acquisition charges), from our operations.

Our board of directors and management use Adjusted EBITDA as one of the primary measures for planning and forecasting overall expectations and for evaluating, on at least a quarterly and annual basis, actual results against such expectations. Adjusted EBITDA is also used as a performance evaluation metric in determining achievement of certain executive incentive compensation programs, as well as for incentive compensation plans for employees generally. See “Executive Compensation — Compensation Discussion and Analysis.” Finally, adjusted EBITDA, or a similar non-GAAP measure, is used by research analysts, investment bankers and lenders to assess our operating performance.
Despite the importance of this measure in analyzing our business, measuring and determining incentive compensation and evaluating our operating performance, as well as the use of adjusted EBITDA measures by securities analysts, lenders and others in their evaluation of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP; nor is Adjusted EBITDA intended to be a measure of liquidity or free cash flow for our discretionary use. Some of the limitations of Adjusted EBITDA are:
• Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
• Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
• Adjusted EBITDA does not reflect the interest expense, or the cash requirements to service interest or principal payments under our credit agreements;
• Adjusted EBITDA does not reflect income tax payments we are required to make; and

• although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

To properly and prudently evaluate our business, we encourage you to review the financial statements included elsewhere in this prospectus, and not rely on any single financial measure to evaluate our business. We also strongly urge you to review the reconciliation of net income to Adjusted EBITDA. The Adjusted EBITDA, as presented in this prospectus, may differ from and may not be comparable to similarly titled measures used by other companies, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations.

The following table sets forth a reconciliation of Adjusted EBITDA to net income, a comparable GAAP-based measure. All of the items included in the reconciliation from net income to Adjusted EBITDA are either (i) non-cash items (such as depreciation and amortization, share-based compensation expense and purchase accounting adjustments) or (ii) items that management does not consider in assessing our on-going operating performance (such as income taxes and interest expense). In the case of the non-cash items, management believes that investors can better assess our comparative operating performance because the measures without such items are less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of other factors that affect operating performance. In the case of the other items, management believes that investors can better assess our operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

(footnotes continued on next page)

	Emdeon Business Services				Emdeon Inc.
	(Predecessor)				(Successor)
				January 1,	November 16,	Fiscal Year	Pro Forma Fiscal
				2006 to	2006 to	Ended	Year Ended	Six Months Ended June 30,
	Fiscal Year Ended December 31,			November 15,	December 31,	December 31,	December 31,			Pro Forma
	2003	2004	2005	2006	2006	2007	2007	2007	2008	2008
					(as restated*)	(as restated*)			(as restated*)
	(in thousands)
Net income (loss)	$30,214	$50,553	$65,493	$63,542	$(2,573)	$17,337	$(5,203)	$8,300	$6,121	$4,766
Depreciation	15,696	15,921	17,469	17,488	2,169	23,645	29,294	10,165	19,506	20,107
Amortization of intangibles	26,799	17,470	14,804	12,952	4,958	39,166	57,635	20,122	26,763	28,726
Amortization of non-cash advertising services(a)	3,904	2,351	939	—	—	—	—	—	—
Interest expense (income), net	45	80	(18)	(42)	10,034	73,373	81,903	37,321	29,837	30,003
Income tax provision (benefit)	11,950	26,686	31,526	42,004	1,143	17,573	2,499	9,663	7,694	7,610
Minority interest	—	—	—	—	—	—	(232)	—	1,683	2,911

EBITDA	88,608	113,061	130,213	135,944	15,731	171,094	165,896	85,571	91,604	94,123
Stock-based compensation(b)	—	—	—	—	—	4,486	4,486	1,553	4,715	4,715
HLTH stock compensation(c)	2,044	1,384	296	6,144	310	2,107	2,107	798	—	—
Compensation and other expense funded by HLTH(d)	—	—	—	—	1,694	1,694	1,694	1,694	—	—
Purchase accounting adjustments(e)	—	—	—	—	805	3,445	8,293	2,450	3,324	772
2006 Transaction costs(f)	—	—	—	4,198	—	—	—	—	—	—

Adjusted EBITDA	$90,652	$114,445	$130,509	$146,286	$18,540	$182,826	$182,476	$92,066	$99,643	$99,610

(a)	Represents non-cash advertising services arising from an asset that originated in a barter transaction between HLTH and a media company. This asset was charged against income over the beneficial period of the services. We do not believe that the costs of this transaction are representative of our on-going operations.

(b)	Represents non-cash share-based compensation of EBS Master to both employees and directors. We believe excluding this non-cash expense allows us to compare our operating performance without regard to the impact of share-based compensation expense, which varies from period to period based on the amount and timing of grants.

(c)	Represents non-cash share-based compensation of HLTH to employees. We believe excluding this non-cash expense allows us to compare our operating performance without regard to the impact of share-based compensation expense, which varies from period to period based on the amount and timing of grants.

(d)	Represents cash compensation to employees paid in conjunction with the 2006 Transaction that was subsequently funded by HLTH through a capital contribution. We believe it is appropriate to exclude these charges which are not considered an ongoing component of our operations.

(e)	Represents adjustments that arose out of purchase accounting related to business combinations. Historically, these adjustments have primarily related to the revaluation of deferred revenue to fair value at the dates of the 2006 Transaction and the 2008 Transaction and the subsequent reduction to revenue recognized. As the related revenue stream is an on-going component of our business, we believe it is appropriate to consider these items as revenue which would have been recorded had purchase accounting not been performed. We also believe that this reduction of the deferred revenue affects period-to-period financial performance comparability and is not indicative of the changes in our underlying results of operations. In the future, purchase method adjustments affecting other items in addition to deferred revenue may be reflected in our Adjusted EBITDA computation.
(f)	Represents charges imputed to us by HLTH related to the 2006 Transaction. We believe it is appropriate to exclude these charges which are not considered an ongoing component of our operations.

RISK FACTORS

Investing in our Class A common stock involves substantial risks. In addition to the other information in this prospectus, you should carefully consider the following factors before investing in our Class A common stock. Any of the risk factors we describe below could adversely affect our business, financial condition or results of operations. The market price of our Class A common stock could decline if one or more of these risks and uncertainties develop into actual events, causing you to lose all or part of the money you paid to buy our shares. While we believe these risks and uncertainties are most important for you to consider, we may face other risks or uncertainties which may adversely affect our business. Certain statements in “Risk Factors” are forward-looking statements. See “Forward-looking Statements.”

Risks Related to our Business

We face significant competition for our products and services.

The markets for our various products and services are intensely competitive, continually evolving and, in some cases, subject to rapid technological change. While we do not believe any single competitor offers a similarly expansive suite of products and services, we face competition from many healthcare information systems companies and other technology companies within certain segments of the revenue and payment cycle markets. We also compete with certain of our customers that provide internally some of the same products and services that we offer. Our key competitors include: (i) healthcare transaction processing companies, including those providing electronic data interchange (“EDI”) and/or Internet-based services and those providing services through other means, such as paper and fax; (ii) healthcare information system vendors that support providers, including physician practice management system and electronic medical record system vendors; (iii) large information technology consulting service providers; and (iv) health insurance companies, pharmacy benefit management companies and pharmacies that provide or are developing electronic transaction services for use by providers and/or by their members and customers. In addition, major software, hardware, information systems and business process outsourcing companies, both with and without healthcare companies as their partners, offer or have announced their intention to offer products or services that are competitive with certain products and services that we offer.

Within certain of the products and services markets in which we operate, we face competition from entities that are significantly larger and have greater financial resources than we do and have established reputations for success in implementing healthcare electronic transaction processing systems. Other companies have targeted these markets for growth, including by developing new technologies utilizing Internet-based systems. We may not be able to compete successfully with these companies, and these or other competitors may commercialize products, services or technologies that render our products, services or technologies obsolete or less marketable.

Some of our customers compete with us and some, instead of using a third party provider, perform internally some of the same services that we offer.

Some of our existing payer and provider customers compete with us or may plan to do so or belong to alliances that compete with us or plan to do so, either with respect to the same products and services we provide to them or with respect to some of our other lines of business. For example, some of our payer customers currently offer, through affiliated clearinghouses, through Web portals and other means, electronic data transmission services to providers that allow the provider to bypass third party EDI service providers such as us, and additional payers may do so in the future. The ability of payers to replicate our products and services may adversely affect the terms and conditions we are able to negotiate in our agreements with them and our transaction volume with them, which directly relates to our revenues. We may not be able to maintain our existing relationships for connectivity services with payers or develop new relationships on satisfactory terms, if at all. In addition, some of our products and services allow payers to outsource business processes that they have been or could be performing internally and, in order for us to be able to compete, use of our products and services must be more efficient for them than use of internal resources.

If we are unable to retain our existing customers, our business, financial condition and results of operations could suffer.

Our success depends substantially upon the retention of our customers, particularly due to our transaction-based, recurring revenue model. We may not be able to retain some of our existing customers if we are unable to continue to provide products and services that our payer customers believe enable them to achieve improved efficiencies and cost-effectiveness, and that our provider customers believe allow them to more effectively manage their revenue cycle, increase reimbursement rates and improve cash flows. We also may not be able to retain customers if our electronic and/or paper-based solutions contain errors or otherwise fail to perform properly or if our pricing structure is no longer competitive. Historically, we have enjoyed high customer retention rates; however, we may not be able to maintain high retention rates in the future. Our transaction-based, recurring revenues depend in part upon maintaining this high customer retention rate, and if we are unable to maintain our historically high customer retention rate, our business, financial condition and results of operations could be adversely impacted.

If we are unable to connect to a large number of payers and providers, our product and service offerings would be limited and less desirable to our customers.

Our business largely depends upon our ability to connect electronically to a substantial number of payers, such as insurance companies, Medicare and Medicaid agencies and pharmacy benefit managers, and providers, such as hospitals, physicians, dentists and pharmacies. The attractiveness of some of the solutions we offer to providers, such as our claims management and submission services, depends in part on our ability to connect to a large number of payers, which allows us to streamline and simplify workflows for providers. These connections may either be made directly or through a clearinghouse. We may not be able to maintain our links with a large number of payers on terms satisfactory to us and we may not be able to develop new connections, either directly or through other clearinghouses, on satisfactory terms. The failure to maintain these connections could cause our products and services to be less attractive to our provider customers. In addition, our payer customers view our connections to a large number of providers as essential in allowing them to receive a high volume of transactions and realize the resulting cost efficiencies through the use of our products and services. Our failure to maintain existing connections with payers, providers and other clearinghouses or to develop new connections as circumstances warrant, or an increase in the utilization of direct links between payers and providers, could cause our electronic transaction processing system to be less desirable to healthcare constituents, which would reduce the number of transactions that we process and for which we are paid, resulting in a decrease in revenues and an adverse effect on our financial condition and results of operations.

The failure to maintain our relationships with our channel partners or significant changes in the terms of the agreements we have with them may have an adverse effect on our ability to successfully market our products and services.

We have entered into contracts with other companies (“channel partners”), including healthcare information system vendors and electronic medical record vendors, to market and sell some of our products and services. Most of these contracts are on a non-exclusive basis. However, in certain instances, we may be bound by contractual provisions with certain of these channel partners that restrict our ability to market and sell our products and services to potential customers. Our arrangements with some of these channel partners involve negotiated payments to them based on percentages of revenues they generate. If the payments prove to be too high, we may be unable to realize acceptable margins, but if the payments prove to be too low, the channel partners may not be motivated to produce a sufficient volume of revenues. The success of these contractual arrangements will depend in part upon the channel partners’ own competitive, marketing and strategic considerations, including the relative advantages of using alternative products being developed and marketed by them or our competitors. If any of these channel partners are unsuccessful in marketing our products and services or seek to amend the financial or other terms of the contracts we have with them, we will need to broaden our marketing efforts to increase focus on the solutions they sell and alter our distribution strategy, which may divert our planned efforts and resources from other projects. In addition, as part of the packages these channel partners sell, they may offer a choice to their customers between products and services that we supply and similar products and services offered by our competitors or by the channel partners directly. For example, one large payer customer terminated an MGA with us last year in order to allow certain of our channel partners and provider customers to directly submit transactions to the payer. If our products and services are not chosen for inclusion in vendor packages, the revenues we earn from these relationships will decrease. Lastly, we could be subject to claims and liability, as a result of the activities, products or services of these channel partners or other resellers of our products and services. Even if these claims do not result in liability to us, investigating and defending these claims could be expensive, time-consuming and result in adverse publicity that could harm our business.

Our business and future success may depend on our ability to cross-sell our products and services.

Our ability to generate revenue and growth partly depends on our ability to cross-sell our products and services to our existing customers and new customers. We expect our ability to successfully cross-sell our products and services will be one of the most significant factors influencing our growth. We may not be successful in cross-selling our products and services because our customers may find our additional products and services unnecessary or unattractive. Our failure to sell additional products and services to existing customers could affect our ability to grow our business.

We have faced and will continue to face increasing pressure to reduce our prices, which may cause us to no longer be competitive.

As electronic transaction processing further penetrates the healthcare market or becomes highly standardized, competition among electronic transaction processors is increasingly focused on pricing. This competition has placed, and could place further, intense pressure on us to reduce our prices in order to retain market share. If we are unable to reduce our costs sufficiently to offset declines in our prices, or if we are unable to introduce new, innovative product and service offerings with higher margins, our results of operations could decline.

In addition, many healthcare industry constituents are consolidating to create integrated healthcare delivery systems with greater market power. As provider networks, such as hospitals, and payer organizations, such as private insurance companies, consolidate, competition to provide the types of products and services we provide will become more intense, and the importance of establishing and maintaining relationships with key industry constituents will become greater. These industry constituents have, in the past, and may, in the future, try to use their market power to negotiate price reductions for our products and services. If we are forced to reduce prices, our margins will decrease and our results of operations will decline, unless we are able to achieve corresponding reductions in expenses.

Our ability to generate revenue could suffer if we do not continue to update and improve our existing products and services and develop new ones.

We must improve the functionality of our existing products and services in a timely manner and introduce new and valuable healthcare information technology and service solutions in order to respond to technological and regulatory developments and, thereby, retain existing customers and attract new ones. For example, from time to time, government agencies may alter format and data code requirements applicable to electronic transactions. We may not be successful in responding to technological and regulatory developments and changing customer needs. The pace of change in the markets we serve is rapid, and there are frequent new product and service introductions by our competitors and by channel partners who use our products and services in their offerings. If we do not respond successfully to technological and regulatory changes and evolving industry standards, our products and services may become obsolete. Technological changes may also result in the offering of competitive products and services at lower prices than we are charging for our products and services, which could result in our losing sales unless we lower the prices we charge. If we do lower our prices on some of our products and services, we will need to increase our margins on these products and services in order to increase our overall profitability. In addition, the products and services we develop or license may not be able to compete with the alternatives available to our customers.

Achieving market acceptance of new or updated products and services is necessary in order for them to become profitable and will likely require significant efforts and expenditures.

Our future financial results will depend in part on whether our new or updated products and services receive sufficient customer acceptance. These products and services include:

•	electronic billing, payment and remittance services for payers and providers that complement our existing paper-based patient billing and payment and payment distribution services;

•	electronic prescriptions from healthcare providers to pharmacies and pharmacy benefit managers;

•	our other pre- and post-adjudication services for payers and providers; and

•	decision support or business intelligence solutions.

Achieving market acceptance for new or updated products and services is likely to require substantial marketing efforts and expenditure of significant funds to create awareness and demand by constituents in the healthcare industry. In addition, deployment of new or updated products and services may require the use of additional resources for training our existing sales force and customer service personnel and for hiring and training additional salespersons and customer service personnel. Failure to achieve broad penetration in target markets with respect to new or updated products and services could have an adverse effect on our business prospects and financial results.

There are increased risks of performance problems during times when we are making significant changes to our products and services or to systems we use to provide services. In addition, implementation of our products and services and efficiency measures and other cost savings initiatives may cost more, may not provide the benefits expected or may take longer than anticipated.

In order to respond to technological and regulatory changes and evolving industry standards, our products and services must be continually updated and enhanced. The software and systems that we sell and that we use to provide services are inherently complex and, despite testing and quality control, we cannot be certain that errors will not be found in any changes, enhancements, updates and new versions that we market or use. Even if new or modified products and services do not have performance problems, our technical and customer service personnel may have difficulties in installing them or in their efforts to provide any necessary training and support to customers.

Implementation of changes in our technology and systems may cost more or take longer than originally expected and may require more testing than originally anticipated. While the new hardware and software will be tested before it is used in production, we cannot be sure that the testing will uncover all problems that may occur in actual use. If significant problems occur as a result of these changes, we may fail to meet our contractual obligations to customers, which could result in claims being made against us or in the loss of customer relationships. In addition, changes in our technology and systems may not provide the additional functionality or other benefits that were originally expected.

In addition, we also periodically implement efficiency measures and other cost saving initiatives to improve our operating performance. These efficiency measures and other cost saving initiatives may not provide the benefits anticipated in the time frame expected, or at all.

Disruptions in service or damages to our data or other operation centers, or other software or systems failures, could adversely affect our business.

Our data centers and operation centers are essential to our business. Our operations depend on our ability to maintain and protect our computer systems, many of which are located in data centers that we operate in Memphis and Nashville, Tennessee, and one operated by a third party in Florida. Our business and results of operations are also highly dependent on our print and mail operations, which are primarily conducted in print and mail operations centers in Bridgeton, Missouri and Toledo, Ohio. Any relocation or changes to our operational environment resulting in system failure, including network, software or hardware failure that causes interruption or an increase in response time of our products and services, even for a short period of time, could reduce the attractiveness of our products and services to our customers.

We rely on a limited number of suppliers to provide us with a variety of products and services, including telecommunications and data processing services necessary for our transaction services and processing functions and software developers for the development and maintenance of certain software products we use to provide our solutions. If these suppliers do not fulfill their contractual obligations or choose to discontinue their products or services, our business and operations could be disrupted, our brand and reputation could be harmed and our financial condition and operating results could be adversely affected.

Despite the implementation of security measures, our infrastructure, data centers or systems that we interface with, including the Internet and related systems, may be vulnerable to physical break-ins, hackers, improper employee or contractor access, computer viruses, programming errors, denial-of-service attacks, terrorist attacks or other attacks by third parties or similar disruptive problems. We may be required to expend significant capital and other resources to protect against security breaches and hackers or to alleviate problems caused by such breaches.

We maintain insurance against fires, floods, other natural disasters and general business interruptions, the amount of coverage may not be adequate in any particular case. The occurrence of any of these events could result in interruptions, delays or cessations in service to users of our products and services, which could impair or prohibit our ability to provide our products and services and adversely impact our business.

We may be liable to our customers and may lose customers if we provide poor service, if our products and services do not comply with our agreements or if our software products or transmission systems contain errors or experience failures.

We must meet our customers’ service level expectations and our contractual obligations with respect to our products and services. Failure to do so could subject us to liability, as well as cause us to lose customers. In some cases, we rely upon third party contractors to assist us in providing our products and services. Our ability to meet our contractual obligations and customer expectations may be impacted by the performance of our third party contractors and their ability to comply with applicable laws and regulations. For example, our new electronic payment and remittance services depend in part on the ability of our vendors to comply with applicable banking and financial service requirements and their failure to do so could have an adverse impact on our financial condition and results of operations.

Errors in the software and systems we provide to customers or the software and systems we use to provide our products and services also could cause serious problems for our customers. In addition, because of the large amount of data we collect and manage, it is possible that hardware failures and errors in our systems would result in data loss or corruption or cause the information that we collect to be incomplete or contain inaccuracies that our customers regard as significant. For example, errors in our transaction processing systems can result in payers paying the wrong amount, making payments to the wrong payee or delaying payments. Since some of our products and services relate to laboratory ordering and reporting and electronic prescriptions, an error in our systems also could result in injury to a patient. If problems like these occur, our customers may seek compensation from us or may seek to terminate their agreements with us, withhold payments due to us, seek refunds from us of part or all of the fees charged under our agreements, a loan or advancement of funds, or initiate litigation or other dispute resolution procedures. In addition, we may be subject to claims against us by others affected by any such problems.

In addition, our activities and the activities of our third party contractors involve the storage, use and transmission of personal health information. Accordingly, security breaches of our computer systems or at print and mail operation centers could expose us to a risk of loss or litigation, government enforcement actions and contractual liabilities. We cannot assure you that contractual provisions attempting to limit our liability in these areas will be successful or enforceable, or that other parties will accept such contractual provisions as part of our agreements. Any security breaches also could impact our ability to provide our products and services, as well as impact the confidence of our customers in our products and services, either of which could have an adverse effect on our business, financial condition and results of operations.

We attempt to limit, by contract, our liability for damages arising from our negligence, errors, mistakes or security breaches. However, contractual limitations on liability may not be enforceable in certain circumstances or may otherwise not provide sufficient protection to us from liability for damages. We maintain liability insurance coverage, including coverage for errors and omissions. It is possible, however, that claims could exceed the amount of our applicable insurance coverage, if any, or that this coverage may not continue to be available on acceptable terms or in sufficient amounts. Even if these claims do not result in liability to us, investigating and defending against them could be expensive and time consuming and could divert management’s attention away from our operations. In addition, negative publicity caused by these events may delay market acceptance of our products and services, including unrelated products and services, or may harm our reputation and our business.

Our business will suffer if we fail to successfully integrate acquired businesses and technologies or to appropriately assess the risks in particular transactions.

We have in the past acquired, and may in the future acquire, businesses, technologies, services, product lines and other assets. The successful integration of the acquired businesses and assets into our operations, on a cost-effective basis, can be critical to our future performance. The amount and timing of the expected benefits of any acquisition, including potential synergies between our current business and the acquired business, are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to, those relating to:

•	our ability to maintain relationships with the customers of the acquired business;

•	our ability to cross-sell products and services to customers with which we have established relationships and those with which the acquired businesses have established relationships;

•	our ability to retain or replace key personnel;

•	potential conflicts in payer, provider, vendor or marketing relationships;

•	our ability to coordinate organizations that are geographically diverse and may have different business cultures; and

•	compliance with regulatory requirements.

We cannot guarantee that any acquired businesses will be successfully integrated with our operations in a timely or cost-effective manner, or at all. Failure to successfully integrate acquired businesses or to achieve anticipated operating synergies, revenue enhancements or cost savings could have an adverse effect on our business, financial condition and results of operations.

Although our management attempts to evaluate the risks inherent in each transaction and to evaluate acquisition candidates appropriately, we may not properly ascertain all such risks and the acquired businesses and assets may not perform as we expect or enhance the value of our company as a whole. In addition, acquired companies or businesses may have larger than expected liabilities that are not covered by the indemnification, if any, that we are able to obtain from the sellers.

We have a substantial amount of indebtedness which could affect our financial condition.

As of June 30, 2008, we had an aggregate of $883.7 million of outstanding indebtedness (before deduction of unamortized debt discount of $61.9 million recorded in connection with the 2008 Transaction) and we had the ability to borrow an additional $44.2 million under our revolving credit facility. If we cannot generate sufficient cash flow from operations to service our debt, we may need to refinance our debt, dispose of assets or issue equity to obtain necessary funds. We do not know whether we will be able to take any of such actions on a timely basis or on terms satisfactory to us or at all.

Our substantial amount of indebtedness could limit our ability to:

•	obtain necessary additional financing for working capital, capital expenditures or other purposes in the future;

•	plan for, or react to, changes in our business and the industries in which we operate;

•	make future acquisitions or pursue other business opportunities; and

•	react in an extended economic downturn.

Despite our substantial indebtedness, we may still be able to incur significantly more debt. The incurrence of additional debt could increase the risks associated with our substantial leverage, including our ability to service our indebtedness. In addition, because borrowings under our credit agreements bear interest at a variable rate, our interest expense could increase, exacerbating these risks. For instance, assuming an aggregate principal balance of $883.7 million outstanding under our credit agreements, which was the amount outstanding as of June 30, 2008, a 1% increase in the interest rate we are charged on our debt would have increased our annual interest expense by $2.3 million, after including the effect of our interest rate swap agreement.

Recent events in the credit markets may affect the ability of some of our lenders to fund borrowings under the revolving portion of our first lien credit agreement and our ability to obtain additional debt financing.

Some of our lenders, including lenders participating in the revolving portion of our first lien credit agreement, may have suffered losses related to their lending and other financial relationships, especially because of the general weakening of the global economy and increased financial instability of many borrowers. As a result, lenders under our revolver may become insolvent, which could make it more difficult for us to borrow under the revolving portion of our first lien credit facility. Our financial condition and results of operations could be adversely affected if we are unable to draw funds under our revolver because of a lender default.

In addition, we may need or seek additional financing in the future to either fund our operations, fund acquisitions, develop additional products and services or implement other projects. Given the state of the current credit environment, it may be difficult to obtain any such additional financing on acceptable terms, which could have an adverse effect on our results of operations and/or business plans, to the extent that any such financing is needed.

The terms of our credit agreements may restrict our current and future operations, which would adversely affect our ability to respond to changes in our business and to manage our operations.

Our credit agreements contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	incur additional debt;

•	issue preferred stock;

•	create liens;

•	create or incur contingent obligations;

•	engage in sales of assets and subsidiary stock;

•	enter into sale-leaseback transactions;

•	make investments and acquisitions;

•	enter into certain hedging arrangements;

•	make capital expenditures;

•	pay dividends and make other restricted payments;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

Our credit agreements also require us to maintain certain financial ratios. A failure by us to comply with the covenants or financial ratios contained in our credit agreements could result in an event of default under the applicable facility which could adversely affect our ability to respond to changes in our business and manage our operations. A change of control of our company is also an event of default under our credit agreements. Under our credit agreements, a change of control of our company will occur if we fail to own at least 55% of EBS Master or General Atlantic or its affiliates fail to control us. In the event of any default under our first lien credit agreement, the lenders under that agreement will not be required to lend any additional amounts to us. In addition, upon the occurrence of an event of default under either of our credit agreements, the lenders under both credit agreements could elect to declare all amounts outstanding to be due and payable and require us to apply all of our available cash to repay these amounts. If the indebtedness under our credit agreements were to be accelerated, there can be no assurance that our assets would be sufficient to repay this indebtedness in full.

Developments in the healthcare industry could adversely affect our business.

Developments that result in a reduction of expenditures by customers or potential customers in the healthcare industry could have an adverse effect on our business. General reductions in expenditures by healthcare industry constituents could result from, among other things:

•	government regulation or private initiatives that affect the manner in which providers interact with patients, payers or other healthcare industry constituents, including changes in pricing or means of delivery of healthcare products and services;

•	reductions in governmental funding for healthcare; and

•	adverse changes in business or economic conditions affecting payers or providers, pharmaceutical companies, medical device manufacturers or other healthcare industry constituents.

Even if general expenditures by industry constituents remain the same or increase, developments in the healthcare industry may result in reduced spending on information technology and services or in some or all of the specific markets we serve or are planning to serve. In addition, our customers’ expectations regarding pending or potential industry developments may also affect their budgeting processes and spending plans with respect to the types of products and services we provide. For example, use of our products and services could be affected by:

•	changes in the billing patterns of providers;

•	changes in the design of health insurance plans;

•	changes in the contracting methods payers use in their relationships with providers; and

•	decreases in marketing expenditures by pharmaceutical companies or medical device manufacturers, including as a result of governmental regulation or private initiatives that discourage or prohibit promotional activities by pharmaceutical or medical device companies.

There are currently numerous federal, state and private initiatives and studies seeking ways to increase the use of information technology in healthcare as a means of improving care and reducing costs. These initiatives may result in additional or costly legal and regulatory requirements that are applicable to us and our customers, may encourage more companies to enter our markets, may provide advantages to our competitors and may result in the development of technology solutions that compete with ours.

The healthcare industry has changed significantly in recent years and we expect that significant changes will continue to occur. The timing and impact of developments in the healthcare industry are difficult to predict. We cannot be sure that the markets for our products and services will continue to exist at current levels or that we will have adequate technical, financial and marketing resources to react to changes in those markets.

Government regulation creates risks and challenges with respect to our compliance efforts and our business strategies.

The healthcare industry is highly regulated and is subject to changing political, legislative, regulatory and other influences. Many healthcare laws are complex, and their application to specific services and relationships may not be clear. In particular, many existing healthcare laws and regulations, when enacted, did not anticipate the healthcare information products and services that we provide, and these laws and regulations may be applied to our products and services in ways that we do not anticipate. Federal and state legislatures and agencies periodically consider proposals to reform or revise aspects of the healthcare industry or to revise or create additional statutory and regulatory requirements. Such proposals, if implemented, could impact our operations, the use of our products or services and our ability to market new products and services, or could create unexpected liabilities for us. We may also be impacted by non-healthcare laws as a result of some of our products and services. For example, laws regulating the banking and financial services industry may impact our operations as a result of services and products we plan to offer through an electronic payment vendor. We are unable to predict what changes to laws or regulations might be made in the future or how those changes could affect our business or the costs of compliance.

We have attempted to structure our operations to comply with legal requirements applicable to us directly and to our clients and third party contractors, but there can be no assurance that our operations will not be challenged or impacted by enforcement initiatives. Any determination by a court or agency that our products and services violate, or cause our customers to violate, these laws or regulations could subject us or our customers to civil or criminal penalties. Such a determination could also require us to change or terminate portions of our business, disqualify us from serving customers who are or do business with government entities, or cause us to refund some or all of our service fees or otherwise compensate our customers. In addition, failure to satisfy laws or regulations could adversely affect demand for our products and services and could force us to expend significant capital, research and development and other resources to address the failure. Even an unsuccessful challenge by regulatory authorities or private whistleblowers could result in loss of business, exposure to adverse publicity and injury to our reputation and could adversely affect our ability to retain and attract clients. Laws and regulations impacting our operations include the following:

•	HIPAA and Other Privacy and Security Requirements. There are numerous federal and state laws and regulations related to the privacy and security of personal health information. In particular, regulations promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996, or “HIPAA,” established privacy and security standards that limit the use and disclosure of individually identifiable health information and that require the implementation of administrative, physical and technological safeguards to ensure the confidentiality, integrity and availability of individually identifiable health information in electronic form. Our operations as a healthcare clearinghouse are directly subject to the HIPAA privacy and security standards. In addition, our payer and provider customers are directly subject to the standards and are required to enter into written agreements with us, known as business associate agreements, which require us to safeguard individually identifiable health information and restrict how we may use and disclose such information.

In addition to the HIPAA privacy and security standards, most states have enacted patient confidentiality laws that protect against the disclosure of confidential medical information, and many states have adopted or are considering further legislation in this area, including privacy safeguards, security standards and data security breach notification requirements. Such state laws and regulations, if more stringent than the HIPAA standards, are not preempted by the federal requirements and may be applicable to us.

•	HIPAA Transaction and Identifier Standards. HIPAA and its implementing regulations also mandate certain format, data content and provider identifier standards that must be used in certain electronic transactions, such as claims, payment advice and eligibility inquiries. Although our systems are fully capable of transmitting transactions that comply with these requirements, some payers and healthcare clearinghouses with which we conduct business interpret HIPAA transaction requirements differently than we do or may require us to use legacy formats or include legacy identifiers as they transition to full compliance. Where payers or healthcare clearinghouses require conformity with their interpretations or require us to accommodate legacy transactions or identifiers as a condition of successful transactions, we seek to comply with their requirements, but may be subject to enforcement actions as a result. In August 2008, the Center for Medicare and Medicaid Services proposed adopting updated standard code sets for certain diagnoses and procedures known as the ICD-10 code sets and making related changes to the formats used for certain electronic transactions. If these or other changes impacting electronic transactions become final, we will be required to update our software and may be required to implement other related changes to our systems. We may not be successful in responding to these changes and any responsive changes we make to our transactions and software may result in errors and otherwise negatively impact our service levels. We may also experience complications related to supporting customers that are not fully compliant with the revised requirements as of the applicable compliance date.

•	Anti-Kickback and Anti-Bribery Laws. A number of federal and state laws govern patient referrals, financial relationships with physicians and other referral sources and inducements to providers and patients. For example, the federal anti-kickback law prohibits any person or entity from offering, paying, soliciting or receiving, directly or indirectly, anything of value with the intent of generating referrals of patients covered by Medicare, Medicaid or other federal healthcare programs. Many states also have similar anti-kickback laws that are not necessarily limited to items or services for which payment is made by a federal healthcare program. Moreover, both federal and state laws forbid bribery and similar behavior. Any determination by a state or federal regulatory agency that any of our activities or those of our customers or vendors violate any of these laws could subject us to civil or criminal penalties, could require us to change or terminate some portions of our business, could require us to refund a portion of our service fees, could disqualify us from providing services to customers doing business with government programs and could have an adverse effect on our business. Even an unsuccessful challenge by regulatory authorities of our activities could result in adverse publicity and could require a costly response from us.

•	False or Fraudulent Claim Laws. There are numerous federal and state laws that prohibit false or fraudulent claims. False or fraudulent claims include, but are not limited to, billing for services not rendered, failing to refund known overpayments, misrepresenting actual services rendered, improper coding and billing for medically unnecessary items or services. We rely on our customers to provide us with accurate and complete information. Errors and the unintended consequences of data manipulations by us or our systems with respect to entry, formatting, preparation or transmission of claim information may be determined or alleged to be in violation of these laws and regulations or could adversely impact the compliance of our customers.

•	Banking and Financial Services Industry Laws. The banking and financial services industry is subject to numerous laws and regulations, some of which may impact our operations and subject us, our vendors or our customers to liability as a result of the payment distribution products and services we offer or may offer in the future. Although we do not act as a bank, we plan to provide products and services that involve vendors who are licensed as, or contract with, banks and other regulated providers of financial services. As a result, we may be impacted by banking and financial services industry laws and regulations, such as licensing requirements, solvency standards, requirements to maintain privacy of nonpublic personal financial information and Federal Deposit Insurance Corporation (“FDIC”) deposit insurance limits. Further, our payment distribution products and services may impact the ability of our payer customers to comply with state prompt payment laws. These laws require payers to pay healthcare claims meeting the statutory or regulatory definition of a “clean claim” to be paid within a specified time frame.

Legislative changes may impede our ability to utilize our off-shore service capabilities.

In our operations, we have employees in Costa Rica and contractors in India who may have access to patient health information in order to assist us in performing services to our customers. In recent sessions, the U.S. Congress has considered legislation that would restrict the transmission of personally identifiable information regarding a U.S. resident to any foreign affiliate, subcontractor or unaffiliated third party without adequate privacy protections or without providing notice of the transmission and an opportunity to opt out. Some of the proposals considered would have required patient consent and imposed liability on healthcare businesses arising from the improper sharing or other misuse of personally identifiable information. Congress also has considered creating a private civil cause of action that would allow an injured party to recover damages sustained as a result of a violation of these proposed restrictions. A number of states have also considered, or are in the process of considering, prohibitions or limitations on the disclosure of medical or other information to individuals or entities located outside of the United States. If legislation of this type is enacted, our ability to utilize off-shore resources may be impeded, and we may be subject to sanctions for failure to comply with the new mandates of the legislation. Further, as a result of concerns regarding the possible misuse of personally identifiable information, some of our customers have contractually limited our ability to use our off-shore resources. Use of off-shore resources may increase our risk of violating our contractual obligations to our customers to protect the privacy and security of individually identifiable health information provided to us, which could adversely impact our reputation and operating results.

Failure by our customers to obtain proper permissions or provide us with accurate and appropriate data may result in claims against us or may limit or prevent our use of data which could harm our business.

We require our customers to provide necessary notices and to obtain necessary permissions for the use and disclosure of the information that we receive. If they do not provide necessary notices or obtain necessary permissions, then our use and disclosure of information that we receive from them or on their behalf may be limited or prohibited by state or federal privacy laws or other laws. Such failures by our customers could impair our functions, processes and databases that reflect, contain or are based upon such data. For example, as part of our claims submission services, we rely on our customers to provide us with accurate and appropriate data and directives for our actions. While we have implemented certain features and safeguards designed to maximize the accuracy and completeness of claims content, these features and safeguards may not be sufficient to prevent inaccurate claims data from being submitted to payers. In addition, such failures by our customers could interfere with or prevent creation or use of rules, analyses or other data-driven activities that benefit us. Accordingly, we may be subject to claims or liability for inaccurate claims data submitted to payers or for use or disclosure of information by reason of lack of valid notice or permission. These claims or liabilities could damage our reputation, subject us to unexpected costs and adversely affect our financial condition and operating results.

Certain of our products and services present the potential for embezzlement, identity theft or other similar illegal behavior by our employees or contractors with respect to third parties.

Among other things, our products and services include printing and mailing checks and/or facilitating electronic funds transfers for our payer customers, and handling mail and payments from payers and from patients for many of our customers which frequently includes original checks and/or credit card information, and occasionally, may include currency. Even in those cases in which we do not facilitate payments or handle original documents or mail, our services also involve the use and disclosure of personal and business information that could be used to impersonate third parties or otherwise gain access to their data or funds. If any of our employees or contractors takes, converts or misuses such funds, documents or data, we could be liable for damages, and our business reputation could be damaged or destroyed. In addition, we could be perceived to have facilitated or participated in illegal misappropriation of funds, documents or data and therefore be subject to civil or criminal liability. Federal and state regulators may take the position that a data breach or misdirection of data constitutes an unfair or deceptive act or trade practice. We may also be subject to laws and regulations requiring us to maintain security safeguards and notify individuals affected by data breaches.

Contractual relationships with customers that are governmental agencies or are funded by government programs may impose special burdens on us and provide special benefits to those customers.

A portion of our revenues comes from customers that are governmental agencies or are funded by government programs. Our contracts and subcontracts may be subject to some or all of the following:

•	termination when appropriated funding for the current fiscal year is exhausted;

•	termination for the governmental customer’s convenience, subject to a negotiated settlement for costs incurred and profit on work completed, along with the right to place contracts out for bid before the full contract term, as well as the right to make unilateral changes in contract requirements, subject to negotiated price adjustments;

•	compliance and reporting requirements related to, among other things, agency specific policies and regulations, equal employment opportunity, affirmative action for veterans and workers with disabilities and accessibility for the disabled;

•	broad audit rights; and

•	specialized remedies for breach and default, including setoff rights, retroactive price adjustments and civil or criminal fraud penalties, as well as mandatory administrative dispute resolution procedures instead of state contract law remedies.

In addition, certain violations of federal law may subject us to having our contracts terminated and, under certain circumstances, suspension and/or debarment from future government contracts. We are also subject to conflict-of-interest rules that may affect our eligibility for some government contracts, including rules applicable to all U.S. government contracts, as well as rules applicable to the specific agencies with which we have contracts or with which we may seek to enter into contracts.

The protection of our intellectual property requires substantial resources.

We rely upon a combination of patent, trade secret, copyright and trademark laws, license agreements, confidentiality procedures, nondisclosure agreements and technical measures to protect the intellectual property used in our business. The steps we have taken to protect and enforce our proprietary rights and intellectual property may not be adequate. For instance, we may not be able to secure trademark or service mark registrations for marks in the U.S. or in foreign countries or take similar steps to secure patents for our proprietary applications. Third parties may infringe upon or misappropriate our patents, copyrights, trademarks, service marks and similar proprietary rights, which could have an adverse affect on our business, financial condition and results of operations. If we believe a third-party has misappropriated our intellectual property, litigation may be necessary to enforce and protect those rights, which would divert management resources, would be expensive and may not effectively protect our intellectual property. As a result, if anyone misappropriates our intellectual property, it may have an adverse effect on our business, financial condition and results of operations.

Third parties may claim that we are infringing their intellectual property, and we could suffer significant litigation or licensing expenses or be prevented from selling products or services.

We could be subject to claims that we are misappropriating or infringing intellectual property or other proprietary rights of others. These claims, even if not meritorious, could be expensive to defend and divert management’s attention from our operations. If we become liable to third parties for infringing these rights, we could be required to pay a substantial damage award and to develop non-infringing technology, obtain a license or cease selling the products or services that use or contain the infringing intellectual property. We may be unable to develop non-infringing products or services or obtain a license on commercially reasonable terms, or at all. We may also be required to indemnify our customers if they become subject to third-party claims relating to intellectual property that we license or otherwise provide to them, which could be costly.

A write-off of all or a part of our identifiable intangible assets or goodwill would hurt our operating results and reduce our net worth.

We have significant identifiable intangible assets and goodwill, which represents the excess of the total purchase price of our acquisitions over the estimated fair value of the net assets acquired. As of June 30, 2008, we had $989.5 million of identifiable intangible assets and $611.5 million of goodwill on our balance sheet, which represented in excess of 82% of our total assets. We amortize identifiable intangible assets over their estimated useful lives which range from 2 to 20 years. We also evaluate our goodwill for impairment at least annually. We are not permitted to amortize goodwill under U.S. accounting standards. In the event an impairment of goodwill is identified, a charge to earnings would be recorded. Although it does not affect our cash flow, a write-off in future periods of all or a part of these assets would adversely affect our operating results and financial condition. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Long-Lived Assets.”

We are dependent on the continued service of key executives, the loss of any of whom could adversely affect our business.

Our performance is substantially dependent on the performance of our senior management team including, George I. Lazenby, IV (Chief Executive Officer), Bob A. Newport, Jr. (Chief Financial Officer), Gregory T. Stevens

(Executive Vice President, General Counsel and Secretary), J. Philip Hardin (Executive Vice President — Provider Services) and Gary D. Stuart (Executive Vice President — Payer Services). We have entered into employment and/or severance protection agreements with each member of our senior management team that restrict their ability to compete with us should they decide to leave our company. Even though we have entered into these agreements, we cannot be sure that any member of our senior management team will remain with us or that they will not compete with us in the future. The loss of any member of our senior management team could impair our ability to execute our business plan and growth strategy, cause us to lose customers and reduce revenues, or lead to employee morale problems and/or the loss of key employees.

Our success depends in part on our ability to identify, recruit and retain skilled management and technical personnel. If we fail to recruit and retain suitable candidates or if our relationship with our employees changes or deteriorates, there could be an adverse effect on our business

Our future success depends upon our continuing ability to identify, attract, hire and retain highly qualified personnel, including skilled technical, management, product and technology and sales and marketing personnel, all of whom are in high demand and are often subject to competing offers. Competition for qualified personnel in the healthcare information technology and services industry is intense, and we cannot assure you that we will be able to hire or retain a sufficient number of qualified personnel to meet our requirements, or that we will be able to do so at salary, benefit and other compensation costs that are acceptable to us. A loss of a substantial number of qualified employees, or an inability to attract, retain and motivate additional highly skilled employees required for expansion of our business, could have an adverse effect on our business. In addition, while none of our employees are currently unionized, unionization of our employees is possible in the future. Such unionizing activities could be costly to address and, if successful, would likely adversely impact our operations.

Lengthy sales, installation and implementation cycles for some of our applications may result in delays or an inability to generate revenues from these applications.

Sales of complex revenue cycle management and electronic medical records applications may result in longer sales, contracting and implementation cycles for our customers. These sales may be subject to delays due to customers’ internal procedures for deploying new technologies and processes and implementation may be subject to delays based on the availability of the internal customer resources needed. The use of our solutions may also be delayed due to reluctance to change or modify existing procedures. We are unable to control many of the factors that will influence the timing of the buying decisions of potential customers or the pace at which installation and training may occur. If we experience longer sales, contracting and implementation cycles for our applications, we may experience delays in generating, or an inability to generate revenue from these applications, which could have an adverse effect on our financial results.

Risks Related to our Organization and Structure

We are a holding company and our principal asset after completion of this offering will be our equity interests in EBS Master, and we are accordingly dependent upon distributions from EBS Master to pay dividends, if any, taxes and other expenses.

We are a holding company and, upon completion of the reorganization transactions and this offering, our principal asset will be our ownership of equity interests in EBS Master in the form of EBS Units. See “Organizational Structure.” We have no independent means of generating revenue. We intend to cause EBS Master to make distributions to its unitholders, including us, in an amount sufficient to cover all applicable taxes payable but are limited in our ability to cause EBS Master to make these and other distributions to us (including for purposes of paying corporate and other overhead expenses and dividends) due to the terms of our credit agreements. To the extent that we need funds and EBS Master is restricted from making such distributions under applicable law or regulation, as a result of the terms in our credit agreements or is otherwise unable to provide such funds, it could adversely affect our liquidity and financial condition.

We are controlled by our Principal Equityholders whose interest in our business may be different than yours, and certain statutory provisions afforded to stockholders are not applicable to us.

Together, our Principal Equityholders will control approximately      % of the combined voting power of our common stock (or     % if the underwriters exercise their over-allotment option in full) after the completion of this offering and the application of the net proceeds from this offering. In connection with the reorganization transactions, we will enter into the Stockholders Agreement with the General Atlantic Equityholders, the H&F Equityholders and the EBS Equity Plan Members. Under the Stockholders Agreement, our Principal Equityholders will be entitled to nominate all members of our board of directors and each of the Principal Equityholders will agree to vote for all of the nominees. See “Management — Corporate Governance — Board Structure” and “Certain Relationships and Related Party Transactions — Stockholders Agreement” for additional detail on the composition of our board of directors and the rights of our Principal Equityholders under the Stockholders Agreement.

Accordingly, our Principal Equityholders can exercise significant influence over our business policies and affairs, including the power to nominate our board of directors. In addition, the Principal Stockholders can control any action requiring the general approval of our stockholders, including the adoption of amendments to our certificate of incorporation and bylaws and the approval of mergers or sales of substantially all of our assets. The concentration of ownership and voting power of our Principal Equityholders may also delay, defer or even prevent an acquisition by a third party or other change of control of our company and may make some transactions more difficult or impossible without the support of our Principal Equityholders, even if such events are in the best interests of minority stockholders. The concentration of voting power among the Principal Equityholders may have an adverse effect on the price of our Class A common stock. In addition, because shares of our Class B common stock and Class C common stock each have 10 votes per share on matters submitted to stockholders, our Principal Equityholders will be able to exert significant influence over us even after they have sold a significant amount of the equity they own in our company.

We have opted out of section 203 of the General Corporation Law of the State of Delaware, which we refer to as the “Delaware General Corporation Law,” which, subject to certain exceptions, prohibits a publicly held Delaware corporation from engaging in a business combination transaction with an interested stockholder for a period of three years after the interested stockholder became such. Therefore, after the lock-up period expires, the General Atlantic Equityholders and the H&F Equityholders are able to transfer control of us to a third party by transferring their common stock (subject to the restrictions in the Stockholders Agreement), which would not require the approval of our board of directors or our other stockholders.

Our amended and restated certificate of incorporation will provide that the doctrine of “corporate opportunity” will not apply against the General Atlantic Equityholders or the H&F Equityholders and their respective affiliates, in a manner that would prohibit them from investing in competing businesses or doing business with our customers. To the extent they invest in such other businesses, our Principal Equityholders may have differing interests than our other stockholders.

For additional information regarding the share ownership of, and our relationship with, General Atlantic and H&F, you should read the information under the headings “Principal and Selling Stockholders” and “Certain Relationships and Related Transactions.”

We will be exempt from certain corporate governance requirements since we will be a “Controlled Company” within the meaning of the NYSE Rules and, as a result, our stockholders will not have the protections afforded by these corporate governance requirements.

Together, our Principal Equityholders will continue to control more than 50% of the voting power of our common stock upon completion of this offering. As a result, we will be considered a “controlled company” for the purposes of the NYSE listing requirements and therefore we will be permitted to, and we intend to, opt out of the NYSE listing requirements that would otherwise require our board of directors to have a majority of independent directors and our compensation and nominating and corporate governance committees to be comprised entirely of independent directors. Accordingly, our stockholders will not have the same protection afforded to stockholders of companies that are subject to all of the NYSE governance requirements and the ability of our independent directors to influence our business policies and affairs may be reduced. See “Management — Corporate Governance — Controlled Company.”

We will be required to pay an affiliate of our Principal Equityholders and the EBS Equity Plan Members for certain tax benefits we may claim arising in connection with this offering and related transactions, and the amounts we may pay could be significant.

Prior to this offering, we and two of our subsidiaries have purchased membership interests in EBS Master. Also, as described under “Use of Proceeds,” we intend to use a portion of the proceeds from this offering to purchase additional membership interests in EBS Master from the H&F Continuing LLC Members. The purchases of these membership interests resulted, and will result in, tax basis adjustments to the assets of EBS Master, and these basis adjustments have been allocated to us and two of our subsidiaries. In addition, the EBS Units (along with the corresponding shares of our Class C common stock (or, after the conversion date, Class D common stock)) held by the H&F Continuing LLC Members will be exchangeable in the future for shares of our Class B common stock (or, after the conversion date, Class A common stock) and the EBS Units (along with the corresponding shares of our Class D common stock) held by the EBS Equity Plan Members will be exchangeable in the future for shares of our Class A common stock. These future exchanges are likely to result in tax basis adjustments to the assets of EBS Master, which adjustments would also be allocated to us. Both the existing and the anticipated basis adjustments are expected to reduce the amount of tax that we would otherwise be required to pay in the future.

We intend to enter into a tax receivable agreement with an entity controlled by the Principal Equityholders (the “Tax Receivable Entity”) that will provide for the payment by us to the Tax Receivable Entity of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize in periods after this offering as a result of (i) any step-up in tax basis in EBS Master’s assets resulting from (a) the purchases by us and our subsidiaries of EBS Units, (b) exchanges by the H&F Continuing LLC Members of EBS Units (along with the corresponding shares of our Class C common stock (or, after the conversion date, Class D common stock)) for shares of our Class B common stock (or, after the conversion date, Class A common stock), or (c) payments under this tax receivable agreement to the Tax Receivable Entity; (ii) tax benefits related to imputed interest deemed to be paid by us as a result of this tax receivable agreement and (iii) net operating loss carryovers from prior periods (or portions thereof).

We will also enter into a tax receivable agreement with the EBS Equity Plan Members which will provide for the payment by us to the EBS Equity Plan Members of 85% of the amount of the cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize in periods after this offering as a result of (i) any step-up in tax basis in EBS Master’s assets resulting from (a) the exchanges by the EBS Equity Plan Members of EBS Units (along with the corresponding shares of our Class D common stock) for shares of our Class A common stock or (b) payments under this tax receivable agreement to the EBS Equity Plan Members and (ii) tax benefits related to imputed interest deemed to be paid by us as a result of this tax receivable agreement.

The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreements, will vary depending upon a number of factors, including the timing of exchanges by the H&F Continuing LLC Members or the EBS Equity Plan Members, as applicable, the price of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable, our use of net operating loss carryovers and the portion of our payments under the tax receivable agreements constituting imputed interest or amortizable basis.

The payments we will be required to make under the tax receivable agreements could be substantial. We expect that, as a result of the amount of the increases in the tax basis of the tangible and intangible assets of EBS Master, assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize in full the potential tax benefit described above, future payments under the tax receivable agreements in respect of the purchases will aggregate $      and range from approximately $      to $      per year over the next 15 years (or $      and range from approximately $      to $      per year over the next 15 years if the underwriters exercise in full their option to purchase additional Class A common stock). Future payments under the tax receivable agreements in respect of subsequent acquisitions of EBS Units would be in addition to these amounts and would, if such exchanges took place at the initial public offering price, be of comparable magnitude.

In addition, although we are not aware of any issue that would cause the Internal Revenue Service (“IRS”) to challenge the tax basis increases or other benefits arising under the tax receivable agreements, the Tax Receivable Entity and the EBS Equity Plan Members will not reimburse us for any payments previously made if such basis increases or other benefits are subsequently disallowed, except that excess payments made to the Tax Receivable Entity or the EBS Equity Plan Members will be netted against payments otherwise to be made, if any, after our determination of such excess. As a result, in such circumstances, we could make payments under the tax receivable agreements that are greater than our actual cash tax savings and may not be able to recoup those payments, which could adversely affect our liquidity.

Finally, because we are a holding company with no operations of our own, our ability to make payments under the tax receivable agreements is dependent on the ability of our subsidiaries to make distributions to us. Our credit agreements restrict the ability of our subsidiaries to make distributions to us, which could affect our ability to make payments under the tax receivable agreements. To the extent that we are unable to make payments under the tax receivable agreements for any reason, such payments will be deferred and will accrue interest until paid, which could adversely affect our results of operations and could also affect our liquidity in periods in which such payments are made.

Risks Related to This Offering and our Class A Common Stock

Substantial future sales of shares of our Class A common stock in the public market could cause our stock price to fall.

Upon consummation of this offering, we will have           shares of Class A common stock outstanding, excluding           shares of Class A common stock underlying outstanding options and restricted stock units, assuming the underwriters do not exercise their option to purchase additional shares and assuming all shares of our outstanding Class B common stock are converted into Class A common stock. Of these shares, the           shares sold in this offering (or           shares if the underwriters exercise their option in full) will be freely tradable without further restriction under the Securities Act of 1933, as amended (the “Securities Act”). Upon completion of this offering, approximately           of our outstanding shares of Class A common stock (including           shares of Class A common stock that may be issued upon conversion of our Class B common stock) will be deemed “restricted securities,” as that term is defined under Rule 144. Immediately following the consummation of this offering, the holders of approximately           shares of our Class A common stock (including           shares of our Class A common stock that may be issued upon conversion of our Class B common stock) will be entitled to dispose of their shares following the expiration of an initial 180-day underwriter “lock-up” period pursuant to the holding period, volume and other restrictions of Rule 144 (or           shares if the underwriters exercise their option in full).

In addition, upon consummation of the offering and the application of the net proceeds from this offering, the H&F Continuing LLC Members will own an aggregate of           EBS Units and           shares of our Class C common stock (or           EBS Units and           shares of our Class C common stock if the underwriters exercise their over-allotment option in full) and the EBS Equity Plan Members will own an aggregate of           EBS Units and           shares of our Class D common stock. Pursuant to the terms of the EBS LLC Agreement and our amended and restated certificate of incorporation, each of the EBS Post-IPO Members will be able to exchange its EBS Units (and corresponding shares of our Class C common stock or Class D common stock) for shares of our Class A common stock or Class B common stock, as applicable, on a one-for-one basis. Shares of our Class A common stock issuable to the EBS Post-IPO Members upon an exchange of EBS Units as described above and the shares of Class A common stock that may be issued to the H&F Continuing LLC Members upon the conversion of Class B common stock would be considered “restricted securities,” as that term is defined in Rule 144.

We intend to file a registration statement under the Securities Act registering           shares of our Class A common stock reserved for issuance under our 2008 Equity Plan and we will enter into the Stockholders Agreement under which we will grant demand and piggyback registration rights to our Principal Equityholders and the EBS Equity Plan Members. See the information under the heading “Shares Eligible for Future Sale” for a more detailed description of the shares that will be available for future sale upon completion of this offering.

We do not intend to pay dividends in the foreseeable future, and, because we are a holding company, we may be unable to pay dividends.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent on then-existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects and other factors that our board of directors considers relevant. Furthermore, because we are a holding company, any dividend payments would depend on the cash flow of our subsidiaries. However, our credit agreements limit the amount of distributions our subsidiaries (including EBS Master) can make to us and the purposes for which distributions could be made. Accordingly, we may not be able to pay dividends even if our board of directors would otherwise deem it appropriate. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and “Description of Capital Stock.” For the foregoing reasons, you will not be able to rely on dividends on our Class A common stock to receive a return on your investment.

Provisions in our organizational documents may delay or prevent our acquisition by a third party.

Our amended and restated certificate of incorporation and by-laws will contain several provisions that may make it more difficult or expensive for a third party to acquire control of us without the approval of our board of directors. These provisions also may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our stockholders receiving a premium over the market price for their Class A common stock. The provisions include, among others:

•	The 10 vote per share feature of our Class B common stock and Class C common stock;

•	provisions relating to the number of directors on our board of directors and the appointment of directors upon an increase in the number of directors or vacancy on our board of directors;

•	provisions requiring a 66 2/3% stockholder vote for the amendment of certain provisions of our certificate of incorporation and for the adoption, amendment and repeal of our by-laws;

•	provisions barring stockholders from calling a special meeting of stockholders or requiring one to be called;

•	elimination of the right of our stockholders to act by written consent; and

•	provisions that set forth advance notice procedures for stockholders’ nominations of directors and proposals for consideration at meetings of stockholders.

These provisions of our amended and restated certificate of incorporation and by-laws could discourage potential takeover attempts and reduce the price that investors might be willing to pay for shares of our Class A common stock in the future which could reduce the market price of our Class A common stock. For more information, see “Description of Capital Stock.”

The stock price may be volatile, and you may be unable to resell your shares at or above the offering price or at all.

Prior to this offering, there has been no public market for our Class A common stock, and an active trading market may not develop or be sustained upon the completion of this offering. The initial public offering price of the Class A common stock offered hereby was determined through our negotiations with the underwriters and may not be indicative of the market price of the Class A common stock after this offering. The market price of our Class A common stock after this offering will be subject to significant fluctuations in response to, among other factors, variations in our operating results, research and reports that securities analysts publish about us or our business and market conditions specific to our business.

Because the initial public offering price per common share is substantially higher than our book value per common share, purchasers in this offering will immediately experience a substantial dilution in net tangible book value.

Purchasers of our Class A common stock will experience immediate and substantial dilution in net tangible book value per share from the initial public offering price per share. After giving effect to the reorganization transactions described under “Organizational Structure,” the sale of the           shares of Class A common stock offered hereby and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds therefrom, our pro forma net tangible book value as of June 30, 2008, would have been $      million, or $      per share of Class A common stock and Class B common stock. This represents an immediate dilution in net tangible book value of $      per share to new investors purchasing shares of our Class A common stock in this offering. A calculation of the dilution purchasers will incur is provided below under “Dilution.”

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant levels of legal, accounting and other expenses that we did not incur as a privately-owned corporation. The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and related rules of the Securities and Exchange Commission (the “Commission”) and the NYSE corporate governance practices for public companies, impose significant requirements relating to disclosure controls and procedures and internal control over financial reporting. We expect that compliance with these public company requirements will increase our costs, require additional resources and make some activities more time consuming than they have been in the past when we were privately-owned. We will be required to expend considerable time and resources complying with public company regulations.

Failure to establish and maintain effective internal controls over financial reporting could have an adverse effect on our business, operating results and stock price.

Maintaining effective internal control over financial reporting is necessary for us to produce reliable financial reports and is important in helping to prevent financial fraud. To date, we have not identified any material deficiencies related to our internal control over financial reporting or disclosure controls and procedures, although we have not conducted an audit of our controls. If we are unable to maintain adequate internal controls, our business and operating results could be harmed. We are also beginning to evaluate how to document and test our internal control procedures to satisfy the requirements of Section 404 of Sarbanes-Oxley and the related rules of the Commission, which require, among other things, our management to assess annually the effectiveness of our internal control over financial reporting and our independent registered public accounting firm to issue a report on our internal control over financial reporting beginning with our Annual Report on Form 10-K for the year ending December 31, 2009. During the course of this documentation and testing, we may identify deficiencies that we may be unable to remedy before the requisite deadline for those reports. Our auditors have not conducted an audit of our internal control over financial reporting. Any failure to remediate material deficiencies noted by us or our independent registered public accounting firm or to implement required new or improved controls or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. If our management or our independent registered public accounting firm were to conclude in their reports that our internal control over financial reporting was not effective, investors could lose confidence in our reported financial information, and the trading price of our Class A common stock could drop significantly. Failure to comply with Section 404 of Sarbanes-Oxley could potentially subject us to sanctions or investigations by the Commission, the Financial Industry Regulatory Authority or other regulatory authorities.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include but are not limited to:

•	competition for our products and services;

•	the failure to maintain our customer relationships, including connections with our existing payers and providers;

•	difficulties in maintaining relationships with our channel partners;

•	the inability to effectively cross-sell our products and services to existing customers and to develop and successfully deploy new or updated products or services;

•	pricing pressures on our products and services;

•	disruptions in our services, damages to our data center operations or other software or system failures;

•	the anticipated benefits from acquisitions not being fully realized or not being realized within the expected time frames;

•	our substantial amount of indebtedness;

•	covenants in our credit agreements;

•	general economic, business or regulatory conditions affecting the healthcare and information technology and services industries;

•	governmental regulation of our industry;

•	errors by us, our customers or our contractors in processing and transmitting transaction information;

•	the protection of our intellectual property;

•	loss of key executives and technical personnel;

•	control by our Principal Equityholders;

•	payments under the tax receivable agreements to our Principal Equityholders and the EBS Equity Plan Members;

•	compliance with certain corporate governance requirements and costs incurred in connection with becoming a public company; and

•	failure to establish and maintain internal controls over financial reporting.

These and other factors are more fully discussed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this prospectus. These risks could cause actual results to differ materially from those implied by forward-looking statements in this prospectus.

All information contained in this prospectus is materially accurate and complete as of the date of this prospectus. You should keep in mind, however, that any forward-looking statement made by us in this prospectus, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no obligation to update any forward-looking statements in this prospectus after the date of this prospectus, except as required by federal securities laws. In light of these risks and uncertainties, you should keep in mind that any event described in a forward-looking statement made in this prospectus or elsewhere might not occur.

ORGANIZATIONAL STRUCTURE

Structure Prior to the Reorganization Transactions

Prior to November 2006, our business was owned by HLTH. We currently conduct our business through EBS Master and its subsidiaries. EBS Master was formed by HLTH to act as a holding company for the group of wholly-owned subsidiaries of HLTH that comprised its Emdeon Business Services segment. In November 2006, we purchased a 52% interest in EBS Master from HLTH. Our current stockholders consist of investment funds organized and controlled by General Atlantic. In February 2008, HLTH sold its remaining 48% interest in EBS Master to affiliates of General Atlantic and H&F. As a result, prior to giving effect to the reorganization transactions, EBS Master was owned 65.77% by the General Atlantic Equityholders and 34.23% by the H&F Equityholders.

Presently, EBS Master is authorized to issue 110 million EBS Units. The 100 million outstanding EBS Units are owned as follows:

•	We own 52.0% of the outstanding EBS Units;

•	EBS Acquisition II LLC (“EBS Acquisition” and, together with us, the “General Atlantic Unitholders”), an entity whose members consist of investment funds organized and controlled by General Atlantic, owns 13.77% of the outstanding EBS Units;

•	HFCP VI Domestic AIV, L.P. (“HFCP Domestic”), an investment fund organized and controlled by H&F, owns 22.35% of the outstanding EBS Units;

•	H&F Harrington AIV I, L.P. (“H&F Harrington”), an entity whose partners consist of investment funds organized and controlled by H&F, owns 11.77% of the outstanding EBS Units;

•	Hellman & Friedman Capital Executives VI, L.P. (“H&F Capital Executives”), an investment fund organized and controlled by H&F, owns 0.10% of the outstanding EBS Units; and

•	Hellman & Friedman Capital Associates VI, L.P. (“H&F Capital Associates” and, together with HFCP Domestic, H&F Harrington and H&F Capital Executives, the “H&F Unitholders”), an investment fund organized and controlled by H&F, owns 0.01% of the outstanding EBS Units.

In addition, participants in the Amended and Restated EBS Executive Equity Incentive Plan (the “EBS Equity Plan”) hold indirect interests in EBS Master in the form of Grant A Units (the “Grant A Units”) and Grant B Units (the “Grant B Units” and, together with the Grant A Units, the “Grant Units”). The Grant Units were issued directly to, and are currently held by, EBS Incentive Plan LLC (“EBS Plan LLC”). Currently, 12 members of our senior management, including our executive officers and the Chairman of our board of directors, participate in the EBS Equity Plan and hold direct interests in EBS Plan LLC. Each Grant Unit represents an equity interest in EBS Master that entitles the holder to a percentage of the profits and appreciation in the equity value of EBS Master’s principal operating subsidiary arising after the date of grant. Generally, the Grant Units vest ratably over a five year period from the date of grant.

We have also issued awards (the “EBS Phantom Awards”) to certain of our employees under the Amended and Restated EBS Incentive Plan (the “EBS Phantom Plan”). EBS Phantom Awards represent the right to payments based on the appreciation in the equity value of EBS Master since the date of grant. Currently, 74 of our employees participate in the EBS Phantom Plan, none of whom are participants in the EBS Equity Plan. Generally, the EBS Phantom Awards vest over a period of five years.

The Reorganization Transactions

Prior to the effectiveness of the registration statement of which this prospectus forms a part, we intend to commence an internal restructuring, which we refer to in this prospectus as the “reorganization transactions.”

We have not engaged in any business or other activities, except in connection with our investment in EBS Master and the reorganization transactions, and currently have no assets other than our interest in EBS Master. Following this offering, EBS Master and its subsidiaries will continue to operate the historical business. This structure is being implemented because certain of EBS Master’s current members desire that it maintain its existing tax treatment as a partnership for U.S. federal income tax purposes and, therefore, will continue to hold their ownership interests in EBS Master until such time in the future as they may elect to exchange their EBS Units (and corresponding shares of our Class C common stock or Class D common stock) with EBS Master for shares of our Class A common stock or Class B common stock, as applicable, on a one-for-one basis.

We are currently authorized to issue a single class of common stock. In connection with the reorganization transactions, we will amend and restate our certificate of incorporation and will be authorized to issue four classes of common stock: Class A common stock, Class B common stock, Class C common stock and Class D common stock. The Class A common stock and Class D common stock will each provide holders with one vote on all matters submitted to a vote of stockholders and the Class B common stock and Class C common stock will each provide holders with 10 votes on all matters submitted to a vote of stockholders; however, the holders of Class C common stock and Class D common stock will not have any of the economic rights (including rights to dividends and distributions upon liquidation) provided to holders of Class A common stock or Class B common stock. All shares of our common stock will generally vote together, as a single class, on all matters submitted to a vote of stockholders.

Prior to the effectiveness of the registration statement of which this prospectus forms a part:

•	EBS Master will undertake a for unit split.

•	We will amend and restate our certificate of incorporation and will reclassify the common stock held by our current stockholders into an aggregate of shares of our Class B common stock;

•	EBS Acquisition will merge with a newly-formed subsidiary of ours and the newly formed subsidiary will be the surviving entity in the merger; EBS Acquisition’s current members, all of whom are investment funds organized and controlled by General Atlantic, will receive an aggregate of shares of our Class B common stock and we will hold, indirectly, an additional 13.77% interest in EBS Master;

•	H&F Harrington will dissolve and distribute 1.06% of its interests in EBS Master to Hellman & Friedman Investors VI, L.P., its general partner (“H&F GP”), and 98.94% of its interests in EBS Master to H&F Harrington, Inc.; H&F Harrington, Inc. will then merge with a newly-formed subsidiary of ours and the newly formed subsidiary will be the surviving entity in the merger; H&F Harrington, Inc.’s sole stockholder, H&F Harrington AIV II, L.P. (“H&F AIV”), an investment fund organized and controlled by H&F, will receive an aggregate of shares of our Class B common stock and we will hold, indirectly, an additional 11.65% interest in EBS Master; and

•	Each of HFCP Domestic, H&F GP, H&F Capital Executives and H&F Capital Associates will continue to hold an aggregate of EBS Units (or 22.58% of the outstanding EBS Units prior to this offering and the reorganization transactions) and will be issued an aggregate of shares of our Class C common stock.

In addition, EBS Master will amend the EBS Master LLC limited liability company agreement (the “EBS LLC Agreement”) so that prior to the completion of this offering, the accumulated appreciation in the value of the Grant Units since the date of grant will be converted into           EBS Units (assuming an initial public offering price of           per share (the midpoint of the estimated public offering price range set forth on the cover of this prospectus)). These EBS Units will maintain the vesting schedule of the Grant Units. EBS Plan LLC will then liquidate and the participants in the EBS Equity Plan will receive their share of the vested and unvested EBS Units held by EBS Plan LLC prior to liquidation. Each EBS Equity Plan Member will also be issued a number of shares of our Class D common stock equal to the number of EBS Units that he or she receives in the liquidation.

In connection with the reorganization transactions, and in accordance with the terms of the EBS Phantom Plan, the Board of EBS Master also will cause the accumulated appreciation in the value of vested EBS Phantom Awards since the date of grant to be converted into           shares of our Class A Common Stock (assuming an initial public offering price of           per share (the midpoint of the estimated public offering price range set forth on the cover of this prospectus)). The accumulated appreciation in the value of unvested EBS Phantom Awards will be converted into unvested restricted stock unit awards (“RSUs”) under the our 2008 Equity Plan, based on the price of the Class A common stock issued in this offering. The RSUs will entitle the holder to receive shares of Class A Common Stock upon vesting.

In addition, as a part of the reorganization transactions, we expect to, among other things, amend and restate the Fourth Amended and Restated EBS Master LLC limited liability company agreement, enter into tax receivable agreements with the Tax Receivable Entity and the EBS Equity Plan Members and enter into the Stockholders Agreement. See “— Holding Company Structure and Tax Receivable Agreements” and “Certain Relationships and Related Transactions.”

Effect of the Reorganization Transactions and this Offering

The reorganization transactions are intended to create a holding company that will facilitate public ownership of, and investment in, our company and are structured in a manner that avoids adverse tax consequences to our investors. We have owned more than 50% of EBS Master since November 2006. We are retaining this interest in EBS Master, which is a partnership for U.S. federal income tax purposes, because a transfer by us of that interest could cause a technical “termination” of the partnership entity for U.S. federal income tax purposes, which could lead to certain adverse tax consequences. The mergers of EBS Acquisition and of H&F Harrington, Inc., respectively, with our newly-formed subsidiaries are structured to accomplish a transfer to us of their interests in EBS Master without current recognition of taxable gain to the owners of EBS Acquisition and H&F Harrington, Inc. The H&F Continuing LLC Members are retaining their interests in EBS Master so that they can continue to own interests in EBS Master directly, rather than through an entity subject to entity-level taxation.

Upon completion of the transactions described above, this offering and the application of the net proceeds from this offering:

•	We will be the sole managing member of EBS Master, will control EBS Master, and will directly or indirectly hold EBS Units, or % of the outstanding equity interests in EBS Master ( % if the underwriters exercise their over-allotment option in full). We will consolidate the financial results of EBS Master and our net income (loss) will be reduced by a minority interest expense to reflect the entitlement of the EBS Post-IPO Members to a portion of EBS Master’s net income (loss);

•	the General Atlantic Equityholders will hold an aggregate of shares of our Class B common stock (or shares if the underwriters exercise their over-allotment option in full), representing % of the combined voting power in us (or % if the underwriters exercise their over-allotment option in full) and % of the economic interest in us (or % if the underwriters exercise their over-allotment option in full);

•	the H&F Equityholders will hold an aggregate of shares of our Class B common stock (or shares if the underwriters exercise their over-allotment option in full), an aggregate of shares of our Class C common stock ( shares if the underwriters exercise their over-allotment option in full) and an aggregate of EBS Units, or % of the outstanding equity interests in EBS Master ( % if the underwriters exercise their over-allotment option in full), collectively representing % of the combined voting power in us (or % if the underwriters exercise their over-allotment option in full) and % of the economic interest in us (or % if the underwriters exercise their over-allotment option in full);

•	the EBS Equity Plan Members will hold an aggregate of vested and unvested EBS Units or % of the outstanding equity interests in EBS Master ( % if the underwriters exercise their over-allotment in full) and an aggregate of shares of our Class D common stock, representing % of the combined voting power in us (or % if the underwriters exercise their over-allotment option in full);

•	our public stockholders will collectively hold shares of our Class A common stock (or shares if the underwriters exercise their over-allotment option in full), representing % of the combined voting power in us (or % if the underwriters exercise their over-allotment option in full) and % of the economic interest in us (or % if the underwriters exercise their over-allotment option in full);

•	the EBS Units held by the H&F Continuing LLC Members (together with the corresponding shares of our Class C common stock) may be exchanged for shares of our Class B common stock on a one-for-one basis. The exchange of EBS Units for shares of our Class B common stock will not affect H&F’s aggregate voting power since the votes represented by the exchanged shares of our Class C common stock will be replaced with the votes represented by the shares of Class B common stock for which EBS Units are exchanged; and

•	any vested EBS Units held by the EBS Equity Plan Members (together with the corresponding shares of our Class D common stock) may be exchanged for shares of our Class A common stock on a one-for-one basis. The exchange of EBS Units for shares of our Class A common stock will not affect the holder’s aggregate voting power since the votes represented by the exchanged shares of our Class D common stock will be replaced with the votes represented by the shares of Class A common stock for which EBS Units are exchanged.

Subject to certain limited exceptions, immediately prior to the transfer of a share of Class B common stock by one of our Principal Equityholders, such share of Class B common stock will automatically convert into a share of Class A common stock. In addition, after the date on which all Class B common stock and Class C common stock convert into shares of Class A common stock and Class D common stock, respectively, EBS Units held by the H&F Continuing LLC Members (together with the corresponding shares of our Class D common stock) may be exchanged for shares of our Class A common stock.

Upon the consummation of this offering, we will use $     million of net proceeds from the sale of shares of Class A common stock sold by us in this offering to purchase           EBS Units from the H&F Continuing LLC Members, will use approximately $      to pay fees and expenses related to this offering and will invest the remaining proceeds in EBS Master. EBS Master will then use such proceeds as described under “Use of Proceeds.”

Holding Company Structure and Tax Receivable Agreements

We are a holding company and, immediately after the consummation of the reorganization transactions and this offering, our principal asset will be our interest in EBS Master, which we will hold directly and indirectly through two of our subsidiaries. The number of EBS Units we will own, directly and indirectly, at any time will equal the aggregate number of outstanding shares of our Class A common stock and Class B common stock. The economic interest represented by each EBS Unit that we will own will correspond to one share of our Class A common stock or Class B common stock, and the total number of EBS Units owned directly or indirectly by us and the holders of our Class C common stock and Class D common stock at any given time will equal the sum of outstanding shares of all classes of our common stock. Shares of our Class C common stock and Class D common stock cannot be transferred except in connection with an exchange of an EBS Unit.

We do not intend to list our Class B common stock, Class C common stock or Class D common stock on any stock exchange.

We intend to enter into a tax receivable agreement with the Tax Receivable Entity that will provide for the payment by us to it of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize in periods after this offering as a result of (i) any step-up in tax basis in EBS Master’s assets resulting from (a) the purchases by us and our subsidiaries of membership interests in EBS Master, (b) exchanges by the H&F Continuing LLC Members of EBS Units (along with the corresponding shares of our Class C common stock (or, after the conversion date, Class D common stock)) for shares of our Class B common stock (or, after the conversion date, Class A common stock) or (c) payments under the tax receivable agreement to the Tax Receivable Entity; (ii) tax benefits related to imputed interest deemed to be paid by us as a result of the tax receivable agreement; and (iii) net operating loss carryovers from prior periods (or portions thereof).

We will also enter into a tax receivable agreement with the EBS Equity Plan Members which will provide for the payment by us to the EBS Equity Plan Members of 85% of the amount of the cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize in periods after this offering as a result of (i) any step-up in tax basis in EBS Master’s assets resulting from (a) the exchanges by the EBS Equity Plan Members of EBS Units (along with the corresponding shares of our Class D common stock) for shares of our Class A common stock or (b) payments under this tax receivable agreement to the EBS Equity Plan Members and (ii) tax benefits related to imputed interest deemed to be paid by us as a result of this tax receivable agreement.

We are entering into the tax receivable agreements because certain favorable tax attributes have been or will be made available to us as a result of certain transactions before and after the offering. Specifically, the acquisitions of interests in EBS Master by us and by two of our subsidiaries in the 2006 Transaction and the 2008 Transaction produced certain favorable tax attributes for us. The Principal Equityholders believe that the value of these tax attributes should be considered in determining the value of their contribution to us. As it may be difficult to determine the present value of these tax attributes with a reasonable level of certainty, the tax receivable agreement with the Tax Receivable Entity obligates us to make payments to the Tax Receivable Enity equal to 85% of the actual tax savings in U.S. federal, state and local income tax or franchise tax as and when realized by us as a result of these attributes. We will retain the benefit of the remaining 15% of these tax savings. In addition, future exchanges of EBS Units for shares of our common stock, as well as payments under the tax receivable agreements, will produce additional favorable tax attributes to us, which would not be available in the absence of such exchanges. The tax receivable agreements therefore obligate us to make payments to the parties making those exchanges equal to 85% of the actual tax savings as and when realized by us as a result of those additional tax attributes. We will also retain the benefit of the remaining 15% of these tax savings.

Although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the tax receivable agreements, the Tax Receivable Entity and the EBS Equity Plan Members will not reimburse us for any payments previously made if such basis increases or other benefits are subsequently disallowed, except that excess payments made to the Tax Receivable Entity or the EBS Equity Plan Members will be netted against payments otherwise to be made, if any, after our determination of such excess. As a result, in such circumstances we could make payments to the Tax Receivable Entity or the EBS Equity Plan Members under the tax receivable agreements that are greater than our actual cash tax savings. See “Certain Relationships and Related Transactions — Tax Receivable Agreements.”

As a member of EBS Master, we will incur U.S. federal, state and local income taxes on our allocable share of any net taxable income of EBS Master. As authorized by the EBS LLC Agreement and to the extent permitted under our credit agreements, we intend to cause EBS Master to continue to distribute cash, generally, on a pro rata basis, to its members (which after consummation of the reorganization transactions and this offering will consist of us, our two subsidiaries, and the EBS Post-IPO Members) at least to the extent necessary to provide funds to pay the members’ tax liabilities, if any, with respect to the taxable income of EBS Master. In addition, to the extent permitted under our credit agreements, EBS Master may make distributions to us without pro rata distributions to any other member in order to pay (i) consideration, if any, for redemption, repurchase, acquisition, cancellation or termination of our Class A common stock or Class B common stock and (ii) payments in respect of indebtedness, preferred stock, the tax receivable agreements, operating expenses, overhead and certain other fees and expenses. See “Certain Relationships and Related Transactions — Fifth Amended and Restated EBS Master LLC Limited Liability Company Agreement” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Credit Facilities.”

We will account for the reorganization transactions using a carryover basis as the reorganization transactions are premised on a non-substantive exchange in order to facilitate our initial public offering. This is consistent with Financial Accounting Standards Board (“FASB”) Technical Bulletin 85-5, “Issues Relating to Accounting for Business Combinations, including Costs of Closing Duplicate Facilities of an Acquirer; Stock Transactions between Companies under Common Control; Down-Stream Mergers, Identical Common Shares for a Pooling of Interests; and Pooling of Interests by Mutual and Cooperative Enterprises.” The management and governance rights and economic interests that the General Atlantic Equityholders and the H&F Equityholders held in EBS Master before the reorganization transactions will not change as a result of the reorganization transactions until the consummation of this offering.

The obligations resulting from the tax receivable agreements that will be entered into are expected to be offset in part by the tax benefits that were transferred to us as a result of the reorganization transactions. Although not assured, we expect that the consideration that we will remit under the tax receivable agreements will not exceed the tax liability that we otherwise would have been required to pay absent the transfers of tax attributes to us as a result of the reorganization transactions and subsequent exchanges.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $      million (or $      million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses of approximately $      million, based on an assumed initial offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus).

Based on an assumed initial offering price of $      per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), we intend to use $      of the proceeds from this offering to purchase           EBS Units held by the H&F Continuing LLC Members (or $      and           EBS Units if the underwriters exercise their over-allotment option in full) and will use any remaining proceeds for working capital and general corporate purposes, which may include the repayment of indebtedness and future acquisitions.

We have broad discretion as to the application of the proceeds to be used for working capital and general corporate purposes. Prior to application, we may hold any net proceeds in cash or invest them in short term securities or investments. You will not have an opportunity to evaluate the economic, financial or other information on which we base our decisions regarding the use of these proceeds.

A $1.00 increase (decrease) in the assumed initial public offering price of $      per share would increase (decrease) the amount of proceeds to us from this offering available to purchase EBS Units by $      million and for working capital and general corporate purposes by $      million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We will not receive any proceeds from the sale of our Class A common stock by the selling stockholders, including any proceeds resulting from the underwriters’ exercise of their option to purchase additional shares from the selling stockholders.

DIVIDEND POLICY

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon then-existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, including restrictions contained in our credit agreements, business prospects and other factors that our board of directors considers relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2008 on an actual basis; on a pro forma basis to reflect the estimated impact of the tax receivable agreements and the conversion of the accumulated appreciation in the value of the EBS Equity Plan Members’ Grant Units since the date of grant into           EBS Units (assuming an initial public offering price of           per share (the mid point of the estimated public offering price range set forth on the cover of this prospectus) in the reorganization transactions); and as further adjusted to reflect:

•	the sale of shares of our Class A common stock in this offering at an assumed public offering price of $ , after deducting the underwriters’ discounts and commissions and the estimated offering expenses, and

•	the application of the net proceeds of this offering as described under “Use of Proceeds.”

	As of June 30, 2008
				Pro Forma
	Actual	Pro Forma		As Adjusted(2)
	(as restated*)
	(in thousands-except share data)
	(Unaudited)

Total indebtedness(1)	$821,778		$821,778	$821,778
Minority interest	203,768
Shareholders’ equity:
Class A common stock, $0. 01 par value per share (as adjusted, authorized shares, shares issued and outstanding)	—
Class B common stock, $0. 01 par value per share (as adjusted, authorized shares, shares issued and outstanding)	—
Class C common stock, $0. 01 par value per share (as adjusted, authorized shares, shares issued and outstanding)	—
Class D common stock, $0. 01 par value per share (as adjusted, authorized shares, shares issued and outstanding)	—
Additional paid-in capital	674,410
Accumulated other comprehensive income (loss)	(16,619)
Retained earnings	20,885

Total shareholders’ equity	678,676

Total capitalization	$1,704,222	$		$

*	Our consolidated balance sheet and statement of operations as of and for the periods ended December 31, 2006 and 2007 have been restated. See note 2 of the accompanying audited consolidated financial statements. We have also restated our consolidated balance sheet and statement of operations as of and for the period ended June 30, 2008. See note 1 of the accompanying unaudited consolidated financial statements.

(1)	Total indebtedness is reflected net of purchase accounting adjustments to discount the debt to fair value made in conjunction with the 2008 Transaction. Also, under the revolving portion of our first lien credit agreement we may borrow up to $50 million. As of June 30, 2008, there were approximately $5.8 million of outstanding but undrawn letters of credit issued under our revolving credit facility and we had the ability to borrow an additional $44.2 million.
(2)	A $1.00 increase (decrease) in the assumed initial public offering price of $ per share, would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by $ , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

If you invest in our Class A common stock, you will experience dilution to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma net tangible book value per share of our Class A common stock and Class B common stock after this offering. Dilution results from the fact that the per share offering price of the Class A common stock is substantially in excess of the book value per share attributable to the shares of Class A common stock and Class B common stock held by existing equity holders.

Our net tangible book value as of June 30, 2008 was approximately $      million, or $      per share of our Class A common stock and Class B common stock. Net tangible book value represents the amount of total tangible assets less total liabilities and pro forma net tangible book value per share represents pro forma net tangible book value divided by the number of shares of Class A common stock outstanding, in each case, after giving effect to (i) the reorganization transactions described under “Organization Structure,” (ii) the 2008 Transaction, (iii) the conversion of Grant Units held by the EBS Equity Plan Members into EBS Units in the reorganization transactions and (iv) the estimated impact of the tax receivable agreements.

After giving effect to the sale of           shares of Class A common stock in this offering at the assumed initial public offering price of $      per share (the midpoint of the range on the cover page of this prospectus) and the application of the net proceeds from this offering, our pro forma as adjusted net tangible book value would have been $      million, or $      per share. This represents an immediate increase in net tangible book value (or a decrease in net tangible book deficit) of $      per share to existing equityholders and an immediate dilution in net tangible book value of $      per share to new investors.

The following table illustrates the per share dilution:

Assumed initial public offering price per share	$
Pro forma net tangible book value per share as of June 30, 2008 before giving effect to the tax receivable agreements	$
Effect of the tax receivable agreements	$

Pro forma net tangible book value per share before the change attributable to new investors	$
Increase in pro forma net tangible book value per share attributable to new investors	$
Pro Forma adjusted net tangible book value per share after this offering	$

Dilution per share to new investors	$

Dilution is determined by subtracting pro forma net tangible book value per share of Class A common stock and Class B common stock after the offering from the initial public offering price per share of Class A common stock.

A $1.00 increase (decrease) in the assumed initial public offering price of $      per share, would increase (decrease) our pro forma net tangible book value after this offering by $      and the dilution per share to new investors by $     , in each case assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, on the same pro forma basis as of June 30, 2008, the total number of shares of Class A common stock and Class B common stock purchased from us, the total cash consideration paid to us and the average price per share paid by the existing equityholders and by new investors purchasing shares in this offering (amounts in thousands, except percentages and per share data):

	Shares of Class A and Class B Common Stock Purchased			Total Consideration			Average Price
	Number	Percent		Amount	Percent		per Share

Existing stockholders			%	$		%	$
New investors
Total		100.0%			$100.0%		$

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma consolidated balance sheet as of June 30, 2008 gives effect to (i) the creation or acquisition of certain tax assets in connection with this offering and the reorganization transactions and the creation of related liabilities in connection with entering into the tax receivable agreements and (ii) the conversion of the accumulated appreciation in the value of the EBS Equity Plan Members’ Grant Units since the date of grant into EBS Units (assuming an initial public offering price range of           per share (the midpoint of the estimated public offering price range set forth on the cover of this prospectus)) in the reorganization transactions as if they had occurred on June 30, 2008. The unaudited pro forma consolidated statements of operations data for the year ended December 31, 2007 and the six months ended June 30, 2008 give effect to the step-up in the value of certain assets as a result of the 2008 Transaction as if the 2008 Transaction had occurred on January 1, 2007. The presentation of the unaudited pro forma financial information is prepared in conformity with U.S. generally accepted accounting principles.

The unaudited pro forma financial information has been prepared by our management and is based on our historical financial statements and the assumptions and adjustments described herein and in the notes to the unaudited pro forma financial information below.

Our historical financial information for the year ended December 31, 2007 has been derived from our audited consolidated financial statements and accompanying notes included elsewhere in this prospectus. Our historical financial information as of and for the six months ended June 30, 2008 has been derived from our unaudited consolidated financial statements and accompanying notes included elsewhere in this prospectus.

We based the pro forma adjustments on available information and on assumptions that we believe are reasonable under the circumstances. See “— Notes to Unaudited Pro Forma Financial Information” for a discussion of assumptions made. The unaudited pro forma financial information is presented for informational purposes and is based on management’s estimates. The unaudited pro forma consolidated statements of operations do not purport to represent what our results of operations actually would have been if the transactions set forth above had occurred on the dates indicated or what our results of operations will be for future periods.

Emdeon Inc.

Unaudited Pro Forma Consolidated Balance Sheet
June 30, 2008
(in thousands)

		Pro Forma
	Actual(1)	Adjustments(2)(3)	Notes	Pro Forma
	(as restated*)
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$64,125			$
Accounts receivable, net of allowance for doubtful accounts	130,585
Deferred income tax assets	1,005		(2)
Prepaid expenses and other current assets	15,984

Total current assets	211,699	—
Property and equipment, net	133,442
Goodwill	611,510
Intangible assets, net	989,506
Other assets, net	8,568

Total assets	$1,954,725	$—		$

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,006			$
Accrued expenses	74,006
Deferred revenues	12,603
Current portion of long-term debt	6,792

Total current liabilities	96,407	—
Long-term debt excluding current portion	814,986
Due under tax receivable agreements	—		(2)
Deferred income tax liabilities	135,236		(2)
Other long-term liabilities	25,652		(3)
Commitments and contingencies
Minority interest	203,768		(3)
Shareholders’ equity:
Preferred stock (actual, authorized 0 shares; pro forma, authorized shares, 0 shares issued and outstanding)	—	—	—
Common stock, $0.01 par value per share (actual, authorized 600,000 shares, 520,000 shares issued and outstanding; pro forma, authorized 0 shares, 0 shares issued and outstanding)	—	—
Class A common stock, $0.01 par value per share (actual, authorized 0 shares, 0 shares issued and outstanding; pro forma, authorized shares, shares issued and outstanding)	—	—
Class B common stock, $0.01 par value per share (actual, authorized 0 shares, 0 shares issued and outstanding; pro forma, authorized shares, shares issued and outstanding)	—	—
Class C common stock, $0.01 par value per share (actual, authorized 0 shares, 0 shares issued and outstanding; pro forma, authorized shares, shares issued and outstanding)	—	—
Class D common stock, $0.01 par value per share (actual, authorized 0 shares, 0 shares issued and outstanding; pro forma, authorized shares, shares issued and outstanding)	—	—
Additional paid-in capital	674,410
Accumulated other comprehensive income (loss)	(16,619)		(2)
Retained earnings	20,885	—

Total shareholders’ equity	678,676	—

Total liabilities and shareholders’ equity	$1,954,725	$—		$

See accompanying notes to the unaudited pro forma financial information.

Emdeon Inc.

Unaudited Pro Forma Consolidated Statement of Operations Data
For the Six Months Ended June 30, 2008
(in thousands)

	For the Six Months Ended June 30, 2008
			Pro Forma
	Actual(1)		Adjustments(4)	Notes		Pro Forma
	(as restated*)

Revenues		$422,858	$2,552	(a	)		$425,410
Costs and expenses:
Cost of operations		271,845	11	(b	)		271,856
Development and engineering		12,559	1	(b	)		12,560
Sales, marketing, general and administrative		46,850	21	(b	)		46,871
Depreciation and amortization		46,269	2,564	(c	)		48,833

Total costs and expenses		377,523	2,597				380,120

Operating income		45,335	(45)				45,290
Interest income		(603)					(603)
Interest expense		30,440	166	(d	)		30,606

Income before income tax provision and minority interest		15,498	(211)				15,287
Income tax provision (benefit)		7,694	(84)	(e	)		7,610

Net income before minority interest		7,804	(127)				7,677
Minority interest		1,683	1,228	(f	)		2,911

Net income		$6,121	$(1,355)				$4,766

Net income per share of Class A and Class B common stock:
Basic	$					$

Diluted	$					$

Weighted average common shares outstanding:
Basic

Diluted

See accompanying notes to the unaudited pro forma financial information.

Emdeon Inc.

Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2007
(in thousands)

	For the Year Ended December 31, 2007
			Pro Forma
	Actual(1)		Adjustments(4)	Notes		Pro Forma
	(as restated*)

Revenue		$808,537	$(4,848)	(a	)		$803,689
Costs and expenses:
Cost of operations		518,757	136	(b	)		518,893
Development and engineering		23,130	7	(b	)		23,137
Sales, marketing, general and administrative		95,556	207	(b	)		95,763
Depreciation and amortization		62,811	24,118	(c	)		86,929

Total costs and expenses		700,254	24,468				724,722

Operating income		108,283	(29,316)				78,967
Interest income		(1,567)					(1,567)
Interest expense		74,940	8,530	(d	)		83,470

Income (loss) before income taxes		34,910	(37,846)				(2,936)
Income tax provision (benefit)		17,573	(15,074)	(e	)		2,499

Net income (loss) before minority interest		17,337	(22,772)				(5,435)
Minority interest		—	(232)	(f	)		(232)

Net income (loss)		$17,337	$(22,540)				$(5,203)

Net income per share of Class A and Class B common stock:
Basic	$					$

Diluted	$					$

Weighted average common shares outstanding:
Basic

Diluted

See accompanying notes to the unaudited pro forma financial information.

Emdeon Inc.
Notes to Unaudited Pro Forma Financial Information

Basis of Presentation

In February 2008, HLTH sold its remaining 48% interest in EBS Master to affiliates of General Atlantic and H&F for $575 million. The affiliates of General Atlantic and H&F were deemed to be a collaborative group under EITF Topic No. D-97, Push Down Accounting, and the 48% step up in the basis of the net assets of EBS Master recorded at the General Atlantic and H&F acquiror level was pushed down to our financial statements in accordance with Staff Accounting Bulletin No. 54, Application of “Pushdown” Basis of Accounting in Financial Statements of Subsidiaries Acquired by Purchase and replaces the historical basis held by HLTH.

Transaction costs of $3.4 million were incurred in connection with this transaction. The total 2008 Transaction price was allocated as follows (in millions):

Current assets	$88.0
Property and equipment	60.7
Other assets	0.3
Identifiable intangible assets:
Customer contracts	571.7
Tradename	81.9
Non-compete agreements	6.9
Goodwill	277.2
Current liabilities	(46.7)
Long term debt	(356.6)
Deferred tax liability	(91.8)
Long term liabilities	(13.2)

Total transaction price	$578.4

Pro Forma Adjustments

*	Our consolidated balance sheet and statement of operations as of and for the periods ended December 31, 2006 and 2007 have been restated. See note 2 of the accompanying audited consolidated financial statements. We have also restated our consolidated balance sheet and statement of operations as of and for the period ended June 30, 2008. See note 1 of the accompanying unaudited consolidated financial statements.

(1)	The amounts in this column represent our actual results for the periods reflected.

(2)	Reflects adjustments to record a liability related to the Company’s tax receivable agreement with the Tax Receivable Entity. Under this tax receivable agreement, we are required to pay to the Tax Receivable Entity 85% of the cash savings realized on (i) any step-up in tax basis in EBS Master’s assets resulting from (a) the purchases by us and our subsidiaries of EBS Units, (b) exchanges by the H&F Continuing LLC Members of EBS Units (along with the corresponding shares of our Class C common stock (or, after the conversion date, Class D common stock)) for cash or shares of our Class B common stock (or, after the conversion date, Class A common stock), or (c) payments under this tax receivable agreement to the Tax Receivable Entity; (ii) tax benefits related to imputed interest deemed to be paid by us as a result of this tax receivable agreement and (iii) net operating loss carryovers from prior periods (or portions thereof). The pro forma balance sheet reflects a liability only for the cash savings attributable to purchases of EBS Master interests that occurred prior to this offering and for the cash savings that will be realized in connection with this offering. This liability was recognized as a reduction of additional paid in capital. See “Certain Relationships and Related Transactions — Tax Receivable Agreements” elsewhere in this prospectus for a more detailed description of both tax receivable agreements and the anticipated effect the tax receivable agreements will have on future exchanges of EBS Units for shares of our common stock.

Emdeon Inc.
Notes to Unaudited Pro Forma Financial Information (continued)

(3)	Reflects adjustments to give effect to the reclassification of other long term liabilities into minority interest as a result of the conversion of the accumulated appreciation in the value of Grant Units held by the Equity Plan Members into EBS Units in the reorganization transactions.

(4)	The amounts in this column represent the pro forma adjustments made to reflect the 2008 Transaction as if it occurred on January 1, 2007 as follows:

(a)	Reflects an adjustment to reduce deferred revenue on January 1, 2007 in connection with the 2008 Transaction. The impact of this adjustment was to reduce revenue for the year ended December 31, 2007, and to increase revenue for the six month period ended June 30, 2008.

(b)	Reflects an adjustment to increase our rent expense as a result of reducing our liability established for escalating lease payments in connection with Statement of Financial Accounting Standard No. 13, Accounting for Leases, in connection with the 2008 Transaction. Rent expense will not be offset by the amortization of the liability, and therefore, will be higher for the indicated periods.

(c)	Reflects an adjustment for additional depreciation and amortization arising due to the step-up in 48% of our certain identifiable intangible and technology assets to fair value as of the date of the 2008 Transaction.

(d)	Reflects an adjustment to record 48% of our debt at fair value in connection with the 2008 Transaction. The adjustment resulted in a discount on our debt of $66.4 million that is being amortized to interest expense over the remaining term of the debt. In addition, 48% of our debt issuance costs were written off in connection with the 2008 Transaction, which resulted in a reduction of the related amortization for the period.

(e)	Reflects an adjustment for additional income taxes due to the proforma adjustments presented in notes a-d above applying statutory tax rates for the applicable periods.

(f)	Reflects an adjustment in minority interest (22.58%) related to net income for January 1, 2008 through February 8, 2008 and for the year ended December 31, 2007.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected historical consolidated financial data for periods beginning on and after November 16, 2006. For periods prior to November 16, 2006, the tables below present the selected historical consolidated financial data of the group of wholly-owned subsidiaries of HLTH that comprised its Emdeon Business Services segment. For periods on and after November 16, 2006, the selected consolidated financial data gives effect to the reorganization transactions described under “Organizational Structure” as if they occurred on November 16, 2006. See “Organizational Structure.”

Our selected statement of operations data for the period from November 16, 2006 through December 31, 2006 and for the year ended December 31, 2007 and the selected balance sheet data as of December 31, 2006 and 2007 have been derived from our consolidated financial statements that have been audited by our independent registered public accounting firm, and are included elsewhere in this prospectus.

The selected statement of operations data of Emdeon Business Services for the years ended December 31, 2003, 2004 and 2005 and the selected balance sheet data as of December 31, 2004 and 2005 have been derived from Emdeon Business Services’ consolidated financial statements that have been audited by Emdeon Business Services’ independent registered public accounting firm.

Our consolidated statements of operations data for the six months ended June 30, 2008 and 2007 and the balance sheet data as of June 30, 2008, have been derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus and have been prepared on substantially the same basis as the audited financial statements. In the opinion of management, our unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information. Our results of operations for the six months ended June 30, 2008 are not necessarily indicative of the results that can be expected for the full year or any future period.

The information set forth below should be read in conjunction with “Capitalization,” “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our and Emdeon Business Services’ consolidated financial statements and related notes included elsewhere in this prospectus.

	Emdeon Business Services				Emdeon Inc.
	(Predecessor)(1)				(Successor)(1)
				Period from	Period from
		Year		January 1,	November 16,		Six Months	Six Months
	Year Ended	Ended	Year Ended	2006 -	2006 to	Year Ended	Ended	Ended
	December 31,	December 31,	December 31,	November 15,	December 31,	December 31,	June 30,	June 30,
	2003	2004	2005	2006	2006	2007	2007	2008
					(as restated*)	(as restated*)		(as restated*)
	(in thousands, except per share data)
Statement of Operations Data:
Revenues	$525,276	$679,258	$690,094	$663,186	$87,903	$808,537	$399,635	$422,858
Costs and Expenses:
Cost of operations	354,061	454,009	449,065	426,337	56,801	518,757	253,997	271,845
Development and engineering	16,622	21,948	20,970	19,147	2,411	23,130	11,171	12,559
Sales, marketing, general and administrative	69,889	92,591	90,785	81,758	12,960	95,556	48,896	46,850
Depreciation and amortization	42,495	33,391	32,273	30,440	7,127	62,811	30,287	46,269

Total costs and expenses	483,067	601,939	593,093	557,682	79,299	700,254	344,351	377,523

Operating income	42,209	77,319	97,001	105,504	8,604	108,283	55,284	45,335
Interest income	(9)	(33)	(74)	(67)	(139)	(1,567)	(731)	(603)
Interest expense	54	113	56	25	10,173	74,940	38,052	30,440

Income (loss) before income taxes and minority interest	42,164	77,239	97,019	105,546	(1,430)	34,910	17,963	15,498

	Emdeon Business Services				Emdeon Inc.
	(Predecessor)(1)				(Successor)(1)
				Period from	Period from
		Year		January 1,	November 16,		Six Months	Six Months
	Year Ended	Ended	Year Ended	2006 -	2006 to	Year Ended	Ended	Ended
	December 31,	December 31,	December 31,	November 15,	December 31,	December 31,	June 30,	June 30,
	2003	2004	2005	2006	2006	2007	2007	2008
					(as restated*)	(as restated*)		(as restated*)
(in thousands, except per share data)
Income tax provision	11,950	26,686	31,526	42,004	1,143	17,573	9,663	7,694

Net income (loss) before minority interest	30,214	50,553	65,493	63,542	(2,573)	17,337	8,300	7,804
Minority interest	—	—	—	—	—	—	—	1,683

Net income (loss)	$30,214	$50,553	$65,493	$63,542	$(2,573)	$17,337	$8,300	$6,121

Basic and diluted earnings (loss) per share to Class A and Class B common stockholders:
Basic					—	—	—	—

Diluted					—	—	—	—

Weighted average number of shares used in computing earnings per share:
Basic					—	—	—	—

Diluted					—	—	—	—

	Emdeon Business Services			Emdeon Inc.
	(Predecessor)(1)			(Successor)(1)
	December 31,	December 31,	December 31,	December 31,	December 31,	June 30,
	2003	2004	2005	2006	2007	2008
				(as restated*)	(as restated*)	(as restated*)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$5,213	$8,668	$6,930	$30,513	$33,687	$64,125
Total assets	1,140,307	1,230,723	1,245,128	1,369,968	1,359,987	1,954,725
Total debt	—	—	—	925,000	887,450	821,778	(2)
Total equity	$1,038,651	$1,094,150	$1,121,637	$292,483	$300,047	$678,676

*	Our consolidated balance sheet and statement of operations as of and for the periods ended December 31, 2006 and 2007 have been restated. See note 2 of the accompanying audited consolidated financial statements. We have also restated our consolidated balance sheet and statement of operations as of and for the period ended June 30, 2008. See note 1 of the accompanying unaudited consolidated financial statements.

(1)	Our financial results prior to November 16, 2006 represent the financial results of the group of wholly-owned subsidiaries of HLTH that comprised its Emdeon Business Services segment. On November 16, 2006, HLTH sold a 52% interest in EBS Master (which was formed as a holding company for our business in connection with that transaction) to an affiliate of General Atlantic. Accordingly, the financial information presented reflects the results of operations and financial condition of Emdeon Business Services before the 2006 Transaction (Predecessor) and of us after the 2006 Transaction (Successor).

(2)	Our debt is reflected net of unamortized debt discount of $61.9 million recorded in connection with the 2008 Transaction.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The historical consolidated financial data discussed below reflect our historical results of operations and financial condition for periods on and after November 16, 2006. The historical consolidated financial data discussed below for periods prior to November 16, 2006, reflect the historical results of operations and financial condition of the group of subsidiaries of HLTH that comprised its Emdeon Business Services segment. For periods on and after November 16, 2006, the historical consolidated financial data gives effect to the reorganization transactions described under “Organizational Structure” as if they occurred on November 16, 2006.

You should read the following discussion in conjunction with “Selected Consolidated Financial Data” and our and Emdeon Business Services’ respective consolidated financial statements and the related notes included elsewhere in this prospectus. Some of the statements in the following discussion are forward-looking statements. See “Forward-looking Statements.”

Overview

We are a leading provider of revenue and payment cycle management solutions, connecting payers, providers and patients in the U.S. healthcare system. Our product and service offerings integrate and automate key business and administrative functions of our payer and provider customers throughout the patient encounter, including pre-care patient eligibility and benefits verification, claims management and adjudication, payment distribution, payment posting and denial management and patient billing and payment. Our customers are able to improve efficiency, reduce costs, increase cash flow and more efficiently manage the complex revenue and payment cycle process by using our comprehensive suite of products and services.

We deliver our solutions and operate our business in three business segments: (i) payer services, which provides services to commercial insurance companies, third party administrators and governmental payers; (ii) provider services, which provides services to hospitals, physicians, dentists and other healthcare providers, such as labs and home healthcare providers; and (iii) pharmacy services, which provides services to pharmacies, pharmacy benefit management companies and other payers. Through our payer services segment, we provide payment cycle solutions, both directly and through our channel partners, that simplify the administration of healthcare related to insurance eligibility and benefit verification, claims filing and claims and payment distribution. Through our provider services segment, we provide revenue cycle management solutions and patient billing and payment services, both directly and through our channel partners, that simplify providers’ revenue cycle, reduce related costs and improve cash flow. Through our pharmacy services segment, we provide solutions to pharmacies and pharmacy benefit management companies related to prescription benefit claim filing, adjudication and management.

There are a number of company-specific initiatives and industry trends that may affect our transaction volumes, revenues, cost of operations and margins. As part of our strategy, we encourage our customers to migrate from paper-based claim, patient statement, payment and other transaction processing to electronic, automated processing in order to improve efficiency. Our business is aligned with our customers to support this transition, and as they migrate from paper-based transaction processing to electronic processing, even though our revenues generally will decline, our margins and profitability will typically increase. For example, because the cost of postage is included in our revenues for patient statement and payment distribution services (which is then also deducted as a cost of operations), when our customers transition to electronic processing, our revenues and costs of operations decrease as we will no longer incur or be required to charge for postage. In addition, as our payer customers migrate to MGAs with us, our electronic transaction volume usually increases but the per transaction rate we charge under these agreements is typically reduced.

Part of our strategy also includes the development and introduction of new products and services, such as information based business intelligence and data analytics solutions and electronic payment (“epayment”) solutions for payers and providers. Our new and updated products and services are likely to require substantial expenditures in order to successfully develop and achieve market acceptance of such products and services. We plan, in part, to offer epayment solutions through vendors who are licensed as, or contract with, banks and other financial service firms. As a result, we may be impacted by certain banking and financial services industry laws and regulations. The costs of these initiatives or the failure to achieve broad penetration in target markets with respect to new or updated products and services may affect our results of operations and margins. We also expect to continue to be affected by pricing pressure in our industry, which has led (and is expected to continue to lead) to reduced prices for the same services. We have sought in the past and will continue to seek to mitigate pricing pressure by (i) providing additional value-added products and services, (ii) increasing the volume of services we provide and (iii) managing our costs. In addition, significant changes in regulatory schemes and certain demographic trends affecting the healthcare industry, such as population growth and aging, each could have an effect on our results of operations and the way we operate our business.

Corporate History

Our predecessors have been in the healthcare information solutions business for approximately 25 years. We have grown both organically and through targeted acquisitions in order to offer the full range of products and services required to automate the patient encounter administration process.

In September 2000, Envoy Corporation and its wholly-owned subsidiary, ExpressBill, Inc., became part of our business. Envoy was a leading provider of claim transaction processing services to commercial payers and had an extensive network of healthcare providers and relationships with healthcare information system vendors. ExpressBill provided patient billing services, which involved the printing and mailing of customized patient statements, or bills, from healthcare providers to patients. The Envoy business today comprises the core of our claims management and submission operations, while the ExpressBill business comprises the core of our patient statement and billing operations.

In the third quarter of 2003, we acquired Advanced Business Fulfillment, Inc. (“ABF”), a distributor of payments and remittance advice from payers to providers and explanation of benefit information to patients. The ABF business today comprises the core of our payment distribution operations.

In the fourth quarter of 2003, we acquired MediFax EDI, Inc. MediFax provided insurance eligibility and benefit verification solutions between providers and governmental payers. The MediFax business today comprises the core of our provider revenue cycle management operations.

In the second quarter of 2004, we acquired Dakota Imaging Inc., a provider of paper claim imaging and scanning services for payers. By combining Dakota’s paper conversion processing capabilities with our existing electronic and print delivery capabilities, we were able to offer payers a single solution for processing both paper and electronic inbound claims.

Prior to November 2006, our business was owned by HLTH. We currently conduct our business through EBS Master and its subsidiaries. EBS Master was formed as a holding company for the group of wholly-owned subsidiaries of HLTH that comprised its Emdeon Business Services segment. In November 2006, we purchased a 52% interest in EBS Master from HLTH. In February 2008, HLTH sold its remaining 48% interest in EBS Master to affiliates of General Atlantic and H&F. As a result, prior to giving effect to the reorganization transactions, EBS Master was owned 65.77% by the General Atlantic Equityholders, and 34.23% by H&F Equityholders.

In the fourth quarter of 2007, we acquired IXT Solutions, Inc. (“IXT”), a provider of both paper-based and electronic patient statement and billing services. By combining IXT’s electronic patient statement and billing capabilities with our existing patient statement and billing operations, we enhanced our patient statement and billing offerings to healthcare providers.

On September 26, 2008, we acquired GE Healthcare Information Technology’s patient statement business, a bulk print and mail service provider, for approximately $16.5 million in cash. The acquired business provides delivery of correspondence, such as patient statements, invoices, claims and appointment reminders, to patients from hospitals and physician groups.

Our Revenues and Expenses

We generate revenues by providing products and services that automate and simplify business and administrative functions for payers and providers, generally on either a per transaction, per document, per communications basis or, in some cases, on a flat fee basis. We generally charge a one-time implementation fee to payers and providers at the inception of a contract in conjunction with related setup and connection to our network and other systems. In addition, we receive software license fees and software and hardware maintenance fees, primarily from payers who license our systems for converting paper claims into electronic ones.

Cost of operations consists primarily of costs related to products and services we provide to customers and costs associated with the operation and maintenance of our networks. These costs include (i) postage (which is also a component of our revenue) and materials costs related to our patient statement and billing and payment distribution services, (ii) rebates paid to our channel partners, including healthcare information system vendors and electronic medical record vendors and (iii) data and telecommunications costs, all of which generally vary with our revenues. Cost of operations also includes (i) personnel costs associated with production, network operations, customer support and other personnel, (ii) facilities expenses and (iii) equipment maintenance, which vary less directly with our revenue due to the fixed or semi-fixed nature of these expenses.

The largest component of our cost of operations is currently postage (which is also a component of our revenue). Our postage costs increase as our patient statement and payment distribution volumes increase and also when the U.S. Postal Service increases postal rates, which has occurred each year from 2006 to 2008 and is expected to occur in the future. Rebates are paid to channel partners for electronic and other volumes delivered through our network to certain payers and can be impacted by the number of MGAs we execute with payers, the success of our direct sales efforts for provider revenue cycle management products and services and the extent to which direct connections to payers are developed by certain channel partners. We have been able to reduce our data communications expense over the last several years, due to efficiency measures and contract pricing changes. Our material costs, related primarily to our patient statement and payment distribution volumes, have increased over the last few years because of inflation and general commodity price increases.

Development and engineering expense consists primarily of personnel costs related to the development, management and maintenance of our current and future products and services. We plan to invest more in this area in the future as we develop new products and enhance existing products.

Sales, marketing, general and administrative expense (excluding corporate expense described in the next paragraph) consists primarily of personnel costs associated with our sales, account management, marketing functions and management and administrative services related to the operations of our business segments.

Our corporate expense relates to personnel costs associated with management, administrative, finance, human resources, legal and other corporate service functions, as well as professional services, certain facilities costs, advertising and promotion, insurance and other expenses related to our overall business operations. The amount of our corporate expenses increased significantly in 2007 as we transitioned from a segment of HLTH to a stand-alone company. We expect to incur additional costs in this area related to becoming a public company, including additional director and officer insurance, outside director compensation, employment of additional personnel and Sarbanes-Oxley and other compliance costs.

Our development and engineering expense, sales, marketing, general and administrative expense and our corporate expense, while related to our current operations, are also affected and influenced by our future plans (including the development of new products and services), business strategies and enhancement and maintenance of our infrastructure.

Significant Items Affecting Comparability

Certain significant items or events should be considered to better understand differences in our results of operations from period to period. We believe that the following items or events have had a significant impact on our results of operations for the periods discussed below or may have a significant impact on our results of operations in future periods:

Corporate Allocation Charge and Subsequent Standalone Costs

Prior to the consummation of the 2006 Transaction, we were a segment of HLTH and HLTH provided us with certain management and administrative support services. For those services, HLTH charged us a corporate services fee based on an allocation of the costs they incurred. Conversely, during the same period, we provided certain corporate technology support services to HLTH and its other operating segments. The corporate services fee charged by HLTH to us was offset by the costs we incurred in providing these corporate technology support services. For the period from January 1 to November 15, 2006, the corporate services fee HLTH charged us amounted to $7.5 million, after reduction for the $7.0 million of corporate technology support costs we incurred during that period. For 2005, the corporate services fee HLTH charged us was $7.3 million, after reduction for the $9.1 million of corporate technology support costs we incurred during that period.

We separated from HLTH in November 2006 and transitioned to a stand-alone company. During this transition, we replicated the functions that HLTH previously provided to us and have been incurring and will continue to incur the costs of those functions. Subsequent to the 2006 Transaction through various periods during 2007, HLTH provided us with certain services to facilitate our transition to a stand-alone company and we continued to provide certain technology support services to HLTH. The net cost of the services HLTH provided to us in 2007 under this arrangement was $1.8 million.

Efficiency Measures

We evaluate and implement efficiency measures and other cost savings initiatives on an ongoing basis to improve our financial and operating performance through cost savings, productivity improvements and other efficiency measures. Since late 2006, we have initiated numerous measures to streamline our operations through innovation, integration and consolidation. For instance, we are consolidating our data centers, consolidating our networks and outsourcing certain information technology and operations functions. The implementation of these measures often involve upfront costs related to severance, professional fees and/or contractor costs, with the cost savings or other improvements not realized until the measures are completed.

Long-Term Debt

In connection with the 2006 Transaction, we borrowed an aggregate of $925.0 million under our credit agreements and entered into an interest rate swap agreement in order to reduce the risks associated with the variable rate of interest we are charged under our credit agreements. In connection with this financing, we capitalized a total of $20.1 million of loan costs. The incurrence of debt under our credit agreements resulted in interest expense of $10.2 million in the period from November 16 through December 31, 2006, $74.9 million in 2007 and $30.4 million during the six months ended June 30, 2008. Included in this interest expense is amortization expense related to our debt issuance costs of $0.3 million in the period from November 16 through December 31, 2006, $2.9 million in 2007 and amortization expense related to our debt issuance costs, debt discount and other comprehensive loss of $9.7 million during the six months ended June 30, 2008. Additionally, interest expense for the six months ended June 30, 2008 is net of a favorable change in the fair value of our interest rate swap agreement of $11.8 million. Prior to November 2006, we were wholly-owned by HLTH and, therefore, our financial statements and results of operations did not reflect long-term indebtedness or similar arrangements.

Purchase Accounting

In connection with the 2006 Transaction and the 2008 Transaction, purchase accounting adjustments were reflected in our financial statements to account appropriately for these business combinations. These adjustments included the following items and their impact:

•	Recognition of the fair value of our identifiable intangible assets. The increased value of these intangibles resulted in increased amortization expense subsequent to these transactions of $3.6 million in the period from November 16 through December 31, 2006, $28.0 million in 2007 and $26.8 million during the six months ended June 30, 2008.

•	Reduction to fair value of our deferred revenue related to outstanding products and services to be provided subsequent to the 2006 Transaction and the 2008 Transaction. In connection with the 2006 Transaction, we reduced our deferred revenue by $5.2 million and, in connection with the 2008 Transaction, we reduced our deferred revenue by $5.6 million. These adjustments, in effect, reduced the revenue and income from operations that would otherwise have been recognized by $0.8 million in the period from November 16 to December 31, 2006, $3.4 million in 2007, $3.3 million in the six months ended June 30, 2008 (including $3.0 million from the 2008 Transaction) and $2.4 million in the six months ended June 30, 2007.

•	Reduction in the carrying value of our long-term debt to fair value in connection with the 2008 Transaction. The debt discount recorded increased interest expense by $4.5 million in the six month period ended June 30, 2008. As a result of the 2008 Transaction, our interest rate swap no longer met the criteria for hedge accounting and thus the value of the interest rate swap at that date is being amortized over its term to interest expense. This amortization increased interest expense by $4.3 million during the six month period ended June 30, 2008. As a result of no longer meeting the criteria for hedge accounting, the change in fair value of our interest rate swap since the 2008 Transaction has been reflected within interest expense. The resulting change in fair value reduced interest expense by $11.8 million during the six month period ended June 30, 2008.

Stock-Based and Equity-Based Compensation Expense

We incurred stock-based and equity-based compensation expense during 2005, 2006, 2007 and the six months ended June 30, 2008 associated with stock options and restricted awards from HLTH and equity grants pursuant to the EBS Equity Plan. Total stock-based compensation expense incurred for 2005, the period from January 1 through November 15, 2006, the period from November 16 through December 31, 2006 and 2007 was $0.3 million, $6.1 million, $0.3 million and $2.1 million, respectively. Total equity-based compensation expense of $4.5 million and $4.7 million was incurred for 2007 and the six months ended June 30, 2008, respectively.

In connection with the reorganization transactions, the vested EBS Phantom Awards held by certain of our employees will be converted into           shares of our Class A common stock. As a result of this conversion, we expect to recognize compensation expense of between $      and $      in the quarter during which this offering is completed.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expense and related disclosures. We base our estimates and assumptions on the best information available to us at the time the estimates and assumptions are made, on historical experience and on various other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies include areas that require a significant amount of judgment and estimates.

Revenue Recognition

We generate revenues by providing products and services that automate and simplify business and administrative functions for payers and providers, generally on either a per transaction, per document, per communication basis or, in some cases, on a flat fee basis. We generally charge a one-time implementation fee to payers and providers at the inception of a contract in conjunction with related setup and connection to our network and other systems. In addition, we receive software license fees and software and hardware maintenance fees from payers who license our systems for converting paper claims into electronic claims and, occasionally, sell additional software and hardware products.

Revenue for transaction services, patient statement and payment distribution are recognized as the services are provided. Postage fees related to the Company’s payment distribution and patient statement volumes are recorded on a gross basis in accordance with EITF 00-10, Accounting for Shipping and Handling Fees and Costs. Implementation and software license and software maintenance fees are amortized to revenue on a straight-line basis over the contract period, which generally varies from one to three years. Software and hardware sales are recognized once all elements are delivered and customer acceptance is received.

Cash receipts or billings in advance of revenue recognition are recorded as deferred revenues on our consolidated balance sheets.

We exclude sales and use tax from revenue in our consolidated statements of operations.

Software Development Costs

We account for internal use software development costs in accordance with Statement of Position (“SOP”) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (“SOP 98-1”). Software development costs that are incurred in the preliminary project stage are expensed as incurred. Once certain criteria of SOP 98-1 have been met, direct costs incurred in developing or obtaining computer software are capitalized. Training and data conversion costs are expensed as incurred. Capitalized software costs are included in property and equipment within our consolidated balance sheets and are amortized over a three-year period.

Business Combinations

In accordance with SFAS No. 141, Business Combinations (“SFAS 141”), we allocate the purchase price of an acquired business to its identifiable assets and liabilities based on estimated fair values. The excess of the purchase price over the amount allocated to the identifiable assets and liabilities, if any, is recorded as goodwill. The purchase price allocation methodology requires us to make assumptions and to apply judgment to estimate the fair value of acquired assets and liabilities. We estimate the fair value of assets and liabilities based on the appraised market values, the carrying value of the acquired assets and widely accepted valuation techniques, including discounted cash flows and market multiple analyses. We adjust the purchase price allocation, as necessary, up to one year after the acquisition closing date as we obtain more information regarding assets valuations and liabilities assumed. Unanticipated events or circumstances may occur which could affect the accuracy of our fair value estimates, including assumptions regarding industry economic factors and business strategies, and result in an impairment or a new allocation of purchase price.

Goodwill and Intangible Assets

Goodwill and intangible assets from our acquisitions are accounted for using the purchase method of accounting. Intangible assets with definite lives are amortized on a straight-line basis over the estimated useful lives of the related assets generally as follows:

Customer relationships	9 to 20 years
Trade names	20 years
Non-compete agreements	2 years

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), we review the carrying value of goodwill annually and whenever indicators of impairment are present. With respect to goodwill, we determine whether potential impairment losses are present by comparing the carrying value of our reporting units to the fair value of our reporting units, using an income approach valuation. Our reporting units are determined in accordance with SFAS 142, which defines a reporting unit as an operating segment or one level below an operating segment. If the fair value of the reporting unit is less than the carrying value of the reporting unit, then a hypothetical purchase price allocation is used to determine the amount of goodwill impairment.

Income Taxes

We account for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). SFAS 109 generally requires us to record deferred income taxes for the tax effect of differences between book and tax bases of our assets and liabilities.

Deferred income taxes reflect the available net operating losses and the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including our past earnings history, expected future earnings, the character and jurisdiction of such earnings, unsettled circumstances that, if unfavorably resolved would adversely affect utilization of its deferred tax assets, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset.

We recognize uncertain tax positions in accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

Equity-Based Compensation

Compensation expense related to our equity-based awards is recognized on a straight-line basis over the vesting period under the provisions of SFAS 123(R), Share Based Payment (“SFAS 123(R)”), using the modified prospective method. The fair value of equity awards is determined by utilizing an independent third-party valuation using a Black-Scholes model and assumptions as to expected term, expected volatility, expected dividends, and the risk free rate. Certain equity-based awards are classified as liabilities due to the related repurchase features. We remeasure the fair value of these awards at each reporting date. These awards are included in other long-term liabilities in the consolidated balance sheets.

Results of Operations

The following table summarizes our consolidated results of operations for the year ended December 31, 2005, the period from January 1 through November 15, 2006, the period from November 16 through December 31, 2006, the year ended December 31, 2007 and for the six months ended June 30, 2007 and June 30, 2008:

	Emdeon Business Services				Emdeon Inc.
	(Predecessor)(1)				(Successor)(1)
			Period from		Period from				Six Months		Six Months
	Year Ended		Jan. 1, 2006 to		Nov. 16, 2006 to		Year Ended		Ended		Ended
	December 31, 2005		Nov. 15, 2006		Dec. 31, 2006		December 31, 2007		June 30, 2007		June 30, 2008
		% of		% of		% of		% of		% of		% of
	Amount	Revenue(2)(3)	Amount	Revenue(2)(3)	Amount	Revenue(2)(3)	Amount	Revenue(2)(3)	Amount	Revenue(2)	Amount	Revenue(2)
					(as restated*)		(as restated*)				(as restated*)
						(in thousands)			(unaudited)
Revenues
Payer services	$317,043	45.9%	$299,991	45.2%	$39,318	44.7%	$366,675	45.4%	$182,342	45.6%	$184,598	43.7%
Provider services	344,278	49.9	336,243	50.7	44,934	51.1	408,439	50.5	200,869	50.3	219,995	52.0
Pharmacy services	35,989	5.2	32,055	4.8	4,143	4.7	36,937	4.6	18,222	4.6	19,621	4.6
Eliminations	(7,216)	(1.0)	(5,103)	(0.7)	(492)	(0.5)	(3,514)	(0.5)	(1,798)	(0.5)	(1,356)	(0.3)

Total revenues	690,094	100.0	663,186	100.0	87,903	100.0	808,537	100.0	399,635	100.0	422,858	100.0

Cost of operations
Payer services	214,505	67.7	202,423	67.5	26,634	67.7	244,634	66.7	119,860	65.7	122,786	66.5
Provider services	232,061	67.4	221,954	66.0	29,746	66.2	269,795	66.1	132,128	65.8	145,899	66.3
Pharmacy services	8,359	23.2	6,141	19.2	750	18.1	6,790	18.4	3,337	18.3	4,134	21.1
Eliminations	(5,860)		(4,181)		(329)		(2,462)		(1,328)		(974)

Total cost of operations	449,065	65.1	426,337	64.3	56,801	64.6	518,757	64.2	253,997	63.6	271,845	64.3

Development and engineering
Payer services	8,865	2.8	7,142	2.4	837	2.1	8,365	2.3	3,889	2.1	4,177	2.3
Provider services	8,921	2.6	9,308	2.8	1,211	2.7	11,603	2.8	5,716	2.8	6,591	3.0
Pharmacy services	3,188	8.9	2,705	8.4	363	8.8	3,162	8.6	1,566	8.6	1,791	9.1
Eliminations	(4)		(8)		—		—		—		—

Total development and engineering	20,970	3.0	19,147	2.9	2,411	2.7	23,130	2.9	11,171	2.8	12,559	3.0

Sales, marketing, general and admin
Payer services	27,708	8.7	22,737	7.6	3,109	7.9	22,299	6.1	11,537	6.3	12,725	6.9
Provider services	29,313	8.5	26,513	7.9	3,671	8.2	31,329	7.7	15,403	7.7	15,695	7.1
Pharmacy services	5,306	14.7	4,247	13.2	512	12.4	4,875	13.2	2,627	14.4	1,880	9.6
Eliminations	(1,352)		(914)		(163)		(1,052)		(470)		(382)

Total sales, marketing, general and admin excluding corporate	60,975	8.8	52,583	7.9	7,129	8.1	57,451	7.1	29,097	7.3	29,918	7.1

Income from segment operations	159,084	23.1	165,119	24 9	21,562	24.5	209,199	25.9	105,370	26.4	108,536	25.7
Corporate expense	29,810	4.3	29,175	4.4	5,831	6.6	38,105	4.7	19,799	5.0	16,932	4.0
Depreciation and amortization	32,273	4.7	30,440	4.6	7,127	8.1	62,811	7.8	30,287	7.6	46,269	10.9

Operating income	97,001	14.1	105,504	15.9	8,604	9.8	108,283	13.4	55,284	13.8	45,335	10.7
Interest income	(74)	0.0	(67)	0.0	(139)	(0.2)	(1,567)	(0.2)	(731)	(0.2)	(603)	(0.1)
Interest expense	56	0.0	25	0.0	10,173	11.6	74,940	9.3	38,052	9.5	30,440	7.2

Income before income tax provision	97,019	14.1	105,546	15.9	(1,430)	(1.6)	34,910	4.3	17,963	4.5	15,498	3.7
Income tax provision	31,526	4.6	42,004	6.3	1,143	1.3	17,573	2.2	9,663	2.4	7,694	1.8

Net income (loss) before minority interest	65,493	9.5	63,542	9.6	(2,573)	(2.9)	17,337	2.1	8,300	2.1	7,804	1.8
Minority interest	—	—	—	—	—	—	—	—	—	—	1,683	0.4

Net income (loss)	$65,493	9.5%	$63,542	9.6%	$(2,573)	(2.9)	$17,337	2.1	$8,300	2.1%	$6,121	1.4%

(footnotes on next page)

*	Our consolidated balance sheet and statement of operations as of and for the periods ended December 31, 2006 and 2007 have been restated. See note 2 of the accompanying audited consolidated financial statements. We have also restated our consolidated balance sheet and statement of operations as of and for the period ended June 30, 2008. See note 1 of the accompanying unaudited consolidated financial statements.

(1)	Our financial results prior to November 16, 2006 represent the financial results of the group of subsidiaries of HLTH that comprised its Emdeon Business Services segment. On November 16, 2006, HLTH sold a 52% interest in EBS Master (which was formed as a holding company for our business in connection with that transaction) to an affiliate of General Atlantic. Accordingly, the financial information presented reflects the results of operations and financial condition of Emdeon Business Services before the 2006 Transaction (Predecessor) and of us after the 2006 Transaction (Successor).

(2)	All references to percentage of revenues for expense components refer to the percentage of revenues of such segment.

(3)	See “Note 22 — Segment Reporting” to our audited financial statements included elsewhere in this prospectus for further detail of our revenues within each reportable segment.

Our historical consolidated operating results do not reflect (i) the step-up in the value of certain assets as a result of the 2008 Transaction (other than for the six months ended June 30, 2008), (ii) the creation of certain tax assets in connection with this offering and the reorganization transactions and the creation or acquisition of related liabilities in connection with entering into the tax receivable agreements and (iii) this offering and the application of the net proceeds from this offering. As a result, our historical consolidated operating results may not be indicative of what our results of operations will be for future periods.

Management’s discussion and analysis of the results of operations for the historical periods prior to November 16, 2006 does not reflect the impact that the 2006 Transaction has had and will have on us, including increased leverage and liquidity requirements. We have presented the information for the year ended December 31, 2006 on a “combined” predecessor period and successor period basis to facilitate meaningful comparisons of operating results for the years ended December 31, 2005, 2006 and 2007. This “combined” presentation does not purport to represent what our results of operations actually would have been if the 2006 Transaction had occurred on January 1, 2006 or what our results of operations will be for future periods. For a discussion of the significant items affecting the comparability of the 2006 predecessor period and successor period see “— Significant Items Affecting Comparability” above.

Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007

Revenues

Our total revenues increased $23.2 million, or 5.8%, to $422.9 million for the six months ended June 30, 2008 as compared to $399.6 million for the six months ended June 30, 2007. This increase in total revenues for the six months ended June 30, 2008 includes a $3.0 million revenue reduction from a purchase accounting adjustment related to the 2008 Transaction.

Our payer services segment revenues increased $2.3 million, or 1.2%, to $184.6 million for the six months ended June 30, 2008 as compared to $182.3 million for the six months ended June 30, 2007. Claims management revenues were $90.8 million for the six months ended June 30, 2008 as compared to $96.6 million for the six months ended June 30, 2007. This $5.8 million, or 6.1%, decrease in revenues was primarily driven by (i) reduced average transaction rates from market pricing pressures and the execution of additional MGAs and (ii) electronic batch claims transaction volume declines related to the expiration of a significant channel partner contract and conversion of a significant MGA to a standard payer arrangement. This decrease in revenues was offset partially by higher electronic transaction volumes. Additionally, claims management revenue for the six months ended June 30, 2008 was reduced by $1.0 million related to a deferred revenue purchase accounting adjustment associated with the 2008 Transaction. Payer payment distribution services revenues were $93.8 million for the six months ended June 30, 2008 as compared to $85.7 million for the six months ended June 30, 2007. This $8.1 million, or 9.5%, increase was primarily driven by net new sales and implementations and the impact of U.S. postage rate increases in May 2008 and May 2007.

Our provider services segment revenues increased $19.1 million, or 9.5%, to $220.0 million for the six months ended June 30, 2008 as compared to $200.9 million for the six months ended June 30, 2007. Patient statement revenues were $133.4 million for the six months ended June 30, 2008 as compared to $118.7 million for the six months ended June 30, 2007. This $14.7 million, or 12.4%, increase in revenues was primarily driven by $10.2 million of revenues associated with the acquisition of IXT in December 2007, net new sales and implementations and the impact of U.S. postage rate increases in May 2008 and May 2007. Provider revenue cycle management revenues were $70.6 million for the six months ended June 30, 2008 as compared to $67.8 million for the six months ended June 30, 2007. This $2.8 million, or 4.2%, increase was primarily driven by net new sales and implementations, offset by attrition in legacy products and a $2.0 million deferred revenue purchase accounting adjustment associated with the 2008 Transaction. Dental revenues were $16.0 million for the six months ended

June 30, 2008 as compared to $14.4 million for the six months ended June 30, 2007. This $1.6 million, or 11.2%, increase in revenues was primarily driven by net new sales and implementations.

Our pharmacy segment services revenues were $19.6 million for the six months ended June 30, 2008 as compared to $18.2 million for the six months ended June 30, 2007. This $1.4 million, or 7.7%, increase was primarily driven by net new sales and implementations.

Cost of Operations

Our total cost of operations increased $17.8 million, or 7.0%, to $271.8 million for the six months ended June 30, 2008 as compared to $254.0 million for the six months ended June 30, 2007.

Our payer services segment cost of operations was $122.8 million for the six months ended June 30, 2008 as compared to $119.9 million for the six months ended June 30, 2007. This $2.9 million, or 2.4%, increase was primarily attributable to higher postage and materials costs resulting from higher payment distribution print volumes and U.S. postage rate increases in May 2008 and 2007, as well as increased external contractor and outsourcing costs associated with our efficiency measures. These increases were partially offset by reduced rebates paid to channel partners as the result of a decrease in the number of electronic claims processed through our channel partner relationships. Our payer services segment’s cost of operations as a percentage of revenue increased to 66.5% for the six months ended June 30, 2008 from 65.7% for the six months ended June 30, 2007 due primarily to the impact of the May 2008 and May 2007 U.S. postage rate increases.

Our provider services segment cost of operations was $145.9 million for the six months ended June 30, 2008 as compared to $132.1 million for the six months ended June 30, 2007. This $13.8 million, or 10.4%, increase was primarily attributable to higher postage and materials costs due to higher patient statement volumes and U.S. postage rate increases in May 2008 and 2007, as well as increased external contractor and outsourcing costs associated with our efficiency measures. These increases were partially offset by reduced personnel costs related to the implementation of our efficiency measures. Our provider services segment’s cost of operations as a percentage of revenue increased to 66.3% for the six months ended June 30, 2008 from 65.8% for the six months ended June 30, 2007 due primarily to the impact of the May 2008 and May 2007 U.S. postage rate increases.

Our pharmacy services segment cost of operations was $4.1 million for the six months ended June 30, 2008 as compared to $3.3 million for the six months ended June 30, 2007. This $0.8 million, or 23.9%, increase was primarily attributable to increased personnel costs to support our business growth. Our pharmacy services segment’s cost of operations as a percentage of revenue increased to 21.1% for the six months ended June 30, 2008 from 18.3% for the six months ended June 30, 2007 due primarily to the increased personnel costs to support our business growth.

Development and Engineering Expense

Our total development and engineering expense increased $1.4 million, or 12.4%, to $12.6 million for the six months ended June 30, 2008 as compared to $11.2 million for the six months ended June 30, 2007.

Our payer services segment development and engineering expense increased $0.3 million, or 7.4%, to $4.2 million for the six months ended June 30, 2008 as compared to $3.9 million for the six months ended June 30, 2007, reflecting generally consistent levels of activity for both periods.

Our provider services segment development and engineering expense was $6.6 million for the six months ended June 30, 2008 as compared to $5.7 million for the six months ended June 30, 2007. This $0.9 million, or 15.3%, increase was primarily attributable to increased provider revenue cycle management product development activities.

Our pharmacy services segment development and engineering expense was $1.8 million for the six months ended June 30, 2008 as compared to $1.6 million for the six months ended June 30, 2007. This $0.2 million, or 14.4%, increase was primarily attributable to increased product development activities in our pharmacy segment.

Sales, Marketing, General and Administrative Expense (Excluding Corporate Expense)

Our total sales, marketing, general and administrative expense (excluding corporate expense) increased $0.8 million, or 2.8%, to $29.9 million for the six months ended June 30, 2008 as compared to $29.1 million for the six months ended June 30, 2007.

Our payer services segment sales, marketing, general and administrative expense was $12.7 million for the six months ended June 30, 2008 as compared to $11.5 million for the six months ended June 30, 2007. This $1.2 million, or 10.3%, increase was primarily attributable to increased compensation expense assigned to equity grants under the EBS Equity Plan.

Our provider services segment sales, marketing, general and administrative expense increased $0.3 million, or 1.9%, to $15.7 million for the six months ended June 30, 2008 as compared to $15.4 million for the six months ended June 30, 2007, reflecting generally consistent levels of activity for both periods.

Our pharmacy services segment sales, marketing, general and administrative expense was $1.9 million for the six months ended June 30, 2008 as compared to $2.6 million for the six months ended June 30, 2007. This $0.7 million, or 28.4%, decrease was primarily attributable to reduced personnel costs in our pharmacy sales department as a result of our efficiency measures.

Corporate Expense

Our corporate expense was $16.9 million for the six months ended June 30, 2008 as compared to $19.8 million for the six months ended June 30, 2007. This $2.9 million, or 14.5%, decrease was primarily attributable to lower transition services fees paid to HLTH in connection with services provided by HLTH to us since our separation, the absence of certain incentive compensation expenses paid in connection with the 2006 Transaction and an external consulting fee related to an efficiency measure study incurred in 2007. This decrease in corporate expense was partially offset by increased personnel and other costs in the first half of 2008 associated with our transition to a stand-alone company and increased compensation expense assigned to equity grants under the EBS Equity Plan.

Depreciation and Amortization Expense

Our depreciation and amortization expense was $46.3 million for the six months ended June 30, 2008 as compared to $30.3 million for the six months ended June 30, 2007. This $16.0 million, or 52.8%, increase was primarily attributable to additional depreciation and amortization expense related to purchase accounting adjustments associated with the 2008 Transaction, as well as depreciation of property and equipment assets placed in service after June 30, 2007.

Interest Income

Our interest income was $0.6 million in the six months ended June 30, 2008 as compared to $0.7 million in the six months ended June 30, 2007. This $0.2 million, or 17.5%, decrease was primarily attributable to a decline in interest rates applicable to our cash balances maintained in our bank accounts as compared to the prior year period.

Interest Expense

Our interest expense was $30.4 million in the six months ended June 30, 2008 as compared to $38.1 million in the six months ended June 30, 2007. This $7.6 million, or 20.0%, decrease was primarily attributable to a $11.8 million reduction from the change in fair value of our interest rate swap, lower amounts of outstanding indebtedness as a result of principal payments on our credit agreements after June 30, 2007 and a decline in the variable interest rates we were charged under our credit agreements. These decreases were offset partially by purchase accounting adjustments related to the 2008 Transaction for debt discount and interest rate swap amortization of $4.5 million and $4.3 million, respectively.

Income Taxes

Our income tax expense was $7.7 million in the six months ended June 30, 2008 as compared to $9.7 million in six months ended June 30, 2007. This $2.0 million, or 20.4%, decrease was primarily attributable to an increase in a deferred tax valuation allowance in 2008 as compared to 2007.

Year Ended December 31, 2007 Compared to the Period from January 1, 2006 through November 15, 2006 (Predecessor) and the Period from November 16, 2006 through December 31, 2006 (Successor)

Revenues

Our total revenues increased $57.4 million, or 7.6%, to $808.5 million in 2007 as compared to $663.2 million in the period from January 1 to November 15, 2006 and $87.9 million in the period from November 16 to December 31, 2006.

Our payer services segment revenues were $366.7 million in 2007 as compared to $300.0 million in the period from January 1 to November 15, 2006 and $39.3 million in the period from November 16, 2006 to December 31, 2006. Claims management revenues were $193.0 million in 2007 as compared to $165.5 million in the period from January 1, 2006 to November 15, 2006 and $21.6 million in the period from November 16 to December 31, 2006. This $5.9 million, or 3.2%, increase in 2007 as compared to the combined 2006 period was primarily driven by higher electronic claims transaction volumes, partially offset by (i) reduced average electronic batch claims rates from market pricing pressures and the execution of additional MGAs and (ii) lower software systems and maintenance revenues. Payer payment distribution services revenues were $173.7 million in 2007 as compared to $134.5 million in the period from January 1 to November 15, 2006 and $17.7 million in the period from November 16 to December 31, 2006. This $21.5 million, or 14.1% increase, in 2007 as compared to the combined 2006 period was primarily driven by net new sales and implementations, as well as a U.S. postage rate increase in May 2007.

Our provider services segment revenues were $408.4 million in 2007 as compared to $336.2 million in the period from January 1, 2006 to November 15, 2006 and $44.9 million in the period from November 16, 2006 to December 31, 2006. Patient statement revenues were $242.9 million in 2007 as compared to $198.2 million in the period from January 1, 2006 to November 15, 2006 and $27.2 million in the period from November 16 to December 31, 2006. This $17.5 million, or 7.8%, increase in 2007 as compared to the combined 2006 period was primarily driven by net new sales and implementations and a U.S. postage rate increase in May 2007. Provider revenue cycle management revenues were $136.7 million in 2007 as compared to $114.3 million in the period from January 1 to November 15, 2006 and $14.6 million in the period from November 16 to December 31, 2006. This $7.8 million, or 6.0%, increase in 2007 as compared to the combined 2006 period was primarily driven by net new sales and implementations. Dental revenues were $28.9 million in 2007 as compared to $23.8 million in the period from January 1 to November 15, 2006 and $3.1 million in the period from November 16 to December 31, 2006. This $2.0 million, or 7.5%, increase in 2007 as compared to the combined 2006 period was primarily driven by net new sales and implementations.

Our pharmacy services segment revenues were $36.9 million in 2007 as compared to $32.1 million in the period from January 1 to November 15, 2006 and $4.1 million in the period from November 16 to December 31, 2006. This $0.7 million, or 2.0%, increase in 2007 as compared to the combined 2006 period was primarily driven by net new sales and implementations.

Cost of Operations

Our total cost of operations increased $35.6 million, or 7.4%, to $518.8 million in 2007 as compared to $426.3 million in the period from January 1 to November 15, 2006 and $56.8 million in the period from November 16 to December 31, 2006.

Our cost of operations for our payer services segment was $244.6 million in 2007 as compared to $202.4 million in the period from January 1 to November 15, 2006 and $26.6 million in the period from November 16 to December 31, 2006. This $15.6 million, or 6.8%, increase in 2007 as compared to the combined 2006 period was primarily attributable to higher postage and materials costs due to higher volumes and a U.S. postage rate increase in May 2007, as well as severance and other costs related to our efficiency measures. These increases were partially offset by (i) reduced electronic transaction processing costs resulting from efficiency measures and the full year impact in 2007 of a 2006 supplier contract renegotiation, (ii) other production efficiencies, (iii) reduced personnel costs due to lower paper to electronic claims volumes and (iv) lower compensation expense in 2007 related to equity awards issued prior to the 2006 Transaction by HLTH. Our payer services segment’s cost of operations as a percentage of revenue decreased to 66.7% in 2007 from 67.5% in the period from January 1 to November 15, 2006 and 67.7% in the period from November 16 to December 31, 2006 primarily due to the impact of reduced electronic transaction unit costs and other production efficiencies, offset partially by the impact of a May 2007 U.S. postage rate increase.

Our cost of operations for our provider services segment was $269.8 million in 2007 as compared to $222.0 million in the period from January 1 to November 15, 2006 and $29.7 million in the period from November 16 to December 31, 2006. This $18.1 million, or 7.2%, increase in 2007 as compared to the combined 2006 period was primarily attributable to higher postage and materials costs related to increased patient statement volumes and a U.S. postage rate increase in May 2007, as well as increased information technology support costs. This increase was partially offset by (i) reduced electronic transaction processing costs resulting from our efficiency measures and the full year impact in 2007 of a 2006 supplier contract renegotiation, (ii) other production efficiencies and (iii) lower compensation expense related to equity awards issued prior to the 2006 Transaction by HLTH. Our provider services segment’s cost of operations as a percentage of revenue was stable during both the 2007 and combined 2006 periods as the impact of reduced electronic transaction unit costs and other production efficiencies offset the impact of a May 2007 U.S. postage rate increase.

Our cost of operations for our pharmacy services segment was $6.8 million in 2007 as compared to $6.1 million in the period from January 1, 2006 to November 15, 2006 and $0.8 million in the period from November 16, 2006 to December 31, 2006. This $0.1 million, or 1.5%, decrease in 2007 as compared to the combined 2006 period reflects generally consistent levels of activity during both years.

Development and Engineering Expense

Our total development and engineering expense increased $1.6 million, or 7.3%, to $23.1 million in 2007 as compared to $19.1 million in the period from January 1 to November 15, 2006 and $2.4 million in the period from November 16 to December 31, 2006.

Our development and engineering expense for our payer services segment was $8.4 million in 2007 as compared to $7.1 million in the period from January 1 to November 15, 2006 and $0.8 million in the period from November 16 to December 31, 2006. This $0.4 million, or 4.8%, increase in 2007 as compared to the combined 2006 period reflects generally consistent levels of development and engineering activity during both years.

Our development and engineering expense for our provider services segment was $11.6 million in 2007 as compared to $9.3 million in the period from January 1 to November 15, 2006 and $1.2 million in the period from November 16 to December 31, 2006. This $1.1 million, or 10.3%, increase in 2007 as compared to the combined 2006 period was primarily attributable to increased information technology support costs related to increased provider revenue cycle management product development activity.

Our development and engineering expense for our pharmacy services segment was $3.2 million in 2007 as compared to $2.7 million in the period from January 1 to November 15, 2006 and $0.4 million in the period from November 16 to December 31, 2006. This $0.1 million, or 3.1%, increase in 2007 as compared to the combined 2006 period reflects generally consistent levels of development and engineering activity during both years.

Sales, Marketing, General and Administrative Expense (Excluding Corporate Expense)

Our total sales, marketing, general and administrative expense (excluding corporate expense) decreased $2.3 million, or 3.8%, to $57.5 million in 2007 as compared to $52.6 million in the period from January 1 to November 15, 2006 and $7.1 million in the period from November 16 to December 31, 2006.

Our sales, marketing, general and administrative expense for our payer services segment was $22.3 million in 2007 as compared to $22.7 million in the period from January 1 to November 15, 2006 and $3.1 million in the period from November 16 to December 31, 2006. This $3.5 million, or 13.7%, decrease in 2007 as compared to the combined 2006 period was primarily attributable to reduced bad debt expense and lower compensation expense related to equity awards issued prior to the 2006 Transaction by HLTH.

Our sales, marketing, general and administrative expense for our provider services segment was $31.3 million in 2007 as compared to $26.5 million in the period from January 1 to November 15, 2006 and $3.7 million in the period from November 16 to December 31, 2006. This $1.1 million, or 3.8%, increase in 2007 as compared to the combined 2006 period reflects generally consistent levels of activity during both years.

Our sales, marketing, general and administrative expense for our pharmacy services segment was $4.9 million in 2007 as compared to $4.2 million in the period from January 1 to November 15, 2006 and $0.5 million in the period from November 16 to December 31, 2006. This $0.1, or 2.4%, million increase in 2007 as compared to the combined 2006 period reflects generally consistent levels of activity during both years.

Corporate Expense

Our corporate expense was $38.1 million in 2007 as compared to $29.2 million in the period from January 1 to November 15, 2006 and $5.8 million in the period from November 16 to December 31, 2006. The $3.1 million, or 8.9%, increase in 2007 as compared to the combined 2006 period was primarily attributable to (i) increased marketing expense, (ii) an external consulting fee associated with our efficiency measure study, (iii) increased transition services fees paid to HLTH and (iv) increased personnel, insurance, legal, equity compensation and other costs related to our operations as a stand-alone company following the 2006 Transaction. These increases were partially offset by the absence of a corporate allocation charge from HLTH during 2007 and the absence of $4.2 million of costs incurred related to the 2006 Transaction.

Depreciation and Amortization Expense

Our depreciation and amortization expense was $62.8 million in 2007 as compared to $30.4 million in the period from January 1 to November 15, 2006 and $7.1 million in the period from November 16 to December 31, 2006. The $25.2 million, or 67.2%, increase in 2007 as compared to the combined 2006 period was primarily attributable to the amortization of increased intangible assets recognized in connection with the 2006 Transaction and depreciation related to additional property and equipment placed in service during 2007.

Interest Income

Our interest income was $1.6 million in 2007 as compared to $0.1 million in the period from January 1 to November 15, 2006 and $0.1 million in the period from November 16 to December 31, 2006. The $1.4 million increase in 2007 as compared to the combined 2006 period was attributable to larger cash balances maintained in our bank accounts during 2007. Prior to the 2006 Transaction, the majority of our cash was maintained at the corporate level of HLTH.

Interest Expense

Our interest expense was $74.9 million in 2007 as compared to $10.2 million in the period from November 16 to December 31, 2006. Minimal interest expense was incurred in the period from January 1 to November 15, 2006. This $64.7 million increase in 2007 as compared to the combined 2006 period was attributable to long-term debt and related loan costs associated with our credit agreements, which we entered into at the time of the 2006 Transaction. Prior to the 2006 Transaction, we did not have significant long-term debt obligations.

Income Taxes

Our income tax expense was $17.6 million in 2007 as compared to $42.0 million in the period from January 1 to November 15, 2006 and $1.1 million in the period from November 16 to December 31, 2006. The $25.6 million, or 59.3%, decrease in 2007 as compared to the combined 2006 period was primarily attributable to lower pre-tax income due to increased interest expense and depreciation and amortization in 2007.

Period from January 1, 2006 through November 15, 2006 (Predecessor) and the Period from November 16, 2006 through December 31, 2006 (Successor) Compared to the Year Ended December 31, 2005

Revenues

Our total revenues increased $61.0 million, or 8.8%, to $663.2 million in the period from January 1 to November 15, 2006 and $87.9 million in the period from November 16 to December 31, 2006 as compared to $690.1 million in 2005.

Our payer services segment revenues were $300.0 million in the period from January 1 to November 15, 2006 and $39.3 million in the period from November 16 to December 31, 2006 as compared to $317.0 million in 2005. Claims management revenues were $165.5 million in the period from January 1 to November 15, 2006 and $21.6 million in the period from November 16 to December 31, 2006 as compared to $183.0 million in 2005. This $4.1 million, or 2.2% increase in the combined 2006 period as compared to 2005 was primarily driven by higher electronic transaction volumes and software systems revenue. This increase was partially offset by reduced average electronic batch claims rates from market pricing pressures and the execution of additional MGAs, as well as lower paper to electronic claims volumes. Payer payment distribution services revenues were $134.5 million in the period from January 1 to November 15, 2006 and $17.7 million in the period from November 16 to December 31, 2006 as compared to $134.1 million in 2005. This $18.2 million, or 13.5%, increase in the combined 2006 period as compared to 2005 was primarily driven by net new sales and implementations, as well as the impact of a U.S. postage rate increase in January 2006.

Our provider services segment revenues were $336.2 million in the period from January 1 to November 15, 2006 and $44.9 million in the period from November 16 to December 31, 2006 as compared to $344.3 million in 2005. Patient statement revenues were $198.2 million in the period from January 1 to November 15, 2006 and $27.2 million in the period from November 16 to December 31, 2006 as compared to $198.1 million in 2005. The $27.3 million, or 13.8%, increase in the combined 2006 period as compared to 2005 was primarily driven by net new sales and implementations and a U.S. postage rate increase in January 2006. Provider revenue cycle management revenues were $114.3 million in the period from January 1 to November 15, 2006 and $14.6 million in the period from November 16 to December 31, 2006 as compared to $120.5 million in 2005. The $8.4 million, or 7.0%, increase in the combined 2006 period as compared to 2005 was primarily driven by net new sales and implementations. Dental revenues were $23.8 million in the period from January 1 to November 15, 2006 and $3.1 million in the period from November 16 to December 31, 2006 as compared to $25.7 million in 2005. The $1.2 million, or 4.5%, increase in the combined 2006 period as compared to 2007 was primarily driven by net new sales and implementations.

Our pharmacy services segment revenues were $32.1 million in the period from January 1 to November 15, 2006 and $4.1 million in the period from November 16 to December 31, 2006 as compared to $36.0 million in 2005. The $0.2 million, or 0.6%, increase during the combined 2006 period as compared to 2005 was primarily driven by net new sales and implementations, offset partially by lower prescription rebate revenue.

Cost of Operations

Our total cost of operations increased $34.1 million, or 7.6%, to $426.3 million in the period from January 1 to November 15, 2006 and $56.8 million in the period from November 16 to December 31, 2006 as compared to $449.1 million in 2005.

Our cost of operations for our payer services segment was $202.4 million in the period from January 1 to November 15, 2006 and $26.6 million in the period from November 16 to December 31, 2006 as compared to $214.5 million in 2005. This $14.6 million, or 6.8%, increase in the combined 2006 period as compared to 2005 was primarily attributable to higher postage and materials costs due to higher payment distribution volumes and a U.S. postage rate increase in January 2006, as well as increased personnel costs related to increased paper to electronic claims volumes and compensation expense related to equity awards issued prior to the 2006 Transaction by HLTH. This increase was partially offset by reduced electronic transaction processing costs resulting from a 2006 supplier contract renegotiation and other production efficiencies. Our payer services segment’s cost of operations as a percentage of revenue was stable during both the combined 2006 and 2005 periods as the impact of reduced electronic transaction unit costs and other production efficiencies offset the impact of a January 2006 U.S. postage rate increase.

Our cost of operations for our provider services segment was $222.0 million in the period from January 1 to November 15, 2006 and $29.7 million in the period from November 16 to December 31, 2006 as compared to $232.1 million in 2005. This $19.6 million, or 8.5%, increase in the combined 2006 period as compared to 2005 was primarily attributable to higher postage and materials costs related to increased patient statement volumes and a U.S. postage rate increase in January 2006, compensation expense related to equity awards issued prior to the 2006 Transaction by HLTH and increased information technology support costs. This increase was partially offset by reduced electronic transaction processing costs resulting from a 2006 supplier contract renegotiation and other production efficiencies. Our provider services segment’s cost of operations as a percentage of revenue decreased to 66.0% in the period from January 1 to November 15, 2006 and 66.2% in the period from November 16 to December 31, 2006 from 67.4% in 2005 as the impact of reduced electronic transaction unit costs and other production efficiencies offset the impact of a January 2006 U.S. postage rate increase.

Our cost of operations for our pharmacy services segment was $6.1 million in the period from January 1 to November 15, 2006 and $0.8 million in the period from November 16 to December 31, 2006 as compared to $8.4 million in 2005. This $1.5 million, or 17.6%, decrease in the combined 2006 period as compared to 2005 was due to reduced transaction processing costs as a result of several 2006 supplier contract renegotiations. Our pharmacy services segment’s cost of operations as a percentage of revenue decreased to 19.2% in the period from January 1 to November 15, 2006 and 18.1% in the period from November 16 to December 31, 2006 from 23.2% in 2005, primarily due to the impact of reduced electronic transaction unit costs.

Development and Engineering Expense

Our total development and engineering expense increased $0.6 million, or 2.8%, to $19.1 million in the period from January 1 to November 15, 2006 and $2.4 million in the period from November 16 to December 31, 2006 as compared to $21.0 million in 2005.

Our development and engineering expense for our payer services segment was $7.1 million in the period from January 1 to November 15, 2006 and $0.8 million in the period from November 16 to December 31, 2006 as compared to $8.9 million in 2005. The $0.9 million, or 10.0%, decrease in the combined 2006 period as compared to 2005 was primarily attributable to reduced personnel costs and a lower level of development activities in 2006.

Our development and engineering expense for our provider services segment was $9.3 million in the period from January 1 to November 15, 2006 and $1.2 million in the period from November 16 to December 31, 2006 as compared to $8.9 million in 2005. The $1.6 million, or 17.9%, increase in the combined 2006 period as compared to 2005 was primarily attributable to increased information technology support costs related to new product development and product integration activity.

Our development and engineering expense for our pharmacy services segment was $2.7 million in the period from January 1 to November 15, 2006 and $0.4 million in the period from November 16 to December 31, 2006 as compared to $3.2 million in 2005, reflecting generally consistent levels of activity during the combined 2006 period and 2005.

Sales, Marketing, General and Administrative Expense (Excluding Corporate Expense)

Our total sales, marketing, general and administrative expense (excluding corporate expense) decreased $1.3 million, or 2.1%, to $52.6 million in the period from January 1 to November 15, 2006 and $7.1 million in the period from November 16 to December 31, 2006 as compared to $61.0 million in 2005.

Our sales, marketing, general and administrative expense for our payer services segment was $22.7 million in the period from January 1 to November 15, 2006 and $3.1 million in the period from November 16 to December 31, 2006 as compared to $27.7 million in 2005. The $1.9 million, or 6.7%, decrease in the combined 2006 period as compared to 2005 was primarily attributable to reduced personnel costs in 2006 from the reduction of management personnel from prior acquisitions, partially offset by compensation expense related to equity awards issued prior to the 2006 Transaction by HLTH.

Our sales, marketing, general and administrative expense for our provider services segment was $26.5 million in the period from January 1 to November 15, 2006 and $3.7 million in the period from November 16 to

December 31, 2006 as compared to $29.3 million in 2005, reflecting generally consistent levels of activity during the combined 2006 period and 2005.

Our sales, marketing, general and administrative expense for our pharmacy services segment was $4.2 million in the period from January 1 to November 15, 2006 and $0.5 million in the period from November 16 to December 31, 2006 as compared to $5.3 million in 2005. The $0.5 million, or 10.3%, decrease in the combined 2006 period as compared to 2005 was primarily attributable to lower bad debt expense, offset partially by increased personnel costs.

Corporate Expense

Our corporate expense was $29.2 million in the period from January 1 to November 15, 2006 and $5.8 million in the period from November 16 to December 31, 2006 as compared to $29.8 million in 2005. The $5.2 million, or 17.4%, increase during the combined 2006 period as compared to 2005 was primarily attributable to $4.2 million of costs related to the 2006 Transaction, increased transition services fees paid to HLTH and equity compensation and other costs related to our operations as a stand-alone company following the 2006 Transaction. These increases were partially offset by reduced personnel costs resulting from open management positions, external consulting fees and marketing costs.

Depreciation and Amortization Expense

Our depreciation and amortization expense was $30.4 million in the period from January 1 to November 15, 2006 and $7.1 million in the period from November 16 to December 31, 2006 as compared to $32.3 million in 2005. The $5.3 million, or 16.4%, increase during the combined 2006 period as compared to 2005 was primarily attributable to the amortization of increased intangible assets which were recognized in connection with the 2006 Transaction and depreciation related to additional property and equipment placed in service during 2006.

Interest Income

Our interest income was $0.1 million in the period from January 1 to November 15, 2006 and $0.1 million in the period from November 16 to December 31, 2006 as compared to $0.1 million in 2005, reflecting generally consistent levels of cash balances during the combined 2006 period and 2005.

Interest Expense

Our interest expense was $10.2 million in the period from November 16 to December 31, 2006 as compared to $0.1 million in 2005. Minimal interest was incurred in the period from January 1 to November 15, 2006. The $10.1 million increase during the combined 2006 period as compared to 2005 was attributable to long-term debt and related loan costs associated with our credit agreements, which we entered into at the time of the 2006 Transaction. Prior to the 2006 Transaction, we did not have significant long-term debt obligations.

Income Taxes

Our income tax expense was $42.0 million in the period from January 1 to November 15, 2006 and $1.1 million in the period from November 16 to December 31, 2006 as compared to $31.5 million in 2005. The $11.6 million, or 36.9%, increase during the combined 2006 period as compared to 2005 was primarily attributable to increased pre-tax income in 2006 as compared to 2005, as well as a reduction in 2005 income taxes from the resolution of a tax contingency.

Liquidity and Capital Resources

General

We are a holding company with no material business operations. Our principal asset is the equity interests we own in EBS Master. We conduct all of our business operations through the direct and indirect subsidiaries of EBS Master. Accordingly, our only material sources of cash are dividends or other distributions or payments that are derived from earnings and cash flow generated by the subsidiaries of EBS Master.

We have financed our operations primarily through cash provided by operating activities, private sales of EBS Units to the Principal Equityholders and borrowings under our credit agreements. These sources of financing have been our principal sources of liquidity to date. We intend to use our proceeds from this offering to purchase           EBS Units held by the H&F Continuing LLC Members (or           EBS Units if the underwriters exercise their over-allotment option in full) and will use any remaining proceeds for working capital and general corporate purposes, which may include the repayment of indebtedness and to fund future acquisitions. We believe that our existing cash on hand, the net proceeds from this offering, cash generated from operating activities and available borrowings under our revolving credit agreement ($44.2 million as of June 30, 2008) will be sufficient to satisfy our currently anticipated cash requirements at least through the next 12 months, which include debt service requirements under our credit agreements and potential payments under the tax receivable agreements.

As of June 30, 2008, we had cash and cash equivalents of $64.1 million as compared to $33.7 million as of December 31, 2007 and $30.5 million as of December 31, 2006.

Cash Flows

Operating Activities

Cash provided by operations for the six months ended June 30, 2008 was $42.0 million as compared to $34.7 million for the six months ended June 30, 2007. This $7.3 million increase was primarily driven by our business growth.

Cash provided by operations for the year ended December 31, 2007 was $98.0 million as compared to $125.4 million in the period from January 1 to November 15, 2006 and $22.0 million in the period from November 16 to December 31, 2006. The $49.3 million decrease in cash provided by operations during 2007 as compared to the combined 2006 period is primarily attributable to (i) $62.9 million of additional interest expense paid in 2007 under our credit agreements, which agreements were not in place prior to the 2006 Transaction, (ii) repayment in 2007 to HLTH of amounts paid by them on our behalf during 2006 and (iii) costs incurred in 2007 related to our separation from HLTH, offset partially by increased cash from business growth.

Cash provided by operations was $127.1 million for the year ended December 31, 2005. The $20.4 million increase for the combined 2006 period as compared to 2005 was primarily attributable to increased cash from business growth and payments of certain expenses by HLTH on our behalf prior to the 2006 Transaction, offset partially by $9.1 million interest expense paid during 2006.

Investing Activities

Cash used in investing activities for the six months ended June 30, 2008 was $315.1 million as compared to $30.5 million during the six months ended June 30, 2007. Excluding payments related to the 2008 Transaction and 2006 Transaction of $306.3 million and $10.7 million, respectively, cash used in investing activities was $8.9 million during the six months ended June 30, 2008 as compared to $19.8 million during the six months ended June 30, 2007. This $10.9 million decrease is primarily attributable to higher capital expenditures in the first half of 2007 related to our efficiency measures.

Cash used in investing activities for the year ended December 31, 2007 was $50.2 million as compared to $1,217.0 million in the period from January 1 to November 15, 2006 and $45.2 million in the period from November 16 to December 31, 2006. Excluding payments related to the 2006 Transaction of $10.7 million and $1,214.3 million, respectively, cash used in investing activities was $39.5 million in 2007 as compared to $47.8 million in the combined 2006 period. This $8.3 million decrease in 2007 as compared to the combined 2006 period was primarily attributable to a reduction in amounts paid for acquisitions during 2007 as compared to 2006. Investment activity during 2007 principally related to the $11.3 million paid for the acquisition of IXT and capital expenditures of $28.2 million. Investment activity in 2006 included acquisition payments of $22.5 million, primarily the final earn-out payment related to the 2003 ABF acquisition, and capital expenditures of $25.3 million.

Cash used in investing activities was $71.6 million for 2005. Excluding acquisition payments related to the 2006 Transaction of $1,214.3 million in 2006, the $23.9 million decrease as compared to 2005 was primarily attributable to a reduction in the amount of earn-out payments made related to the 2003 ABF acquisition in the combined 2006 period.

Financing Activities

Cash provided by financing activities for the six months ended June 30, 2008 was $303.5 million as compared to $25.9 million used during the six months ended June 30, 2007. Excluding items related to the 2008 Transaction of $307.3 million in 2007, cash used in financing activities was $3.8 million during the six months ended June 30, 2008. This $22.1 million decrease in cash used in financing activities during the first half of 2008 as compared to the first half of 2007 was primarily attributable to the absence of optional debt prepayments being made under our first lien credit facility during the first half of 2008 as compared to $15.0 million of such payments in the 2007 period, as well as the repayment to HLTH during the first half of 2007 of a $10.0 million cash advance from HLTH made in connection with the 2006 Transaction.

Cash used in financing activities for the year ended December 31, 2007 was $44.7 million as compared to $1,225.4 million provided in the period from November 16 to December 31, 2006 and $76.5 million used in the period from January 1 to November 15, 2006. Excluding capital contributions and debt proceeds associated with the 2006 Transaction of $1,225.4 million, cash used in financing activities in the combined 2006 period was $76.5 million. This $31.8 million decrease in 2007 as compared to the combined 2006 period was primarily attributable to the difference between the optional debt prepayments made under our first lien credit facility during 2007 and the net cash paid to HLTH during 2006 prior the 2006 Transaction.

Cash used in financing activities was $57.2 million in 2005. Excluding capital contributions and debt proceeds associated with the 2006 Transaction of $1,225.4 million, the $19.3 million increase for the combined 2006 period as compared to 2005 was primarily attributable to business growth during the 2006 combined period and the resulting larger cash payments made to HLTH prior to the 2006 Transaction.

Credit Facilities

In November 2006, our subsidiary, Emdeon Business Services LLC, entered into the first lien credit agreement, which we refer to as the “First Lien Credit Agreement,” and the second lien credit agreement, which we refer to as the “Second Lien Credit Agreement.” Together, we refer to the First Lien Credit Agreement and the Second Lien Credit Agreement as the “Credit Agreements.” The First Lien Credit Agreement provided us $805.0 million of total available financing, consisting of a secured $755.0 million term loan facility and a secured $50.0 million revolving credit facility. The revolving credit facility provides for the issuance of standby letters of credit, in an aggregate face amount at any time not in excess of $12.0 million. In addition, under the terms of the First Lien Credit Agreement, under certain circumstances we can borrow up to an additional $200.0 million in incremental term loans and increase the available capacity under the revolving credit facility by $25.0 million, provided that the aggregate amount of such increases may not exceed $200.0 million. The revolving First Lien Credit Agreement credit facility matures in November 2012 and the term loan matures in November 2013.

Borrowings outstanding under the First Lien Credit Agreement amounted to $713.7 million as of June 30, 2008, and currently bear interest, at our option, at either an adjusted LIBOR rate plus 2.00% or the lenders’ alternate base rate plus 1.00%, or a combination of the two. The applicable rate for borrowings under our revolving credit facility varies depending on our total leverage ratio.

We are required to make quarterly principal payments of approximately $1.8 million on the First Lien Credit Agreement term loan facility through 2013. We are also required to pay a commitment fee of 0.5% per annum, provided that our total leverage ratio is greater than or equal to 4.0:1, and otherwise 0.375% per annum on the undrawn portion of the revolving credit facility. We are permitted to prepay the revolving credit facility or the term loan under the First Lien Credit Agreement at any time and, under certain circumstances, are required to prepay amounts outstanding under the First Lien Credit Agreement with proceeds we receive from certain asset sales or from certain incurrences of debt.

Our Second Lien Credit Agreement is a term loan facility with an aggregate principal amount of $170.0 million, which was the amount outstanding as of June 30, 2008. This term loan matures in May 2014. Borrowings outstanding under the Second Lien Credit Agreement currently bear interest, at our option, at either an adjusted LIBOR rate plus 5.00% or the lenders’ alternate base rate plus 4.00%, or a combination of the two. We are required to make quarterly interest payments. Although we are permitted to prepay the loans under our Second Lien Credit Agreement at any time, the terms of our First Lien Credit Agreement restrict our ability to make such prepayments.

As of June 30, 2008, total borrowings outstanding under the Credit Agreements amounted to $883.7 million (before debt discount to fair value recorded in conjunction with the 2008 Transaction). Under our $50.0 million revolving credit facility, net of $5.8 million of outstanding but undrawn letters of credit issued, we had $44.2 million in available borrowing capacity.

In connection with the 2008 Transaction, our long-term debt was adjusted to fair value, which resulted in the recording of a debt discount of $66.4 million with $61.9 million unamortized as of June 30, 2008.

During the six months ended June 30, 2008, the effective interest rate of our borrowings under our Credit Agreements was approximately 7.3%.

The obligations of Emdeon Business Services LLC under the Credit Agreements are unconditionally guaranteed by EBS Master and all of its subsidiaries and are secured by liens on substantially all of EBS Master’s assets, including the stock of its subsidiaries.

The Credit Agreements contain covenants that may restrict the operation of our business, including our ability to incur additional debt, create liens, make investments or capital expenditures, engage in asset sales, enter into transactions with affiliates, enter into sale-leaseback transactions and enter into certain hedging arrangements. In addition, our Credit Agreements restrict the ability of EBS Master and its subsidiaries to make dividends or other distributions to us, issue equity interests, repurchase equity interests or certain indebtedness or enter into mergers or consolidations. The Credit Agreements contain certain financial covenants, including the following:

•	a maximum total leverage ratio, which requires that our ratio of consolidated indebtedness less excess cash to our consolidated EBITDA for the most recently completed four fiscal quarters not exceed certain thresholds. The maximum total leverage ratio is tested on a quarterly basis.

•	a minimum interest coverage ratio, which requires that our ratio of consolidated EBITDA to our consolidated interest expense for the most recently completed four fiscal quarters not be less than certain thresholds. The minimum interest coverage ratio is tested on a quarterly basis.

As of June 30, 2008, we were in compliance with all of the financial and other covenants under the Credit Agreements.

Events of default under the Credit Agreements include non-payment of principal, interest, fees or other amounts when due; violation of certain covenants; failure of any representation or warranty to be true in all material respects when made or deemed made; cross-default and cross-acceleration to certain indebtedness; certain ERISA events; dissolution, insolvency and bankruptcy events; and actual or asserted invalidity of the guarantees or security documents. In addition, a “Change of Control” (as such term is defined in the Credit Agreements) is an event of default under the Credit Agreements. A “Change of Control” will occur, among other things, if we fail to own at least 55% of the ownership interests in EBS Master or General Atlantic or its affiliates fail to control us. Some of these events of default allow for grace periods and materiality qualifiers.

Commitments and Contingencies

The following table presents certain minimum payments due under contractual obligations with minimum firm commitments as of December 31, 2007:

	Payments by Period
	Total	2008	2009-2010	2011-2012	Thereafter
	(in thousands)

First Lien Credit Agreement	$717,450	$7,247	$14,494	$14,494	$681,215
Second Lien Credit Agreement	170,000	—	—	—	170,000
Expected interest	324,260	63,822	113,601	99,265	47,572
Operating lease obligations	27,322	7,484	12,032	4,287	3,519

Total contractual obligations	$1,239,032	$78,553	$140,127	$118,046	$902,306

Expected interest under our Credit Agreements is based on our interest rates as of June 30, 2008 and includes the interest impact from our interest rate swap agreement. Because the rates are variable, actual payments could differ materially. Our other principal commitments consist of obligations under operating leases for office space and equipment. See the Notes to our consolidated financial statements contained elsewhere in this prospectus for additional information related to our operating leases and other commitments.

Off-Balance Sheet Arrangements

As of December 31, 2007 and June 30, 2008, we had no off-balance sheet arrangements or obligations, other than as may be related to the letters of credit and interest rate swap agreements previously described and surety bonds of an insignificant amount.

Quantitative and Qualitative Disclosures About Market Risk

We have interest rate risk primarily related to borrowings under the Credit Agreements. Term loan borrowings under the First Lien Credit Agreement bear interest, at our option, at either an adjusted LIBOR rate plus 2.00% or the lenders’ alternate base rate plus 1.00%, or a combination of the two, and borrowings under the Second Lien Credit Agreement bear interest, at our option, at either an adjusted LIBOR rate plus 5.00% or the lenders’ alternate base rate plus 4.00%, or a combination of the two. As of June 30, 2008, we had outstanding borrowings of $713.7 million under the First Lien Credit Agreement and $170.0 million under the Second Lien Credit Agreement. If our interest rates increased by 1.0%, our annual interest expense on our current borrowings would increase by approximately $2.3 million, as of June 30, 2008, considering the hedging impact of our interest rate swap agreement.

Recent Accounting Pronouncements

Business Combinations

In December 2007, the FASB issued SFAS 141. SFAS 141(R) expands the definition of a business and a business combination and generally requires the acquiring entity to recognize all of the assets and liabilities of the acquired business, regardless of the percentage ownership acquired, at their fair values. It also requires that contingent consideration and certain acquired contingencies be recorded at fair value on the acquisition date and that acquisition costs generally be expensed as incurred. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. We are currently evaluating the impact, if any, that SFAS 141(R) will have on our results of operations, financial position and cash flows.

Fair Value Measurements

In September 2006, the FASB issued SFAS 157, Fair Value Measurement (“SFAS 157”), which provides guidance for using fair value to measure assets and liabilities, including a fair value hierarchy that prioritizes the information used to develop fair value assumptions. SFAS 157 also requires expanded disclosure about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value and does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

On February 12, 2008, the FASB issued FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”). With the issuance of FSP FAS 157-2, the FASB delayed the effective date of SFAS 157 until fiscal years beginning after November 15, 2008 as it applies to certain non-financial assets and liabilities. The deferral is intended to provide the FASB additional time to consider the effect of certain implementation issues that have arisen from the application of the SFAS 157 to these non-financial assets and liabilities. We have not yet fully evaluated the impact, if any, that the implementation of SFAS 157 will have on non-financial assets and liabilities included in our financial statements.

Fair Value Option for Financial Assets and Financial Liabilities

On February 15, 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits many financial instruments and certain other items to be measured at fair value at their option. Most of the provisions in SFAS 159 are elective; however, the amendment to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. The fair value option established by SFAS 159 permits the choice to measure eligible items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings at each subsequent reporting date. The fair value option: (i) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (ii) is irrevocable (unless a new election date occurs); and (iii) is applied only to entire instruments and not to portions of instruments. SFAS 159 is effective for financial statements issued for first fiscal year beginning after November 15, 2007. The adoption of SFAS 159 did not have a material impact on our financial position or results of operations.

Consolidated Financial Statements

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51 (“SFAS 160”). SFAS 160 amends Accounting Research Bulletin (“ARB”) No. 51, Consolidated Financial Statements (“ARB 51”) to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Additionally, SFAS 160 changes the way the consolidated income statement is presented by requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest.

SFAS 160 requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary, including a reconciliation of the beginning and ending balances of the equity attributable to the parent and the noncontrolling owners and a schedule showing the effects of changes in a parent’s ownership interest in a subsidiary on the equity attributable to the parent. SFAS 160 does not change ARB 51’s provisions related to consolidation purposes or consolidation policy, or the requirement that a parent consolidate all entities in which it has a controlling financial interest. SFAS 160 does, however, amend certain of ARB 51’s consolidation procedures to make them consistent with the requirements of SFAS 141(R), as well as to provide definitions for certain terms and to clarify some terminology. In addition to the amendments to ARB 51, SFAS 160 amends SFAS 128, Earnings per Share, so that the calculation of earnings per share amounts in consolidated financial statements will continue to be based on amounts attributable to the parent. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. SFAS 160 must be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements, which must be applied retrospectively for all periods presented. We have not yet evaluated the impact that SFAS 160 will have on our results of operations or financial position.

Disclosures About Derivative Instruments and Hedging Activities

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 amends and expands the disclosure requirements for derivative instruments and about hedging activities with the intent to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. SFAS 161 does not change accounting for derivative instruments and is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Upon adoption, we will include additional disclosures in our financial statements regarding derivative instruments and hedging activity.

BUSINESS

Overview

We are a leading provider of revenue and payment cycle management solutions, connecting payers, providers and patients in the U.S. healthcare system. Our product and service offerings integrate and automate key business and administrative functions of our payer and provider customers throughout the patient encounter, including pre-care patient eligibility and benefits verification, claims management and adjudication, payment distribution, payment posting and denial management and patient billing and payment collection. Through the use of our comprehensive suite of products and services, our customers are able to improve efficiency, reduce costs, increase cash flow and more efficiently manage the complex revenue and payment cycle process. In 2007, we generated revenues from continuing operations of $808.5 million, Adjusted EBITDA of $182.8 million, net income of $17.3 million and cash flow provided by operations of $98.0 million.

Our services are delivered primarily through recurring, transaction-based processes that leverage our revenue and payment cycle network, the single largest financial and administrative information exchange in the U.S. healthcare system. In 2007, we processed a total of 3.7 billion healthcare-related transactions, including approximately one out of every two commercial healthcare claims delivered electronically in the United States. We have developed our network of payers and providers over 25 years and connect virtually all private and government payers, claim-submitting providers and pharmacies making it extremely difficult, expensive and time-consuming for competitors to replicate our market position. As many of our competitors lack the breadth and scale of our network and often must rely on our connectivity to provide some or all of their own services, we are uniquely positioned to facilitate seamless and timely interaction among payers and providers. Further, with the cost pressures and capital allocation decisions our customers face today, many payers and providers are reluctant to invest the time or money into supporting additional vendor connectivity and, as a result, have chosen to consolidate their business activities with us. Our network and related products and services are designed to easily integrate with our customers’ existing technology infrastructures and administrative workflow and typically require minimal capital expenditure on the part of the customer, while generating significant savings and operating efficiencies.

We generate greater than 90% of our revenues from products and services where we believe we have a leading market position. Our solutions are critical to the day-to-day operations of our payer and provider customers as our solutions drive consistent automated workflows and information exchanges that support key financial and administrative processes. Our market leadership is demonstrated by the long tenure of our payer and provider relationships, which for our 50 largest customers in 2007 average 11 years. We are the exclusive provider of certain electronic eligibility and benefits verification and/or claims management services under MGAs for more than 300 payer customers (approximately 25% of all U.S. payers). Similarly, we are the sole provider of certain payment and remittance advice distribution services for over 600 of our payer customers (approximately 50% of all U.S. payers). These exclusive relationships provide us with a significant opportunity to expand the scope of our product and service offerings with these customers.

Our ubiquitous, independent platform facilitates alignment with both our payer and provider customers, thereby creating a significant opportunity for us to increase penetration of our existing solutions and drive the adoption of new solutions. Recently, we have significantly increased the number of products and services utilized by our existing customers through cross-selling. In addition to increasing penetration of our existing solutions, we have created a culture of innovation to develop and market new solutions that allow us to deepen our customer relationships. Because we serve as a central point of communication and data aggregation for our customers, our network captures the most comprehensive and timely sources of U.S. healthcare information. Unlike many other data sources, our network provides us with access to data generated at or close to the point of care. Our access to vast amounts of healthcare data positions us to develop business intelligence solutions that provide our customers with valuable information, reporting capabilities and related data analytics to support our customers’ core business decision making. For example, because we often process all of an individual payer’s claims and capture data from that payer’s entire spectrum of providers, we are capable of developing customized solutions for our payer customers that can enable more timely and relevant information management tools relating to their inpatient, outpatient, dental and pharmacy data.

Our business continues to benefit from several healthcare industry trends that increase the overall number of healthcare transactions and the complexity of the reimbursement process. We believe that payers and providers will increasingly seek solutions that utilize technology and outsourced process expertise to automate and simplify the administrative and clinical processes of healthcare to enhance their profitability, while minimizing errors and reducing costs. Our mission-critical products and services enable the healthcare system to operate more efficiently and help to mitigate the continuing trend of cost escalation across the industry. We stand to benefit from the major secular trends affecting the broader healthcare sector as a result of our position at the nexus of all key healthcare constituent groups.

Our Industry

Payer & Provider Landscape

Healthcare expenditures are a large and growing component of the U.S. economy, representing $2.1 trillion in 2006, or 16% of GDP, and are expected to grow at 6.7% per year to $4.3 trillion, or 20% of GDP, in 2017. The cost of healthcare administration in the U.S. is estimated to be $360 billion in 2008, or 17% of total healthcare expenditures, $150 billion of which is spent by payers and providers on billing and insurance administration-related activities.

Healthcare is generally provided through a fragmented industry of providers that have, in many cases, historically under-invested in administrative and clinical solutions. Within this universe of providers, there are currently over 5,700 hospitals and over 560,000 office-based doctors. Approximately 74% of the office-based doctors are in small physician practices consisting of six or fewer physicians and have fewer resources to devote to administrative and financial matters compared to larger practices. In addition, providers can maintain relationships with 50 or more individual payers, many of which have customized claim formats and reimbursement procedures. The administrative portion of healthcare costs for providers is expected to continue to expand due in part to the increasing complexity in the reimbursement process and the greater administrative burden being placed on providers for reporting and documentation relating to the care they provide. These factors are compounded by the fact that many providers lack the technological infrastructure and human resources to bill, collect and obtain full reimbursement for their services, and instead rely on inefficient, labor-intensive processes to perform these functions. As a result, we believe payers and providers will continue to seek solutions that automate and simplify the administrative and clinical processes of healthcare. We benefit from this trend given our expansive suite of administrative product and service offerings.

Payment for healthcare services generally occurs through complex and frequently changing reimbursement mechanisms involving multiple parties. The proliferation of private-payer benefit plan designs and government mandates (such as HIPAA format and data content standards) continue to increase the complexity of the reimbursement process. For example, preferred provider organizations (“PPOs”), health maintenance organizations (“HMOs”), point of service plans (“POSs”) and high-deductible health plans (“HDHPs”) now cover 97% of employer-sponsored health insurance beneficiaries and are more complex than traditional indemnity plans which covered 73% of beneficiaries in 1988. Despite significant consolidation among private payers in recent years, claims systems have often not been sufficiently integrated, resulting in persistently high costs associated with administering these plans. Government payers also continue to introduce more complex rules to align payments with the appropriate care provided, including the expansion of Medicare diagnosis-related group codes and the implementation of the Recovery Audit Contractor demonstration program, both of which have increased administrative burdens on providers by requiring more detailed classification of patients and care provided in order to receive associated Medicare reimbursement. Further, due to an increasing number of drug prescriptions authorized by providers and an industry-wide shortage of pharmacists, pharmacies and pharmacy benefit managers must increasingly be able to efficiently process transactions in order to maximize their productivity and better control prescription drug costs. Most payers, providers and many independent pharmacies are not equipped to handle this increased complexity and the associated administrative challenges themselves.

Increases in patient financial responsibility for healthcare expenses have put additional pressure on providers to collect payments at the patient point of care since approximately 60% of healthcare expenses not collected from individuals at the time of care are estimated to become bad debt for a typical provider. Several market trends have contributed to this growing bad debt problem, including the shift towards HDHP and consumer-oriented plans, which grew by 1.3 million enrollees, or 41%, in 2007 over 2006, higher deductibles and co-payments for privately insured individuals and the increasing ranks of the uninsured (47.0 million or 15.8% of the U.S. population in 2006). Our solutions equip providers to significantly improve collection at the point of care.

The Revenue and Payment Cycle

The healthcare revenue and payment cycle consists of all the processes and efforts that providers undertake to ensure they are compensated properly by payers for the medical services rendered to patients. These processes begin with the collection of relevant eligibility and demographic information about the patient before care is provided and end with the collection of payment from payers and patients. Providers are required to send invoices, or claims, to a large number of different payers, including government agencies, managed care companies and private individuals in order to be reimbursed for the care they provide.

Payers and providers spend approximately $150 billion annually on these revenue and payment cycle activities. Major steps in this process include:

•	Pre-Care/Medical Treatment: The provider verifies insurance benefits available to the patient, ensures treatment will adhere to medical necessity guidelines and confirms patient personal financial and demographic information. In addition, in order to receive reimbursement for the care they provide, providers are often required by payers to obtain pre-authorizations before patient procedures or in advance of referring patients to specialists for care. The provider treats the patient and documents procedures conducted and resources used.

•	Claim Management/Adjudication: The provider prepares and submits paper or electronic claims to a payer for services rendered directly or through a clearinghouse, such as ours. Before submission, claims are validated for payer-specific rules and corrected as necessary. The payer verifies accuracy, completeness and appropriateness of the claim and calculates payment based on the patient’s health plan design, out of pocket payments relative to established deductibles and the existing contract between the payer and provider.

•	Payment Distribution: The payer sends payment and a payment explanation (i.e., remittance advice) to the provider and sends an EOB to the patient.

•	Payment Posting/Denial Management: The provider posts payments internally, reconciles payments with accounts receivable and submits any claims to secondary insurers if secondary coverage exists. The provider is responsible for evaluating denial/underpayment of a claim and re-submitting it to the payer if appropriate.

•	Patient Billing and Payment: The provider sends a bill to the patient for any remaining balance and posts payments received.

Our Market Opportunity and Solutions

Limited financial resources have historically resulted in under-investment by providers in their internal administrative and clinical information systems. According to a report by the American Hospital Association, in 2006, over 50% of providers characterized their deployment of healthcare information technology as “low” or “getting started,” with only 16% reporting a “high” level of deployment. Providers’ administrative and financial processes have historically been manual and paper-based. These manual and paper-based processes are more prone to human error and administrative inefficiencies, often resulting in increased costs and uncompensated care. According to a recent CAQH study, providers may reduce labor costs associated with verifying insurance coverage by as much as 50% by moving from labor-intensive verification methods, such as fax or phone verification, to automated processes.

At the same time, payers are continually exploring new ways to increase administrative efficiencies in order to drive greater profitability due in part to their general inability to increase premiums in excess of the growth in medical costs. For example, beginning in 2004, many payers consolidated their claim management vendors in an effort to reduce their claims submission costs. Many of our existing MGAs with our payer customers were established because of our ability to offer them a single-vendor solution for certain of their eligibility and benefit verification and claims management processes.

As described below, opportunities exist to increase efficiencies and cash flow throughout many steps of the revenue and payment cycle for both payers and providers.

PAYER OPPORTUNITIES AND SOLUTIONS

Pre-Care and Claim Management/Adjudication

Market Opportunity. In many cases, insurance eligibility and benefits verification, pre-authorizations and referrals are granted by payers over the phone, necessitating human interaction and manual verification of the validity of such eligibility benefits, referrals and pre-authorizations. Based on our experience, we estimate that it costs payers in the range of $1.50 to $3.50 for simple eligibility verification to $8.00 to $10.00 for complex referrals per provider telephone call.
Our Solution.  Our web-based pre-care solutions interface directly with the payer’s own systems allowing providers to process insurance eligibility and benefits verification tasks prior to the delivery of care without the need for live payer/provider interaction. As a result, we estimate that payers are able to save $2.00 on average per eligibility verification task when compared to manual processes.

According to a 2006 American Health Insurance Plans (“AHIP”) survey, 25% of healthcare claims are still submitted to payers in paper format. Paper claims are both more costly for providers to submit and more costly for payers to process than electronic claims. In 2007, the average cost of processing a “clean” electronic claim (i.e., a claim for which no additional information is needed) by a payer was 85 cents, nearly half the $1.58 cost of processing a “clean” paper claim. Furthermore, according to AHIP, the cost of manually adjudicating a claim that requires further review costs $2.05, or almost two and half times the cost of a clean, electronic claim.	Our claim submission solutions include paper-to-EDI conversion of insurance claims through high-volume imaging, batch and real-time healthcare transaction information exchanges and intelligent routing between payers and our other business partners. We also validate payer adjudication rules and edit claims for proper format before submission to minimize manual processes associated with pending claims. Our electronic solutions lead to higher auto adjudication rates and fewer delayed claims, which result in lower processing costs for payers and accelerated reimbursement for providers.

Payment Distribution

Market Opportunity. Generally, payers use in-house print and mail operations or outsource payment, remittance advices and EOB distribution to a print and mail vendor. Converting these processes to electronic format allows payers to eliminate the distribution costs associated with printing and mailing these documents. Limited connectivity, HIPAA standards, limited data and connectivity standardization and lack of provider readiness have historically been the primary barriers to the adoption of electronic solutions. Industry research shows that the average cost of mailing a check and remittance advice ranges from 50 cents to $1.50 per item as opposed to electronic payment and distribution of remittance advice, which costs on average 35 cents per item. Further, as payers transition from paper to electronic processes and utilization of existing print and mail infrastructure drops, we believe these internal infrastructures will become prohibitively expensive for payers to maintain.	Our Solution. Our payment and remittance distribution solutions facilitate the paper and electronic distribution of payments and payment related information by payers to providers, including EOBs to patients. Because of the breadth and scale of our connectivity to both payers and providers, we are uniquely positioned to provide detailed remittance information in an electronic format that allows for the elimination of paper. Our payer customers realize significant print and operational cost savings through the use of either electronic payment and remittance products or our high-volume “co-operative” print and mail solutions to reduce postage and material costs. In addition, we offer electronic solutions that integrate with our print and mail platform to drive the conversion to electronic payment and remittance. We expect to see transition from paper based processes to electronic processes over time because of the substantial cost savings available to payers by adopting electronic payment, remittance advice and EOB distribution.

PROVIDER OPPORTUNITIES AND SOLUTIONS

Pre-Care

Market Opportunity. Failure to verify insurance eligibility and benefits represents the single greatest source of reimbursement denials for providers. Solutions that help providers assess a patient’s insurance coverage and financial position and gain a better understanding of a patient’s likelihood to pay before healthcare services are provided help to mitigate uncompensated care and bad debt expense. According to Advance for Health Information Executives, it costs primary care physicians about $39.55 to manually seek referral approval by fax or telephone calls, but only costs $5.51 if done electronically, representing approximately 85% savings. In particular, increasing adoption of HDHP and consumer-oriented plans has shifted additional financial responsibility for healthcare expenses to patients. In 2006, uncompensated care and bad debt expense amounted to in excess of $60 billion according to McKinsey & Company.	Our Solution. Our patient eligibility and verification solutions, including automated referral approval applications, assist our provider customers in determining a patient’s current health benefits levels and also integrating other information to help determine a patient’s ability to pay, as well as the likelihood of charity care reimbursement. These solutions help to mitigate a provider’s exposure to bad debt expense by providing clarity into a patient’s insurance coverage, ultimate out-of-pocket responsibility and ability to pay.

Claim Management/Adjudication

Market Opportunity. Currently, 75% of healthcare insurance claims are submitted electronically according to a 2006 AHIP study. Frost & Sullivan estimates indicate that paper claims cost providers between $8 and $15 per claim to prepare and submit as opposed to electronic, automated solutions that can reduce the total administrative cost to between $2 to $3 per claim. In addition, providers’ manual, paper-based claim submission systems often result in inaccurate or incomplete claims due to the complexity and changing reimbursement requirements and benefit plan designs associated with private insurance plans (such as PPOs, HMOs and HDHP plans) and government-funded programs. According to the PNC Financial Services Group Inc., over one-fifth of all claims submitted by providers contain errors that delay reimbursement.	Our Solution. Our claims management solutions can be delivered to a provider via our web-based direct solutions or through our network of channel partners. In either case, our claim management solutions leverage our industry leading payer connectivity to deliver consistent and reliable access to virtually every payer in the United States. Our solutions streamline reimbursement by providing (i) tools to improve provider workflow, (ii) tools to edit submitted claims to identify errors that delay reimbursement and (iii) robust reporting to providers in order to reduce claim rejections and denials.

Payment Posting/Denial Management

Market Opportunity. It is time-consuming and difficult for providers to verify whether or not they have been underpaid because (i) currently 90% of all payments by private payers are distributed on paper, (ii) cash payments and remittance information to providers are often sent separately, (iii) codes that identify payment adjustments are inconsistent or incomplete and (iv) the reimbursement terms and formulas in the contracts providers negotiate with payers are often complex. Over 50% of all claims denied by payers are not resubmitted to payers even though nearly two-thirds of denied claims could have been resubmitted for additional reimbursement.	Our Solution. Our web-based denial management solutions allow providers to analyze remittance advice or payment data and reconcile it with the originally submitted claim to determine whether proper reimbursement has been received. This solution allows providers to efficiently appeal denials and resubmit claims in a timely manner, provides insight into patterns of denials and enables the establishment of procedures that can reduce the number of inaccurate claims submitted in the future. Our payment posting solution automates the paper-intensive payment reconciliation and manual posting process, which saves providers time and improves accuracy.

Patient Billing and Payment

Market Opportunity. Because patient bills are traditionally mailed after patient care is provided and after payment is received from a third-party insurer, there is substantial delay between the date of service and final billing, resulting in a greater likelihood that patients will not pay their bill. As patients increasingly bear greater responsibility for insurance payments, bad debt is likely to increase over time and more timely billing of patients will be necessary to mitigate uncompensated care and associated costs.	Our Solution. Our patient billing and payment solutions provide an efficient means for providers to bill their patients for outstanding balances due, including outsourced print and mail services for patient statements and other communications, as well as email updates to patients and online bill presentment and payment functionality. This solution is more timely, cost-effective and consistent than in-house print and mail operations and improves patient collections. Based on our experience, we estimate that providers can save approximately $1.50 per patient payment through the use of online payment processing solutions such as ours, as compared to conventional billing and payment processes.

PHARMACY OPPORTUNITIES AND SOLUTIONS

Market Opportunity (Payers). Employers, payers and other pharmacy benefit providers are beginning to re-think traditional approaches to pharmacy benefit management because of (i) increases in the cost of providing pharmacy benefits, (ii) the lack of transparency in pricing and rebate collections and (iii) increasing concern that decisions pharmacy benefit managers make are not favorable to their payer customers. Of particular concern to payers and employers are pharmacy spreads kept by the pharmacy benefit manager as revenue, re-packaged mail service prescriptions re-priced at higher than retail prices and maximum allowable cost price lists for generic drugs that are designed to provide additional revenues for pharmacy benefit managers. These factors result in higher prices for their payers and employers.	Our Solution. Our prescription solutions provide claims processing and other administrative services for pharmacy payers and providers that are conducted online, in real-time, according to client benefit plan designs and present a cost-effective alternative to an in-house pharmacy claims adjudication system. Our offerings also allow payers to directly manage more of their pharmacy benefits and include pharmacy claims adjudication, network and payer administration, client call center service and support, reporting, rebate management, as well as implementation, training and account management.

Market Opportunity (Providers). The tremendous growth in the number of prescriptions written has resulted in a severe shortage of pharmacists in the U.S. Pharmacies must be able to efficiently exchange transactions with payers and physicians, automate accounts receivable processes and reduce costly claims submission errors. Secure, real-time transactions and EDI products and services simplify prescription management so that pharmacists can maximize their productivity.	Our Solution. Our pharmacy transaction management and connectivity solutions facilitate pharmacy reimbursement and increase operational efficiencies. Our pharmacy provider products and services reduce administrative demands on pharmacy staff, improve reimbursement and facilitate a more efficient prescription workflow. In addition, we enable pharmacies to exchange secure electronic transactions with providers, including new prescriptions, refill requests and responses, resulting in a more accurate flow of information between pharmacies and providers.

The breadth of our revenue and payment cycle network and solutions is illustrated in the chart below:

Our Strengths

We believe that we have a number of strengths including, but not limited to, the following:

Largest Healthcare Revenue and Payment Cycle Network.  Our revenue and payment cycle network reaches the largest number of payers, providers and pharmacies in the U.S. healthcare system, including approximately 1,200 payers, 500,000 providers, 5,000 hospitals, 77,000 dentists and 55,000 pharmacies. The sheer size of our network enables us to drive consistent workflow and information exchange for all healthcare constituents using our network. The benefits of utilizing a single vendor to standardize work flows and information exchanges among our payer, provider and pharmacy customers increases the value of our product and service offerings and makes the adoption of our electronic solutions more attractive to our customers. Our business benefits as the healthcare industry increasingly automates payments because we are a key distributor of electronic remittance data necessary to accompany the payment and are well positioned to automate payments for a large network of payers.

We have developed our network of payers and providers over 25 years and connect virtually all private and government payers, claim-submitting providers and pharmacies. Our network ubiquity makes it difficult, expensive and time-consuming for our competitors to attempt to replicate our market position. As many of our competitors lack the breadth and scale of our network and often must rely on our network to provide some or all of their own services, we are uniquely positioned to facilitate seamless and timely interaction among payers and providers.

Comprehensive Suite of Market-Leading Solutions.  We provide a comprehensive suite of revenue and payment cycle solutions that address key aspects of the patient encounter, including pre-care patient eligibility and benefits verification, claims management and submission, payment and remittance advice distribution, payment posting and denial management and patient billing and payment collection. Our offerings have evolved through the addition of internally developed and externally acquired services. We generate greater than 90% of our revenues from products and solutions where we believe we have a leading market position. The combination of these products and services has resulted in a solution that many of our competitors are unable to replicate because their offerings typically address only certain constituents and certain segments of the revenue and payment cycle and do not have comparable breadth and scale of connectivity among all the key healthcare constituent groups.

Leverageable Platform for Future Growth.  As the single greatest point of connectivity in the U.S. healthcare system, we are uniquely positioned to leverage our platform to drive the adoption of new products and services. Our long-standing customer relationships provide us with important insights across our customers’ broad range of revenue and payment cycle needs and allow us to offer additional value-added products and services to our customers. For example, our expansive network positions us to benefit from the increasing convergence of healthcare transactions and consumer financial payments. In addition, our payer customers that utilize our paper to electronic claim conversion services benefit from our broad electronic connectivity with providers. Because of the significant number of providers connected to our network, we can often identify providers who otherwise submit claims electronically but are submitting paper claims to payers transitioning to electronic processes. This synergy enables us to contact these providers and switch them to electronic submission for those payers, eliminating the paper and providing greater efficiencies to both our payer and provider customers.

Established and Long-Standing Customer Relationships.  Our products and services are important to our customers, as demonstrated by the fact that our 50 largest customers in 2007 have been with us for an average of 11 years as of August 2008, and 33 of our 50 largest customers in 2007 have used our products and services for 10 years or more. As many of our customers have continued to rationalize their vendor relationships and simplify their internal operations, we have been able to meet their diverse business needs with our comprehensive suite of solutions. This trend has enabled us to become the exclusive provider of certain eligibility and benefits verification and/or claims management services for over 300 payers (approximately 25% of all U.S. payers) that have entered into MGAs with us. We also serve as the sole method of distributing certain payments and remittance advice to providers for over 600 payers (approximately 50% of all U.S. payers).

Stable, Low-Risk Business Model.  We believe our business model is attractive and relatively low-risk due to following factors:

•	The majority of our revenues are driven by healthcare transaction volumes rather than changes in the broader economic environment, healthcare reimbursement rates or customers’ discretionary capital expenditure or information technology budgets. In fact, there are elements of counter-cyclical dynamics that we benefit from. For example, bad debt expenses tend to increase for providers in recessions, which increases the pressure to seek improved administrative and billing solutions from us.

•	We expect to benefit from favorable healthcare industry trends, including demographic changes, continuing healthcare cost escalation and increasing administrative complexity.

•	Our long-term customer relationships provide us with a stable, recurring revenue base with significant visibility; in 2007, approximately 90 – 95% of our revenues were recurring in nature and we typically achieve a high customer retention rate.

•	We do not have significant customer concentration. In 2007, our top 10 payer customers represented 17% of total revenue and no single payer customer represented more than 3.5% of our total revenue. Our top 10 provider customers represented 13% of our total revenue and no single provider customer represented more than 5.7% of our total revenue.

•	We believe we have limited risk associated with changes in the political and the legislative environment as our solutions help mitigate the overall administrative costs of healthcare, an objective which has broad political support.

Strong, Predictable Cash Flow with Low Capital Requirements.  Our business generates strong, stable cash flows as a result of the recurring revenue we generate from our transactions-based business model, our significant operating leverage, our relatively low working capital requirements and the moderate capital expenditures needed to support our network. In 2007, we generated approximately $98.0 million of cash flow provided by operations. In 2007, our capital expenditures as a percentage of revenues were 3.5%.

Experienced Management Team.  We have assembled a highly experienced management team. Our senior management team averages more than seven years of service with us or with companies that we have acquired and 13 years of healthcare industry experience. Our management team and board of directors include a balance of internally developed leaders and experienced managers from the industry and from our customers (including large payer customers), which provides us with a deep understanding of the complex needs of our customer base. In addition, our management team has significant experience in identifying, executing and integrating acquisitions, as well as driving organic growth.

Our Strategy

We are pursuing the following growth strategies:

Continue to Drive Healthcare’s Transition from Paper-Based to Electronic Transactions.  We are well positioned to further drive the healthcare industry’s adoption of automated, cost-saving processes through our comprehensive network of payers and providers. Currently less than 10% of commercial healthcare payer payment processes are electronic. We plan to assist our customers in automating these processes by: (i) converting paper-based payer remittances and payments to electronic form, (ii) expanding our remittance and payment distribution network, (iii) improving workflow automation for provider payment posting and (iv) automating the provider’s patient billing and payment process. Unlike many of our competitors that lack an electronic network to facilitate conversion to electronic solutions, our incentives are properly aligned with those of our customers and are not compromised by a motivation to protect legacy, paper-based solutions. As we continue to drive this transition, we believe we benefit from the credibility and reputation we have earned for leading the healthcare industry’s migration from paper to electronic claims submissions, which represent 75% of all claims submitted in 2006 but represented only 2% of claims in 1990.

Increase Customer Penetration by Executing on Significant Cross-Selling Opportunity.  We believe we have significant opportunities to sell additional value-added products and services to our existing payer and provider customers. Our broad network of payers and providers, combined with our comprehensive suite of solutions and strong customer relationships, present a significant cross-selling opportunity. Although we have recently made progress increasing penetration within our existing customers base, there is a significant opportunity for additional cross-selling. Each of the five steps of the healthcare revenue and payment cycle process represents a separate product and/or services category in which we offer one or more solutions. Our growth opportunity from our existing customers comes from additional utilization of current product and service offerings, adoption of additional solutions within that same product category or adoption of products and services that fall into other categories.

Develop New High-Value Solutions for our Customers’ Revenue and Payment Cycle Needs.  We have fostered a culture of innovation and continually seek to develop and market new solutions for our customers. As the single greatest point of connectivity in the U.S. healthcare system, we are uniquely positioned to develop solutions that benefit from our network and our access to all key healthcare constituent groups to complement our current product and service offerings. We have recently utilized our established provider network and our payment distribution capability to develop electronic payment (“ePayment”) solutions for both providers and patients in order to capitalize on the growing convergence of electronic financial and healthcare transactions as a result of increased consumer responsibility for healthcare payments. These solutions allow payers to send remittance advice and claims payments to providers electronically, thereby reducing their reliance on print and mail. Our ePayment solutions offer providers the ability to reduce labor-

intensive and error-prone paper and manual reconciliation processes, shortening the reimbursement cycle and reducing costs for both payers and providers.

Continue to Capitalize on Efficiencies of Scale and Rationalize Costs to Improve Profitability.  We expect to generate growth in profitability in excess of our revenue growth by increasing the number of transactions we facilitate among payers, providers and patients. We have significant operating leverage as we spread our fixed costs over a steadily increasing volume of transactions. We believe our revenue growth, coupled with the highly-fixed cost structure associated with our electronic services network, will allow us to increase our margins and profitability. In 2007, 46.7% of our revenues were generated by electronic transactions that derive high incremental profitability as adoption and implementation of electronic transactions increase. In addition, our management team evaluates and implements initiatives on an ongoing basis to improve our financial and operating performance through cost savings and productivity improvements. Since late 2006, we have adopted a number of programs to streamline our operations, including process and system innovation through integration and consolidation and outsourcing certain information technology and operations functions. These efficiency measures improved our cost position and enabled us to invest significant amounts in technology and new product development initiatives.

Leverage our Expansive Data to Create Business Intelligence and Analytics Solutions.  We have extensive access to data associated with financial and administrative interactions across a range of different payers and providers that we plan to leverage in order to develop information-based business intelligence solutions and data analytics products and services. We have one of the most comprehensive and timely sources of U.S. healthcare information, with a database of over 25 terabytes of historical claim and reimbursement data to which we add an average of 125 million rows of data daily. Because we often handle all of an individual provider’s claims and patient billing, this database allows us to track the status of a provider’s entire revenue cycle and develop solutions based on overall revenue cycle trends. Similarly, for payers, we are able to develop solutions to permit more timely and relevant monitoring across their inpatient, outpatient, dental and pharmacy data because we have insight into a large number of clinical encounters as early in the patient encounter as the eligibility verification and pre-authorization stage. For example, in 2008, we developed a patient responsibility estimation service that we tailor for an individual provider based on extensive payer-, plan- and procedure-specific reimbursement data. As a result, the provider can more accurately predict the amount of reimbursement that it will receive from a third-party payer for a patient with a specific benefit plan and for a specific procedure. This solution also enables providers to collect adequate and accurate data prior to patient care in order to estimate patient financial responsibility and thereby reduce the level of uncompensated care and bad debt expense. We believe our access to transactions data positions us to develop future business intelligence reporting capabilities to further improve transparency for our payer and provider customers and ultimately reduce costs for patients.

Pursue Selective Acquisitions.  In addition to our internal development efforts, we regularly evaluate opportunities to improve and expand our solutions and profitability through strategic acquisitions. Our acquisition strategy focuses on identifying acquisitions that optimize and streamline the healthcare revenue and payment cycle. Our expansive customer footprint affords us the important advantage of being able to deploy acquired products and services into our installed base, which, in turn, can help to accelerate growth of our acquired businesses. We believe our management team’s ability to successfully identify acquisition opportunities that are complementary to our business and to integrate them into our existing operations with minimal disruption has played, and will continue to play, an important role in the expansion of our business and in our growth. For example, with the December 2007 acquisition of IXT, an online patient statement and billing provider, we acquired 165 new hospital relationships, which we will target for cross-selling our other revenue cycle management solutions.

Products and Services

We generally provide our products and services to our payer customers on a per-transaction or per-document basis and to our provider customers on a per-transaction, per-document or flat-fee basis. Our contracts with our payer and provider customers are generally one to three years in term and automatically renew for successive terms unless terminated. We have also entered into MGAs with over 300 of our payer customers under which we are the exclusive provider of certain eligibility and benefit verification and/or claims management services. MGAs generally have terms of three years and renew automatically for successive terms unless terminated.

The following is a list and brief description of our products and services:

PAYER PRODUCTS AND SERVICES

Pre-Care and Claim Management/Adjudication

Emdeon Transform	High-volume imaging, data capture and transaction/forms processing software capable of scanning any form, claim or document to enable electronic transaction processing.

Emdeon Paper-to-EDI Conversion	Converts paper claims to electronic formats capable of submission to payer adjudication systems. This service may also include full mailroom outsourcing.

Emdeon Claims Connection	A direct connectivity service for claims transactions.

Emdeon Eligibility	Provides network connection via HIPAA-standard formats supporting eligibility inquiry and response, claim status, find provider, healthcare services review request and response, healthcare services review inquiry and response and claim financial inquiry.

Emdeon Hosted Eligibility	Offers payer organizations the functionality for real-time healthcare transaction exchange in HIPAA-standard formats and enables real-time eligibility and benefits inquiry and response capability.

Emdeon Patient Responsibility Estimatorsm	An extension of Emdeon’s eligibility services which estimates the patient’s out-of-pocket responsibility.

Emdeon Electronic Remittance Advice	Provides Emdeon network connection via HIPAA-standard format supporting electronic remittance advice.

Emdeon Advanced Claiming	Improves the efficiency of the payment settlement cycle and lowers processing cost-per-claim by providing intelligent routing between payers, PPOs and other business partners and applying payer-specific pre-adjudication services to all claims.

Emdeon Visionsm for Claim Management	A web-based application that offers payers claim-level views into the electronic claim filing process from claim submission to Emdeon through delivery to the payer organization.

Emdeon Third-Party Liability Analysis	Manages the process of mapping Medicaid claims data to commercial payers’ eligibility rosters. Helps Medicaid recover overpaid claim dollars and limit future overpayments by identifying commercial payers with primary coordination of benefits (“COB”) responsibility.

Payment Distribution

Emdeon Printing and Fulfillment	Print and mail service that enables payers to realize postage and print savings through state-of-the-art fulfillment capabilities and efficient management of print and mailroom processes.

Emdeon Healthpayers USA Postage Cooperative	Consolidates provider communications, including EOBs, payments and correspondence, across all of a provider’s contracted payers.

Emdeon ePayment	Offers payers the ability to distribute payments to providers electronically including online access to electronic remittance advice (“ERA”) and payment information.

PROVIDER PRODUCTS AND SERVICES

Pre-Care

Emdeon Assistant	Simplifies patient registration through real-time automation of patient eligibility and verification tasks. Includes the capability to verify patient addresses and provide credit scoring.

Emdeon Patient Responsibility Estimatorsm	An extension of Emdeon’s eligibility services which estimates the patient’s out-of-pocket responsibility.

Emdeon Revenue & Reimbursement Analytics	Pre-care batch screenings of patient account information which allows providers to identify insurance eligible accounts in their self-pay roster to increase revenue collection and reduce bad debt expense.

Emdeon Provider Direct	Direct connectivity to the Emdeon network for insurance eligibility and benefits transactions.

Emdeon Application & Imaging Manager	Automates the Medicaid application and other forms to streamline workflow, reduce errors and save time for hospitals and other providers that help patients fill out Medicaid applications.

Emdeon Office	Web-based service with the ability to process insurance eligibility and benefits verification tasks, as well as process claims for payers connected to the Emdeon network.

Emdeon POS	Point-of-service terminals for verifying patient insurance and benefits.

Emdeon Dental Direct Solution	A software application that allows dental practices to process insurance eligibility verification and check claim status through the Emdeon network.

Emdeon Dental Provider Services	A web-based application designed to provide a simplified, end-to-end, single source solution to dental offices, allowing real-time eligibility and benefits verification and claim status tracking by connecting users to the Emdeon network of dental payers.

Emdeon Dental Vendor Connect	Direct connectivity to the Emdeon network for dental insurance eligibility and benefits, claims processing and claim status for vendors.

Claim Management/Adjudication

Emdeon Claim Master	A web-based billing management solution that allows providers to manage their billing processes across all facilities.

Emdeon Office	Web-based service with the ability to process claims for payers connected to the Emdeon network.

Emdeon Provider Direct	Direct connectivity to the Emdeon network for claims processing.

Emdeon Medicare Secondary Billing-Accelerated	Allows accelerated processing of secondary claims once the electronic remittance advice is received. Data is automatically updated and the secondary claim is produced.

Emdeon 72-Hour RuleCheck	Provides providers with a means of checking Medicare claims for 72-hour billing conflicts before submission of claim or after adjudication.

Emdeon Dental Direct Solution	A software application that allows dental practices to submit claims and check claim status through the Emdeon network.

Emdeon Dental Vendor Connect	Direct connectivity to the Emdeon network for dental insurance claims processing and claim status for vendors.

Emdeon Revenue & Reimbursement Analytics	Post-care batch screenings of patient account information which allows providers to identify insurance eligible accounts in their self-pay roster to increase revenue collection and reduce bad debt expense.

Emdeon Medi-Cal Follow-Up Services	Consultative services for providers processing Medi-Cal institutional claims.

Emdeon Payment Manager	A web-based payment and reconciliation solution that provides visibility of remittance data and facilitates the electronic transfer of funds from the Emdeon payer network to the provider.

Emdeon Automated Secondary Claim Processing	Automatically generates and prints collated secondary claims and the remittance advice if secondary insurance coverage is provided. A copy of the remittance advice from the primary payer is collected and automatically triggers the creation of a secondary claim with the required attachments.

Payment Posting/Denial Management

Emdeon AccuPost	Works with administrative systems to interpret ERA and automatically post payments directly to the proper patient accounts.

Emdeon Medicare Manager/DDE Plus	Overall management (viewing, prioritizing, sorting) of Suspended, Rejected, Returned-to-Provider, Paid and Denied Medicare Part A claims. Allows for correction of claims within the Medicare direct data entry (“DDE”) system via the Internet.

Patient Billing and Payment

Emdeon Patient Connect	Provides a bundled offering of patient billing and payment solutions, including Emdeon ExpressBill Services, Emdeon Return Mail Manager, Emdeon Patient Pay Online, Emdeon eCashiering and Emdeon Document Archive.

Emdeon ExpressBill Services	Provides outsourced print and mail services for patient statements, invoices and other patient communications.

Emdeon Return Mail Manager	Automates the skip tracing process of undeliverable mail in order to eliminate return mail handling for our customers.

Emdeon Patient Pay Online	Allows patients to receive email updates linking them to a secure section of their provider’s existing website where they can view, manage and pay their accounts online.

Emdeon eCashiering	Provides an integrated view of all patient payment activity and web-based access to the entire patient account, enabling real-time processing of all credit card, check card and ACH transactions.

Emdeon Document Archive	24/7 desktop file retrieval and viewing capabilities allow providers to view statements and documents online that mirror those sent to their patients.

Emdeon Patient Communications	Statement inserts and other custom printing.

PHARMACY PRODUCTS AND SERVICES

Prescription Benefits Administration (Payers)

Emdeon SelectRx	Provides solutions that support payers’ in-house prescription benefit programs. This solution can be augmented with additional services as needed that are designed to help payers better control prescription drug costs, including rebate management, network administration, mail order and specialty and customer service call center.

Claims Processing and Reconciliation (Pharmacy Providers)

Emdeon XchangeRx	Connects pharmacies with payers to adjudicate prescription claims.

Emdeon SentryRx	Enables pharmacies to reduce costly claim submission errors and operate more efficiently through a broad range of pre- and post-adjudication edits.

Emdeon Script	Enables pharmacies to exchange secure electronic transactions with physicians, including new prescriptions, refill requests and responses and medication change requests.

Emdeon AssistRx	Enables pharmacies to outsource accounts receivable processes, save valuable time, improve data accuracy and accelerate the flow of money into the proper accounts.

Customers

Payer Services

The payer market is comprised of more than 1,200 payers across four main segments: Medicare, Medicaid, Blue Cross Blue Shield fiscal intermediaries and private insurance companies. We are directly connected and provide services to virtually all payers offering electronic transaction connectivity services. We also serve the Third Party Administrator (“TPA”) market with print-and-mail payment and remittance distribution services and the PPO market with intelligent claim capture and routing services. For the year ended 2007, our top 10 payer customers represented 17% of our total revenues and no payer customer accounted for more than 3.5% of our total revenues.

Provider Services

The provider market is composed of three main constituents: physicians, hospitals and dentists. We currently have direct account relationships with approximately 260,000 physicians, 2,700 hospitals and 77,000 dentists. For the year ended 2007, our top 10 provider customers represented 13% of our total revenues and no provider customer accounted for more than 5.7% of our total revenues.

Pharmacy Services

The pharmacy market is composed of more than 55,000 chains and independent pharmacies, as well as prescription benefits solutions marketed directly to payers. We are connected and provide services to virtually all pharmacies utilizing electronic transaction connectivity services. No pharmacy services customer accounted for more than 2.2% of our total revenues.

Marketing and Sales

Our ability to continually grow the number of healthcare industry constituents that connect to our network and create an integrated, comprehensive product and service offering is critical to our success. Marketing activities for our payer, provider and pharmacy solutions include direct sales, targeted direct marketing, advertising, tradeshow exhibits, provider workshops, web-based marketing activities, e-newsletters and conference sponsorships.

As of June 30, 2008, our dedicated payer sales organization was comprised of 23 sales professionals that sell our services directly to payers, as well as 22 account managers that are responsible for managing our ongoing payer relationships and cross-selling additional solutions to our existing payer clients.

As of June 30, 2008, direct sales for provider services are accomplished by a team of over 125 professionals that are focused primarily on sales to larger customers, such as hospitals, clinics and laboratories, as well as inside sales (telemarketing) to smaller physician offices.

We market and distribute our pharmacy services solutions directly to chains and independent pharmacies. As of June 30, 2008, we had a direct sales team of six sales professionals that are focused primarily on retail pharmacies, retail chains, software vendors and distributors. We currently have approximately 55,000 pharmacies in our network. In addition, we sell prescription benefits solutions directly to payers that are looking for an alternative to maintaining an in-house pharmacy claims adjudication system.

As of June 30, 2008, we also had over 600 channel partner relationships. Our channel partners include physician practice management vendors, hospital information system vendors and other software vendors that provide software and services for providers. We integrate our revenue and payment cycle management services into these channel partners’ software solutions for distribution to their provider customers. We have a team of 10 professionals that actively manage these relationships to increase distribution effectiveness. Under the agreements we enter into with our channel partners, we either (i) charge the channel partner a per transaction or flat fee or (ii) grant rebates to the channel partner based on the transaction fees we receive from our payer customers. Our contracts with channel partners are generally one to three years in term and automatically renew for successive terms unless terminated.

Technology

To integrate our current products and services with those that we are currently developing, our technology platforms employ a standard enterprise services bus (“ESB”) in a service-oriented architecture, configured for highly-available 24/7 operations. We maintain two secure, interconnected, environmentally-controlled data centers, one in Nashville, TN and one in Memphis, TN, each with emergency power generation capabilities. We also utilize a data center operated by a third party in Florida to process certain of our transaction services. Our software development life cycle methodology requires that all applications are able to run in both of our data centers. We use a variety of proprietary and licensed standards-based technologies to implement our platforms, including those which provide for orchestration, interoperability and process control. The platforms also integrate a data infrastructure to support both transaction processing and data warehousing for operational support and data analytics.

Competition

We compete on the basis of the size and reach of our network, the ability to offer a single-vendor solution, the diversity of products and services we offer and are able to develop and our pricing model. While we do not believe any single competitor offers a similarly expansive suite of products and services, our payer, provider and pharmacy services compete with:

•	transaction processing companies, including those providing EDI and/or internet-based services and those providing services through other means, such as paper and fax;

•	certain healthcare information system vendors that support providers, including physician practice management system and electronic medical record system vendors;

•	large information technology consulting service providers;

•	health insurance companies, pharmacy benefit management companies and pharmacies that provide or are developing electronic transaction services for use by providers and/or by their members and customers;

•	healthcare focused print and mail vendors; and

•	certain banks that have invested in healthcare data management assets.

We also compete, in some cases, with alliances formed by the above competitors. In addition, major software, hardware, information systems and business process outsourcing companies, both with and without healthcare companies as their partners, offer or have announced their intention to offer products or services that are competitive with some of ours. Major competitors for our products and/or services include McKesson (RelayHealth) and UnitedHealth Group (Ingenix and OptumHealth), as well as other smaller competitors that typically compete with us in one or more of our product and/or service categories.

In addition, some of our existing payer and provider customers compete with us or plan to do so. In general, these customers offer services that compete with some of our solutions but do not offer the full range of products and services we offer. For example, some payers currently offer, through affiliated clearinghouses, internet portals and other means, electronic data transmission services to providers that allow the provider to have a direct connection to the payer, bypassing third party EDI service providers such as us. In addition, as part of the solutions healthcare information system vendors, including our channel partners, sell, they may offer their customers products and services that we supply directly or similar products and services offered by our competitors.

Many of our current and potential competitors have greater financial and marketing resources than we have. Furthermore, we believe that the increasing acceptance of automated solutions in the healthcare marketplace, the adoption of more sophisticated technology, legislative reform and consolidation within the payer and provider industries will result in increased competition. There can be no assurance that we will continue to maintain our existing customer base, or that we will be successful with any new products or services that we have introduced or will introduce.

Intellectual Property

We rely upon a combination of patent, trade secret, copyright and trademark laws, license agreements, confidentiality procedures, nondisclosure agreements and technical measures to protect the intellectual property used in our business. We generally enter into confidentiality agreements with our employees, consultants, vendors and customers. We also seek to control access to and distribution of our technology, documentation and other proprietary information.

We use numerous trademarks, trade names and service marks for our products and services, including EMDEONtm, EMDEON CLAIM MASTERtm, HEALTHPAYERS USA® , SMART SEARCHsm and EMDEON VISIONsm and we also use numerous domain names, including “emdeon.com.” We also rely on a variety of intellectual property rights that we license from third parties. Although we believe that alternative technologies are generally available to replace such licenses, these third-party technologies may not continue to be available to us on commercially reasonable terms.

We have several patents and patent applications covering products and services we provide, including software applications. Due to the nature of our applications, we believe that patent protection is less significant than our ability to further develop, enhance and modify our current products and services.

The steps we have taken to protect our copyrights, trademarks, servicemarks and other intellectual property may not be adequate, and third parties could infringe, misappropriate or misuse our intellectual property. If this were to occur, it could harm our reputation and adversely affect our competitive position or results of operations. See “Risk Factors — The protection of our intellectual property requires substantial resources.”

Regulation and Legislation

Introduction

Almost all of our revenue is either from the healthcare industry or could be affected by changes in healthcare spending. The healthcare industry is subject to changing political, regulatory and other influences. Federal and state legislatures and agencies periodically consider proposals to reform or revise aspects of the U.S. healthcare system. Among other things, these proposals may increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry constituents operate. Healthcare industry constituents may respond by reducing their expenditures or postponing expenditure decisions, including expenditures for our product and service offerings.

In addition, the healthcare industry is required to comply with extensive and complex laws and regulations at the federal and state levels. Although many regulatory and governmental requirements do not directly apply to our operations, our customers are required to comply with a variety of laws, and we may be impacted by these laws as a result of our contractual obligations. We may also be impacted by laws regulating the banking and financial services industry as a result of payment and remittance services and products we offer. For many of these requirements, there is little history of regulatory or judicial interpretation upon which to rely. We have attempted to structure our operations to comply with applicable legal requirements, but there can be no assurance that our operations will not be challenged or impacted by enforcement initiatives.

We are unable to predict the future course of federal, state or local legislation and regulatory efforts. Further changes in the law, regulatory framework or the interpretation of applicable laws and regulations could reduce our revenue or increase our costs and have an adverse effect on our business, financial condition or results of operations.

HIPAA Administrative Simplification Requirements

General.  The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) mandated a package of interlocking administrative simplification rules to establish standards and requirements for the electronic transmission of certain healthcare claims and payment transactions. These regulations are intended to encourage electronic commerce in the healthcare industry and apply directly to health plans, most providers and healthcare clearinghouses (“Covered Entities”). Certain of our businesses, including some of our operations, are considered Covered Entities under HIPAA and its implementing regulations. Other aspects of our operations are considered a “business associate” under HIPAA, and indirectly impacted by the HIPAA regulations as a result of our contractual obligations to our customers and interactions with other constituents in the healthcare industry that are Covered Entities (“Business Associates”).

Transaction Standards.  The standard transaction regulations established under HIPAA (“Transaction Standards”) mandate certain format and data content standards for the most common electronic healthcare transactions, using technical standards promulgated by recognized standards publishing organizations. These transactions include healthcare claims, enrollment, payment and eligibility. The Transaction Standards are applicable to that portion of our business involving the processing of healthcare transactions among payers, providers, patients and other healthcare industry constituents. Failure to comply with the Transaction Standards may subject us to civil and potentially criminal penalties and breach of contract claims. The Centers for Medicare & Medicaid Services (“CMS”) is responsible for enforcing the Transaction Standards.

Payers and providers who are unable to exchange data in the required standard formats can achieve Transaction Standards compliance by contracting with a clearinghouse to translate between standard and non-standard formats. As a result, use of a clearinghouse has allowed numerous payers and providers to establish compliance with the Transaction Standards independently and at different times, reducing transition costs and risks. In addition, the standardization of formats and data standards envisioned by the Transaction Standards has only partially occurred.

Multiple versions of a HIPAA standard claim have emerged as each payer defines for itself what constitutes a “HIPAA-compliant” claim. To date, payers have published more than 600 different “companion documents” setting forth their individual interpretations and implementation of the government guidelines.

In order to help prevent disruptions in the healthcare payment system, CMS has permitted the use of “contingency plans” under which claims and other covered transactions can be processed, in some circumstances, in either HIPAA standard or legacy formats. CMS terminated the Medicare contingency plan for incoming claims in 2005. The Medicare contingency plan for HIPAA transactions, other than claims, remains in effect. Our contingency plan, pursuant to which we process HIPAA-compliant standard transactions and legacy transactions, as appropriate, based on the needs of our customers, remains in effect. We cannot provide assurance regarding how CMS will enforce the Transaction Standards or how long CMS will permit constituents in the healthcare industry to utilize contingency plans. We continue to work with payers and providers, healthcare information system vendors and other healthcare constituents to implement fully the Transaction Standards.

In August 2008, CMS proposed adopting updated standard code sets for certain diagnoses and procedures known as the ICD-10 code sets and making related changes to the formats used for certain electronic transactions. If these or other changes impacting electronic transactions become final, we will be required to update our software and may be required to implement other related changes to our systems. These changes may result in errors and otherwise negatively impact our service levels, and we may experience complications related to supporting customers that are not fully compliant with the revised requirements as of the applicable compliance date.

NPI Standard.  The national provider identifier (“NPI”) regulations established under HIPAA (“NPI Standard”) require providers that transmit any health information in electronic form in connection with a HIPAA-standard transaction to obtain a single, 10 position all-numeric NPI and to use the NPI in standard transactions for which a provider identifier is required. Health plans and healthcare clearinghouses must use a provider’s NPI to identify the provider on all standard transactions requiring a provider identifier. The NPI Standard took effect on May 23, 2007; however, CMS permitted Covered Entities to use legacy identifiers through May 23, 2008.

All of our clearinghouse systems are fully capable of transmitting transactions that include the NPI. We continue to process transactions using legacy identifiers for non-Medicare claims that are sent to us to the extent that the intended recipients have not instructed us to suppress those legacy identifiers. We cannot provide assurance regarding how CMS will enforce the NPI Standard or how CMS will view our practice of including legacy identifiers for non-Medicare claims. We continue to work with payers, providers, practice management system vendors and other healthcare industry constituents to implement the NPI Standard. Any CMS regulatory change or clarification or enforcement action that prohibited the processing by healthcare clearinghouses or private payers of transactions containing legacy identifiers could have an adverse effect on our business.

Regulation of Healthcare Relationships

A number of federal and state laws govern patient referrals, financial relationships with physicians and other referral sources and inducements to providers and patients, including restrictions contained in amendments to the Social Security Act, commonly known as “the federal Anti-Kickback Law.” The federal Anti-Kickback Law prohibits any person or entity from offering, paying, soliciting or receiving, directly or indirectly, anything of value with the intent of generating referrals or orders for services or items covered by a federal healthcare program, such as Medicare, Medicaid or TriCare. Violation of the federal Anti-Kickback Law is a felony.

The Office of the Inspector General of the U.S. Department of Health and Human Services has created certain regulatory safe harbors to the federal Anti-Kickback Law. Activities that comply precisely with a safe harbor are deemed protected from prosecution under the federal Anti-Kickback Law. Failure to meet a safe harbor does not automatically render an arrangement illegal under the Anti-Kickback Law. The arrangement, however, does risk increased scrutiny by government enforcement authorities, based on its particular facts and circumstances. Our contracts and other arrangements may not meet a safe harbor. Many states have laws and regulations that are similar to the federal Anti-Kickback Law. In many cases, these state requirements are not limited to items or services for which payment is made by a federal healthcare program.

The laws in this area are both broad and vague and generally not subject to frequent regulatory or judicial interpretation. We review our practices with regulatory experts in an effort to comply with all applicable laws and regulatory requirements. However, we are unable to predict how these laws will be interpreted or the full extent of their application, particularly to services that are not directly reimbursed by federal healthcare programs, such as transaction processing services. Any determination by a state or federal regulatory agency that any of our practices violate any of these laws could subject us to civil or criminal penalties and require us to change or terminate some portions of our business. Even an unsuccessful challenge by regulatory authorities of our practices could cause adverse publicity and cause us to incur significant legal and related costs.

False Claims Laws and Other Fraud and Abuse Restrictions

We provide claims processing and other transaction services to providers that relate to, or directly involve, the reimbursement of health services covered by Medicare, Medicaid, other federal healthcare programs and private payers. In addition, as part of our data transmission and claims submission services, we may employ certain edits, using logic, mapping and defaults, when submitting claims to third-party payers. Such edits are utilized when the information received from providers is insufficient to complete individual data elements requested by payers.

As a result of these aspects of our business, we may be subject to, or contractually required to comply with, state and federal laws that govern various aspects of the submission of healthcare claims for reimbursement and the receipt of payments for healthcare items or services. These laws generally prohibit an individual or entity from knowingly presenting or causing to be presented claims for payment to Medicare, Medicaid or other third-party payers that are false or fraudulent. False or fraudulent claims include, but are not limited to, billing for services not rendered, failing to refund known overpayments, misrepresenting actual services rendered in order to obtain higher reimbursement, improper coding and billing for medically unnecessary goods and services. Further, providers may not contract with individuals or entities excluded from participation in any federal healthcare program. Like the federal Anti-Kickback Law, these provisions are very broad. To avoid liability, providers and their contractors must, among other things, carefully and accurately code, complete and submit claims for reimbursement.

Some of these laws, including restrictions contained in amendments to the Social Security Act, commonly known as “the federal Civil Monetary Penalty Law,” require a lower burden of proof than other fraud and abuse laws. Federal and state governments increasingly use the federal Civil Monetary Penalty Law, especially where they believe they cannot meet the higher burden of proof requirements under the various criminal healthcare fraud provisions. Many of these laws provide significant civil and criminal penalties for noncompliance and can be enforced by private individuals through “whistleblower” or qui tam actions. For example, the federal Civil Monetary Penalty Law provides for penalties ranging from $10,000 to $50,000 per prohibited act and assessments of up to three times the amount claimed or received. Further, violations of the federal False Claims Act are punishable by treble damages and penalties of up to $11,000 per false claim. Whistleblowers, the federal government and some courts have taken the position that entities that allegedly have violated other statutes, such as the federal Anti-Kickback Law, have thereby submitted false claims under the federal False Claims Act.

From time to time, constituents in the healthcare industry, including us, may be subject to actions under the federal False Claims Act or other fraud and abuse provisions. We cannot guarantee that state and federal agencies will regard any billing errors we process as inadvertent or will not hold us responsible for any compliance issues related to claims we handle on behalf of providers and payers. Although we believe our editing processes are consistent with applicable reimbursement rules and industry practice, a court, enforcement agency or whistleblower could challenge these practices. We cannot predict the impact of any enforcement actions under the various false claims and fraud and abuse laws applicable to our operations. Even an unsuccessful challenge of our practices could cause adverse publicity and cause us to incur significant legal and related costs.

Requirements Regarding the Confidentiality, Privacy and Security of Personal Information

Data Protection and Breaches.  In recent years, there have been a number of well-publicized data breaches involving the improper dissemination of personal information of individuals both within and outside of the healthcare industry. Many states have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals. In many cases, these laws are limited to electronic data, but states are increasingly enacting or considering stricter and broader requirements. Congress has also been considering similar federal legislation relating to impermissible disclosures and data breaches. In addition, the Federal Trade Commission (“FTC”) has prosecuted some data breach cases as unfair and deceptive acts or practices under the Federal Trade Commission Act. We have implemented and maintain physical, technical and administrative safeguards intended to protect all personal data and have processes in place to assist us in complying with all applicable laws and regulations regarding the protection of this data and properly responding to any security incidents.

HIPAA Privacy Standards and Security Standards.  The privacy regulations established under HIPAA (“Standards”) extensively regulate the use and disclosure of individually identifiable health information by Covered Entities and their contractors, known as Business Associates. The Privacy Standards also provide patients with rights related to understanding and controlling how their health information is used and disclosed. The Privacy Standards apply directly as a Covered Entity to our operations as a healthcare clearinghouse and indirectly as a Business Associate to other aspects of our operations as a result of our contractual obligations to our customers. To the extent permitted by the Privacy Standards and our contracts with our customers, we may use and disclose individually identifiable health information to perform our services and for other limited purposes, such as creating de-identified information. Determining whether data has been sufficiently de-identified to comply with the Privacy Standards and our contractual obligations may require complex factual and statistical analyses and may be subject to interpretation.

The security regulations established under HIPAA (“Security Standards”) require Covered Entities and their Business Associates to implement and maintain administrative, physical and technical safeguards to protect the security of individually identifiable health information that is electronically transmitted or electronically stored. HIPAA includes civil and criminal penalties for Covered Entities that violate the Privacy Standards or the Security Standards. Depending upon the facts and circumstances, Business Associates could be subject to criminal liability for aiding and abetting, or conspiring with, a Covered Entity to violate the Privacy Standards or the Security Standards. Further, if we are unable to properly protect the privacy and security of health information entrusted to us, we could be found to have breached our contracts with our customers.

We have implemented and maintain policies and processes to assist us in complying with the Privacy Standards, the Security Standards and our contractual obligations. We cannot provide assurance regarding how these standards will be interpreted, enforced or applied to our operations. Recently, CMS, which enforces the Security Standards, and the Department of Health and Human Services Office for Civil Rights, which enforces the Privacy Standards, appear to have increased their enforcement activities.

Other Requirements.  In addition to HIPAA, numerous other state and federal laws govern the collection, dissemination, use, access to and confidentiality of individually identifiable health information and healthcare provider information. In addition, some states are considering new laws and regulations that further protect the confidentiality, privacy and security of medical records or other types of medical information. In many cases, these state laws are not preempted by the HIPAA Privacy Standards and may be subject to interpretation by various courts and other governmental authorities. Further, the U.S. Congress and a number of states have considered or are considering prohibitions or limitations on the disclosure of medical or other information to individuals or entities located outside of the United States.

Banking and Financial Services Industry

The banking and financial services industry is subject to numerous laws and regulations, some of which may impact our operations and subject us, our vendors or our customers to liability as a result of the payment distribution products and services we offer or may offer in the future. Although we do not act as a bank, we plan to provide products and services that involve vendors who are licensed as, or contract with, banks and other regulated providers of financial services. As a result, we may be impacted by banking and financial services industry laws and regulations, such as licensing requirements, solvency standards, requirements to maintain privacy of nonpublic personal financial information and FDIC deposit insurance limits. Further, our payment distribution products and services may impact the ability of our payer customers to comply with state prompt payment laws. These laws require payers to pay healthcare claims meeting the statutory or regulatory definition of a “clean claim” to be paid within a specified time frame.

Thus, we are subject to potentially complex compliance issues. Changes to federal and state laws, or new interpretations of existing laws, could create liability for us, could impose additional operational requirements on our businesses, could affect the manner in which we use, disclose and transmit individually identifiable health information and could increase our costs of doing business. Even an unsuccessful challenge of our practices could cause adverse publicity and cause us to incur significant legal and related costs.

Employees

As of June 30, 2008, we had approximately 2,250 employees. Our employees are not represented by any union and are not the subject of a collective bargaining agreement. We believe that we have a good relationship with our employees.

Properties

We do not own any real property. We currently sub-lease approximately 97,000 square feet for our corporate headquarters in Nashville, Tennessee under a sub-lease agreement which is due to expire in December 2010. We recently expanded our lease of office space at 3055 Lebanon Rd., Nashville, Tennessee, which is due to expire in October 2018, from approximately 55,000 square feet to approximately 164,000 square feet. We plan to move our corporate headquarters and to consolidate certain of our other Nashville area operations to that location during the fourth quarter of 2008. We lease approximately 54,000 square feet of additional office space at 1283 Murfreesboro Road, Nashville, Tennessee under a lease arrangement which is due to expire in January 2009.

One of our two primary data centers, containing approximately 11,000 square feet of data storage space, is located at our current corporate headquarters in Nashville, Tennessee under the sub-lease agreement, which is due to expire in December 2010, and the other containing approximately 20,000 square feet of data center space is located in Memphis, Tennessee, which lease agreement is due to expire in January 2017.

For our patient billing and payment distribution services, we lease approximately 93,000 square feet of office space at a facility located in Toledo, Ohio and approximately 53,000 square feet of office space at a facility located in Bridgeton, Missouri. We also lease a number of other small operations, business and sales offices in several other states and one facility in Costa Rica.

We believe that our facilities are generally adequate for current and anticipated future use, although we may from time to time lease or vacate additional facilities as our operations require.

Legal Proceedings

From time to time we may be involved in disputes or litigation relating to claims arising out of our operations. We are not currently a party to any material legal proceedings.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of September 1, 2008.

Name	Age	Position

George I. Lazenby, IV	39	Chief Executive Officer, Director
Bob A. Newport, Jr.	48	Chief Financial Officer
Gregory T. Stevens	43	Executive Vice President, General Counsel and Secretary
J. Philip Hardin	45	Executive Vice President — Provider Services
Gary D. Stuart	43	Executive Vice President — Payer Services
Tracy L. Bahl(1)(3)	46	Chairman of the Board of Directors
Mark F. Dzialga(1)	43	Director
Jonathan C. Korngold(2)(3)	34	Director
Philip U. Hammarskjold(1)	43	Director
Jim D. Kever(3)	55	Director
Allen R. Thorpe(2)(3)	37	Director
Dinyar S. Devitre(2)	61	Director

(1)	Current member of the compensation committee.
(2)	Current member of the audit committee.
(3)	Current member of the nominating and corporate governance committee.

George I. Lazenby, IV.  Mr. Lazenby has been our Chief Executive Officer and a member of our board of directors since September 2008. Mr. Lazenby has served as the Chief Executive Officer and a director of EBS Master since March 2007. Prior to that, Mr. Lazenby served as Executive Vice President — Provider Services of Emdeon Business Services from December 2003 to March 2007. Mr. Lazenby served as the Chief Operating Officer of Medifax EDI, Inc. from January 2003 until it was acquired by us in December 2003. Mr. Lazenby received a B.S. in Accounting from the University of Alabama.

Bob A. Newport, Jr.   Mr. Newport has been our Chief Financial Officer since September 2008. Mr. Newport has served as the Chief Financial Officer of Emdeon Business Services since April 2006. Prior to that, Mr. Newport served as Vice President of Financial Planning & Analysis of Emdeon Business Services from January 2005 to March 2006 and Vice President of Finance of Emdeon Business Services from December 2003 to December 2004. From October 2002 to December 2003, Mr. Newport served as Chief Financial Officer of Medifax EDI, Inc. Mr. Newport was with Lattimore Black Morgan & Cain, a regional CPA firm, where he practiced approximately 20 years, including the last 10 as principal. Mr. Newport is a certified public accountant and received a B.S. in Accounting from Carson-Newman College.

Gregory T. Stevens.  Mr. Stevens has been our Executive Vice President, General Counsel and Secretary since September 2008. Mr. Stevens has served in the same position for Emdeon Business Services since July 2008. Prior to joining us, Mr. Stevens served as Chief Administrative Officer, General Counsel, Secretary and Chief Compliance Officer of Spheris Inc., a leading global outsource provider of clinical documentation technology and services, from July 2003 to June 2008. From March 2002 to June 2003, Mr. Stevens served as Acting General Counsel and Secretary of Luminex Corporation, a leading manufacturer of proprietary biological testing technologies for the life science industry. From 1996 to 2002, Mr. Stevens served as the Senior Vice President and General Counsel for Envoy Corporation. Prior to joining Envoy, Mr. Stevens practiced corporate and securities law with Bass, Berry & Sims, PLC. Mr. Stevens received a B.A. in Economics and History and a J.D. from Vanderbilt University.

J. Philip Hardin.  Mr. Hardin has been our Executive Vice President — Provider Services since September 2008. Mr. Hardin has served in the same position for Emdeon Business Services since June 2007. Prior to that, Mr. Hardin served as Executive Vice President of Project Management of our former parent companies, WebMD and HLTH Corporation, from May 2004 to June 2007 and as President of Emdeon Dental, a division of WebMD, from January 2003 to April 2004. Mr. Hardin received a B.S. in accounting from the University of Georgia and received an M.B.A. from Stanford University.

Gary D. Stuart.  Mr. Stuart has been our Executive Vice President — Payer Services since August 2008. Mr. Stuart has served in the same position for Emdeon Business Services since March 2006 and previously served as Executive Vice President of Payer and Vendor Strategy for Emdeon Business Services since August 2005. Mr. Stuart also served as Senior Vice President of Sales in the Transaction Services Division of WebMD Envoy from July 2002 to February 2005 and in various other capacities with our former parent company since July 1998. Mr. Stuart received a Bachelors in Business Administration from Texas State University.

Tracy L. Bahl.  Mr. Bahl has been Chairman of our board of directors since September 2008 and chairman of the board of directors of EBS Master since February 2008. Mr. Bahl has been a Special Advisor for General Atlantic since August 2006. Mr. Bahl was Chief Executive Officer of Uniprise, a UnitedHealth Group Company, from 2004 to 2007, and before that served in various executive positions at CIGNA HealthCare. Mr. Bahl received M.B.As from Columbia University and the London Business School, and received undergraduate degrees in Business Administration and Health and Exercise Science from Gustavus Adolphus College.

Mark F. Dzialga.  Mr. Dzialga has been a member of our board of directors since September 2008 and a member of the board of directors of EBS Master since November 2006. Since 1998, he has been a Managing Director of General Atlantic. From 1990 to 1998, Mr. Dzialga was with Goldman, Sachs & Co., most recently as the co-head of the High Technology Merger Group. Mr. Dzialga also serves as a director of Genpact and Hexaware Technologies. Mr. Dzialga received an M.B.A. from the Columbia University School of Business and a B.S. in Accounting from Canisius College.

Jonathan C. Korngold.  Mr. Korngold has been a member of our board of directors since September 2008 and a member of the board of directors of EBS Master since November 2006. Mr. Korngold joined General Atlantic in 2001, has been a Managing Director since 2006 and is responsible for leading General Atlantic’s healthcare group. Prior to joining General Atlantic, Mr. Korngold was a member of Goldman Sachs’s Principal Investment Area and Mergers & Acquisitions groups in London and New York, respectively. Mr. Korngold received an M.B.A. from Harvard Business School and graduated with a A.B. in Economics from Harvard College.

Philip U. Hammarskjold.  Mr. Hammarskjold has been a member of our board of directors since September 2008 and a member of the board of directors of EBS Master since February 2008. Mr. Hammarskjold joined Hellman & Friedman in 1992, became a partner in January 1996, and has served as a Managing Director of Hellman & Friedman since January 1998. Mr. Hammarskjold serves as a director of various Hellman & Friedman affiliated portfolio companies. Mr. Hammarskjold received a B.S.E. from Princeton University and an M.B.A. from Harvard Business School.

Jim D. Kever.  Mr. Kever has been a member of our board of directors since September 2008 and a member of the board of directors of EBS Master since November 2006. Mr. Kever is the founding partner of Voyent Partners, LLC, an investment partnership founded in 2001. Mr. Kever served as Co-Chief Executive Officer of the transaction services division of WebMD from June 2000 to March 2001. From March 1999 through May 2000, Mr. Kever served as Chief Executive Officer of the transaction services division of Quintiles Transnational Corp. From August 1995 through March 1999, Mr. Kever was the President and Co-Chief Executive Officer of Envoy Corporation. Mr. Kever joined Envoy Corporation as Treasurer and General Counsel in October 1981. Mr. Kever also serves as a director of 3D Systems Corporation, Luminex Corporation and Tyson Foods, Inc. Mr. Kever received a B.S. in Business and Administration from the University of Arkansas in 1974 and a J.D. from the Vanderbilt University School of Law in 1977.

Allen R. Thorpe.  Mr. Thorpe has been a member of our board of directors since September 2008 and a member of the board of directors of EBS Master since February 2008. Mr. Thorpe joined Hellman & Friedman in 1999 and has served as a Managing Director of Hellman & Friedman since January 2004. Prior to joining Hellman & Friedman in 1999, Mr. Thorpe was a Vice President with Pacific Equity Partners and a Manager at

Bain & Company. Mr. Thorpe serves as a director of various Hellman & Friedman affiliated portfolio companies, including Sheridan Healthcare. Mr. Thorpe received an A.B. from Stanford University and an M.B.A. from Harvard Business School.

Dinyar S. Devitre.  Mr. Devitre has been a member of our board of directors and a member of the board of directors of EBS Master since September 2008. Mr. Devitre served as Senior Vice President and Chief Financial Officer of Altria Group, Inc. from 2003 to March 2007. From 1998 to 2001, Mr. Devitre served as Executive Vice President at Citigroup Inc. and Citibank in Europe. Mr. Devitre also serves as a director of Western Union Company, Altria Group and SABMiller plc. Mr. Devitre received a B.A. degree from St. Joseph’s College in Darjeeling, India and an M.B.A. from the Indian Institute of Management in Ahmedabad.

We expect to elect one additional independent director to our board of directors after the completion of this offering.

Corporate Governance

Controlled Company

We intend to list the shares offered in this offering on the NYSE. For purposes of the NYSE rules, we expect to be a “controlled company.” “Controlled companies” under those rules are companies of which more than 50 percent of the voting power is held by an individual, a group or another company. Together, our Principal Equityholders will continue to control more than 50% of the combined voting power of our common stock upon completion of this offering and are able to elect our entire board of directors. Accordingly, we are eligible to, and we intend to, take advantage of certain exemptions from NYSE corporate governance requirements provided in the NYSE rules. Specifically, as a controlled company under NYSE rules, we are not required to have (i) a majority of independent directors, (ii) a Nominating and Corporate Governance Committee composed entirely of independent directors or (iii) a Compensation Committee composed entirely of independent directors.

Board Structure

Composition of our Board of Directors

Upon consummation of the reorganization transactions and this offering, our board of directors will initially consist of eight directors and we plan to increase our board of directors to nine members after the completion of this offering. Our amended and restated by-laws will provide that our board of directors will consist of no less than 5 or more than 20 persons. The exact number of members on our board of directors will be determined from time to time by resolution of a majority of our full board of directors.

Each of our directors will serve for a term of one year. Directors hold office until the annual meeting of stockholders and until their successors have been duly elected and qualified. Under the Stockholders Agreement, each of the General Atlantic Equityholders and the H&F Equityholders will be entitled to nominate members of our board of directors.

Under the Stockholders Agreement, (i) the General Atlantic Equityholders will be entitled to nominate five members of our board of directors, two of whom will be subject to the consent of the H&F Equityholders (which consent may not be unreasonably withheld) and (ii) the H&F Equityholders will be entitled to nominate three members of our board of directors, one of whom will be subject to the consent of the General Atlantic Equityholders (which consent may not be unreasonably withheld). In addition, after this offering, our Principal Equityholders will have the right to jointly nominate one independent member of our board of directors and to increase the size of our board of directors by one. Each of our Principal Equityholders will agree to vote its shares in favor of the directors nominated by the other in accordance with the terms of the Stockholders Agreement.

The General Atlantic Equityholders’ initial board of director nominees are Messrs. Dzialga, Korngold, Bahl, Lazenby and          . The H&F Equityholders’ initial board of director nominees are Messrs. Hammarskjold, Thorpe and          .

Committees of the Board

Upon consummation of this offering, our board of directors will have three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Under the rules of the NYSE, we will be required to have one independent director on our Audit Committee during the 90-day period beginning on the date of effectiveness of the registration statement filed with the Commission in connection with this offering and of which this prospectus is a part. After such 90-day period and until one year from the date of effectiveness of the registration statement, we are required to have a majority of independent directors on our Audit Committee. Thereafter, our Audit Committee is required to be comprised entirely of independent directors. As a controlled company, we are not required to have independent Nominating and Corporate Governance and Compensation Committees. The following is a brief description of our committees.

Audit Committee.  Our Audit Committee assists the board in monitoring the audit of our financial statements, our independent auditors’ qualifications and independence, the performance of our audit function and independent auditors, and our compliance with legal and regulatory requirements. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee. The Audit Committee will also review and approve related-party transactions as required by the rules of the NYSE.

In accordance with the Stockholders Agreement, during the 90-day period beginning on the date of effectiveness of the registration statement of which this prospectus forms a part, the Audit Committee will consist of three directors, including one director nominated by the General Atlantic Equityholders, one director nominated by the H&F Equityholders and one independent director nominated by the board (upon the recommendation of the Nominating and Corporate Governance Committee). After such 90-day period and until one year from the date of effectiveness of the registration statement of which this prospectus forms a part, the Stockholders Agreement will require that the Audit Committee consist of three directors, including one nominated by the General Atlantic Equityholders or the H&F Equityholders as determined by mutual agreement of the two and two independent directors nominated by the board of directors (upon the recommendation of the Nominating and Corporate Governance Committee). Thereafter, our Audit Committee will consist of at least three independent directors nominated by the board (upon the recommendation of the Nominating and Corporate Governance Committee).

Currently, Messrs.  Devitre (chairman), Korngold and Thorpe are members of our Audit Committee and upon consummation of this offering Messrs.          ,           and           are expected to be the members of our Audit Committee. Messrs.           and           will be the General Atlantic Equityholders designee and the H&F Equityholders designee, respectively.          qualifies as an Audit Committee financial expert under the rules of the Commission implementing Section 407 of the Sarbanes-Oxley Act of 2002 and meets the independence and the experience requirements of the NYSE and the federal securities laws.

Compensation Committee.  Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our directors and employees and is responsible for approving the compensation of our Chief Executive Officer and other executive officers. Our Compensation Committee will also administer the issuance of awards under our 2008 Equity Plan.

The Stockholders Agreement will require that our Compensation Committee consist of three members, including one director nominated by the General Atlantic Equityholders, one director nominated by the H&F Equityholders and one independent director nominated by the board of directors (upon the recommendation of the Nominating and Corporate Governance Committee). Currently, Messrs. Bahl, Dzialga (co-chairman) and Hammarskjold (co-chairman) are members of our Compensation Committee and upon consummation of this offering, Messrs.          ,          and           are expected to be the members of our Nominating and Corporate Governance Committees. Messrs.          and           will be the General Atlantic Equityholders designee and the H&F Equityholders designee, respectively.

Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee selects or recommends that the board of directors select candidates for election to our board of directors, develops and recommends to the board of directors corporate governance guidelines that are applicable to us and oversees board of directors and management evaluations.

The Stockholders Agreement will require that our Nominating and Corporate Governance Committee consist of three members, including one director nominated by the General Atlantic Equityholders, one director nominated by the H&F Equityholders and one independent director nominated by the board (upon the recommendation of the Nominating and Corporate Governance Committee). Currently, Messrs. Bahl (chairman), Kever, Korngold and Thorpe are members of our Nominating and Corporate Governance Committee, and upon consummation of this offering, Messrs.          ,          and           are expected to be the members of our Nominating and Corporate Governance Committee. Messrs.          and           will be the General Atlantic Equityholders designee and the H&F Equityholders designee, respectively.

Director Independence

We have determined that Messrs.          ,          and          are independent as such term is defined by the applicable rules and regulations of the New York Stock Exchange. Additionally, each of these directors meets the categorical standards for independence established by our board of directors, as set forth in our Corporate Governance Policy. A copy of our Corporate Governance Policy will be available on our website upon the consummation of this offering. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation

The following discusses our executive compensation programs with respect to our “named executive officers” and includes a discussion of the material elements of compensation awarded to them in the year ended December 31, 2007. This section also describes our compensation philosophy and the policies and processes that we use in reaching compensation decisions. The individuals whose compensation is discussed below are our current Chief Executive Officer, George Lazenby; our Chief Financial Officer, Bob A. Newport, Jr.; our Executive Vice President — Provider Services, J. Philip Hardin; our Executive Vice President — Payer Services, Gary D. Stuart, and our former acting Chief Executive Officer, Kevin Cameron. We collectively refer to these individuals in the following discussion as our “named executive officers.”

Background

During the year ended December 31, 2007, the board of directors of EBS Master (the “EBS Master Board”), together with our chief executive officer (other than with respect to himself), made decisions regarding the compensation of our named executive officers. Mr. Cameron, who served as our chief executive officer while we were owned by HLTH, served without compensation from us as our acting chief executive officer from November 16, 2006 until Mr. Lazenby was elevated to that position on March 29, 2007. The remainder of this discussion describes the compensation of our named executive officers other than Mr. Cameron.

In connection with this offering, our board of directors formed a Compensation Committee (which we refer to as the “Compensation Committee”) to make decisions regarding the compensation of our named executive officers and perform other duties as set forth in the charter for the Compensation Committee.

Compensation Philosophy and Overview

Our compensation structure is centered around a pay-for-performance philosophy and is designed to reward our executives for their abilities, experience and efforts, and we believe that our services, solutions and products reflect the individual and combined knowledge and performance which our compensation programs are structured to reward. Our ability to attract, retain and motivate the highly-qualified, motivated and experienced professionals who are vital to our success as a company is directly tied to the compensation programs we offer. In addition, we weigh tax and accounting considerations and the expectations of our executives and investors (including, following this offering, our public investors) with the incentives the compensation package provides. With this in mind, we have structured our compensation program as a competitive total pay package which we believe allows us to attract, retain and motivate executives with the skill and knowledge we require.

In July 2008, the Compensation Committee retained Frederic W. Cook & Co. to evaluate our compensation programs and to provide guidance with respect to developing and implementing our compensation philosophy and programs as a public company. In addition, Frederic W. Cook & Co. provided advice with respect to the conversion of certain equity awards in EBS Master held by our named executive officers and the grant of new equity, each as discussed below in more detail.

Compensation Objectives and Procedures

The primary objectives of our compensation program are to provide a competitive total pay package, consisting of base salary, annual cash bonuses based on company and individual performance, equity-based awards that provide value to our executives as the equity value of the company increases over time and additional benefits. We believe rewarding our executive officers in this manner encourages them to focus on our overall business objectives, as well as their individual responsibilities to us.

The first component of named executive officer compensation is base salary, which is intended to provide a stable level of compensation to each officer commensurate with his role and duties to us. The second component is annual cash bonuses based on company and individual performance. Tying a portion of total compensation to annual performance and thus shorter term goals permits us to adjust the performance measures each year to reflect changing objectives and those that may be of special importance for a particular year. Individual performance objectives permit us to further tailor an executive’s cash bonus to his specific roles and responsibilities with respect to his position.

Equity-based awards granted to our named executive officers, which prior to this offering have been in the form of “profits interests” in EBS Master, referred to as “Grant Units,” provide a long-term incentive and align a portion of our executives’ compensation to the interests of our investors and to each other, helping them to work together for their mutual success. Equity-based compensation also fosters a long-term commitment to us by our named executive officers, and balances the short-term cash components of compensation which we provide.

Prior to the preparations for this offering, the EBS Master Board and our chief executive officer (other than with respect to himself) established base salary and annual bonuses for our named executive officers. The EBS Master Board determined Mr. Lazenby’s 2007 base salary and annual cash bonus level. In addition, each of our named executive officers is party to an employment agreement and/or severance protection agreement with us that specifies certain elements of his compensation. The EBS Master Board determined the number and terms of Grant Units awarded to each named executive officer in 2007.

Following this offering, the Compensation Committee, subject to the terms of each executive’s employment agreement and/or severance protection agreement, will determine compensation for our named executive officers.

Overview of Components of Compensation

Compensation for our named executive officers consists of the following key components:

•	base salaries;

•	annual cash bonuses; and

•	equity-based awards.

In addition, our named executive officers are eligible to receive the same benefits that we provide to other full-time employees, including health and welfare benefits and participation in our 401(k) Savings Plan. We also provide certain management employees, including our named executive officers, supplemental long-term disability benefits in excess of the otherwise applicable maximum salary replacement levels available to our employees generally.

In connection with the 2006 Transaction, each of our named executive officers was paid a cash change in control bonus and a special one-time discretionary bonus in 2007, and a portion of his previously awarded stock options to acquire shares of HLTH common stock and his restricted shares of HLTH common stock vested on a partially accelerated basis in 2007.

We also provide our named executive officers with severance payments and benefits upon certain terminations of employment, and accelerated equity award vesting under certain circumstances in connection with a change in control of our company.

In 2008, we expect to continue to provide the same elements of compensation (base salary, annual cash bonuses and equity based awards) to our named executive officers. In addition, following this offering, we will continue to evaluate our compensation programs in light of our status as a public company.

Employment and Severance Protection Agreements

Each of our named executive officers is party to an employment and/or severance protection agreement with us, which agreements were negotiated with the respective named executive officer and which specify certain compensation, including an annual rate of base salary, eligibility for an annual cash bonus and severance payments and benefits. Pursuant to these agreements, each named executive officer is subject to restrictive covenants, including confidentiality, non-competition and non-solicitation obligations. The employment of each named executive officer under these agreements will continue in effect until terminated by us or by the named executive officer. These agreements are intended to assure us of the executive’s continued employment and to provide stability in our senior management team.

CEO Employment Agreement.  In accordance with Mr. Lazenby’s employment agreement, he is currently entitled to a base salary at an annual rate of $500,000, which is subject to increase in our discretion. Mr. Lazenby’s employment agreement also specified the number of Grant Units awarded to him in 2007, as discussed in more detail below under “Equity-Based Awards” and in the tables and text in the sections titled “Grants of Plan-Based Awards in 2007” and “Outstanding Equity Awards at December 31, 2007.”

Base Salaries

We provide each named executive officer with a base salary for the services that he performs for us. By providing base salaries, we provide our executives with one stable element of compensation, while other compensation elements are variable. Base salaries are reviewed annually, and may be increased in light of the individual past performance of the named executive officer, company performance, any change in the executive’s position within our business, the scope of his responsibilities and any changes in that scope, and his tenure with the business.

Pursuant to his employment agreement, Mr. Lazenby’s base salary was increased to $500,000 in March 2007 upon his elevation to chief executive officer. The base salary for each of Messrs. Newport, Hardin, and Stuart was increased in April 2007 from $200,000 to $275,000; $220,000 to $250,000 and $264,581 to $300,000, respectively. These increases were determined by our former acting chief executive officer, Mr. Cameron, with the EBS Master Board’s approval, and were made in light of the change in roles and responsibilities of each named executive officer following the 2006 Transaction, after which our business was no longer a wholly-owned subsidiary of HLTH.

Mr. Newport received a salary increase from $275,000 to $290,000, effective as of March 1, 2008. None of our other named executive officers received a salary increase in 2008.

Annual Cash Bonuses

We provide our executive officers with the opportunity to share in our success through annual cash bonuses based on a combination of objective performance measures and subjective evaluation of the executive’s performance and contributions to our company during the year. For the year ending December 31, 2007, 65% of each named executive officer’s target bonus was linked to achievement of company performance measures and 35% was based upon the executive’s satisfaction of individual strategic objectives. The EBS Master Board and Mr. Lazenby retained discretion to adjust annual cash bonuses payable for 2007 based on their evaluation of each executive’s contributions to us during the year.

For the year ended December 31, 2007, the company performance measures were Adjusted EBITDA and revenue, which comprised 45.5% and 19.5%, respectively, of each named executive officer’s overall target bonus. The individual strategic objectives were designed to assure alignment with our company performance measures. For 2007, bonuses were linked to achievement of Adjusted EBITDA within a range of $164 million to $199 million and achievement of revenue from $735 million to $888 million. We believe the combination of these performance factors and the proportionate weighting assigned to each reflected our overall company goals for 2007, which balanced the achievement of revenue growth and improving our operating efficiency. These measures were calculated in the same manner as reported in our financial statements, except that Adjusted EBITDA for purposes of our 2007 cash bonus program excluded approximately $5.0 million in unplanned costs recognized in connection with efficiency measures to streamline our operations initiated during the 2007 fiscal year.

For the year ended December 31, 2007, Messrs. Lazenby’s, Newport’s, Hardin’s and Stuart’s target annual bonus was 60%, 50% 35%, and 35% of base salary, respectively. The EBS Master Board, together with Mr. Lazenby, reviewed the company and individual performance results following December 31, 2007. The EBS Master Board determined the actual amount of bonus paid to Mr. Lazenby, and together with Mr. Lazenby, determined the bonus payment for each other named executive officer. Based on our achievement of Adjusted EBITDA and revenue as calculated under the cash bonus program, and each named executive officer’s performance review, Messrs. Lazenby, Newport, Hardin and Stuart received bonuses of $297,922, $136,548, $86,894, and $104,273, respectively, for the year ended December 31, 2007. These bonus amounts were paid in March 2008.

In the future, the Compensation Committee, with the recommendation of Mr. Lazenby (other than with respect to himself), will be responsible for establishing annual performance target and will review actual performance and determine the amount of cash bonus payable to each named executive officer.

Equity-Based Awards

In April 2007, each of our named executive officers was awarded Grant A Units under the EBS Equity Plan, which were designed to provide an opportunity for long-term incentive compensation. Grant A Units represented an indirect ownership interest in EBS Master providing the holder with a specified percentage of the profits and equity value appreciation of EBS Master from the date of grant. These Grant A Units were structured as one-time grants that we believe immediately aligned the interests of our named executive officers with the investors in EBS Master and with each other. The awards were structured so that if EBS Master adequately appreciated, the award’s value would be materially the same as if the named executive officer had been granted a full ownership interest in EBS Master on the date of grant and the executive would share in the growth in value in proportion to his vested Grant A Unit percentage. If EBS Master had not appreciated in value, then the Grant A Units would have had no value. The number of Grant A Units awarded to each executive was determined by the EBS Master Board commensurate with his role and responsibilities to us.

The Grant A Units provided our named executive officers rights that were parallel to those of other owners with respect to future profits and future growth in the value of EBS Master, thereby motivating and rewarding our named executive officers for growth in our equity value. In addition, these awards provided a retention tool because they were scheduled to vest over a five-year period, subject to the named executive officer’s continued employment on each annual vesting date. In addition, the Grant A Unit award agreements impose non-competition and non-solicitation restrictions on each named executive officer so that his Grant A Units are subject to forfeiture if he violates these restrictions. The named executive officers did not recognize taxable income upon the grant or vesting of Grant A Units. Income of EBS Master that was allocated to the named executive officers by virtue of their holding Grant A Units was charged to EBS Master’s earnings and was not deductible as compensation. See the “Grants of Plan-Based Awards During 2007” table below for more information regarding the vesting schedule of the Grant A Units held by our named executive officers.

In connection with this offering and the restructuring transactions, all outstanding Grant A Units will be converted into EBS Units (and rights under a tax receivable agreement) immediately following this offering, based on the price of Class A common stock in the offering and the value that would have been distributable in respect of each Grant A Unit if EBS Master liquidated immediately following the offering. The applicable vesting schedule will apply to the converted EBS Units and both the vested and unvested EBS Units issued to former holders of Grant A Units will be entitled to vote and receive distributions, if any, from EBS Master. Vested EBS Units (along with the corresponding shares of our Class D common stock) may be exchanged with us for shares of Class A Common Stock on a one-for-one basis.

Amounts that may be distributed to our named executive officers (and other EBS Equity Plan Members) under their tax receivable agreement will vary depending on a number of factors, such as the applicable vesting schedule of the EBS Units they receive in the reorganization transactions, the dates of exchanges of EBS Units (and corresponding shares of our Class D common stock) for shares of our Class A common stock and our future tax liabilities. These potential payments are tied to, and arise in connection with, the adjustment to outstanding Grant A Units in connection with this offering and the reorganization transactions. Accordingly, we do not expect the Compensation Committee to consider actual payments, if any, that may be received by our named executive officers (and other EBS Equity Plan Members) under their tax receivable agreement when determining their future compensation.

In connection with this offering, we intend to adopt the 2008 Equity Plan so that we can continue to provide our named executive officers and other employees with equity-based long-term incentive compensation. For details on the 2008 Equity Plan, see “2008 Equity Plan”.

Change in Control Bonuses/HLTH Equity Awards

In connection with the 2006 Transaction, each named executive officer was paid a cash change in control bonus pursuant to a change in control and retention bonus plan. These bonuses were conditioned on continued employment for 90 days after the closing of the 2006 Transaction. In addition, Mr. Cameron and the EBS Master

Board chose to make a one-time discretionary special bonus payment to each named executive officer to reflect the additional responsibilities related to the 2006 Transaction, its successful completion and the related transition period. These special retention bonuses were paid in February 2007. Also, previously awarded HLTH stock options and restricted shares of HLTH common stock held by our named executive officers were subject to partial accelerated vesting effective in early 2007. Remaining unvested HLTH options and restricted stock awards were forfeited at that time. Our named executive officers exercised their vested HLTH stock options in early 2007.

Severance and Change in Control Protection

Pursuant to the employment and severance protection agreements, we provide salary continuation and other benefits in the event of certain terminations of employment. The Grant A Units held by our named executive officers would also have been subject to 100% accelerated vesting during 2007 upon the first anniversary of a sale of EBS Master or earlier termination of employment under specified circumstances following a sale of EBS Master. These payments and benefits are described in more detail below under “— Potential Payments Upon Termination or Change in Control.”

The protections under these agreements were designed to provide financial security in the event of certain corporate transactions and/or termination of employment, as well as consideration for the executive’s compliance with certain post-employment restrictive covenants. We believe that these protections help retain our management team and provide a basis for continuing the cohesive operation of our business.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation earned by each of our named executive officers for the year ended December 31, 2007.

				EBS
				Master	HLTH		Non-Equity
				Grant	Restricted	HLTH	Incentive Plan	All Other
Name and Principal		Salary	Bonus	Units	Stock	Options	Compensation	Compensation	Total
Position	Year	($)	($)(3)	($)(4)	($)(5)	($)(5)	($)(6)	($)(7)	($)

Kevin Cameron(1)	2007	—	—	—	—		—	—
Former Acting Chief Executive Officer
George I. Lazenby(2)	2007	$447,692	$200,000	$1,446,750	$337,749	$20,408	$297,922	$5,973	$2,756,494
Chief Executive Officer
Bob A. Newport, Jr.	2007	$254,808	$200,000	$405,090	$249,017	$8,163	$136,548	$2,975	$1,256,601
Chief Financial Officer
J. Philip Hardin	2007	$241,923	$150,000	$347,220	$256,377	$20,408	$86,894	$4,937	$1,107,759
Executive Vice President — Provider Services
Gary D. Stuart	2007	$290,464	$200,000	$578,700	$256,377	$20,408	$104,273	$4,482	$1,454,704
Executive Vice President — Payer Services

(1)	Mr. Cameron, former chief executive officer of HLTH, served as our acting chief executive officer from November 16, 2006 to March 29, 2007. We did not pay Mr. Cameron any compensation for these services or record any expense.
(2)	Mr. Lazenby was appointed as our Chief Executive Officer on March 29, 2007. Prior to this time, he served as our Executive Vice President — Provider Services.

(3)	The amounts reported in this column reflect a cash change-in-control bonus and one-time special discretionary bonus paid by HLTH in connection with the 2006 Transaction. The amounts for Mr . Lazenby were $115,000 and $85,000, respectively; for Mr. Newport were $75,000 and $125,000, respectively; for Mr. Hardin were $115,000 and $35,000, respectively; and for Mr. Stuart were $115,000 and $85,000, respectively.

(4)	The amounts reported in this column reflect the 2007 Financial Statement compensation expense recognized under FAS 123R for profits interest awards granted by us in 2007. Additional information regarding the awards is set forth in the tables and notes under “Grants of Plan-Based Awards During 2007,” “Outstanding Equity Awards at December 31, 2007,” and “Equity Awards Exercised and Vested for Year Ended at December 31, 2007.” These values have been determined based on the assumptions set forth in Note 17 to our audited financial statements included elsewhere in this prospectus.

(5)	The amounts reported in these columns reflect our 2007 Financial Statement compensation expense recognized under FAS 123R for restricted stock awards and stock options granted by HLTH in previous fiscal years, without regard to the estimate of forfeitures related to service based vesting conditions. In 2007, 24,004 of Mr. Hardin’s stock options and 20,000 of Mr. Stuart’s stock options were forfeited. Additional information regarding the awards is set forth in the table and note thereto under “Equity Awards Exercised and Vested for Year Ended at December 31, 2007.” These values were determined by HLTH. See Note 16 to our audited financial statements included elsewhere in this prospectus for a discussion of the accounting treatment of those awards in connection with the 2006 Transaction.

(6)	The amounts reported in this column were paid under our annual cash bonus program for the year ended December 31, 2007.

(7)	Each named executive officer’s additional compensation for the year ended December 31, 2007 consists of matching contributions to our 401(k) Savings Plan and supplemental long-term disability insurance premiums. The amounts for Mr. Lazenby were $4,500 and $1,473, respectively; the amounts for Mr. Newport were $2,024 and $951, respectively; the amounts for Mr. Hardin were $4,212 and $726, respectively; and the amounts for Mr. Stuart were $3,375 and $1,107, respectively.

Grants of Plan-Based Awards in 2007

The following table summarizes awards under our annual cash bonus program and the EBS Equity Plan to each of our named executive officers in the year ended December 31, 2007. All awards granted under the EBS Equity Plan consist of Grant A Units in EBS Master. All Grant A Units became 20% vested in November 2007, with an additional 20% scheduled to vest in November of each of 2008, 2009, 2010 and 2011, subject to the named executive officer’s continued employment by us. Grant A Units were subject to 100% accelerated vesting in connection with a sale of EBS Master if the executive either (i) remained employed through the first year following the sale or (ii) his employment was terminated during that year by us without “cause” or by him for “good reason” (each as defined in the relevant award agreement). A sale of EBS Master was defined as any sale of substantially all of the assets of EBS Master or of 100% of the interests in EBS Master held by the General Atlantic Equityholders and the H&F Equityholders.

Grants of Plan-Based Awards During 2007

	Estimated Future Payouts Under
	Non-Equity Incentive Plan Awards(1)			All Other Equity Awards:
				Date	Number of Grant A	Grant Date Fair
	Threshold	Target	Maximum	of	Units	Value of Grant A
Name	($)(2)	($)	($)(3)	Grant	(#)	Units ($/Unit)(4)

Kevin Cameron	—	—	—		—	—
Former Acting Chief Executive Officer
George I. Lazenby	$150,000	$300,000	$397,500
Chief Executive Officer				April 6, 2007	1,000,000	$1.93
Bob A. Newport, Jr.	$68,750	$137,500	$182,188
Chief Financial Officer				April 6, 2007	280,000	$1.93
J. Philip Hardin	$43,750	$87,500	$115,938
Executive Vice President — Provider Services				April 6, 2007	240,000	$1.93
Gary D. Stuart	$52,500	$105,000	$139,125
Executive Vice President — Payer Services				April 6, 2007	400,000	$1.93

(1)	The amounts reported in these columns reflects amounts payable pursuant to our annual cash bonus program at various points with in the range of company performance goals, assuming the satisfaction of individual performance criteria. For a description of the material terms of these awards, see “— Compensation Discussion and Analysis — Executive Compensation — Annual Cash Bonuses.”

(2)	The “threshold” represents the amount payable upon achievement at the starting point of the targeted ranges of Adjusted EBITDA and revenue, as calculated under the cash bonus program.
(3)	The “maximum” represents the amount payable upon achievement at the top of the targeted ranges of Adjusted EBITDA and revenue, as calculated under the cash bonus program.

(4)	The grant date fair value reflects the FAS 123R grant date fair value as determined by an independent third party, based on a Black-Scholes valuation of the Grant A Units.

Outstanding Equity Awards At December 31, 2007

The following table provides information about the Grant A Units held by each of our named executive officers as of December 31, 2007.

Outstanding Equity Awards
At December 31, 2007

		Market Value of
		Unvested Grant A
	Number of Unvested	Units
Name	Grant A Units (#)(1)	($)(2)

Kevin Cameron Former Acting Chief Executive Officer	—	—
George I. Lazenby Chief Executive Officer	800,000
Bob A. Newport, Jr. Chief Financial Officer	224,000
J. Philip Hardin Executive Vice President — Provider Services	192,000
Gary D. Stuart Executive Vice President — Payer Services	320,000

(1)	All awards are subject to time-based vesting, pursuant to which 20% at the unvested Grant A Units will vest in November of 2008, 2009, 2010 and 2011, subject to the named executive officer’s continued employment by us.

(2)	There was no public market for the Grant A Units as of December 31, 2007 and thus the market value as of that date is not determinable. For purposes of FAS 123R, the fair value of a Grant A Unit as of December 31, 2007 was $6.43 per unit.

Equity Awards Exercised And Vested For Year Ended At December 31, 2007

The following table provides information about the value realized by each of our named executive officers during the year ended December 31, 2007 upon the exercise of options to purchase HLTH common stock, the vesting of HLTH restricted stock and the vesting of Grant A Units.

					EBS Master
			HLTH Restricted Stock Awards		Grant A Units
			Number of		Number of
			Shares of		Grant A
	HLTH Option Awards		Restricted Stock		Units
	Number of	Value	Acquired on	Value	Acquired on	Value
	Shares Acquired	Realized on	Vesting	Realized on	Vesting	Realized on
Name	on Exercise (#)	Exercise ($)	(#)	Vesting ($)	(#)	Vesting ($)(1)

Kevin Cameron Former Acting Chief Executive Officer	—	—	—	—	—	—
George I. Lazenby Chief Executive Officer	100,000	$407,115	31,666	$438,999	200,000
Bob A. Newport, Jr. Chief Financial Officer	10,000	$47,277	21,416	$295,950	56,000
J. Philip Hardin Executive Vice President — Provider Services	65,740	$523,227	25,416	$353,030	48,000
Gary D. Stuart Executive Vice President — Payer Services	48,746	$370,818	25,416	$353,030	80,000

(1)	There was no public market for the Grant A Units as of the vesting date of November 15, 2007 and thus the market value as of that date is not determinable. For purposes of FAS 123R, the fair value of a Grant A Unit as of December 31, 2007 was $6.43 per unit. Using that value of $6.43 per unit, the fair value of Grant A Units that vested in 2007 was: $1,286,000 for Mr. Lazenby, $360,080 for Mr. Newport, $308,640 for Mr. Hardin and $514,400 for Mr. Stuart, respectively.

Potential Payments Upon Termination or Change in Control

The following summaries and tables describe and quantify the potential payments and benefits that we would provide to our named executive officers in connection with termination of employment and/or change in control. In determining amounts payable, we have assumed in all cases that the termination of employment and change in control occurred on December 31, 2007.

Severance Benefits

The employment of each named executive officer may be terminated by us or by the executive at any time, with or without cause. Pursuant to each named executive officer’s employment and/or severance protection agreement he is entitled to receive severance benefits upon termination by us without “cause” or upon his resignation for “good reason,” and in the case of Mr. Lazenby, upon his termination due to his death or permanent disability. Upon an eligible termination, each of the named executive officers will be entitled to continued payment of his base salary for 12 months (24 months in the case of Mr. Lazenby) and reimbursement for COBRA health insurance premiums (up to the amount we pay for active employees) for 12 months (18 months in the case of Mr. Lazenby). The executive’s entitlement to these severance payments and benefits is generally conditioned on continued compliance with his obligations not to compete with us and not to solicit our employees or customers (for Messrs. Lazenby and Newport, for 2 years following termination of employment, and for Messrs. Hardin and Stuart, for 18 months following termination of employment) and his release of all claims against us.

A termination for “cause” generally includes any of the following actions by the executive: a material breach of the executive’s agreement; willful failure to perform his duties or failure to comply with our employment policies; misconduct that is injurious to our business or impedes its operations or conviction of a felony or crime involving moral turpitude. Resignation for “good reason” generally includes: a reduction in the executive’s base salary; a reduction in the executive’s title, authority or duties; a relocation of more than fifty miles of the executive’s principal place of employment; or a material breach by us of the agreement.

No named executive officer has any right to receive a “gross up” for any excise tax imposed by Section 4999 of the Code, or any other federal, state and local income tax.

Change in Control Benefits

Each named executive officer’s Grant A Units were subject to 100% accelerated vesting in connection with a sale of EBS Master if the executive either (i) remained employed through the first year following the sale or (ii) his employment was terminated during that year by us without “cause” or by him for “good reason” (each as defined in the relevant award agreement). A sale of EBS Master was defined as any sale of substantially all of the assets of EBS Master or of 100% of the interests in EBS Master held by the General Atlantic Equityholders and the H&F Equityholders.

Calculations of Benefits to Which Executives Would be Entitled

Assuming no change in control had occurred and termination of employment occurred on December 31, 2007, the dollar value of the payments and other benefits to be provided to each of the named executive officers are estimated to be as follows:

Estimated Payments And Benefits Upon Termination

Termination by us Without
	“Cause” or Resignation by the	Termination Due to Executive’s
Name	Executive for “Good Reason”	Death or Disability

Kevin Cameron Former Acting Chief Executive Officer	—	—
George I. Lazenby Chief Executive Officer	Salary Continuation $1,000,000 Insurance Coverage $18,574	Salary Continuation $1,000,000 Insurance Coverage $18,574
Bob A. Newport, Jr. Chief Financial Officer	Salary Continuation $275,000 Insurance Coverage $12,383	—
J. Philip Hardin Executive Vice President — Provider Services	Salary Continuation $250,000 Insurance Coverage $12,383	—
Gary D. Stuart Executive Vice President — Payer Services	Salary Continuation $300,000 Insurance Coverage $12,383	—

In addition, if a change in control had occurred in 2007, and the named executive officer’s employment was terminated by us without “cause” or by him for “good reason” on December 31, 2007, the vesting of all of his Grant A Units would have accelerated and become vested as of the date of his termination of employment.

Director Compensation

This section describes the compensation payable to our non-employee directors. None of our directors received any compensation from us for his services as a director during the year ended December 31, 2007.

Since joining our board of directors in February 2008, Mr. Tracy Bahl, our Chairman, has been providing and continues to provide consulting services and strategic advice to us, in addition to serving as our Chairman. We pay Mr. Bahl $150,000 per year as consideration for his services to us. In addition, Mr. Bahl received an award of Grant B Units under the EBS Equity Plan for his services as Chairman of the EBS Master Board. Mr. Bahl’s Grant B Units vest in three separate tranches on a quarterly basis over a four year period, subject to his continued service with us. A portion of the first tranche vested as of May 8, 2008, and the next two tranches commence vesting on May 8, 2009 and May 8, 2010, respectively.

In September 2008, Mr. Devitre joined our board of directors and began serving as the chairman of our audit committee. We pay Mr. Devitre a $50,000 annual retainer in consideration for services to us as a member of our board and $15,000 annually for chairing our audit committee. In connection with this offering, Mr. Devitre also will receive an equity award under the 2008 Equity Plan in an amount to be determined at a later date.

In connection with this offering, we expect to adopt an outside directors compensation program under which we will provide our outside directors an annual cash retainer for membership on our board and annual fees for committee membership and chair positions. Representatives of our Principal Equityholders serving as members of our board of directors and Mr. Bahl will not be eligible to participate in the outside directors plan. The amount of consideration to be paid to outside directors under this program has not yet been determined. In addition, following this offering, outside directors will be eligible to receive awards under the 2008 Equity Plan.

2008 Equity Plan

The purpose of the 2008 Equity Plan is to give us a competitive edge in attracting, retaining and motivating employees, directors and consultants and to provide us with an equity plan for the award of incentive compensation directly related to increases in our stockholder value.

Administration.  Our Compensation Committee will administer the 2008 Equity Plan, with authority to determine the terms and conditions of awards and to adopt, alter and repeal rules, guidelines and practices relating to the plan and those awards. The terms of awards will be reflected in individual award agreements.

Eligibility.  Any of our employees, directors, officers or consultants or of our subsidiaries and affiliates will be eligible for awards under our 2008 Equity Plan. Our Compensation Committee has the authority to determine who will be granted an award under the 2008 Equity Plan.

Number of Shares Authorized.  The 2008 Equity Plan provides for an initial aggregate of           shares of Class A common stock to be available for awards. No more than           shares of Class A common stock may be issued to any participant during any single calendar year with respect to incentive stock options, and no participant may be granted awards of options or stock appreciation rights with respect to more than           shares of Class A common stock in any one year. No more than     shares of Class A common stock may be granted to any participant during any single calendar year with respect to performance compensation awards in any one performance period. The maximum amount payable as a cash bonus to any participant for any single year during a performance period is $     . If any award is forfeited or otherwise terminates, expires or lapses without being exercised, the number of shares subject to such award will again be made available for future grants. If there is any change in our corporate capitalization, the Compensation Committee in its sole discretion may make substitutions or adjustments to the number of shares reserved for issuance under the 2008 Equity Plan, the number of shares covered by awards then outstanding, the limitations on awards set forth above, the exercise price of outstanding options and other equitable substitutions or adjustments as it may determine appropriate.

The 2008 Equity Plan will have a term of ten years and no awards may be granted after that date.

Awards Available for Grant.  The Compensation Committee may grant awards of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights, restricted stock awards, restricted stock units, stock bonus awards, performance compensation awards (including cash bonus awards) or any combination of the foregoing.

Performance Compensation Awards.  The Compensation Committee may grant any award under the 2008 Equity Plan in the form of a performance compensation award by conditioning the vesting of the award or its payment on the satisfaction of certain performance goals. The Compensation Committee may establish these performance goals with reference to one or more of the following (i) gross or net revenue, earnings or income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) gross or net profit or profit growth; (iv) net operating profit (before or after taxes); (v) return measures (including, but not limited to, return on assets, capital, invested capital, equity or sales); (vi) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital); (vii) earnings before or after taxes, interest, depreciation, and amortization; (viii) gross or net operating margins; (ix) productivity ratios; (x) share price (including, but not limited to, growth measures and total stockholder return); (xi) expense targets; (xii) operating efficiency; (xiii) objective measures of customer satisfaction; (xiv) working capital targets; (xv) measures of economic value added; (xvi) enterprise value; (xvii) sales; (xviii) client or employee retention; (xix) competitive market metrics; (xx) objective measures of personal targets, goals or completion of projects; or (xxi) any combination of the foregoing.

Transferability.  Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution.

Amendment.  Our board of directors may amend, suspend or terminate our 2008 Equity Plan at any time; however, stockholder approval of amendments may be necessary if the law so requires. No amendment, suspension or termination will materially impair the rights of any participant without the consent of the participant.

Change in Control.  In the event of a change in control (as defined in the 2008 Equity Plan), the Compensation Committee may, in its discretion, accelerate the vesting of outstanding awards, provide for their substitution or assumption and may cancel awards in exchange for payment of the value of such awards. In addition, the Compensation Committee may provide, pursuant to an award agreement or otherwise, that a particular award will vest in whole or in part, in connection with a change in control.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or Compensation Committee.

PRINCIPAL AND SELLING STOCKHOLDERS

The tables below set forth information with respect to the beneficial ownership of our Class A common stock and Class B common stock by:

•	each of our directors and each of the named executive officers named in the Summary Compensation Table under “Executive Compensation,”

•	each of the selling stockholders;

•	each person who is known to be the beneficial owner of more than 5% of any class or series of our capital stock, and

•	all of our directors and executive officers as a group.

The number of shares of Class A common stock and Class B common stock outstanding and percentage of beneficial ownership before this offering are based on the number of shares and EBS Units to be issued and outstanding prior to this offering after giving effect to the reorganization transactions. See “Organizational Structure.” The number of shares of Class A common stock and Class B common stock and percentage of beneficial ownership after this offering set forth below are based on the number of shares and EBS Units to be issued and outstanding immediately after this offering.

We intend to use approximately $      million of the proceeds from this offering, (or approximately $      million if the underwriters exercise their over-allotment option in full), to purchase EBS Units from HFCP Domestic, H&F GP, H&F Capital Executives and H&F Capital Associates. The beneficial ownership reflected in the tables below after this offering reflects this application of proceeds from this offering.

The amounts and percentages of Class A common stock and Class B common stock beneficially owned are reported on the basis of the regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

The following table assumes the underwriters’ over-allotment option is not exercised:

										Percentage of Combined Voting Power of
	Class A Common Stock(1)					Class B Common Stock(2)(3)				Emdeon Inc.(4)
			Shares of
			Class A	Number	Percentage			Number	Percentage
			Common Stock	After this	After this			After this	After this		After this
			Offered	Offering	Offering			Offering	Offering		Offering
			Assuming the	Assuming the	Assuming the			Assuming the	Assuming the		Assuming the
	Number	Percentage	Underwriters’	Underwriters’	Underwriters’	Number	Percentage	Underwriters’	Underwriters’		Underwriters’
	Prior to this	Prior to this	Option is not	Option is not	Option is not	Prior to this	Prior to this	Option is not	Option is not	Prior to this	Option is not
Name and Address of Beneficial Owner(5)	Offering	Offering	Exercised	Exercised	Exercised	Offering	Offering	Exercised	Exercised	Offering	Exercised

Principal Equityholders
General Atlantic Partners 83, L.P.(6)(7)							34.06%
General Atlantic Partners 84, L.P.(6)(7)							10.12%				(11)
GAP-W Holdings, L.P.(6)(7)							15.77%				(11)
GapStar, LLC(6)(7)							0.81%				(11)
GAPCO GmbH & Co. KG(6)(7)							0.13%				(11)
GAP Coinvestments CDA, L.P.(6)(7)							0.06%				(11)
GAP Coinvestments III, LLC(6)(7)							3.95%				(11)
GAP Coinvestments IV, LLC(6)(7)							0.87%				(11)
HFCP VI Domestic AIV, L.P.(8)						(9)	22.35%	(9)			(12)
H&F Harrington AIV II, L.P.(6)(8)(13)							11.64%				(12)
Hellman & Friedman Investors VI, L.P(8)						(9)	0.12%	(9)			(12)
Hellman & Friedman Capital Executives VI, L.P.(8)						(9)	0.10%	(9)			(12)
Hellman & Friedman Capital Associates VI, L.P.(8)						(9)	0.01%	(9)			(12)
Directors and Executive Officers
George I. Lazenby, IV	(10)			(10)
Bob A. Newport, Jr.	(10)			(10)
J. Philip Hardin	(10)			(10)
Gary D. Stuart	(10)			(10)
Tracy L. Bahl	(10)			(10)
Mark F. Dzialga(6)
Jonathan C. Korngold(6)
Philip U. Hammarskjold(8)
Jim D. Kever
Allen R. Thorpe(8)
All current directors and executive officers as a group (11 persons)

The following table assumes the underwriters’ over-allotment option is exercised:

										Percentage of Combined Voting Power of
	Class A Common Stock(1)					Class B Common Stock(2)(3)				Emdeon Inc.(4)
			Shares of
			Class A	Number	Percentage			Number	Percentage
			Common Stock	After this	After this			After this	After this		After this
			Offered	Offering	Offering			Offering	Offering		Offering
			Assuming the	Assuming the	Assuming the			Assuming the	Assuming the		Assuming the
	Number	Percentage	Underwriters’	Underwriters’	Underwriters’	Number	Percentage	Underwriters’	Underwriters’		Underwriters’
	Prior to this	Prior to this	Option is	Option is	Option is	Prior to this	Prior to this	Option is	Option is	Prior to this	Option is
Name and Address of Beneficial Owner(5)	Offering	Offering	Exercised	Exercised	Exercised	Offering	Offering	Exercised	Exercised	Offering	Exercised

Principal Equityholders
General Atlantic Partners 83, L.P.(6)(7)							34.06%				(11)
General Atlantic Partners 84, L.P.(6)(7)							10.12%				(11)
GAP-W Holdings, L.P.(6)(7)							15.77%				(11)
GapStar, LLC(6)(7)							0.81%				(11)
GAPCO GmbH & Co. KG(6)(7)							0.13%				(11)
GAP Coinvestments CDA, L.P.(6)(7)							0.06%				(11)
GAP Coinvestments III, LLC(6)(7)							3.95%				(11)
GAP Coinvestments IV, LLC(6)(7)							0.87%				(11)
HFCP VI Domestic AIV, L.P.(8)						(9)	22.35%	(9)			(12)
H&F Harrington AIV II, L.P.(6)(8)(13)							11.64%				(12)
Hellman & Friedman Investors VI, L.P(8)						(9)	0.12%	(9)			(12)
Hellman & Friedman Capital Executives VI, L.P.(8)						(9)	0.10%	(9)			(12)
Hellman & Friedman Capital Associates VI, L.P.(8)						(9)	0.01%	(9)			(12)
Directors and Executive Officers
George I. Lazenby, IV	(10)			(10)
Bob A. Newport, Jr.	(10)			(10)
J. Philip Hardin	(10)			(10)
Gary Stuart	(10)			(10)
Tracy L. Bahl	(10)			(10)
Mark F. Dzialga(7)
Jonathan C. Korngold(7)
Philip U. Hammarskjold(8)
Jim D. Kever
Allen R. Thorpe(8)
All current directors and executive officers as a group (11 persons)

(footnotes on next page)

*	Less than 1%
(1)	Each EBS Equity Plan Member holds EBS Units and an equal number of shares of Class D common stock. Each EBS Equity Plan Member has the right at any time to exchange any vested EBS Units (and a corresponding number of shares of Class D common stock) for shares of Class A common stock on a one-for-one basis. See “Description of Capital Stock.” Set forth below is a table that lists each of our directors and named executive officers who own EBS Units:

Number of EBS Units and
	Shares of Class D	Vested EBS
Name	Common Stock	Master Units

Tracy L. Bahl
J. Philip Hardin
George I. Lazenby, IV
Bob A. Newport, Jr.
Gary D. Stuart

(2)	Each H&F Continuing LLC Member holds EBS Units and an equal number of shares of Class C common stock. Each H&F Continuing LLC Member has the right at any time to exchange any EBS Units (and a corresponding number of shares of Class C common stock) for shares of Class B common stock on a one-for-one basis. See “Description of Capital Stock.” Set forth below is a table that lists each H&F Continuing LLC Member and its ownership amounts prior to this offering:

Number of EBS Units and
Shares of Class C
Name	Common Stock

HFCP VI Domestic AIV, L.P.
Hellman & Friedman Investors VI, L.P.
Hellman & Friedman Capital Executives VI, L.P.
Hellman & Friedman Capital Associates VI, L.P.

(3)	Because shares of Class B common stock are not convertible into shares of Class A common stock under the terms of the Stockholders Agreement, beneficial ownership of the shares of Class B common stock in this table has not been reflected as beneficial ownership of the shares of Class A common stock. See “Management — Board Structure — Composition of our Board of Directors.”
(4)	Percentage of total voting power represents voting power with respect to all shares of our Class A common stock, Class B common stock, Class C common stock and Class D common stock, voting together as a single class. Each holder of Class B common stock and Class C common stock is entitled to 10 votes per share and each holder of Class A common stock and Class D common stock is entitled to one vote per share on all matters submitted to our stockholders for a vote. Our Class C common stock and Class D common stock do not have any of the economic rights (including rights to dividends and distributions upon liquidation) associated with our Class A and Class B common stock. See “Description of Capital Stock.”
(5)	Unless otherwise indicated, the address of each beneficial owner in the table above is: 26 Century Blvd, Suite 601, Nashville, TN 37214.
(6)	Prior to this offering, the General Atlantic Equityholders and H&F AIV will only hold shares of Class B common stock. In connection with this offering, the shares of Class A common stock to be sold by the General Atlantic Equityholders and H&F AIV will be automatically converted as such from the Class B common stock held by such entities.
(7)	General Atlantic is the general partner of General Atlantic Partners 83, L.P. (“GAP 83”), General Atlantic Partners 84, L.P. (“GAP 84”) and GAP Coinvestments CDA, L.P. (“GAPCO CDA”). General Atlantic is also the sole member of GapStar, LLC (“GapStar”), the manager of GAP-W, LLC (“GAP-W”), and the general partner of GAP-W Holdings, L.P. (“GAP-W LP”). The managing members of GAP Coinvestments III, LLC (“GAPCO III”) and GAP Coinvestments IV, LLC (“GAPCO IV) are Managing Directors of General Atlantic. GAPCO Management GmbH (“GmbH Management”) is the general partner of GAPCO GmbH & Co. KG (“KG”). The Managing Directors of General Atlantic make voting and investment decisions with respect to the securities held by KG and GmbH Management. There are twenty-three Managing Directors of General Atlantic. General Atlantic, GAP 83, GAP 84, GAPCO III, GAPCO IV, GapStar, KG, GAP-W, LP, GAPCO CDA and GmbH Management are a “group” within the meaning of Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended, and may be deemed to own beneficially an aggregate of shares of our Class A common stock, which represents % of the outstanding shares of our Class A common stock (after giving effect to the reorganization transactions). Mark F. Dzialga and Jonathan Korngold are each Managing Directors of General Atlantic and GmbH Management and Managing Members of GAPCO III and GAPCO IV. Each of Messrs. Dzialga and Korngold disclaims beneficial ownership of such shares beneficially owned by them except to the extent of his pecuniary interest therein. In addition, the other Managing Directors of General Atlantic are H. Raymond Bingham, Steven A. Denning, Peter L. Bloom, Klaus Esser, Vince Feng, William E. Ford, William O. Grabe, Abhay Havaldar, David C. Hodgson, Rene M. Kern, Christopher G. Lanning, Anton Levy, Marc F. McMorris, Thomas J. Murphy, Matthew Nimetz, Andrew C. Pearson, David A. Rosenstein, Franchon M. Smithson, Tom C. Tinsley, Philip P. Trahanas, and Florian P. Wendelstadt. Each of these individuals disclaims ownership of such shares owned by General Atlantic except to the extent he or she has a pecuniary interest therein. Other than their interest in General Atlantic, these individuals are not affiliated with us, our management or any of the named underwriters

(footnotes continued on next page)

for this offering. The mailing address for General Atlantic and the General Atlantic Stockholders (other than KG and GmbH Management) is c/o General Atlantic Service Company, LLC, 3 Pickwick Plaza, Greenwich, CT 06830. The mailing address of KG and GmbH Management is c/o General Atlantic GmbH, Koenigsallee 63, 40212 Düsseldorf, Germany.

(8)	H&F is the general partner of H&F GP and H&F GP is the general partner of HFCP Domestic, H&F AIV, H&F Capital Executives and H&F Capital Associates (collectively, the “H&F Entities”). As the general partner of H&F GP, which is the general partner of each of the H&F Entities, H&F may be deemed to have beneficial ownership of the securities over which any of H&F GP or the H&F Entities has voting or dispositive power. The investment committee of H&F has power to vote or to direct the vote of, and to dispose or to direct the disposition of the securities that are held by H&F GP and the H&F Entities. The members of the investment committee of H&F are F. Warren Hellman, Brian M. Powers, Philip U. Hammarskjold, Patrick J. Healy and Thomas F. Steyer. Each member of the investment committee of H&F disclaims beneficial ownership of such securities. The address of H&F, H&F GP, the H&F Entities and Mr. Hammarskjold is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, California 94111. The address for Mr. Thorpe is c/o Hellman & Friedman LLC, 390 Park Avenue, 21st Floor, New York, New York 10022.

(9)	Represents EBS Units that may be exchanged for shares of Class B common stock.
(10)	Represents vested EBS Units which may be exchanged for shares of Class A common stock.
(11)	In the aggregate, the General Atlantic Equityholders will have a % economic interest in us after this offering, or a % economic interest in us after this offering assuming the underwriters exercise their over-allotment option in full.
(12)	In the aggregate, the H&F Equityholders will have % economic interest in us (including EBS Units) after this offering, or a % economic interest in us (including EBS Units) after this offering assuming the underwriters exercise their over-allotment option in full.

(13)	Such selling stockholder is an affiliate of a broker-dealer. Such selling stockholder represents that it purchased the shares being registered for resale in the ordinary course of business and that, at the time of the purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

Relationship with Selling Stockholders

All of the shares offered by the General Atlantic Equityholders and H&F AIV were issued to them in the reorganization transactions. For additional information with respect to the General Atlantic Equityholders and the H&F Equityholders and their relationship with us please see “Certain Relationships and Related Transactions” and “Organizational Structure.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Fifth Amended and Restated EBS Master LLC Limited Liability Company Agreement

In connection with the reorganization transactions, the EBS Post-IPO Members (including affiliates of H&F and certain members of our senior management), EBS Master and we will enter into the Fifth Amended and Restated EBS Master LLC Limited Liability Company Agreement. As a result of the reorganization transactions and in accordance with the terms of the EBS LLC Agreement, we will, through EBS Master and its subsidiaries, operate our business. As the only managing member of EBS Master, we will have control over all of the affairs and decision making of EBS Master. As such, we, through our officers and directors, will be responsible for all operational and administrative decisions of EBS Master and the day-to-day management EBS Master’s and its subsidiaries’ business.

The holders of EBS Units, including us, will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of EBS Master. Net profits and net losses of EBS Master will generally be allocated to its members pro rata in accordance with the percentages of their respective EBS Units, though certain non pro rata adjustments will be made to reflect tax depreciation, amortization and other allocations. To the extent permitted under our Credit Agreements, the EBS LLC Agreement will provide for cash distributions to its members if the taxable income of EBS Master will give rise to taxable income for its members. In accordance with the EBS LLC Agreement and assuming EBS Master is permitted to do so under our Credit Agreements, EBS Master will make cash distributions to the holders of its EBS Units, including us, for purposes of funding their tax obligations in respect of the income of EBS Master that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the net taxable income of EBS Master allocable to such holder of EBS Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income). In addition, to the extent permitted under our Credit Agreements, EBS Master may make distributions to us without pro rata distributions to other members in order to pay (i) consideration, if any, for redemption, repurchase, acquisition, cancellation or termination of our Class A common stock or Class B common stock and (ii) payments in respect of indebtedness, preferred stock, the tax receivable agreements, overhead and certain other fees and expenses.

The EBS LLC Agreement will provide that, except as otherwise determined by us, and, at any time we issue a share of our Class A common stock or Class B common stock, other than pursuant to an employee benefit plan, the net proceeds received by us with respect to such share, if any, shall be concurrently invested in EBS Master (unless such shares were issued by us solely to fund our ongoing operations or pay our expenses or other obligations) and EBS Master shall issue to us one EBS Unit. Conversely, if at any time, any shares of our Class A common stock or Class B common stock are redeemed, repurchased, acquired, cancelled or terminated for cash, EBS Master shall redeem, repurchase, acquire, cancel or terminate an equal number of EBS Units held by us, upon the same terms and for the same price, as the shares of our Class A common stock or Class B common stock are redeemed, repurchased, acquired, cancelled or terminated.

In accordance with the terms of the EBS LLC Agreement, the (i) H&F Continuing LLC Members will generally have the right to transfer their EBS Units (and corresponding shares of our Class C common stock or, after the conversion date, Class D common stock) to EBS Master in exchange for shares of our Class B common stock (or, after the conversion date, Class A common stock) on a one-for-one basis and (ii) the EBS Equity Plan Members will generally have the right to transfer their EBS Units (and corresponding shares of our Class D common stock) to EBS Master in exchange for shares of our Class A common stock on a one-for-one basis, each subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. The EBS Equity Plan Members may only exchange their EBS Units (and corresponding shares of our Class D common stock) for shares of our Class A common stock if such EBS Units have vested. As the EBS Post-IPO Members exchange their EBS Units, our membership interests in EBS Master will be correspondingly increased. In connection with any proposed exchange by an EBS Post-IPO Member, we may, in our sole discretion, elect to purchase and acquire the applicable EBS Units and corresponding Class C common stock or Class D common stock by paying cash in an amount equal to the fair market value (determined by the 30-day volume weighted average price of the shares of Class A common stock) the member would have received in the proposed exchange. Unless we make such an election, we have no obligation to the exchanging member or EBS Master with respect to the proposed exchange.

Under the EBS LLC Agreement, EBS Master will indemnify all of its members, including us, against any and all losses and expenses related thereto incurred by reason of the fact that such person was a member of EBS Master. In the event that losses are incurred as a result of a member’s fraud or willful misconduct, such member is not entitled to indemnification under the EBS LLC Agreement.

EBS Master may be dissolved only upon the first to occur of (i) the sale of substantially all of its assets, or (ii) the voluntary agreement of all members. Upon dissolution, EBS Master will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are partners) in satisfaction of the liabilities of EBS Master, (b) second, to establish cash reserves for contingent or unforeseen liabilities and (c) third, to the members in proportion of their interests in EBS Master (other than to members holding unvested EBS Units to the extent that their units do not vest as a result of the event causing the dissolution).

Stockholders Agreement

In connection with the reorganization transactions, we will enter into the Stockholders Agreement with the General Atlantic Equityholders, the H&F Equityholders and certain members of our senior management, including Messrs. Lazenby, Newport, Stuart, Stevens and Hardin. The Stockholders Agreement will contain certain restrictions and priorities with respect to the transfer of shares of our capital stock and will grant certain persons registration rights. In addition, the Stockholders Agreement will contain provisions related to the composition of our board of directors and the committees of our board of directors and our corporate governance, which are more fully discussed under “Management — Corporate Governance” and “Management — Board Structure.”

Restrictions on Transfers

Under the Stockholders Agreement, no group of Principal Equityholders may transfer shares of our common stock if such transfer would cause our Principal Equityholders to collectively own less than 10% of our outstanding common stock without the consent of us and the other group of Principal Equityholders. In addition, neither group of our Principal Equityholders may transfer shares of our common stock without the consent of the other group of Principal Equityholders, if following the transfer, the group of Principal Equityholders would own less than 5% of the outstanding shares of our common stock on a fully diluted basis. Under the Stockholders Agreement, without the consent of us and the other group of Principal Equityholders, neither group of Principal Equityholders will be permitted to voluntarily convert their Class B common stock into Class A common stock.

Priorities in Transfer

Under the Stockholders Agreement, subject to certain limited exceptions, the General Atlantic Equityholders and the H&F Equityholders may only sell or transfer shares of our capital stock in accordance with the following priorities:

•	first, in any proposed transfer by the General Atlantic Equityholders or the H&F Equityholders, the General Atlantic Equityholders and the H&F Equityholders will be entitled to transfer their shares of our common stock on an 80%/20% basis (with the General Atlantic Equityholders selling 80% of our common stock and the H&F Equityholders selling 20% of our common stock in any such offering) until the aggregate amount of shares of our common stock held by the General Atlantic Equityholders equals the aggregate amount of shares of our common stock held by the H&F Equityholders (assuming that the H&F Continuing LLC Members exchange all of their EBS Units (and corresponding shares of common stock) for shares of our common stock on a one-for-one basis); and

•	second, after the transfer of shares in accordance with the above, the General Atlantic Equityholders and the H&F Equityholders will be entitled to transfer their shares of our common stock on a pro rata basis.

These priorities in the Stockholders Agreement will terminate on the earlier of the date that each of the General Atlantic Equityholders and the H&F Equityholders (assuming that the H&F Continuing LLC Members exchange all of their EBS Units (and corresponding shares of common stock) for shares of our common stock, on a one-for-one basis) own less than 25% of the outstanding shares of our common stock or two years from the consummation of this offering. However, once these transfer priorities terminate, each group of our Principal Equityholders will have the right to participate in a sale of our common stock on a 50/50 basis until such time as there is no longer high vote common stock.

Registration Rights

Under the Stockholders Agreement, beginning upon the earlier of 180 days after the consummation of this offering or the early termination of the initial 180-day underwriter lock-up period, each of the General Atlantic Equityholders, the H&F Equityholders and the EBS Equity Plan Members will be entitled to certain demand and piggyback registration rights. The General Atlantic Equityholders may demand up to five registrations (one of which was used for this offering) and the H&F Equityholders may demand up to four registrations (registrations to be effected under a registration statement on Form S-3 are not counted as demand registrations unless the sale of securities under the registration statement on Form S-3 is a marketed underwritten firm commitment offering). We are not required to comply with any such demand for registration if the aggregate proceeds expected to be received from the sale of stock requested to be included in the registration is not expected to exceed $100 million. Beginning 18 months after the consummation of this offering, under certain circumstances, the EBS Equity Plan Members will have two demand rights to require us to file a shelf registration statement to permit the resale of any shares of Class A common stock issuable upon the exchange of EBS Units held by them, provided that we will not be obligated to file a registration statement if we are not eligible to use Form S-3 and the shelf registration statement may be withdrawn by us 90 days after its effectiveness.

If the General Atlantic Equityholders, the H&F Equityholders or the EBS Equity Plan Members makes a request for registration, the non-requesting Principal Equityholders and EBS Equity Plan Members will be entitled to piggyback registration rights with respect to the request. If the registration requested is in the form of an underwritten offering, and if the managing underwriter of the offering determines that the number of securities proposed to be offered would have an adverse affect on the offering, the number of shares included in the offering will be determined as follows:

•	first, subject to the priorities discussed above under “— Priorities in Transfer” shares offered by any Principal Equityholder or EBS Equity Plan Member (pro rata, based on the number of the registrable securities owned by the requesting holder); and

•	second, shares offered by us or shares offered by any holder of our common stock with a contractual right to include such shares in the offering.

Each Principal Equityholder and EBS Equity Plan Member is also entitled to piggyback registration rights with respect to any registration initiated by us or another stockholder or stockholders after the consummation of this offering. If we or another stockholder initiates a registration in the form of an underwritten offering, and if the managing underwriter of the offering determines that the number of securities proposed to be offered would have an adverse affect on the offering, then the number of shares included in the offering shall be determined as follows:

•	first, shares offered by us for our own account (if we initiate the offering) or shares offered by any holder of our common stock with a contractual right to include such shares in the offering on a first priority basis (if another stockholder or stockholders initiates the offering);

•	second, subject to the priorities discussed above under “— Priorities in Transfer” shares requested to be included by the General Atlantic Equityholders, the H&F Equityholders or the EBS Equity Plan Members (pro rata, based on the number of the registrable securities owned by the requesting holder); and

•	third, shares offered by us (if we do not initiate the offering) or any holder of common stock with a contractual right to include such shares in the offering.

General Atlantic is exercising a demand registration right in connection with this offering. In any registration for which registration rights are exercised, including this offering, we have agreed to indemnify and pay certain expenses of the selling stockholders who are party to the Stockholders Agreement that participate in the offering.

Other Provisions

Under the Stockholders Agreement, we will not become subject to Section 203 of the Delaware General Corporation Law without our Principal Equityholders’ consent.

In addition, we have agreed that the doctrine of “corporate opportunity” will not apply against the General Atlantic Equityholders and the H&F Equityholders in a manner that would prohibit them from investing in competing businesses or doing business with our clients and customers. See “Risk Factors — We are controlled by our Principal Equityholders whose interest in our business may be different than yours, and certain statutory provisions afforded to stockholders are not applicable to our company.”

Tax Receivable Agreements

Prior to this offering, we and two of our subsidiaries have purchased membership interests in EBS Master. Also, as described under “Use of Proceeds,” we intend to use a portion of the proceeds from this offering to purchase additional membership interests in EBS Master from the H&F Continuing LLC Members. The purchases of these membership interests resulted, and will result in, tax basis adjustments to the assets of EBS Master, and these basis adjustments have been allocated to us and to two of our subsidiaries. In addition the EBS Units (along with the corresponding shares of our Class C common stock (or, after the conversion date, Class D common stock)) held by the H&F Continuing LLC Members will be exchangeable in the future for shares of our Class B common stock (or, after the conversion date, Class A common stock) and the EBS Units (along with the corresponding shares of our Class D common stock) held by the EBS Equity Plan Members will be exchangeable in the future for shares of our Class A common stock. These future exchanges are likely to result in tax basis adjustments to the assets of EBS Master, which adjustments would also be allocated to us. Both the existing and the anticipated basis adjustments are expected to reduce the amount of tax that we would otherwise be required to pay in the future.

We intend to enter into a tax receivable agreement with the Tax Receivable Entity that will provide for the payment by us to the Tax Receivable Entity of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize in periods after this offering as a result of (i) any step-up in tax basis in EBS Master’s assets resulting from (a) the purchases by us and our subsidiaries of membership interests in EBS Master, (b) exchanges by the H&F Continuing LLC Members of EBS Units (along with the corresponding shares of our Class C common stock (or, after the conversion date, Class D common stock)) for shares of our Class B common stock (or, after the conversion date, Class A common stock) or (c) payments under the tax receivable agreement to the Tax Receivable Entity; (ii) tax benefits related to imputed interest deemed to be paid by us as a result of the tax receivable agreement; and (iii) net operating loss carryovers from prior periods (or portions thereof).

We will also enter into a tax receivable agreement with the EBS Equity Plan Members which will provide for the payment by us to the EBS Equity Plan Members of 85% of the amount of the cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize in periods after this offering as a result of (i) any step-up in tax basis in EBS Master’s assets resulting from (a) the exchanges by the EBS Equity Plan Members of EBS Units (along with the corresponding shares of our Class D common stock) for shares of our Class A common stock or (b) payments under this tax receivable agreement to the EBS Equity Plan Members and (ii) tax benefits related to imputed interest deemed to be paid by us as a result of this tax receivable agreement.

The actual increase in tax basis, as well as the amount and timing of any payments under these agreements, will vary depending upon a number of factors, including the timing of exchanges by the H&F Continuing LLC Members or the EBS Equity Plan Members, as applicable, the price of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable, our use of net operating loss carryovers and the portion of our payments under the tax receivable agreements constituting imputed interest or amortizable basis. We expect that, as a result of the amount of the increases in the tax basis of the tangible and intangible assets of EBS Master, assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize in full the potential tax benefit described above, future payments under the tax receivable agreements in respect of the purchases will aggregate $      and range from approximately $      to $      per year over the next 15 years (or $      and range from approximately $      to $      per year over the next 15 years if the underwriters exercise in full their option to purchase additional Class A common stock). Future payments under the tax receivable agreements in respect of subsequent acquisitions of EBS Units would be in addition to these amounts and would, if such exchanges took place at the initial public offering price, be of comparable magnitude.

In addition, although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the tax receivable agreements, the Tax Receivable Entity and the EBS Equity Plan Members will not reimburse us for any payments previously made if such basis increases or other benefits are subsequently disallowed, except that excess payments made to the Tax Receivable Entity or the EBS Equity Plan Members will be netted against payments otherwise to be made, if any, after our determination of such excess. As a result, in such circumstances, we could make payments under the tax receivable agreements that are greater than our actual cash tax savings.

Finally, because we are a holding company with no operations of our own, our ability to make payments under the tax receivable agreements is dependent on the ability of our subsidiaries to make distributions to us. Our credit agreements restrict the ability of our subsidiaries to make distributions to us, which could affect our ability to make payments under the tax receivable agreements. To the extent that we are unable to make payments under the tax receivable agreements for any reason, such payments will be deferred and will accrue interest until paid.

General Atlantic’s and Hellman & Friedman’s Investment and Use of Proceeds

Prior to both this offering and the reorganization transactions, the General Atlantic Equityholders and H&F Equityholders purchased certain membership interests in EBS Master. In the 2006 Transaction, the General Atlantic Equityholders purchased a 52% interest in EBS Master for cash of approximately $1.245 billion, comprised of a cash equity contribution by the General Atlantic Equityholders of approximately $320.0 million and approximately $925.0 million of borrowings under our Credit Agreements. Our Credit Agreements will remain outstanding following the completion of this offering. In the 2008 Transaction, the General Atlantic Equityholders purchased an additional 13.77% interest in EBS Master for approximately $165 million in cash. Concurrently, the H&F Equityholders purchased an aggregate 34.23% interest in EBS Master for approximately $410 million in cash.

Based on the midpoint of the price range set forth on the cover page of this prospectus, upon the completion of this offering, we will use approximately $      million of the net proceeds from this offering to purchase           EBS Units (or $      million and           EBS Units, if the underwriters exercise their over-allotment option in full) from the H&F Continuing LLC Members. Based on the midpoint of the price range set forth on the cover page of this prospectus, upon the completion of this offering and the use of proceeds from this offering (i) the value of the Class B common stock held by the General Atlantic Equityholders will be approximately $      million (or $      million if the underwriters exercise their over-allotment option in full) and (ii) the value of the Class B common stock and EBS Units held by the H&F Equityholders will be approximately $      million (or $      million if the underwriters exercise their over-allotment option in full).

Indemnification Agreements

We expect to enter into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Agreements with HLTH Corporation and its Affiliates

The following section contains summaries of certain agreements we entered into with HLTH, our former parent company.

The Amended and Restated Business Services Agreement, the Amended and Restated Data License Agreement and the Patent License Agreement were entered into in connection with the 2008 Transaction and set forth our agreements with HLTH concerning the utilization of certain intellectual property rights following the 2008 Transaction. The Transition Services Agreement was entered into with HLTH to provide for an orderly transition of certain shared services as a result of our status as a combined entity prior to the 2006 Transaction. The transactions and agreements discussed under the heading “— Other Transactions with HLTH” describe agreements and arrangements entered into while we were a combined entity with HLTH on terms that we believe are no less favorable than those that could have been obtained in agreements with third parties.

Amended and Restated Business Services Agreement

We and our subsidiaries entered into an Amended and Restated Business Services Agreement with WebMD Health Corp. (“WHC”), and certain of its subsidiaries, in connection with the 2008 Transaction, with respect to the development of certain applications that can be used in our business and the integration of certain data we collect in providing our services with applications offered by WHC. This agreement will terminate on September 25, 2011.

Amended and Restated Data License Agreement

We and our subsidiaries entered into an Amended and Restated Data License Agreement with HLTH in connection with the 2008 Transaction, under which we are required to provide HLTH with certain de-identified data that we collect in providing our solutions for use in certain solutions offered by HLTH. Under the agreement, HLTH may be required to pay us a royalty based on the revenues it earns from use of the de-identified data we provide. The agreement has an initial term of ten years from the date of execution and automatically renews for an additional five year term unless terminated by either party prior to extension.

Patent License Agreement

We and our subsidiaries entered into an amended and restated patent license with WHC in connection with the 2008 Transaction. Under this license, we granted WHC a non-exclusive, worldwide, perpetual, royalty-free license to use and practice the inventions claimed in a certain patent application we filed that describes a method for determining a patient’s financial liability. Under this license, WHC has the right to sublicense its rights to third parties, other than to our competitors. This license agreement will remain in effect perpetually unless it is terminated due to certain uncured breaches by WHC. We may also terminate the license agreement upon a change of control of WHC involving one of our competitors.

Transition Services Agreement

In connection with the 2006 Transaction, we entered into a transition services agreement with HLTH. Under the transition services agreement, HLTH was obligated to provide us with certain administrative services, including accounts payable, payroll, accounting, tax, treasury, contract and litigation support and human resource services, as well as information technology support. HLTH’s obligations to provide us with services under the agreement terminated on December 31, 2007. In addition, under the agreement, we were obligated to provide HLTH with certain administrative services, including telecommunication infrastructure and management services, data center support, purchasing and procurement and certain other services. Our obligation to provide services under the agreement terminated on September 15, 2008.

Other Transactions with HLTH

Prior to November 2006, we entered into various arrangements and agreements with HLTH and its other subsidiaries. These arrangements and agreements include:

•	providing patient statement, claims processing and related printing services to a subsidiary of HLTH. This arrangement resulted in revenue of approximately $45.0 million and $32.7 million, and rebate expense of approximately $9.1 million and $6.0 million, to us during the year ended December 31, 2005 and the period from January 1, 2006 to September 14, 2006 (the date on which HLTH sold this subsidiary), respectively.

•	revenue sharing agreements with a subsidiary of HLTH for shared customers. These agreements resulted in the allocation of revenue of approximately $2.1 million and $1.0 million, and expenses of approximately $1.3 million and $913,000, to us during the year ended December 31, 2005 and the period from January 1, 2006 to September 14, 2006 (the date on which HLTH sold this subsidiary), respectively.

•	providing certain printing services to HLTH and its subsidiaries. For providing these services, we earned revenues of approximately $827,000 and $1,247,000 from HLTH and its subsidiaries during the year ended

December 31, 2005 and the period from January 1, 2006 to November 16, 2006 (the date of the 2006 Transaction), respectively.

•	a lease agreement with HLTH for the lease of office space. We paid HLTH $48,000 under this lease during 2007.

•	an agreement with HLTH under which we reimbursed HLTH for fees and interest costs resulting from letters of credit issued in the name of HLTH for our benefit. During 2007, we paid HLTH approximately $63,000 under this agreement. These letters of credit expired in 2007.

In addition, we have entered into an arrangement with WHC under which we have access to WHC’s physician directory and Personal Health Manager services and, for a transition period after the 2006 Transaction, received website hosting services from WHC. During the year ended December 31, 2005, the period from January 1, 2006 to November 16, 2006, the period from November 16, 2006 to December 31, 2006 and the year ended December 31, 2007, we incurred expenses of approximately $417,000, $415,000, $40,000 and $430,000, respectively, under this arrangement.

Related Party Transactions Policies and Procedures

Upon the consummation of this offering, we will adopt a written Related Person Transaction Policy (the “policy”), which will set forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the policy, our Audit Committee will have overall responsibility for the implementation and compliance with this policy.

For the purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include (i) any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship or (ii) any director compensation which, in each case, has been reviewed and approved by our board of directors or Compensation Committee.

Our policy will require that notice of a proposed related person transaction be provided to our legal department prior to entering into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the policy, our Audit Committee may only approve those related person transactions that are in, or not inconsistent with, our best interests. In the event we become aware of a related person transaction that has not been previously reviewed, approved or ratified under our policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.

Our policy will also provide that the Audit Committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will also make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

DESCRIPTION OF CAPITAL STOCK

Capital Stock

In connection with the reorganization transactions, we expect to amend and restate our certificate of incorporation to provide that our authorized capital stock will consist of           shares of Class A common stock, par value $0.01 per share,           shares of Class B common stock, par value $0.01 per share,           shares of Class C common stock, par value $0.01 per share,           shares of Class D common stock, par value $0.01 per share and           shares of preferred stock, par value $0.01 per share.

Immediately following the reorganization transactions, we will have           holders of record of our Class A common stock,           holders of record of our Class B common stock,           holders of record of our Class C common stock and           holders of record of our Class D common stock. Of the authorized shares of our capital stock           shares of our Class A common stock will be issued and outstanding,            shares of our Class B common stock will be issued and outstanding,            shares of our Class C common stock will be issued and outstanding,           shares of our Class D common stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding.

After consummation of this offering and the application of the net proceeds from this offering, we expect to have           shares of our Class A common stock outstanding,           shares of our Class B common stock outstanding,           shares of our Class C common stock outstanding,           shares of our Class D common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Voting.  The holders of our Class A common stock, Class B common stock, Class C common stock and Class D common stock will vote together as a single class on all matters submitted to stockholders for their vote or approval, except with respect to the amendment of certain provisions of our amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B common stock, Class C common stock or Class D common stock so as to affect them adversely, which amendments must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law.

Holders of our Class A common stock are entitled to one vote on all matters submitted to stockholders for their vote or approval.

Holders of our Class B common stock are entitled to 10 votes on all matters submitted to stockholders for their vote or approval.

Holders of our Class C common stock are entitled to 10 votes on all matters submitted to stockholders for their vote or approval.

Holders of our Class D common stock are entitled to one vote on all matters submitted to stockholders for their vote or approval.

Upon completion of this offering and the application of the net proceeds from this offering, our Principal Equityholders will control approximately     % of the combined voting power of our common stock. Accordingly, our Principal Equityholders can exercise significant influence over our business policies and affairs and can control any action requiring the general approval of our stockholders, including the adoption of amendments to our certificate of incorporation and bylaws and the approval of mergers or sales of substantially all of our assets. The Principal Equityholders also have the power to nominate members to our board of directors under the Stockholders Agreement and each group of Principal Equityholders has agreed to vote for the others nominees. The concentration of ownership and voting power of our Principal Equityholders may also delay, defer or even prevent an acquisition by a third party or other change of control of our company and may make some transactions more difficult or impossible without the support of our Principal Equityholders, even if such events are in the best interests of minority stockholders. As a result of their ownership of our Class B common stock and Class C common stock, our Principal Equityholders will continue to be able to control all matters submitted to our stockholders for their vote or approval even if they come to own significantly less than 50% of the shares of our outstanding common stock.

Dividends.  The holders of Class A common stock and Class B common stock are entitled to receive dividends when, as, and if declared by our board of directors out of legally available funds. Under our amended and restated certificate of incorporation, dividends may not be declared in respect of Class B common stock unless they are declared in the same amount in respect of shares Class A common stock, and vice versa. With respect to stock dividends, holders of Class B common stock must receive Class B common stock while holders of Class A common stock must receive Class A common stock.

The holders of our Class C common stock and Class D common stock will not have any right to receive dividends other than dividends consisting of shares of our (i) Class C common stock paid proportionally with respect to each outstanding share of our Class C common stock and (ii) Class D common stock paid proportionally with respect to each outstanding share of our Class D common stock.

Liquidation or Dissolution.  Upon our liquidation or dissolution, the holders of our Class A common stock and Class B common stock will be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Other than their par value, the holders of our Class C common stock and Class D common stock will not have any right to receive a distribution upon a liquidation or dissolution of our company.

Conversion, Transferability and Exchange.  Subject to the provisions of our Stockholders Agreement, our amended and restated certificate of incorporation provides that each share of our Class B common stock is convertible at any time, at the option of the holder, into one share of Class A common stock. Subject to certain limited exceptions, each share of our Class B common stock will automatically convert into one share of Class A common stock immediately prior to any sale, pledge or other transfer of such share by a Principal Equityholder. Each share of our Class C common stock will automatically convert into one share of our Class D common stock upon conversion of all shares of our Class B common stock into Class A common stock. Shares of our Class A common stock and Class D common stock are not subject to any conversion right.

Subject to the terms of the EBS LLC Agreement (i) the H&F Continuing LLC Members may exchange their EBS Units (and corresponding shares of our Class C common stock or, after the conversion date, Class D common stock) with EBS Master for shares of our Class B common stock (or, after the conversion date, Class A common stock) and (ii) the EBS Equity Plan Members may exchange their vested EBS Units (and corresponding shares of our Class D common stock) with EBS Master for shares of our Class A common stock. Each such exchange will be on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. In connection with any proposed exchange by an EBS Post-IPO Member, we may, in our sole discretion, elect to acquire the applicable EBS Units and corresponding Class C common stock or Class D common stock by paying cash in an amount equal to the fair market value (determined by the 30-day volume weighted average price of the shares of Class A common stock) the member would have received in the proposed exchange.

Other Provisions.  None of the Class A common stock, Class B common stock, Class C common stock or Class D common stock has any pre-emptive or other subscription rights. There will be no redemption or sinking fund provisions applicable to the Class A common stock, Class B common stock, Class C common stock or Class D common stock. Upon consummation of this offering, all outstanding shares of Class A common stock, Class B common stock, Class C common stock and Class D common stock will be validly issued, fully paid and non-assessable.

At such time as no EBS Units remain exchangeable into shares of our Class A common stock or Class B common stock, our Class D common stock will be cancelled. At such time as no EBS Units remain exchangeable into shares of our Class B common stock, our Class C common stock will be cancelled.

Preferred Stock

After the consummation of this offering, we will be authorized to issue up to           shares of preferred stock. Our board of directors will be authorized, subject to limitations prescribed by Delaware law and our amended and restated certificate of incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors also will be authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our Class A common stock, Class B common stock, Class C common stock and Class D common stock which could have an adverse impact on the market price of our Class A common stock. We have no current plan to issue any shares of preferred stock following the consummation of this offering.

Corporate Opportunity

Our amended and restated certificate of incorporation will provide that the doctrine of “corporate opportunity” will not apply against the General Atlantic Equityholders and the H&F Equityholders in a manner that would prohibit them from investing in competing businesses or doing business with our clients or customers. See “Risk Factors — We are controlled by our Principal Equityholders whose interest in our business may be different than yours, and certain statutory provisions afforded to stockholders are not applicable to our company.”

Certain Certificate of Incorporation, By-Law and Statutory Provisions

The provisions of our certificate of incorporation and by-laws and of the Delaware General Corporation Law summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares.

Directors’ Liability; Indemnification of Directors and Officers

Our amended and restated certificate of incorporation will provide that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except:

•	for any breach of the duty of loyalty;

•	for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law;

•	for liability under Section 174 of the Delaware General Corporation Law (relating to unlawful dividends, stock repurchases or stock redemptions); or

•	for any transaction from which the director derived any improper personal benefit.

This provision does not limit or eliminate our rights or those of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under federal securities laws. In addition, our amended and restated certificate of incorporation and by-laws will provide that we indemnify each director and the officers, employees, and agents determined by our board of directors to the fullest extent provided by the laws of the State of Delaware.

Special Meetings of Stockholders

Our amended and restated certificate of incorporation will provide that special meetings of stockholders may be called only by the chairman or by a majority of the members of our board. Stockholders will not be permitted to call a special meeting of stockholders, to require that the chairman call such a special meeting, or to require that our board request the calling of a special meeting of stockholders.

Stockholder Action; Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated certificate of incorporation will provide that stockholders may not take action by written consent, but may only take action at duly called annual or special meetings, unless the action to be effected by written consent and the taking of such action by written consent have expressly been approved in advance by the board. In addition, our by-laws will establish advance notice procedures for:

•	stockholders to nominate candidates for election as a director; and

•	stockholders to propose topics for consideration at stockholders’ meetings.

Stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our by-laws including, but not limited to, information with respect to the beneficial ownership of our common stock or derivative securities that have a value associated with our common stock held by the proposing stockholder and its associates and any voting or similar agreement the proposing stockholder has entered into with respect to our common stock. To be timely, the notice must be received at our corporate headquarters not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. If the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year or for the first annual meeting following this offering, notice by the stockholder, to be timely, must be received not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which we notify stockholders of the date of the annual meeting, either by mail or other public disclosure. In the case of a special meeting of stockholders called to elect directors, the stockholder notice must be received not earlier than 120 days prior to the special meeting and not later than the later of the 90th day prior to the special meeting or 10th day following the day on which we notify stockholders of the date of the special meeting, either by mail or other public disclosure. Notwithstanding the above, in the event that the number of directors to be elected to the board at an annual meeting is increased and we do not make any public announcement naming the nominees for the additional directorships at least 100 days before the first anniversary of the preceding year’s annual meeting, a stockholder notice of nomination shall also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered not later than the close of business on the 10th day following the day on which such public announcement is first made. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from nominating candidates for director at an annual or special meeting.

Directors

Upon consummation of this offering, our board of directors will initially have eight members. We expect to increase our board of directors to nine directors after this offering. Each of our directors will serve for a term of one year. Directors hold office until the annual meeting of stockholders and until their successors have been duly elected and qualified. Our board of directors may elect a director to fill a vacancy, subject to the provisions of the Stockholders Agreement, including vacancies created by the expansion of the board of directors, upon the affirmative vote of a majority of the remaining directors then in office.

Our amended and restated certificate of incorporation and by-laws will not provide for cumulative voting in the election of directors.

Amendment of the Certificate of Incorporation and By-Laws

Our amended and restated certificate of incorporation will provide that the affirmative vote of the holders of at least 66 2/3% of the voting power of our issued and outstanding capital stock entitled to vote in the election of directors is required to amend the following provisions of our certificate of incorporation:

•	provisions relating to the number of directors and the appointment of directors upon an increase in the number of directors or vacancy on the board of directors;

•	the provisions requiring a 66 2/3% stockholder vote for the amendment of certain provisions of our certificate of incorporation and for the adoption, amendment or repeal of our by-laws; and

•	the provisions relating to the restrictions on stockholder actions by written consent.

In addition, the board of directors will be permitted to alter our by-laws without obtaining stockholder approval.

Anti-Takeover Provisions of Delaware Law.

In general, section 203 of the Delaware General Corporation Law prevents an interested stockholder, which is defined generally as a person owning 15% or more of the corporation’s outstanding voting stock, of a Delaware corporation from engaging in a business combination (as defined therein) for three years following the date that person became an interested stockholder unless various conditions are satisfied. Under our amended and restated certificate of incorporation, we have opted out of the provisions of section 203.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock will be                         .

New York Stock Exchange

We intend to apply to list our Class A common stock on the New York Stock Exchange under the symbol “EM.”

SHARES AVAILABLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A common stock. We cannot make any prediction as to the effect, if any, that sales of Class A common stock or the availability of Class A common stock for sale will have on the market price of our Class A common stock. The market price of our Class A common stock could decline because of the sale of a large number of shares of our Class A common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of Class A common stock. See “Risk Factors — Risks Related to this Offering and Our Class A common stock — Substantial future sales of shares of our Class A common stock in the public market could cause our stock price to fall.”

Sale of Restricted Shares

Upon consummation of this offering, we will have           shares of Class A common stock outstanding, excluding           shares of Class A common stock underlying outstanding options, assuming the underwriters do not exercise their option to purchase additional shares and assuming that all shares of our outstanding Class B common stock are converted into Class A common stock. Of these shares, the           shares sold in this offering (or           shares if the underwriters exercise their option in full) will be freely tradable without further restriction under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. Upon completion of this offering, approximately           of our outstanding shares of Class A common stock (including shares of our Class A common stock that may be issued upon conversion of our Class B common stock) will be deemed “restricted securities,” as that term is defined under Rule 144.

In addition, upon consummation of the offering, the H&F Continuing LLC Members will own an aggregate of           EBS Units and           shares of our Class C common stock and the Equity Plan Members will own an aggregate of          EBS Units and           shares of our Class D common stock. Pursuant to the terms of the EBS LLC Agreement and our amended and restated certificate of incorporation, the H&F Continuing LLC Members could from time to time exchange their EBS Units (and corresponding shares of our Class C common stock or, after the conversion date, Class D common stock) with EBS Master for shares of our Class B common stock (or, after the conversion date, Class A common stock) on a one-for-one basis and the EBS Equity Plan Members could exchange the EBS Units (and corresponding shares of Class D common stock) with EBS Master for shares of our Class A common stock on a one-for-one basis. In connection with any proposed exchange by an EBS Post-IPO Member, we may, in our sole discretion, elect to acquire the applicable EBS Units and corresponding Class C common stock or Class D common stock by paying cash in an amount equal to the fair market value (determined by the 30-day volume weighted average price of the shares of Class A common stock) the member would have received in the proposed exchange. EBS Units held by the EBS Equity Plan Members may only be exchanged for shares of our Class A common stock if their EBS Units have vested. Shares of our Class A common stock issuable to the EBS Post-IPO Members upon an exchange of EBS Units and the shares of Class A common stock that may be issued to the H&F Continuing LLC Members upon the conversion of Class B common stock would be considered “restricted securities,” as that term is defined in Rule 144.

Restricted securities may be sold in the public market only if they qualify for an exemption from registration under Rule 144 under the Securities Act, which rules are summarized below, or any other applicable exemption under the Securities Act. Immediately following the consummation of this offering, the holders of approximately           shares of our Class A common stock will be entitled to dispose of their shares following the expiration of an initial 180-day underwriter “lock-up” period pursuant to the holding period, volume and other restrictions of Rule 144 (or           shares if the underwriters exercise their option in full). The underwriters are entitled to waive these lock-up provisions at their discretion prior to the expiration dates of such lock-up agreements.

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our Class A common stock or the average weekly trading volume of our Class A common stock reported through the New York Stock Exchange during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Options/Equity Awards

We intend to file a registration statement under the Securities Act to register approximately           shares of Class A common stock reserved for issuance or sale under our 2008 Equity Plan. We expect to grant options to purchase           shares of our Class A common stock and          restricted stock units (each of which will represent the right to receive a share of our Class A common stock upon vesting) under our 2008 Equity Plan in connection with this offering. Shares issued upon the exercise of stock options after the effective date of the registration statement will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described below.

Lock-up Agreements

Our executive officers, directors, Principal Equityholders and certain of our other stockholders have agreed that, for a period of 180 days from the date of this prospectus, they will not, without the prior written consent of Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Representatives”), dispose of or hedge any shares of our Class A common stock or any securities convertible into or exchangeable for our Class A common stock, subject to certain exceptions.

Immediately following the consummation of this offering, stockholders subject to lock-up agreements will hold           shares of our Class A common stock (assuming the EBS Post-IPO Members exchange all their EBS Units (and corresponding shares of our Class C common stock or Class D common stock) for shares of our Class A common stock or Class B common stock, as applicable and the conversion of all Class B common stock into Class A common stock), representing approximately     % of our then outstanding shares of Class A common stock, or approximately     % if the underwriters exercise their option to purchase additional shares in full.

We have agreed not to issue, sell or otherwise dispose of any shares of our Class A common stock during the 180-day period following the date of this prospectus. We may, however, grant awards under the 2008 Equity Plan and issue shares of Class A common stock upon the exercise of outstanding options under our existing equity incentive plans, and we may issue or sell Class A common stock in connection with an acquisition or business combination (subject to a specified maximum amount) as long as the acquiror of such Class A common stock agrees in writing to be bound by the obligations and restrictions of our lock-up agreement.

The 180-day restricted period described in the preceding paragraphs will be automatically extended if (i) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event relating to us occurs or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period beginning on the last day of the 180-day restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Registration Rights

Our Stockholders Agreement grants registration rights to our Principal Equityholders and the EBS Equity Plan Members. Under certain circumstances, these persons can require us to file registrations statements that permit them to re-sell their shares. For more information, see “Certain Relationships and Related Transactions — Stockholders Agreement — Registration Rights.”

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A common stock by a Non-U.S. Holder. This summary assumes that our Class A common stock is held as a capital asset (generally, for investment). For purposes of this discussion, a Non-U.S. Holder is a beneficial owner of our Class A common stock that is treated for U.S. federal tax purposes as:

•	a non-resident alien individual;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of a jurisdiction other than the United States or any state or political subdivision thereof;

•	an estate, other than an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, other than a trust that (i) is subject to the primary supervision of a court within the United States and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

For purposes of this discussion, a Non-U.S. Holder does not include a partnership (including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes). If a partnership or other pass-through entity is a beneficial owner of our Class A common stock, the tax treatment of a partner or other owner will generally depend upon the status of the partner (or other owner) and the activities of the entity. If you are a partner (or other owner) of a pass-through entity that acquires our Class A common stock, you should consult your tax advisor regarding the tax consequences of acquiring, owning and disposing of our Class A common stock. Also, it is important to note that the rules for determining whether an individual is a non-resident alien for income tax purposes differ from those applicable for estate tax purposes.

This discussion is not a complete analysis or listing of all of the possible tax consequences of such transactions and does not address all tax considerations that might be relevant to a Non-U.S. Holder in light of its particular circumstances or to Non-U.S. Holders that may be subject to special treatment under United States federal tax laws. Furthermore, this summary does not address estate and gift tax consequences (except to the extent specifically provided herein) or tax consequences under any state, local or foreign laws.

The following discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. judicial decisions, administrative pronouncements and existing and proposed Treasury regulations, all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and describe herein.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of our Class A common stock and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder or prospective holder is made. Prospective purchasers are urged to consult their tax advisors as to the particular consequences to them under U.S. federal, state and local, and applicable foreign tax laws of the acquisition, ownership and disposition of our Class A common stock.

Distributions

Distributions of cash or property that we pay in respect of our Class A common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Except as described below under “ — U.S. Trade or Business Income,” a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our Class A common stock. If the amount of the distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of the Non-U.S. Holder’s tax basis in our Class A common stock, and thereafter will be treated as capital gain. However, except to the extent that we elect (or the paying agent or other intermediary through which a Non-U.S. Holder holds our Class A common stock elects) otherwise, we (or the intermediary) must generally withhold on the entire distribution, in which case the Non-U.S. Holder would be entitled to a refund from the IRS for the withholding tax on the portion of the distribution that exceeded our current and accumulated earnings and profits. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN (or successor form) certifying such stockholder’s entitlement to benefits under the treaty. If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, the Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding possible entitlement to benefits under an income tax treaty.

Sale, Exchange or Other Taxable Disposition of our Class A Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other disposition of our Class A common stock unless:

•	the gain is U.S. trade or business income, in which case, such gain will be taxed as described in “— U.S. Trade or Business Income,” below;

•	the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable tax treaty) on the amount by which certain capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources; or

•	we are or have been a “U.S. real property holding corporation” (a “USRPHC”) under section 897 of the Code at any time during the period (the “applicable period”) that is the shorter of the five-year period ending on the date of the disposition and the Non-US. Holder’s holding period for our Class A common stock, in which case, subject to the exception set forth in the second sentence of the next paragraph, such gain will be subject to U.S. federal income tax in the same manner as U.S. trade or business income.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. In the event that we are determined to be a USRPHC, gain will not be subject to tax as U.S. trade or business income under section 897 of the Code if a Non-U.S. Holder’s holdings (direct and indirect) at all times during the applicable period constituted 5% or less of our Class A common stock, provided that our Class A common stock were regularly traded on an established securities market during such period. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC for U.S. federal income tax purposes.

U.S. Trade or Business Income

For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of our Class A common stock will be considered to be “U.S. trade or business income” if (A) (i) such income or gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder and (ii) if the Non-U.S. Holder is eligible for the benefits of an income tax treaty with the United States, such income or gain is attributable to a permanent establishment (or, in the case of an individual, a fixed base) that the Non-U.S. Holder maintains in the United States or (B) we are or have been a USRPHC at any time during the applicable period (subject to the exception set forth above in the second paragraph of “ — Sale, Exchange or Other Taxable Disposition of our Class A Common Stock”). Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided certain certification and disclosure requirements are satisfied, including providing a properly executed IRS Form W-8ECI (or successor form)); instead, such income is subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates (in the same manner as a U.S. person).

Any U.S. trade or business income received by a foreign corporation may also be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty.

U.S. Federal Estate Tax

An individual Non-U.S. Holder who is treated as the owner of or has made certain lifetime transfers of an interest in our Class A common stock will be required to include the value thereof in such individual’s gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise. Prospective individual Non-U.S. Holders are urged to consult their tax advisors concerning the potential U.S. federal estate tax consequences with respect to our Class A common stock.

Information Reporting and Backup Withholding Tax

We must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding pursuant to an income tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation on certain reportable payments. Dividends paid to a Non-U.S. Holder of our Class A common stock will generally be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN (or successor form) or otherwise establish an exemption and we do not have actual knowledge or reason to know that the stockholder is a U.S. person or that the conditions of such other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition of our Class A common stock to or through the U.S. office of any broker (U.S. or non-U.S.) will be subject to information reporting and possible backup withholding unless the stockholder certifies as to such stockholder’s non-U.S. status under penalties of perjury or otherwise establish an exemption and the broker does not have actual knowledge or reason to know that the stockholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of proceeds from the disposition of our Class A common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related financial intermediary”). In the case of the payment of proceeds from the disposition of our Class A common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related financial intermediary, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Holders of our Class A common stock are urged to consult their tax advisor on the application of information reporting and backup withholding in light of their particular circumstances.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be refunded or credited against such stockholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement dated the date of this prospectus with respect to the shares being offered. Under the terms and subject to the conditions contained the underwriting agreement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, the number of shares indicated below:

Number of
Name	Shares

Morgan Stanley & Co. Incorporated
Goldman, Sachs & Co.
UBS Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Banc of America Securities, Inc.
Citigroup Global Markets, Inc.
Credit Suisse Securities (USA) LLC
Oppenheimer & Co. Inc.
Piper Jaffray & Co.
Wachovia Capital Markets, LLC
William Blair & Company, L.L.C.

Total

The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $      a share under the public offering price. Any underwriter may allow, and such dealers may reallow, a concession not in excess of $      a share to other underwriters or to certain dealers. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to           additional shares of Class A common stock and the selling stockholders have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of      additional shares of Class A common stock, each at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table. If the underwriters’ option is exercised in full, the total price to the public would be $     , the total underwriters’ discounts and

commissions would be $     , total proceeds to us would be $      and total proceeds to the selling stockholders would be $     .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Class A common stock offered by them.

The following table shows the per share and total underwriting discounts and commissions that we and the selling stockholders are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our Class A common stock from the selling stockholders.

	Paid by us		Paid by Selling Stockholders		Total
	No Exercise	Full Exercise	No Exercise	Full Exercise	No Exercise	Full Exercise

Per Share
Total

We will pay all of the expenses of the offering, including those of the selling stockholders from this offering or if the underwriters exercise their over-allotment option (other than underwriting discounts and commissions relating to the shares sold by the selling stockholders). We estimate that the expenses of this offering other than underwriting discounts and commissions payable by us will be $      million.

We, our executive officers, directors, Principal Equityholders and certain of our other stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock;

•	file any registration statement with the SEC relating to the offering of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock;

•	make any demand for or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock, except for any such demand or exercise that will not require any filing or other public disclosure to be made in connection therewith until after the expiration of the restricted period;

whether any such transaction described above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

•	the sale of shares to the underwriters;

•	the issuance by us of shares of Class A common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•	the grant of awards, including the issuance by the company of options to purchase shares of common stock under stock option or similar plans as in effect on the date of the underwriting agreement and as described in this prospectus;

•	the filing by the company of any registration statement on Form S-8 with the SEC relating to the offering of securities pursuant to the terms of a stock option or similar plan in effect on the date of the underwriting agreement and as described in this prospectus;

•	transactions relating to shares of Class A common stock or other securities acquired in open market transactions after completion of this offering, provided, however, that no filing under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be required or shall be voluntarily made in connection with such transaction;

•	the transfer of shares of Class A common stock as a bona fide gift, to any beneficiary pursuant to a will, other testamentary document or applicable laws of descent or to a family member or trust, provided that the transferee agrees to be bound in writing by the terms of the lock-up agreement prior to such transfer and no filing by any party (donor, donee, transferor or transferee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer (other than a filing on Form 5 made when required); provided, further, that in the case of transferees that are charitable organizations or trusts that receive common stock or securities convertible into or exchangeable for Class A common stock from General Atlantic or its affiliates, the lock-up agreements applicable to such entities will permit such transferees to collectively sell under Rule 144 under the Securities Act up to an aggregate number of shares of common stock equal to 1.0% of the Class A common stock outstanding immediately prior to this offering, provided that such sales are made only through the representatives;

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, for the transfer of shares of Class A common stock, provided that such plan does not provide for the transfer of Class A common stock during the restricted period;

•	transfers by a corporation, partnership or limited liability company subject to the lock-up to any wholly-owned subsidiary of such entity or to the partners, members, stockholders or affiliates of such entity, or to a charitable or family trust, provided that each donee, transferee or distributee shall sign and deliver a lock-up agreement prior to such transfer and no filing by any party under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made when required and, if the transferor is General Atlantic or an affiliate of general Atlantic, a filing on Form 4 may be made in connection with a transfer to Steve Denning, Dave Hodgson, Bill Grabe, Bill Ford and Peter Bloom, if the transferor provides written notice to the representatives at least three business days prior to such proposed transfer) and such transfer shall not involve a disposition for value; and

•	the issuance by the company of Class A common stock or securities convertible into common stock in connection with an acquisition or business combination; provided that such issuances are limited in the aggregate to an amount equal to 5% of the total shares of Class A common stock outstanding immediately after the completion of the offering and provided further that recipients of such Class A common stock agree to be bound by the terms of the lock-up agreement.

The 180-day restricted period described above is subject to extension such that, in the event that either (1) during the last 17 days of the restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the applicable restricted period, the “lock-up” restrictions described above will, subject to limited exceptions, continue to apply until the expiration of the 18-day period beginning on the earnings release or the occurrence of the material news or material event

Prior to this offering, there has been no public market for the shares of Class A common stock. The initial public offering price will be determined by negotiations among us and the representative of the underwriters. Among the factors to be considered in determining the initial public offering price will be the future prospects of us and our industry in general and our sales, earnings and certain other financial operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to us. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

We intend to apply to have the Class A common stock approved for quotation on the New York Stock Exchange under the symbol “EM.”

In order to facilitate the offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over allotment option. The underwriters can close out a covered short sale by exercising the over allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over allotment option. The underwriters may also sell shares in excess of the over allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase,           shares of Class A common stock in the open market to stabilize the price of the Class A common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the Class A common stock in the offering, if the syndicate repurchases previously distributed Class A common stock to cover syndicate short positions or to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

From time to time, certain of the underwriters and/or their respective affiliates have directly and indirectly engaged in various financial advisory, investment banking and commercial banking services for us and our affiliates, for which they received customary compensation, fees and expense reimbursement. In particular, affiliates of Citigroup Global Markets, Inc., an underwriter in this offering, is a lender under our Credit Facilities.

We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

At our request, the underwriters have reserved for sale, at the initial public offering price, up to           shares offered in this prospectus for our directors, officers, employees, business associates and related persons (the “Directed Share Program”). The number of shares of Class A common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares in the Directed Share Program. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this prospectus. Any shares purchased in the Directed Share Program will be subject to a 180-day lock-up period and accordingly, subject to certain exceptions, may not be resold during such 180-day period.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,           shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will pass on the validity of the Class A common stock offered by this prospectus for us. Davis Polk & Wardwell, New York, New York will pass upon the validity of the Class A common stock for the underwriters. Paul, Weiss, Rifkind, Wharton & Garrison LLP has represented General Atlantic and its related parties from time to time.

EXPERTS

The consolidated financial statements of Emdeon Inc. at December 31, 2006 and 2007, and for the year ended December 31, 2005 (predecessor), the period from January 1, 2006 through November 15, 2006 (predecessor), the period from November 16, 2006 to December 31, 2006, and for the year ended December 31, 2007, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-1 with respect to the Class A common stock being sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and our Class A common stock being sold in this offering, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to are not necessarily complete; reference is made in each instance to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified by reference to the exhibit. You may inspect a copy of the registration statement without charge at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained after payment of fees prescribed by the Commission from the Commission’s Public Reference Room at the Commission’s principal office, at 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information regarding the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Commission’s website address is www.sec.gov.

As a result of the offering, we will become subject to the full informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the Commission.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Emdeon Inc.
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2006 and 2007 (as restated)	F-3
Consolidated Statements of Operations for the year ended December 31, 2005 (predecessor), the period from January 1, 2006 to November 15, 2006 (predecessor), the period from November 16, 2006 to December 31, 2006 (as restated) and the year ended December 31, 2007 (as restated)
F-4
Consolidated Statements of Shareholders’ Equity for the year ended December 31, 2005 (predecessor), the period from January 1, 2006 to November 15, 2006 (predecessor), the period from November 16, 2006 to December 31, 2006 and the year ended December 31, 2007
F-5
Consolidated Statements of Cash Flows for the year ended December 31, 2005 (predecessor), the period from January 1, 2006 through November 15, 2006 (predecessor), the period from November 16, 2006 to December 31, 2006 and the year ended December 31, 2007
F-6
Notes to Consolidated Financial Statements	F-7
Unaudited Consolidated Financial Statements
Consolidated Balance Sheets as of December 31, 2007 and June 30, 2008 (as restated)	F-35
Consolidated Statements of Operations for the six months ended June 30, 2007 and June 30, 2008	F-36
Consolidated Statements of Shareholders’ Equity for the six months ended June 30, 2007 and June 30, 2008	F-37
Consolidated Statements of Cash Flows for the six months ended June 30, 2007 and June 30, 2008	F-38
Notes to Condensed Consolidated Financial Statements	F-39

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Emdeon Inc.

We have audited the accompanying consolidated balance sheets of Emdeon Inc. (the Company) as of December 31, 2006 and 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2005 (predecessor), the period from January 1, 2006 to November 15, 2006 (predecessor), the period from November 16, 2006 to December 31, 2006 and the year ended December 31, 2007. Our audits also included the financial statement schedule listed in the index at item 16(b). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the accompanying consolidated balance sheets as of December 31, 2006 and 2007 and the related consolidated statements of operations for the periods from November 16, 2006 to December 31, 2006 and for the year ended December 31, 2007 have been restated.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Emdeon Inc. at December 31, 2006 and 2007, and the consolidated results of its operations, shareholders’ equity and its cash flows for the year ended December 31, 2005 (predecessor), the period from January 1, 2006 to November 15, 2006 (predecessor), the period from November 16, 2006 to December 31, 2006 and the year ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Ernst & Young LLP

Nashville, Tennessee

November      , 2008

The foregoing report is in the form that will be signed upon the completion of the reorganization described in Note 1 to the consolidated financial statements.

/s/  Ernst & Young LLP

Nashville, Tennessee

November 4, 2008

Emdeon Inc.

Consolidated Balance Sheets
(in thousands, except share amounts)

	(Restated)
	December 31
	2006	2007

Assets
Current assets:
Cash and cash equivalents	$30,513	$33,687
Accounts receivable, net of allowance for doubtful accounts of $3,849 and $3,626 at December 31, 2006 and 2007, respectively	121,073	123,088
Deferred income tax assets	2,480	2,730
Prepaid expenses and other current assets	11,688	14,788

Total current assets	165,754	174,293
Property and equipment, net	120,331	113,561
Goodwill	649,133	656,279
Intangible assets, net	413,898	398,614
Other assets, net	20,852	17,240

Total assets	$1,369,968	$1,359,987

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,917	$9,964
Accrued expenses	70,551	74,439
Due to HLTH Corporation	30,714	797
Deferred revenues	14,290	16,054
Current portion of long-term debt	7,550	7,247

Total current liabilities	127,022	108,501
Long-term debt, excluding current portion	917,450	880,203
Deferred income tax liabilities	32,020	48,880
Other long-term liabilities	993	22,356
Commitments and contingencies
Shareholders’ equity:
Preferred stock, shares authorized and 0 shares issued and outstanding	—	—
Class A common stock, shares authorized and shares outstanding	—	—
Class B common stock, shares authorized and shares outstanding	—	—
Class C common stock, shares authorized and shares outstanding	—	—
Class D common stock, shares authorized and shares outstanding	—	—
Additional paid-in capital	295,056	300,551
Accumulated other comprehensive income (loss)	—	(15,268)
Retained (deficit) earnings	(2,573)	14,764

Total shareholders’ equity	292,483	300,047

Total liabilities and shareholders’ equity	$1,369,968	$1,359,987

See accompanying notes.

Emdeon Inc.

Consolidated Statements of Operations
(in thousands, except share and per share amounts)

			(Restated)
		Predecessor	Successor
		Period from	Period from	(Restated)
	Predecessor	January 1,	November 16,	Successor
	Year Ended	2006 to	2006 to	Year Ended
	December 31,	November 15,	December 31,	December 31,
	2005	2006	2006	2007

Revenue	$690,094	$663,186	$87,903	$808,537
Costs and expenses:
Cost of operations (exclusive of depreciation and amortization below)	449,065	426,337	56,801	518,757
Development and engineering	20,970	19,147	2,411	23,130
Sales, marketing, general and administrative	90,785	81,758	12,960	95,556
Depreciation and amortization	32,273	30,440	7,127	62,811

Operating income	97,001	105,504	8,604	108,283
Interest income	(74)	(67)	(139)	(1,567)
Interest expense	56	25	10,173	74,940

Income (loss) before income tax provision (benefit)	97,019	105,546	(1,430)	34,910
Income tax provision	31,526	42,004	1,143	17,573

Net income (loss)	$65,493	$63,542	$(2,573)	$17,337

Net income per share Class A and Class B common stock:
Basic			$—	$—

Diluted			$—	$—

Weighted average common shares outstanding:
Basic

Diluted

See accompanying notes.

Emdeon Inc.

Consolidated Statements of Shareholders’ Equity
(in thousands)

	Owner’s	Class A		Class B		Class C		Class D		Additional		Other	Total
	Net	Common Stock		Common Stock		Common Stock		Common Stock		Paid-in	Retained	Comprehensive	Shareholders’
	Investment	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	Income	Equity

Balance at January 1, 2005	$1,094,150	—	$—	—	$—	—	$—	—	$—	$—	$—	$—	$1,094,150
Net income	65,493	—	—	—	—	—	—	—	—	—	—	—	65,493
Net transfers to HLTH Corporation	(38,006)	—	—	—	—	—	—	—	—	—	—	—	(38,006)

Balance at December 31, 2005	1,121,637	—	—	—	—	—	—	—	—	—	—	—	1,121,637
Net income for the period from January 1, 2006 to November 15, 2006	63,542	—	—	—	—	—	—	—	—	—	—	—	63,542
Net transfers to HLTH Corporation	(137,474)	—	—	—	—	—	—	—	—	—	—	—	(137,474)
Sale by HLTH Corporation	(1,047,705)	—	—	—	—	—	—	—	—	—	—	—	(1,047,705)

Ending balance at November 15, 2006	—	—	—	—	—	—	—	—	—	—	—	—	—
November 16, 2006 initial capital contribution, net of related costs	—	—	—	—	—	—	—	—	—	320,500	—	—	320,500
Excess of fair value over predecessor basis of minority interests	—	—	—	—	—	—	—	—	—	(25,754)	—	—	(25,754)
Contribution from HLTH Corporation for non-cash transfer of stock-based compensation expense	—	—	—	—	—	—	—	—	—	310	—	—	310
Net loss for the period from November 16, 2006 to December 31, 2006	—	—	—	—	—	—	—	—	—	—	(2,573)	—	(2,573)

Balance at December 31, 2006	—	—	—	—	—	—	—	—	—	295,056	(2,573)	—	292,483
Contribution from HLTH Corporation for non-cash transfer of stock-based compensation expense	—	—	—	—	—	—	—	—	—	2,107	—	—	2,107
Contribution from HLTH Corporation to fund compensation related to the 2006 Transaction	—	—	—	—	—	—	—	—	—	3,388	—	—	3,388
Comprehensive income:
Net income	—	—	—	—	—	—	—	—	—	—	17,337	—	17,337
Change in the fair value of interest rate swap, net of income taxes of $1,315	—	—	—	—	—	—	—	—	—	—	—	(15,268)	(15,268)

Total comprehensive income													2,069

Balance at December 31, 2007	$—	—	$—	—	$—	—	$—	—	$—	$300,551	$14,764	$(15,268)	$300,047

See accompanying notes.

Emdeon Inc.

Consolidated Statements of Cash Flows
(in thousands)

		Predecessor	Successor
		Period from	Period from
	Predecessor	January 1,	November 16,	Successor
	Year Ended	2006 to	2006 to	Year Ended
	December 31,	November 15,	December 31,	December 31,
	2005	2006	2006	2007

Operating activities
Net income (loss)	$65,493	$63,542	$(2,573)	$17,337
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	32,273	30,440	7,127	62,811
Equity compensation expense	—	—	—	4,486
Stock-based compensation expense	296	6,144	310	2,107
Deferred income tax expense	32,873	38,387	1,143	13,373
Amortization of debt issuance costs	—	—	345	3,005
Non-cash advertising services	939	—	—	—
Loss on disposal of fixed assets	—	—	—	11
Changes in operating assets and liabilities:
Accounts receivable	(9,685)	(16,901)	4,796	354
Prepaid expenses and other	(782)	1,327	(3,845)	(2,479)
Accounts payable	(3,568)	2,155	549	6,047
Accrued expenses and other liabilities	1,352	1,688	5,089	(1,480)
Due to HLTH Corporation	—	—	10,014	(9,226)
Deferred revenues	7,870	(1,367)	(944)	1,696

Net cash provided by operating activities	127,061	125,415	22,011	98,042

Investing activities
Purchases of property and equipment	(29,261)	(22,675)	(2,606)	(28,180)
Payments for acquisitions	(42,375)	(22,479)	—	(11,326)
Purchase of Emdeon Business Services, net of cash acquired	—	—	(1,214,333)	(10,700)

Net cash used in investing activities	(71,636)	(45,154)	(1,216,939)	(50,206)

Financing activities
Change in net bank overdraft	4,981	(8,677)	—	—
Cash advance from HLTH Corporation	—	10,000	—	—
Repayment of cash advance from HLTH Corporation	—	—	—	(10,000)
Net cash transfers to HLTH Corporation	(62,144)	(77,777)	—	—
Debt principal payments	—	—	—	(37,550)
Payment of debt issuance costs	—	—	(19,607)	(500)
Proceeds from revolver	—	—	—	10,000
Payment on revolver	—	—	—	(10,000)
Proceeds from issuance of long-term debt	—	—	925,000	—
Capital contribution, net of related costs	—	—	320,048	3,388

Net cash (used in) provided by financing activities	(57,163)	(76,454)	1,225,441	(44,662)

Net (decrease) increase in cash and cash equivalents	(1,738)	3,807	30,513	3,174
Cash and cash equivalents at beginning of period	8,668	6,930	—	30,513

Cash and cash equivalents at end of period	$6,930	$10,737	$30,513	$33,687

Supplemental disclosures of cash flow information
Cash paid during the period for interest	$56	$25	$9,148	$72,012

Cash paid for income taxes	$—	$—	—	$2,206

See accompanying notes.

Emdeon Inc.

Notes to Consolidated Financial Statements
(In Thousands, Except Share, Per Share and Per Unit Amounts)

1.	Organization

Prior to November 2006, the group of companies that comprised Emdeon Business Services (“EBS”) were owned by HLTH Corporation (“HLTH”). Periods prior to November 2006 are referred to as “Predecessor” in these financial statements. EBS Master LLC (“EBS Master”) was formed by HLTH to act as a holding company for EBS. EBS Master, through its 100% owned subsidiary, Emdeon Business Services LLC, owns EBS.

In September 2006, EBS Acquisition LLC (“EBS Acquisition”) was formed as a Delaware limited liability company by affiliates of General Atlantic LLC (“General Atlantic”). On November 16, 2006, pursuant to the terms of an Amended and Restated Agreement and Plan of Merger, dated as of November 15, 2006, among HLTH and certain of its subsidiaries (including EBS Master) and EBS Acquisition and two of its subsidiaries, a subsidiary of EBS Acquisition merged into a subsidiary of HLTH. As a result of the merger, EBS Acquisition acquired a 52% interest in EBS Master, and HLTH received approximately $1.2 billion in cash and retained a 48% interest in EBS Master. The transactions through which EBS Acquisition acquired a 52% interest in EBS Master are referred to herein as the “2006 Transaction.” The 2006 Transaction was financed with $925 million in bank debt and an equity investment of approximately $320 million by EBS Acquisition. As the 2006 Transaction was deemed to be a highly leveraged transaction, the 2006 Transaction was accounted for in accordance with Emerging Issues Task Force (“EITF”) Issue No. 88-16, Basis in Leveraged Buyout Transactions, and 52% of the net assets of EBS Master were stepped up to fair market value. Periods after the 2006 Transaction are referred to as “Successor” in these financial statements.

On February 8, 2008, HLTH sold its 48% minority interest in EBS Master to affiliates of General Atlantic and Hellman & Friedman LLC (“H&F”) for $575 million in cash (the “2008 Transaction”). As a result, following the 2008 Transaction, EBS Master was owned 65.77% by affiliates of General Atlantic (including EBS Acquisition) and 34.23% by affiliates of H&F. See Note 23 for further information related to the 2008 Transaction.

In September 2008, EBS Acquisition was converted into a Delaware corporation and its name was changed to Emdeon Inc. (the “Company”).

The Company is a leading provider of revenue and payment cycle management solutions, connecting payers, providers and patients of the U.S. healthcare system. The Company’s product and service offerings integrate and automate key business and administrative functions for healthcare payers and healthcare providers throughout the patient encounter, including pre-care patient eligibility and benefits verification, claims management and adjudication, payment distribution, payment posting and denial management and patient billing and payment.

Reorganization

On          , 2008 the Company completed a restructuring (collectively, the “reorganization transactions”) in anticipation of completing an initial public offering.

Prior to the reorganization transactions and after the 2008 Transaction, the Company owned a 52% interest in EBS Master and affiliates of General Atlantic and H&F owned the remaining 48% interest in EBS Master. The Company did not engage in any business or other activities except in connection with its investment in EBS Master and the reorganization transactions, and had nominal assets other than its interest in EBS Master. In the reorganization transactions, the Company became the sole managing member of EBS Master and acquired additional interests in EBS Master. After the reorganization transactions, EBS Master and its subsidiaries continue to operate the historical business.

Prior to the reorganization transactions, the Company was authorized to issue a single class of common stock. In connection with the reorganization transactions, the Company amended and restated its certificate of incorporation and is currently authorized to issue four classes of common stock: Class A common stock, Class B common stock, Class C common stock and Class D common stock. The Class A common stock and Class D common stock each provide holders with one vote on all matters submitted to a vote of shareholders and the Class B

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Share, Per Share and Per Unit Amounts)

common stock and Class C common stock each provide holders with 10 votes on all matters submitted to a vote of shareholders; however, the holders of Class C common stock and Class D common stock do not have any of the economic rights (including rights to dividends and distributions upon liquidation) provided to the holders of Class A common stock or Class B common stock. All shares of the Company’s common stock generally vote together, as a single class, on all matters submitted to a vote of shareholders.

As part of the reorganization transactions:

•	EBS Master effected a for unit split.

•	The Company amended and restated its certificate of incorporation and reclassified its outstanding common stock into an aggregate of shares of its Class B common stock;

•	One of the members of EBS Master, EBS Acquisition II, LLC (“EBS Acquisition II”), an affiliate of General Atlantic, was merged with a newly-formed subsidiary of the Company with the newly formed subsidiary being the surviving entity in the merger; EBS Acquisition II’s members, all of whom are investment funds organized and controlled by General Atlantic, received an aggregate of shares of the Company’s Class B common stock and the Company acquired, indirectly, an additional 13.77% interest in EBS Master;

•	One of the members of EBS Master, H&F Harrington AIV I, L.P. (“H&F Harrington”), an entity whose partners consist of investment funds organized and controlled by H&F, dissolved and distributed 1.06% of its interests in EBS Master to Hellman & Friedman Investors VI, L.P., its general partner (“H&F GP”), and 98.94% to H&F Harrington, Inc.; H&F Harrington, Inc. then merged with a newly-formed subsidiary of the Company with the newly formed subsidiary being the surviving entity in the merger; H&F Harrington, Inc.’s sole shareholder, H&F Harrington AIV II, L.P. (“H&F AIV”), an investment fund organized and controlled by H&F, received an aggregate of shares of the Company’s Class B common stock and the Company acquired, indirectly, an additional 11.65% interest in EBS Master; and

•	Certain affiliates of H&F (or their successors) (the “H&F Continuing LLC Members”) continue to hold an aggregate of units in EBS Master (“EBS Units”) (or 22.58%) and were issued an aggregate of shares of the Company’s Class C common stock. The EBS Units held by the H&F Continuing LLC Members (together with the corresponding shares of the Company’s Class C common stock) may be exchanged with the Company for shares of the Company’s Class B common stock on a one-for-one basis.

Subject to certain limited exceptions, immediately prior to the transfer of a share of Class B common stock, such share of Class B common stock will automatically convert into a share of Class A common stock.

The Company accounted for the reorganization transactions using a carryover basis as the reorganization transactions are identical ownership exchanges among entities. This is consistent with Financial Accounting Standards Board (“FASB”) Statement No. 141, Business Combinations, and FASB Technical Bulletin 85-5, Issues Relating to Accounting for Business Combinations, including Costs of Closing Duplicate Facilities of an Acquirer; Stock Transactions between Companies under Common Control; Down-Stream Mergers, Identical Common Shares for a Pooling of Interests; and Pooling of Interests by Mutual and Cooperative Enterprises (“FASB Technical Bulletin 85-5”). The economic interest that the affiliates of General Atlantic and H&F held in EBS Master before the reorganization transactions did not change as a result of the reorganization transactions.

The reorganization was accounted for similar to a transaction between entities under common control. As EBS Acquisition II, H&F Harrington, and the H&F Continuing LLC Members did not purchase their interests in EBS Master until the 2008 Transaction, this reorganization did not materially impact the Company’s financial statements through December 31, 2007.

This reorganization and the changes to our capital structure are reflected in all successor periods presented.

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Share, Per Share and Per Unit Amounts)

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles. The results of operations for companies acquired are included in the consolidated financial statements from the effective date of acquisition. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Restatement of previously issued consolidated financial statements

The Company has corrected its deferred income tax liabilities related to an error in the 2006 Transaction original purchase price allocation. The offset to this correction was a reduction to goodwill. The Company also made other adjustments to reclassify $1,315 of deferred income taxes between assets and liabilities and to adjust its income tax provision for the effect of taxation of certain C-Corporation subsidiaries.

As a result, the Company has restated its consolidated balance sheet as of December 31, 2006 and 2007 and its consolidated statements of operations for the period from November 16, 2006 to December 31, 2006 and the year ended December 31, 2007, respectively, to reflect these adjustments as summarized in the following table:

	December 31, 2006			December 31, 2007
	As			As
	Previously		As	Previously
	Reported	Adjustment	Restated	Reported	Adjustment	As Restated

Deferred income tax assets	$2,480	—	$2,480	$4,045	$(1,315)	$2,730
Goodwill	659,777	(10,644)	649,133	666,923	(10,644)	656,279
Deferred income tax liabilities	43,310	(11,290)	32,020	62,774	(13,894)	48,880
Retained (deficit) earnings	(2,767)	194	(2,573)	13,281	1,483	14,764
Income tax provision	1,337	(194)	1,143	18,862	(1,289)	17,573
Net income (loss)	$(2,767)	$194	$(2,573)	$16,048	$1,289	$17,337

Minority Interest

Minority interest represents the minority shareholders’ proportionate share of equity and net income of the Company’s consolidated financial statements.

The minority interest in the Company related to HLTH’s 48% ownership from the 2006 Transaction was in a net deficit position as of December 31, 2006 and 2007. As a result, net income (loss) and other comprehensive income was not allocated to the minority interest holders during the period from November 16 to December 31, 2006 and the year ended December 31, 2007.

Accounting Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company bases its estimates on historical experience, current business factors, and various other assumptions that the Company believes are necessary to consider in order to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Share, Per Share and Per Unit Amounts)

revenue and expenses, and disclosure of contingent assets and liabilities. The Company is subject to uncertainties such as the impact of future events, economic, environmental and political factors and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in the reported results of operations; and if material, the effects of changes in estimates are disclosed in the notes to the consolidated financial statements. Significant estimates and assumptions by management affect: the allowance for doubtful accounts; the fair value assigned to assets acquired and liabilities assumed in business combinations; the carrying value of long-lived assets (including goodwill and intangible assets); the amortization period of long-lived assets (excluding goodwill); the carrying value, capitalization and amortization of software development costs; the provision and benefit for income taxes and related deferred tax accounts; certain accrued expenses; revenue recognition; contingencies; and the value attributed to stock-based awards.

Business Combinations

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS 141”), the purchase price of businesses the Company acquires is allocated to their identifiable assets and liabilities based on estimated fair values. The excess of the purchase price over the amount allocated to the identifiable assets and liabilities, if any, is recorded as goodwill. The purchase price allocation methodology requires the Company to make assumptions and to apply judgment to estimate the fair value of acquired assets and liabilities. The fair value of assets and liabilities is estimated based on the appraised market values, the carrying value of the acquired assets and widely accepted valuation techniques, including discounted cash flows and market multiple analyses. The purchase price allocation may be adjusted, as necessary, up to one year after the acquisition closing date as more information is obtained regarding assets valuations and liabilities assumed. Unanticipated events or circumstances may occur which could affect the accuracy of our fair value estimates, including assumptions regarding industry economic factors and business strategies, and result in an impairment or a new allocation of purchase price.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents.

Allowance for Doubtful Accounts

The allowance for doubtful accounts reflects the Company’s best estimate of losses inherent in the Company’s receivables portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence.

Inventory

Inventory is stated at the lower of cost or market value using the first-in, first-out basis and consists of unprocessed rolled paper, paper sheet stock, envelopes and inserts. Market value is based on current replacement cost.

Software Development Costs

The Company accounts for internal use software development costs in accordance with Statement of Position (“SOP”) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (“SOP 98-1”). Software development costs that are incurred in the preliminary project stage are expensed as incurred. Once certain criteria of SOP 98-1 have been met, direct costs incurred in developing or obtaining

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Share, Per Share and Per Unit Amounts)

computer software are capitalized. Training and data conversion costs are expensed as incurred. Capitalized software costs are included in property and equipment within the accompanying consolidated balance sheets and are amortized over a three-year period.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. The useful lives are generally as follows:

Computer equipment	3 to 5 years
Office equipment, furniture and fixtures	3 to 7 years
Software	3 years
Technology	6 to 7 years
Leasehold improvements	Shorter of useful life or lease term

Expenditures for maintenance, repair and renewals of minor items are expensed as incurred. Expenditures for maintenance, repair and renewals that extend the useful life of an asset are capitalized.

Goodwill and Intangible Assets

Goodwill and intangible assets result from the Company’s acquisitions accounted for using the purchase method. Intangible assets with definite lives are amortized on a straight-line basis over the estimated useful lives of the related assets generally as follows:

Customer relationships	10 to 20 years
Trade names	7 years
Non-compete agreements	1 to 5 years

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), the Company reviews the carrying value of goodwill annually and whenever indicators of impairment are present. With respect to goodwill, the Company determines whether potential impairment losses are present by comparing the carrying value of its reporting units to the fair value of its reporting units determined using an income approach valuation. The Company’s reporting units are determined in accordance with SFAS 142, which defines a reporting unit as an operating segment or one level below an operating segment. If the fair value of the reporting unit is less than the carrying value of the reporting unit, then a hypothetical purchase price allocation is used to determine the amount of goodwill impairment. The Company has recognized no impairment in conjunction with its annual SFAS No. 142 analysis.

Long-Lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets used in operations are reviewed for impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value. Long-lived assets held for sale are reported at the lower of cost or fair value less costs to sell.

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Share, Per Share and Per Unit Amounts)

Debt Issuance Costs

Debt issuance costs are amortized using the effective interest method over the term of the debt. The amortization is included in interest expense in the consolidated statement of operations.

Derivatives

Derivative financial instruments are used to manage the Company’s interest rate exposure. The Company does not enter into financial instruments for speculative purposes. Derivative financial instruments are accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and related interpretations, and are measured at fair value and recorded on the balance sheet.

Equity-Based Compensation

Compensation expense related to the Company’s equity-based awards is recognized on a straight-line basis over the vesting period under the provisions of SFAS No. 123(R), Share-Based Payment (“SFAS No. 123(R)”), using the modified prospective method. The fair value of the equity awards is determined by utilizing an independent third-party valuation using a Black-Scholes model and assumptions as to expected term, expected volatility, expected dividends and the risk free rate. Certain of the Company’s equity-based awards are classified as liabilities due to the related repurchase features. The Company remeasures the fair value of these awards at each reporting date. These awards are included in other long-term liabilities in the consolidated balance sheets.

Revenue Recognition

The Company generates revenue by providing products and services that automate and simplify business and administrative functions for payers and providers, generally on either a per transaction, per document or per communications basis or, in some cases, on a flat fee basis. The Company generally charges a one-time implementation fee to payers and providers at the inception of a contract in conjunction with related setup and connection to its network and other systems. In addition, the Company receives software license fees and software maintenance fees from payers who utilize the Company’s systems for converting paper claims into electronic claims and, occasionally, sell additional software and hardware products.

Revenue for transaction services, patient statements and payment distribution services are recognized as the services are provided. Postage fees related to the Company’s payment distribution and patient statement volumes are recorded on a gross basis in accordance with EITF 00-10, Accounting for Shipping and Handling Fees and Costs. Implementation fees, software license fees and software maintenance fees are amortized to revenue on a straight line basis over the contract period, which generally varies from one to three years. Software and hardware product sales are recognized once all elements are delivered and customer acceptance is received.

Cash receipts or billings in advance of revenue recognition are recorded as deferred revenues in the accompanying consolidated balance sheets.

The Company excludes sales and use tax from revenue in the consolidated statements of operations.

Income Taxes

Income taxes are accounted for under the provisions of SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). SFAS 109 generally requires the Company to record deferred income taxes for the tax effect of differences between book and tax bases of its assets and liabilities.

Deferred income taxes reflect the available net operating losses and the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Share, Per Share and Per Unit Amounts)

factors, including the Company’s past earnings history, expected future earnings, the character and jurisdiction of such earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of its deferred tax assets, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset.

The Company recognizes uncertain tax positions in accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

Net Income Per Share of Class A and Class B Common Stock

The Company computes net income per share of Class A and Class B common stock in accordance with SFAS No. 128, Earnings Per Share (“SFAS 128”) using the two class method. Under the provisions of SFAS 128, basic net income per share is computed using the weighted-average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period.

Potential common shares consist of the incremental common shares issuable upon the exercise of stock options, restricted shares, and unvested common shares subject to repurchase or cancellation. The dilutive effect of outstanding stock options, restricted shares, restricted stock units and warrants is reflected in diluted earnings per share by application of the treasury stock method. The computation of the diluted net income per share of Class A common stock assumes the conversion of Class B common stock, while the diluted net income per share of Class B common stock does not assume the conversion of those shares.

The rights, including liquidation and dividend rights, of the holders of the Company’s Class A and Class B common stock are identical except with respect to voting. As a result, and in accordance with EITF Issue No. 03-6, Participating Securities and the Two — Class Method under FASB Statement No. 128, the undistributed earnings for each year are allocated based on the contractual participation rights of the Class A and Class B common shares as if the earnings for the year had been distributed. As the liquidation and dividend rights are identical, the undistributed earnings are allocated on a proportionate basis. Further, as it is assumed the conversion of Class B common stock in the computation of the diluted net income per share of Class A common stock, the undistributed earnings are equal to net income for that computation.

As the Class C and Class D common stock have no economic interests (only voting interests), no earnings are allocated to these classes of stock for purposes of computing earnings per share.

Concentration of Credit Risk

The Company’s revenue is generated in the United States. An adverse change in economic conditions in the United States could negatively affect the Company’s revenue and results of operations.

The Company’s cash is swept daily into money market funds invested primarily in U.S. or government agency obligations in order to reduce credit exposure.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”). This statement expands the definition of a business and a business combination and generally requires the acquiring entity to recognize all of the assets and liabilities of the acquired business, regardless of the percentage ownership acquired, at their fair values. It also requires that contingent consideration and certain acquired contingencies be recorded at fair value on the acquisition date and that acquisition costs generally be expensed as incurred. SFAS No. 141R is effective for fiscal years beginning after December 15, 2008. The Company is currently

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Share, Per Share and Per Unit Amounts)

evaluating the impact, if any, that this new standard will have on its results of operations, financial position or cash flows.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (“SFAS 157”), which provides guidance for using fair value to measure assets and liabilities, including a fair value hierarchy that prioritizes the information used to develop fair value assumptions. It also requires expanded disclosure about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. The standard applies whenever other standards require (or permit) assets or liabilities to be measured at fair value and does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

On February 12, 2008, the FASB issued FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”). With the issuance of FSP FAS 157-2, the FASB delayed the effective date of SFAS 157 until fiscal years beginning after November 15, 2008 as it applies to certain non-financial assets and liabilities. The deferral is intended to provide the FASB additional time to consider the effect of certain implementation issues that have arisen from the application of the SFAS 157 to these non-financial assets and liabilities. The Company has not yet fully evaluated the impact, if any, that the implementation of SFAS 157 will have on non-financial assets and liabilities included in its financial statements.

On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits many financial instruments and certain other items to be measured at fair value at our option. Most of the provisions in SFAS 159 are elective; however, the amendment to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. The fair value option established by SFAS 159 permits the choice to measure eligible items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective for financial statements issued for the first fiscal year beginning after November 15, 2007. The adoption of SFAS 159 did not have a material impact on the Company’s financial position or results of operations.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51 (“SFAS 160”). SFAS 160 amends Accounting Research Bulletin (“ARB”) No. 51, Consolidated Financial Statements (“ARB 51”) to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Additionally, SFAS 160 changes the way the consolidated income statement is presented by requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest.

SFAS 160 requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary, including a reconciliation of the beginning and ending balances of the equity attributable to the parent and the noncontrolling owners and a schedule showing the effects of changes in a parent’s ownership interest in a subsidiary on the equity attributable to the parent. SFAS 160 does not change ARB 51’s provisions related to consolidation purposes or consolidation policy, or the requirement that a parent consolidate all entities in which it has a controlling financial interest. SFAS 160 does, however, amend certain of ARB 51’s consolidation procedures to make them consistent with the requirements of SFAS 141R as well as to provide definitions for certain terms and to clarify some terminology. In addition to the amendments to ARB 51, SFAS 160 amends SFAS 128, Earnings per

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Share, Per Share and Per Unit Amounts)

Share, so that the calculation of earnings per share amounts in consolidated financial statements will continue to be based on amounts attributable to the parent. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. SFAS 160 must be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements, which must be applied retrospectively for all periods presented. The Company has not yet evaluated the impact that SFAS 160 will have on its results of operations or financial position.

In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS 161”). SFAS No. 161 amends and expands the disclosure requirements for derivative instruments and about hedging activities with the intent to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS 161 does not change accounting for derivative instruments and is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Upon adoption, the Company will include additional disclosures in the financial statements regarding derivative instruments and hedging activity.

3.	Business Combinations

See Note 1 for a description of the 2006 Transaction.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at November 16, 2006:

			Cash
			Payment			Opening
	GA Capital	Emdeon	for		Purchase	Balances as of
	Contribution and	Business	Transaction	Cash Payment	Accounting	November 16,
	Bank Debt	Services(a)	Costs	to HLTH	Adjustments	2006

Cash and cash equivalents	$1,225,893	$10,737	$(17,011)	$(1,208,511)	$—	$11,108
Accounts receivable	—	125,870	—	—	—	125,870
Other assets	19,607	9,448	—	—	(457)	28,598
Property and equipment	—	54,139	—	—	62,400	116,539
Goodwill(b)	—	670,456	17,011	—	(38,099)	649,368
Intangible assets	—	100,900	—	—	319,051	419,951

Total assets	$1,245,500	971,550	$—	$(1,208,511)	$342,895	$1,351,434

Accounts payable, accrued expenses and other liabilities	$—	$78,484	$—	$—	$(406)	$78,078
Due to HLTH	—	—	—	—	10,700	10,700
Deferred revenues	—	21,201	—	—	(5,968)	15,233
Deferred taxes, net	—	—	—	—	27,677	27,677
Debt	925,000	—	—	—	—	925,000
Shareholder’s equity	320,500	871,865	—	(1,208,511)	310,892	294,746

Total liabilities and shareholder’s equity	$1,245,500	971,550	$—	$(1,208,511)	$342,895	$1,351,434

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Share, Per Share and Per Unit Amounts)

(a)	Reflects historical balances of Emdeon Business Services adjusted to exclude certain assets and liabilities (principally tax related) not acquired.

(b)	See “Note 22 — Segment Reporting” for goodwill by reportable segment.
All of the goodwill attributable to the 2006 Transaction is deductible for tax purposes.

Patient Billing Acquisition

On December 18, 2007, the Company acquired IXT Solutions, a privately held patient billing and payment solutions company. The Company paid $10,688 in cash at closing, including transaction-related costs of $165, and has agreed to pay up to an additional $5,250 in cash if certain revenue and migration targets are achieved. An estimated earnout liability of $4,500 has been accrued based on the terms of the purchase agreement. The results of operations of IXT Solutions are included in the consolidated financial statements of the Company from December 18, 2007 forward.

The total purchase price was $15,353, including the transaction costs of $165 and the estimated earnout liability of $4,500, and was allocated as follows:

Current assets	$2,500
Property and equipment	3,159
Identifiable intangible assets:
Customer contracts	9,690
Non-compete agreements	600
Goodwill	6,906
Current liabilities	(2,053)
Deferred tax liability and other long — term liabilities	(5,449)

Total purchase price	$15,353

Payer Services Acquisition

On July 18, 2006, the Company acquired Interactive Payer Network, Inc. (“IPN”), a privately held technology service provider. The Company paid approximately $4,000 in cash at closing and has agreed to pay up to an additional $3,000 in cash over a two-year period beginning in August 2007 if certain revenue targets are achieved. The results of operations of IPN are included in the financial statements of the Company from July 18, 2006, the closing date of the acquisition.

4.	Allocations from HLTH in Predecessor Financial Statements

The consolidated statements of operations (Predecessor) include charges to/from HLTH for the following:

Charges from Emdeon Business Services to HLTH

Information Technology Services

EBS charged HLTH a fee for costs related to certain information technology services provided by EBS. These services were utilized by HLTH for the benefit of all of its business operations including other subsidiaries of HLTH. EBS’s portion of the information technology services utilized is reflected in sales, marketing, general and administrative expense within the accompanying combined consolidated statements of operations, and is reported net of what was charged to HLTH.

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Share, Per Share and Per Unit Amounts)

Charges from HLTH to Emdeon Business Services

Corporate Services Fee

HLTH charged a services fee for costs related to corporate services provided by HLTH. The services fee was based on HLTH’s incurred costs of such services estimated to be utilized by EBS and an estimate of the cost of shared services utilized by EBS. These amounts were reflected in sales, marketing, general and administrative expense within the accompanying combined consolidated statements of operations.

Healthcare Benefits Expense

HLTH charged EBS for healthcare benefits expenses for its employees’ participation in HLTH’s healthcare benefits plans reflecting HLTH’s average cost of these benefits per employee. Healthcare benefits expenses are reflected in the accompanying combined consolidated statements of operations in the same expense captions as the related salary costs of those employees.

Stock-Based Compensation Expense

HLTH charged EBS stock compensation expense for (i) restricted stock awards of HLTH common stock that were granted to certain employees of EBS and (ii) stock options assumed or issued in connection with certain acquisitions, with exercise prices less than the fair market value of the HLTH common stock on the date of grant. Stock compensation expenses are reflected in the accompanying combined consolidated statements of operations in the same captions as the related salary costs of the respective employees.

Advertising Expense

HLTH charged EBS for advertising services, related to EBS’ utilization of certain prepaid assets. These advertising expenses are reflected in sales, marketing, general and administrative expense in the accompanying combined consolidated statements of operations.

Summary

The following table summarizes the charges and financing transactions to and from HLTH reflected in EBS consolidated financial statements:

		Predecessor
	Predecessor	Period from
	Year Ended	January 1 to
	December 31,	November 15,
	2005	2006

Charges from EBS to the HLTH:
Information technology services	$9,084	$7,047
Charges from HLTH to the EBS:
Corporate services fee	16,395	14,527
Healthcare expense	9,790	9,397
Stock-based compensation expense	296	6,144
Advertising expense	939	—
Cash advance from HLTH	—	10,000

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Share, Per Share and Per Unit Amounts)

EBS and HLTH considered the allocations of these expenses to be a reasonable estimate of the utilization of services for those periods.

The Company received a cash advance of $10,000 from HLTH for operating purposes in connection with the 2006 Transaction. The cash advance did not bear interest and was repaid in January 2007.

5.	Inventory

Inventory was $1,004 and $1,891 as of December 31, 2006 and 2007, respectively, and is included in prepaid expenses and other current assets in the accompanying consolidated balance sheets.

6.	Property and Equipment

Property and equipment as of December 31, 2006 and 2007, consists of the following:

	2006	2007

Computer equipment	$14,262	$29,276
Office equipment, furniture and fixtures	14,515	15,264
Software	13,521	26,144
Technology	69,813	69,510
Leasehold improvements	1,853	6,871
Construction in process	9,914	4,807

	123,878	151,872
Less accumulated depreciation	(3,547)	(38,311)

Property and equipment, net	$120,331	$113,561

Depreciation expense was $21,639, $20,860, $3,547 and $34,764 for 2005 (predecessor), the period from January 1 to November 15, 2006 (predecessor), the period from November 16 to December 31, 2006 and 2007, respectively.

7.	Intangible Assets

Intangible assets subject to amortization as of December 31, 2007, consist of the following:

	Weighted
	Average	Gross
	Remaining	Carrying	Accumulated
	Life	Amount	Amortization	Net

Customer relationships	15.9 years	$399,934	$(25,404)	$374,530
Trade names	5.9 years	26,000	(4,148)	21,852
Non-compete agreements	1.1 years	4,307	(2,075)	2,232

Total		$430,241	$(31,627)	$398,614

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Share, Per Share and Per Unit Amounts)

Amortization expense was $10,634, $9,580, $3,580 and $28,047 for 2005 (predecessor), the period from January 1 to November 15, 2006 (predecessor), the period from November 16 to December 31, 2006 and 2007, respectively. Aggregate future amortization expense for intangible assets is estimated to be:

Years ending December 31, 2008	$29,039
2009	27,363
2010	27,362
2011	27,353
2012	27,349
Thereafter	260,148

8.	Debt Issuance Costs

The Company capitalized $19,607 of costs in connection with the original issuance of long-term debt on November 16, 2006 and $500 in connection with a 2007 amendment of this long-term debt.

As of December 31, 2006 and 2007, the total unamortized issuance costs were $19,262 and $16,757, respectively.

9.	Accrued Expenses

Accrued expenses as of December 31, 2006 and 2007 consist of the following:

	2006	2007

Customer deposits	$23,660	$25,551
Accrued compensation	16,228	15,350
Accrued insurance	2,127	2,721
Accrued rebates	5,966	4,907
Accrued outside services	1,127	4,224
Accrued telecommunications	4,141	3,744
Accrued income, sales and other taxes	2,175	1,347
Accrued earnout	—	4,500
Other accrued liabilities	15,127	12,095

	$70,551	$74,439

10.	Long-Term Debt

On November 16, 2006, Emdeon Business Services LLC entered into two credit agreements with several lenders that provided a $755 million term loan (“First Lien Term Loan”), a $50 million revolving credit agreement (“Revolver”) and a $170 million term loan (“Second Lien Term Loan”).

The First Lien Term Loan is payable in quarterly principal installments of approximately $1.8 million, plus accrued interest, beginning in March 2007 through September 2013, with a balloon payment of the remaining principal amount outstanding due upon maturity in November 2013. These installment payments are subject to adjustment based upon optional and mandatory prepayment activity. Mandatory prepayments related to excess cash flow, as defined, and other circumstances are also required. The First Lien Term Loan bears interest, payable

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Share, Per Share and Per Unit Amounts)

quarterly, based upon a variable base rate plus a spread rate (combined total effective rate was 6.83% as of December 31, 2007).

The Revolver expires November 2012 and provides for revolving loans not to exceed $50 million, of which $12 million may be used for letters of credit in support of payment obligations of the Company. The Revolver bears interest based upon a variable base rate plus a spread rate (combined total effective rate was 6.58% as of December 31, 2007) and is payable quarterly. There were no borrowings or outstanding letters of credit issued under the Revolver as of December 31, 2007.

The Second Lien Term Loan is subordinate to the First Lien Term Loan, and bears interest, payable quarterly, based upon a variable base rate plus a spread rate (combined total rate was 9.83% as of December 31, 2007). The Second Lien Term Loan matures in May 2014.

The credit agreements require Emdeon Business Services LLC to maintain certain financial covenants including a maximum total leverage ratio and minimum interest coverage ratio. The credit agreements also impose restrictions related to capital expenditures, investments, additional debt or liens, asset sales, transactions with affiliates, dividends, equity interests, among other items. Emdeon Business Services LLC believes it was in compliance with all debt covenants at December 31, 2007. This debt is secured by substantially all of the assets of Emdeon Business Services LLC and is guaranteed by EBS Master.

As of December 31, 2006 and 2007, HLTH had issued letters of credit totaling approximately $6 million supporting certain obligations of Emdeon Business Services LLC pursuant to facility leases. In accordance with the terms of an agreement between Emdeon Business Services LLC and HLTH, the letters of credit would remain in place subject to various optional or mandatory termination events which may be initiated by Emdeon Business Services LLC or HLTH, or as may be governed by the underlying facilities lease agreements. Emdeon Business Services LLC was obligated to reimburse and indemnify HLTH for any draws thereunder.

Effective March 9, 2007, the First Lien Term Loan and Revolver credit agreement was amended to reduce the interest rate spread rate to 2.25% followed by a subsequent reduction to 2.00% effective September 30, 2007. The amended agreement requires that certain optional prepayments made by Emdeon Business Services LLC within one year of such amendment were subject to a premium of 1.0% of the principal amount prepaid.

The aggregate amounts of required principal payments are as follows:

Years Ending December 31, 2008	$7,247
2009	7,247
2010	7,247
2011	7,247
2012	7,247
Thereafter	851,215

$887,450

11.	Interest Rate Swap

Effective December 29, 2006, the Company entered into an interest rate swap agreement, which matures in December 2011 to reduce the variability of cash flows in the interest payments of its total long-term debt. The notional amount of the swap was $786,250 and $658,125 as of December 31, 2006 and 2007, respectively. Changes in the cash flows of the interest rate swap are expected to partially offset the changes in cash flows attributable to fluctuations in the three month variable base rates underlying Emdeon Business Services LLC’s long-term debt obligations.

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Share, Per Share and Per Unit Amounts)

The fair value of the instrument at December 31, 2006 and 2007 was $0 and $(16,577), respectively, and is included in other long-term liabilities in the accompanying consolidated balance sheets. The change in fair value for 2007 was $(16,577). Changes in the fair value of the interest rate swap are reported in other comprehensive income in the accompanying consolidated statements of shareholder’s equity, net of taxes.

The 2008 Transaction represented a redesignation event under SFAS 133. As the Company’s interest rate swap did not meet all the criteria for hedge accounting, changes in fair value subsequent to the 2008 Transaction, as well as the amortization of the amounts reflected in other comprehensive income, will be recorded in interest expense in the consolidated statement of operations. Amortization of amounts included in other comprehensive income are expected to total approximately $9,745 over the next twelve months.

12.	Fair Value of Financial Instruments

The carrying amount and the estimated fair value of financial instruments held by the Company as of December 31, 2007 were:

	Carrying
	Amount	Fair Value

Cash and cash equivalents	$33,687	$33,687
Accounts receivable	123,088	123,088
Long-term debt	(887,450)	(844,353)
Interest rate swap	(16,577)	(16,577)

The carrying amounts of cash equivalents and accounts receivable approximate fair value because of their short-term maturities. The fair value of long-term debt is based upon market trades by investors in partial interests of these instruments. The fair value of the interest rate swap is based on quoted market prices for the same or similar instruments.

13.	Lease Commitments

The Company recognizes lease expense on a straight-line basis, including predetermined fixed escalations, over the initial lease term including reasonably assured renewal periods from the time that the Company controls the leased property. Included in other long-term liabilities in the accompanying consolidated balance sheet as of December 31, 2006 and 2007, was and $994 and $1,192, respectively, related to the difference between rent expense and the rental amount payable for leases with fixed escalations.

The Company leases its offices and other facilities under operating lease agreements that expire at various dates through 2017. Future minimum lease commitments under these non-cancelable lease agreements as of December 31, 2007 were as follows:

Years ending December 31, 2008	$7,484
2009	6,205
2010	5,827
2011	2,352
2012	1,935
Thereafter	3,519

Total minimum lease payments	$27,322

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Share, Per Share and Per Unit Amounts)

Total rent expense for all operating leases were $7,523, $6,400, $929 and $7,913 for 2005 (predecessor), the period from January 1 to November 15, 2006 (predecessor), the period from November 16 to December 31, 2006 and 2007, respectively.

14.	Legal Proceedings

In the normal course of business, the Company is involved in various claims and legal proceedings. While the ultimate resolution of these matters has yet to be determined, the Company does not believe that their outcomes will have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

15.	EBS Incentive Plan

The Company adopted the EBS Incentive Plan (the “EBS Phantom Plan”) in October 2007. The EBS Phantom Plan is designed to allow certain employees of the Company to participate economically in the future growth and value creation at Emdeon Business Services LLC. Each participant received a specified number of EBS Phantom Plan units. These units appreciate with increases in value of Emdeon Business Services LLC above the price at which General Atlantic initially invested in the Company. At inception, the equity value of Emdeon Business Services LLC was $615,602. These units do not give employees an ownership interest in the Company and these units have no voting rights.

Under the EBS Phantom Plan, as of December 31, 2007, certain employees were granted the right to earn up to 1,462,000 units in total over a five year period. Upon a realization event, as defined in the EBS Phantom Plan, a cash payment will be made based on the number of units earned at the time of the realization event times a formula as defined in the EBS Phantom Plan. EBS Master has the right, but not the obligation, to repurchase any employee’s vested units on termination of employment. If EBS Master exercises this repurchase right, the employee will receive a cash payment as defined in the EBS Phantom Plan. As no payments are made until a realization event is consummated, no expense is recognized until such an event or a participant’s employment is terminated and EBS Master exercises its repurchase right. If a realization event does not occur prior to October 5, 2017, the units will expire with no benefit to the employee.

16.	HLTH Stock-Based Compensation Plans

Prior to November 16, 2006, as the Company was a group of wholly owned subsidiaries of HLTH, certain employees of the Company participated in the stock-based compensation plans of HLTH (collectively, the “HLTH Plans”). Under the HLTH Plans, certain employees received grants of stock options and shares of restricted stock of HLTH. In accordance with SFAS 123, such grants are treated as if the grants were shares of the Company.

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Share, Per Share and Per Unit Amounts)

Stock Options

The fair value of each HLTH option granted was estimated on the date of grant using the Black-Scholes option pricing models and using the assumptions in the following table.

		Period from
	Year Ended	January 1
	December 31,	to November 15,
	2005	2006

Expected dividend yield	0%	0%
Expected volatility	49%	38%
Risk free interest rate	3.54%	4.56%
Expected term (years)	3.25-5.50	4.46
Weighted-average fair value of options granted during the period	$3.32	$3.48

Expected volatility is based on implied volatility from traded options of HLTH common stock, combined with historical volatility of HLTH common stock. Prior to January 1, 2006, only historical volatility was considered. The expected term represents the period of time that options are expected to be outstanding following their grant date, and was determined using historical exercise data. The risk-free rate is based on the U.S. Treasury yield curve for periods equal to the expected term of the options on the grant date.

In connection with the partial acceleration or cancellation of these equity awards in connection with the 2006 Transaction, the Company recorded $6,144 of stock compensation expense in the period from January 1, 2006 through November 15, 2006 (predecessor). The majority of these stock options and shares of restricted stock either vested or were cancelled in connection with the 2006 Transaction.

For the stock options that remained outstanding and continued to vest, subject to continued employment following the 2006 Transaction, as the Company’s employees were no longer considered employees of HLTH, the measurement of stock compensation related to these awards was variable from November 16, 2006 until the respective vesting dates of the awards.

As of December 31, 2006, 232,500 stock options of HLTH issued to employees of the Company remained outstanding from grants made prior to the the 2006 Transaction. As of December 31, 2007, all stock options were fully vested, forfeited or transferred back to HLTH (as the result of the transfer of an employee of the Company to HLTH).

Restricted Stock

Restricted stock consists of shares of HLTH common stock which were granted to employees. The grants are restricted in that they are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the employee until they vest. As of December 31, 2006, there were 206,994 shares of HLTH restricted stock outstanding. During 2007, 199,077 shares of HLTH restricted stock vested, 1,667 shares were forfeited and 6,250 shares were transferred back to HLTH as a result of the transfer of an employee of the Company to HLTH. There were no unvested HLTH restricted stock shares outstanding at December 31, 2007.

As a result of the sale of EBS, the Company’s employees with equity awards that were continuing to vest, subject to continued employment following the 2006 Transaction, were no longer considered employees of HLTH. Therefore, the measurement of stock compensation related to these equity awards was variable until the respective vesting dates of the awards.

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Share, Per Share and Per Unit Amounts)

Summary of HLTH Stock-Based Compensation Expense

Compensation expense related to HLTH stock-based awards was recognized ratably over the vesting period, except for additional compensation recognized in the January 1, 2006 through November 15, 2006 period due to the accelerated partial vesting of outstanding awards. Total stock compensation expense recorded in the Company’s financials related to HLTH options and restricted stock granted to employees of the Company for 2005 (predecessor), for the period from January 1 through November 15, 2006 (predecessor), for the period from November 16 through December 31, 2006 and 2007 was $296, $6,144, $310 and $2,107 respectively.

17.	Equity-Based Compensation Plan

EBS Master adopted the EBS Executive Incentive Plan (the “EBS Equity Plan”) in April 2007. The EBS Equity Plan is designed to provide certain executives with an indirect equity stake in EBS Master’s future growth and value creation. The EBS Equity Plan consists of a new class of non-voting EBS Master equity called Grant Units. The Grant Units are profit interests in EBS Master. The Grant Units appreciate with increases in value of Emdeon Business Services LLC above the price at which General Atlantic and HLTH initially invested in EBS Master at the time of the 2006 Transaction. At inception, the equity value of EBS Master was $615,602.

All Grant Units were issued by a separate legal entity EBS Executive Incentive Plan LLC, which was created for this sole purpose and holds no other assets.

Under the EBS Equity Plan, certain executives were granted 3,220,000 equity units in April 2007 which represent 3.19% of EBS Master’s total outstanding equity. These equity interests vest ratably over a five year period and 644,000 units were vested with an aggregate fair value of $4,141 as of December 31, 2007. EBS Master has the right, but not the obligation, to repurchase any employee’s vested units on termination of employment. If EBS Master exercises this repurchase right, the employee will receive cash payment as defined in the EBS Equity Plan. No award of additional grants shall be made under the EBS Equity Plan after December 31, 2011.

These awards are accounted for as a liability due to certain repurchase features and are recorded at the fair value at the end of each reporting period in accordance with the vesting schedule.

Significant assumptions used in determining the fair value of these interests as of December 31, 2007 are as follows:

Fair value of the company	$1,198,000
Expected dividend yield	0%
Expected volatility	49%
Risk-free interest rate	4.75%
Expected term (years)	1.75
Estimated forfeitures	0%

Equity compensation expense of $4,486 was recognized during 2007. The unrecognized expense as of December 31, 2007 was $16,206.

18.	Retirement Plans

Employees of the Company participate in certain retirement plans of Emdeon Business Services LLC. Certain of these plans provide for matching contributions.

Expenses related to these plans were $798, $922, $97 and $1,104 for 2005 (predecessor), the period from January 1 to November 15, 2006 (predecessor), the period from November 16 to December 31, 2006 and 2007, respectively.

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Share, Per Share and Per Unit Amounts)

19.	Income Taxes

The income tax provision (benefit) for 2005 (predecessor), the period from January 1 to November 15, 2006 (predecessor), the period from November 16 to December 31, 2006 and for 2007 was as follows:

		Predecessor	Successor
	Predecessor	Period from	Period from	Successor
	Year Ended	January 1, 2006	November 16, 2006	Year Ended
	December 31,	to November 15,	to December 31,	December 31,
	2005	2006	2006	2007

Current:
Federal	$(2,425)	$1,416	$—	$3,299
State	1,078	2,201	—	901

Current income tax provision	(1,347)	3,617	—	4,200

Deferred:
Federal	29,319	34,314	1,001	11,725
State	3,554	4,073	142	1,648

Deferred income tax provision	32,873	38,387	1,143	13,373

Total income tax provision	$31,526	$42,004	$1,143	$17,573

The differences between the federal statutory rate and the effective income tax rate principally relate to state income taxes and entities treated as a partnership for tax purposes. The reconciliation between the federal statutory rate and the effective income tax rate is as follows:

		Predecessor	Successor
	Predecessor	Period from	Period from	Successor
	Year Ended	January 1, 2006	November 16, 2006	Year Ended
	December 31,	to November 15,	to December 31,	December 31,
	2005	2006	2006	2007

Statutory U.S. federal tax rate	35.00%	35.00%	35.00%	35.00%
State income taxes (net of federal benefit)	4.40%	5.27%	3.51%	4.63%
Meals and entertainment	0.25%	0.27%	(0.65)%	0.25%
Other	(0.14)%	0.86%	(0.09)%	0.09%
Settlement of tax contingencies	(3.56)%	0.37%	—	—
Tax credits	(0.66)%	—	—	—
Foreign rate differential	1.21%	1.31%	—	—
Goodwill amortization	(4.01)%	(3.28)%	—	—
Non-timing basis differences	—	—	(12.25)%	(9.78)%
Foreign loss not benefitted	—	—	(10.38)%	4.0%
Increase in valuation allowance	—	—	(119.57)%	16.14%

Effective income tax rate	32.49%	39.80%	(79.93)%	50.33%

At December 31, 2007, the Company had net operating loss carry forwards for federal income tax purposes of approximately $18,934, which expire in 2019 through 2027. A portion of net operating loss carry forwards may be

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Share, Per Share and Per Unit Amounts)

subject to an annual limitation regarding their utilization against taxable income in future periods due to the “change of ownership” provisions of the Internal Revenue Code and similar state provisions. A portion of these carry forwards may expire before becoming available to reduce future income tax liabilities. As a result, the Company has recorded a valuation allowance in the amount of $5,293 as of December 31, 2007.

Significant components of the Company’s deferred tax assets (liabilities) as of December 31, 2006 and 2007 were as follows:

	2006	2007

Deferred tax assets and (liabilities):
Depreciation and amortization	$(44,185)	$(45,744)
Investment in partnership	9,063	(4,652)
Accounts receivable	941	1,289
Fair value of interest rate swap	—	1,315
Accruals and reserves	1,539	1,441
Net operating losses	4,014	5,494
Stock-based compensation	486	—
Valuation allowance	(1,615)	(5,293)
Other	217	—

Net deferred tax assets and (liabilities)	$(29,540)	$(46,150)

Reported as:
Current deferred tax assets and (liabilities)	$2,480	$2,730
Non-current deferred tax assets and (liabilities)	(32,020)	(48,880)

Net deferred tax assets and (liabilities)	$(29,540)	$(46,150)

The change in deferred tax asset and liabilities for the year ended December 31, 2007, was comprised of the following:

Deferred tax benefit	$(13,373)
Deferred tax liability acquired during the year	(5,273)
Change in deferred tax assets and (liabilities) recorded in other comprehensive income	1,315
Purchase accounting adjustments	721

Change in deferred tax assets and (liabilities)	$(16,610)

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Share, Per Share and Per Unit Amounts)

The Company recognized an $2,408 liability for uncertain tax positions in 2007, net of certain benefits associated with state net operating losses and certain accrued expenses, which is recorded as an adjustment to the valuation allowance.

A reconciliation of the beginning and ending amount of unrecognized tax benefit is as follows:

Unrecognized benefit January 1, 2007	$—
Increases from current period tax positions	2,408

Unrecognized benefit December 31, 2007	$2,408

The Company does not currently anticipate that the total amount of unrecognized tax positions will significantly increase or decrease in the next twelve months. The Company’s U.S. federal and state income tax returns for tax years 2006 and beyond remain subject to examination by the Internal Revenue Service (“IRS”).

Company policy is to record interest and penalties as a part of tax provision expense. Due to the existence of net operating losses, no interest or penalties have been recognized in the periods shown.

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Share, Per Share and Per Unit Amounts)

20.	Net Income Per Share

The following table sets forth the computation of basic and diluted net income per share of Class A and Class B common stock:

For the Year
Ended
	For the Period from November 16, 2006 to December 31, 2006		December 31, 2007
	Class A	Class B	Class A	Class B

Basic net income per share:
Numerator:
Allocation of undistributed earnings
Denominator:
Weighted average common shares outstanding

Basic net income per share

Diluted net income per share:
Numerator:
Allocation of undistributed earnings for basic computation
Reallocation of undistributed earnings as a result of conversion of Class B to Class A shares

Allocation of undistributed earnings
Denominator:
Number of shares used in basic computation
Weighted average effect of dilutive securities
Add:
Conversion of Class B to Class A common shares outstanding
Number of shares used in per share computations

Diluted net income per share

The net income per share amounts are the same for Class A common stock and Class B common stock because the holders of each class are legally entitled to equal per share distributions whether through dividends or liquidation.

Earnings per share are presented only for periods subsequent to the 2006 Transaction.

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Share, Per Share and Per Unit Amounts)

21.	Related-Party Transactions

Predecessor

During 2005 and the period from January 1 to September 14, 2006, EBS provided patient statement, claims processing, and printing services to a division of HLTH, Emdeon Practice Services (“EPS”). Revenue from these activities was $45,020 and $32,740 in 2005 and the period from January 1 to September 14, 2006, respectively. EBS incurred rebate expense from EPS of $9,116 and $6,007 in 2005 and the period from January 1 to September 14, 2006, respectively. EBS also had revenue sharing agreements with EPS for 2005 and the period from January 1 to September 14, 2006 related to shared customers. Such agreements resulted in the allocation of revenue of $2,085 and $1,019, and expenses of $1,258 and $913, for respective periods, to EPS. EBS and EPS shared common ownership by HLTH through September 14, 2006, at which time HLTH sold its ownership interest in EPS.

During 2005 and the period from January 1 to November 15, 2006 (the date immediately prior to the 2006 Transaction), EBS provided printing services to HLTH. Revenue from these activities was $796 and $786 in 2005 and the period from January 1 to November 15, 2006, respectively.

During 2005 and the period from January 1 to November 15, 2006 (the date immediately prior to the 2006 Transaction), EBS provided printing services to WebMD Health, Corp. (“WebMD”). Revenue from these activities was $31 and $461 in 2005 and the period from January 1 to November 15, 2006, respectively. During 2005 and the period from January 1 to November 15, 2006, the Company incurred expense of $417 and $415, respectively, for faxing services, access to WebMD Health’s physician directory, and website hosting services provided by WebMD. WebMD was a wholly owned subsidiary of HLTH, and therefore shared common ownership by HLTH.

Successor

Effective November 16, 2006, the Company and HLTH entered into a Transition Services Agreement (“TSA”) for services to be provided to each other through specified dates in 2008. The services include certain accounting services, accounts payable, payroll, legal, certain human resources and benefits services, information systems, purchasing and tax services. Total net expense under this TSA was $425 and $1,752 for the period from November 16 to December 31, 2006 and for 2007, respectively.

The Company also provides customer support and printing services to HLTH. Revenue for such services was $158 and $1,567 for the period from November 16 to December 31, 2006 and for 2007, respectively.

As of December 31, 2007, the Company was the beneficiary of letters of credit held by HLTH and had entered into an agreement whereby the Company would reimburse HLTH for related fees and the difference between the interest earned on HLTH’s committed funds and the rate HLTH could otherwise earn on these funds. Total expense under this agreement was $63 for 2007. No expense under this agreement was incurred during the period from November 16 to December 31, 2006.

During August 2007, the Company entered into an agreement with HLTH to lease office space for use by the Company’s employees. Total expense related to this agreement was $48 for 2007.

During 2007, the Company purchased computer equipment totaling $166 from HLTH.

During the period from November 16 to December 31, 2006 and for 2007, the Company incurred expense of $40 and $430, respectively, for access to WebMD Health’s physician directory, WebMD’s Personal Health Manager services, and website hosting services provided by WebMD.

As of December 31, 2006 and 2007, respectively, the Company owed HLTH $30,714 and $797, respectively.

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Share, Per Share and Per Unit Amounts)

22.	Segment Reporting

Management views the Company’s operating results in three reportable segments: (a) payer services, (b) provider services and (c) pharmacy services. Listed below are the results of operations for each of the reportable segments. This information is reflected in the manner utilized by management to make operating decisions, assess performance and allocate resources. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in the notes to the consolidated financial statements.

Payer Services Segment

The payer services segment provides claims management and payment distribution products and services to healthcare payers, both directly and through our channel partners, that simplify the administration of healthcare related to insurance eligibility and benefit verification, claims filing and claims and payment distribution.

Provider Services Segment

The provider services segment provides revenue cycle management solutions, patient billing and payment and dental services to healthcare providers, both directly and through our channel partners, that simplify the providers’ revenue cycle, reduce related costs and improve cash flow.

Pharmacy Services Segment

The pharmacy services segment provides solutions and services to pharmacies and pharmacy benefit management companies related to prescription benefit claim filing, adjudication and management.

Inter-segment revenue and expenses primarily represent claims management and patient statement services provided between segments.

Corporate and eliminations includes personnel and other costs associated with the Company’s management, administrative and other corporate services functions and eliminations to remove inter-segment revenues and expenses.

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Share, Per Share and Per Unit Amounts)

The revenue and total segment contribution for the reportable segments are as follows:

	Predecessor Year Ended December 31, 2005
				Corporate &
	Payer	Provider	Pharmacy	Eliminations	Consolidated

Revenue from external customers:
Claims management	$180,092	$—	$—	$—	$180,092
Payment services	134,065	—	—	—	134,065
Patient statements	—	193,876	—	—	193,876
Revenue cycle management	—	120,499	—	—	120,499
Dental	—	25,695	—	—	25,695
Pharmacy services	—	—	35,867	—	35,867
Inter-segment revenues	2,886	4,208	122	(7,216)	—

Net revenue	317,043	344,278	35,989	(7,216)	690,094
Costs and expenses:
Cost of operations	214,505	232,061	8,359	(5,860)	449,065
Development and engineering	8,865	8,921	3,188	(4)	20,970
Sales, marketing, general and administrative	27,708	29,313	5,306	28,458	90,785

Segment contribution	$65,965	$73,983	$19,136	$(29,810)	129,274

Depreciation and amortization					32,273
Interest income					(74)
Interest expense					56

Income before income tax provision					$97,019

Capital spending	$7,366	$4,088	$935	$16,872	$29,261

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Share, Per Share and Per Unit Amounts)

	Predecessor Period from January 1, 2006 to November 15, 2006
				Corporate &
	Payer	Provider	Pharmacy	Eliminations	Consolidated

Revenue from external customers:
Claims management	$163,577	$—	$—	$—	$163,577
Payment services	134,471	—	—	—	134,471
Patient statements	—	195,024	—	—	195,024
Revenue cycle management	—	114,261	—	—	114,261
Dental	—	23,798	—	—	23,798
Pharmacy services	—	—	32,055	—	32,055
Inter-segment revenues	1,943	3,160	—	(5,103)	—

Net revenue	299,991	336,243	32,055	(5,103)	663,186
Costs and expenses:
Cost of operations	202,423	221,954	6,141	(4,181)	426,337
Development and engineering	7,142	9,308	2,705	(8)	19,147
Sales, marketing, general and administrative	22,737	26,513	4,247	28,261	81,758

Segment contribution	$67,689	$78,468	$18,962	$(29,175)	135,944

Depreciation and amortization					30,440
Interest income					(67)
Interest expense					25

Income before income tax provision					$105,546

Capital spending	$3,427	$2,577	$51	$16,620	$22,675

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Share, Per Share and Per Unit Amounts)

	Successor Period from November 16, 2006 to December 31, 2006
				Corporate &
	Payer	Provider	Pharmacy	Eliminations	Consolidated

Revenue from external customers:
Claims management	$21,462	$—	$—	$—	$21,462
Payment services	17,746	—	—	—	17,746
Patient statements	—	26,856	—	—	26,856
Revenue cycle management	—	14,646	—	—	14,646
Dental	—	3,050	—	—	3,050
Pharmacy services	—	—	4,143	—	4,143
Inter-segment revenues	110	382	—	(492)	—

Net revenue	39,318	44,934	4,143	(492)	87,903
Costs and expenses:
Cost of operations	26,634	29,746	750	(329)	56,801
Development and engineering	837	1,211	363	—	2,411
Sales, marketing, general and administrative	3,109	3,671	512	5,668	12,960

Segment contribution	$8,738	$10,306	$2,518	$(5,831)	15,731

Depreciation and amortization					7,127
Interest income					(139)
Interest expense					10,173

Income before income tax provision					$(1,430)

Total assets	$594,229	$580,954	$68,965	$125,820	$1,369,968

Total goodwill	$292,110	$324,566	$32,457	$—	$649,133

Capital spending	$20	$928	$128	$1,530	$2,606

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Share, Per Share and Per Unit Amounts)

	Successor Year Ended December 31, 2007
				Corporate &
	Payer	Provider	Pharmacy	Eliminations	Consolidated

Revenue from external customers:
Claims management	$192,318	$—	$—	$—	$192,318
Payment services	173,677	—	—	—	173,677
Patient statements	—	240,074	—	—	240,074
Revenue cycle management	—	136,679	—	—	136,679
Dental	—	28,852	—	—	28,852
Pharmacy services	—	—	36,937	—	36,937
Inter-segment revenues	680	2,834	—	(3,514)	—

Net revenue	366,675	408,439	36,937	(3,514)	808,537
Costs and expenses:
Cost of operations	244,634	269,795	6,790	(2,462)	518,757
Development and engineering	8,365	11,603	3,162	—	23,130
Sales, marketing, general and administrative	22,299	31,329	4,875	37,053	95,556

Segment contribution	$91,377	$95,712	$22,110	$(38,105)	171,094

Depreciation and amortization					62,811
Interest income					(1,567)
Interest expense					74,940

Income before income tax provision					$34,910

Total assets	$588,879	$592,209	$64,209	$114,690	$1,359,987

Total goodwill	$292,347	$331,475	$32,457	$—	$656,279

Capital spending	$1,534	$1,764	$1,244	$23,638	$28,180

23.	Subsequent Event

On February 8, 2008, HLTH sold its remaining 48% ownership interest of EBS Master. The 48% was sold partially to an affiliate of General Atlantic (13.77%) and partially to affiliates of H&F (34.23%) for an aggregate of $575 million. As the affiliates of General Atlantic and H&F were deemed to be a collaborative group under EITF Topic No. D-97, Push Down Accounting, the 48% step up in the basis of the net assets of EBS Master recorded at the General Atlantic and H&F acquiror level will be pushed down to the Company’s financial statements subsequent to HLTH’s sale of its remaining interest.

Emdeon Inc.

Consolidated Balance Sheets
(in thousands, except share amounts)

		(Restated)
	December 31,	June 30,
	2007	2008
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$33,687	$64,125
Accounts receivable, net of allowance for doubtful accounts of $3,626 and $3,805 at December 31, 2007 and June 30, 2008, respectively	123,088	130,585
Deferred income tax assets	2,730	1,005
Prepaid expenses and other current assets	14,788	15,984

Total current assets	174,293	211,699
Property and equipment, net	113,561	133,442
Goodwill	656,279	611,510
Intangible assets, net	398,614	989,506
Other assets, net	17,240	8,568

Total assets	$1,359,987	$1,954,725

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$9,964	$3,006
Accrued expenses	75,236	74,006
Deferred revenues	16,054	12,603
Current portion of long-term debt	7,247	6,792

Total current liabilities	108,501	96,407
Long-term debt, excluding current portion	880,203	814,986
Deferred income tax liabilities	48,880	135,236
Other long-term liabilities	22,356	25,652
Commitments and contingencies
Minority interest	—	203,768
Shareholders’ equity:
Preferred stock, shares authorized and 0 shares issued and outstanding	—	—
Class A common stock, shares authorized and shares outstanding	—	—
Class B convertible common stock, shares authorized and shares outstanding	—	—
Class C common stock, shares authorized and shares outstanding	—	—
Class D common stock, shares authorized and shares outstanding	—	—
Additional paid-in capital	300,551	674,410
Accumulated other comprehensive income (loss)	(15,268)	(16,619)
Retained earnings	14,764	20,885

Total shareholders’ equity	300,047	678,676

Total liabilities and shareholders’ equity	$1,359,987	$1,954,725

See accompanying notes.

Emdeon Inc.

Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	For the Six Months
	Ended June 30,
		(Restated)
	2007	2008
	(unaudited)

Revenue	$399,635	$422,858
Costs and expenses:
Cost of operations (exclusive of depreciation and amortization below)	253,997	271,845
Development and engineering	11,171	12,559
Sales, marketing, general and administrative	48,896	46,850
Depreciation and amortization	30,287	46,269

Operating income	55,284	45,335
Interest income	(731)	(603)
Interest expense	38,052	30,440

Income before income tax provision and minority interest	17,963	15,498
Income tax provision	9,663	7,694

Net income before minority interest	8,300	7,804
Minority interest	—	1,683

Net income	$8,300	$6,121

Net income per share Class A and Class B common stock:
Basic	$—	$—

Diluted	$—	$—

Weighted average common shares outstanding:
Basic

Diluted

See accompanying notes.

Emdeon Inc.

Consolidated Statements of Shareholders’ Equity

	Class A		Class B		Class C		Class D		Additional		Other	Total
	Common Stock		Common Stock		Common Stock		Common Stock		Paid-in	Retained	Comprehensive	Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	Income (Loss)	Equity
	(in thousands)
	(unaudited)

Balance at January 1, 2007	—	$—	—	$—	—	$—	—	$—	$295,056	$(2,573)	$—	$292,483
Contribution from HLTH Corporation for non-cash transfer of stock-based compensation expense	—	—	—	—	—	—	—	—	798	—	—	798
Contribution from HLTH Corporation to fund compensation related to the 2006 Transaction	—	—	—	—	—	—	—	—	3,388	—	—	3,388
Contribution from General Atlantic LLC	—	—	—	—	—	—	—	—	99	—	—	99
Comprehensive income:
Net income	—	—	—	—	—	—	—	—	—	8,300	—	8,300
Change in the fair value of interest rate swap, net of taxes	—	—	—	—	—	—	—	—	—	—	7,267	7,267

Total comprehensive income												15,567

Balance at June 30, 2007	—	$—	—	$—	—	$—	—	$—	$299,341	$5,727	$7,267	$312,335

Balance at January 1, 2008	—	$—	—	$—	—	$—	—	$—	$300,551	$14,764	$(15,268)	$300,047
Capital contribution from affiliates of General Atlantic LLC and Hellman & Friedman LLC for the purchase of HLTH Corporation’s 48% interest in EBS Master LLC on February 8, 2008	—	—	—	—	—	—	—	—	579,445	—	—	579,445
Establish minority interest on February 8, 2008	—	—	—	—	—	—	—	—	(206,931)	—	5,730	(201,201)
Eliminate HLTH Corporation’s 48% minority interest on February 8, 2008	—	—	—	—	—	—	—	—	1,345	—	—	1,345
Comprehensive income:
Net income	—	—	—	—	—	—	—	—	—	6,121	—	6,121
Changes in the fair value of interest rate swap, net of taxes	—	—	—	—	—	—	—	—	—	—	(10,110)	(10,110)
Other comprehensive income amortization, net of taxes	—	—	—	—	—	—	—	—	—	—	3,912	3,912
Minority interest in other comprehensive income amortization	—	—	—	—	—	—	—	—	—	—	(883)	(883)

Total comprehensive income												(960)

Balance at June 30, 2008	—	$—	—	$—	—	$—	—	$—	$674,410	$20,885	$(16,619)	$678,676

See accompanying notes

Emdeon Inc.

Consolidated Statements of Cash Flows
(in thousands)

	For the Six Months
	Ended June 30,
		(Restated)
	2007	2008
	(unaudited)

Operating activities
Net income	$8,300	$6,121
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,287	46,269
Minority interest	—	1,683
Equity compensation expense	1,553	4,715
Stock-based compensation expense	798	—
Deferred income tax expense	6,979	316
Amortization of debt issuance costs	1,458	898
Amortization of debt discount	—	4,499
Amortization of interest rate swap	—	4,271
Change in fair value of interest rate swap	—	(11,794)
Loss on disposal of fixed assets	—	51
Changes in operating assets and liabilities:
Accounts receivable	(6,750)	(7,496)
Prepaid expenses and other	(48)	(181)
Accounts payable	4,106	(6,939)
Accrued expenses and other liabilities	(4,430)	(1,503)
Due to HLTH Corporation	(9,066)	(1,010)
Deferred revenues	1,463	2,132

Net cash provided by operating activities	34,650	42,032

Investing activities
Purchases of property and equipment	(19,168)	(8,527)
Payments for acquisitions	(597)	(327)
Purchase of EBS Master LLC	(10,700)	(306,260)

Net cash used in investing activities	(30,465)	(315,114)

Financing activities
Repayment of initial cash advance from HLTH Corporation	(10,000)	—
Debt principal payments	(18,776)	(3,776)
Payment of debt issuance costs	(500)	—
Proceeds from revolver	10,000	—
Payment on revolver	(10,000)	—
Capital contributions	3,388	307,296

Net cash (used in) provided by financing activities	(25,888)	303,520

Net increase (decrease) in cash and cash equivalents	(21,703)	30,438
Cash and cash equivalents at beginning of period	30,513	33,687

Cash and cash equivalents at end of period	$8,810	$64,125

Supplemental disclosures of cash flow information
Cash paid during the period for interest	$30,732	$32,342

Cash paid for income taxes	$1,797	$5,076

See accompanying notes.

Emdeon Inc.

Notes to Consolidated Financial Statements
(Unaudited and Amounts In Thousands, Except Share, Per Share and Per Unit Amounts)

1.	Organization

Prior to November 2006, the group of companies that comprised Emdeon Business Services (“EBS”) were owned by HLTH Corporation (“HLTH”). EBS Master LLC (“EBS Master”) was formed by HLTH to act as a holding company for EBS. EBS Master, through its 100% owned subsidiary, Emdeon Business Services LLC, owns EBS.

In September 2006, EBS Acquisition LLC (“EBS Acquisition”) was formed as a Delaware limited liability company by affiliates of General Atlantic LLC (“General Atlantic”). On November 16, 2006, pursuant to the terms of an Amended and Restated Agreement and Plan of Merger, dated as of November 15, 2006, among HLTH and certain of its subsidiaries (including EBS Master) and EBS Acquisition and two of its subsidiaries, a subsidiary of EBS Acquisition merged into a subsidiary of HLTH. As a result of the merger, EBS Acquisition acquired a 52% interest in EBS Master, and HLTH received approximately $1.2 billion in cash and retained a 48% interest in EBS Master. The transactions through which EBS Acquisition acquired a 52% interest in EBS Master are referred to herein as the “2006 Transaction.” The 2006 Transaction was financed with $925 million in bank debt and an equity investment of approximately $320 million by EBS Acquisition. As the 2006 Transaction was deemed to be a highly leveraged transaction, the 2006 Transaction was accounted for in accordance with Emerging Issues Task Force (“EITF”) 88-16, Basis in Leveraged Buyout Transactions, and 52% of the net assets of EBS Master were stepped up to fair market value.

On February 8, 2008, HLTH sold its 48% minority interest in EBS Master to affiliates of General Atlantic and Hellman & Friedman LLC (“H&F”) for $575 million in cash (the “2008 Transaction”). As a result, following the 2008 Transaction, EBS Master was owned 65.77% by affiliates of General Atlantic (including EBS Acquisition) and 34.23% by affiliates of H&F. See Note 3 for further information related to the 2008 Transaction.

In September 2008, EBS Acquisition was converted into a Delaware corporation and its name was changed to Emdeon Inc. (the “Company”).

The Company is a leading provider of revenue and payment cycle management solutions, connecting payers, providers and patients of the U.S. healthcare system. The Company’s product and service offerings integrate and automate key business and administrative functions for healthcare payers and healthcare providers throughout the patient encounter, including pre-care patient eligibility and benefits verification, claims management and adjudication, payment distribution, payment posting and denial management and patient billing and payment.

Reorganization

In 2008, the Company completed a restructuring (collectively, the “reorganization transactions”) in anticipation of completing an initial public offering (the “IPO”).

Prior to the reorganization transactions, the Company owned a 52% interest in EBS Master and affiliates of General Atlantic and H&F owned the remaining 48% interest in EBS Master. The Company did not engage in any business or other activities except in connection with its investment in EBS Master and the reorganization transactions, and had nominal assets other than its interest in EBS Master. In the reorganization transactions, the Company became the sole managing member of EBS Master and acquired additional interests in EBS Master. After the reorganization transactions, EBS Master and its subsidiaries will continue to operate the historical business.

Prior to the reorganization transactions, the Company was authorized to issue a single class of common stock. In connection with the reorganization transactions, the Company amended and restated its certificate of incorporation and is currently authorized to issue four classes of common stock: Class A common stock, Class B common stock, Class C common stock and Class D common stock. The Class A common stock and Class D common stock each provide holders with one vote on all matters submitted to a vote of shareholders and the Class B common stock and Class C common stock each provide holders with 10 votes on all matters submitted to a vote of

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(Unaudited and Amounts In Thousands, Except Share, Per Share and Per Unit Amounts)

shareholders; however, the holders of Class C common stock and Class D common stock do not have any of the economic rights (including rights to dividends and distributions upon liquidation) provided to the holders of Class A common stock or Class B common stock. All shares of the Company’s common stock generally vote together, as a single class, on all matters submitted to a vote of shareholders.

As part of the reorganization transactions:

•	EBS Master effected a for unit split.

•	The Company amended and restated its certificate of incorporation and reclassified its outstanding common stock into an aggregate of shares of its Class B common stock;

•	One of the members of EBS Master, EBS Acquisition II, LLC (“EBS Acquisition II”), an affiliate of General Atlantic, was merged with a newly-formed subsidiary of the Company with the newly formed subsidiary being the surviving entity in the merger; EBS Acquisition II’s members, all of whom are investment funds organized and controlled by General Atlantic, received an aggregate of shares of the Company’s Class B common stock and the Company acquired, indirectly, an additional 13.77% interest in EBS Master;

•	One of the members of EBS Master, H&F Harrington AIV I, L.P. (“H&F Harrington”), an entity whose partners consist of investment funds organized and controlled by H&F, dissolved and distributed 1.06% of its interests in EBS Master to Hellman & Friedman Investors VI, L.P., its general partner (“H&F GP”), and 98.94% to H&F Harrington, Inc.; H&F Harrington, Inc. then merged with a newly-formed subsidiary of the Company with the newly formed subsidiary being the surviving entity in the merger; H&F Harrington, Inc.’s sole shareholder, H&F Harrington AIV II, L.P. (“H&F AIV”), an investment fund organized and controlled by H&F, received an aggregate of shares of the Company’s Class B common stock and the Company acquired, indirectly, an additional 11.65% interest in EBS Master; and

•	Certain affiliates of H&F (or their successors) (the “H&F Continuing LLC Members”) continue to hold an aggregate of units in EBS Master (“EBS Units”) (or 22.58% of the outstanding EBS Units) and were issued an aggregate of shares of the Company’s Class C common stock. The EBS Units held by the H&F Continuing LLC Members (together with the corresponding shares of the Company’s Class C common stock) may be exchanged with the Company for shares of the Company’s Class B common stock on a one-for-one basis.

Subject to certain limited exceptions, immediately prior to the transfer of a share of Class B common stock, such share of Class B common stock will automatically convert into a share of Class A common stock.

The Company accounted for the reorganization transactions using a carryover basis as the reorganization transactions are identical ownership exchanges among entities under common control. This is consistent with Financial Accounting Standards Board (“FASB”) Technical Bulletin 85-5, Issues Relating to Accounting for Business Combinations, including Costs of Closing Duplicate Facilities of an Acquirer; Stock Transactions between Companies under Common Control; Down-Stream Mergers, Identical Common Shares for a Pooling of Interests; and Pooling of Interests by Mutual and Cooperative Enterprises (“FASB Technical Bulletin 85-5”). The economic interests that the affiliates of General Atlantic and H&F held in EBS Master before the reorganization transactions did not change as a result of the reorganization transactions.

In accordance with FASB Technical Bulletin 85-5, the reorganization was accounted for as a transaction between entities under common control. As EBS Acquisition II, H&F Harrington, and the H&F Continuing LLC Members did not purchase their interests in EBS Master until the 2008 Transaction, this reorganization did not materially impact the Company’s financial statements through December 31, 2007. The financials statements for the six months ended June 30, 2008 are presented as if the H&F Continuing LLC Members represented the minority interest from February 9, 2008 through June 30, 2008.

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(Unaudited and Amounts In Thousands, Except Share, Per Share and Per Unit Amounts)

This reorganization and the changes to our capital structure are reflected in all periods presented.

Restatement of previously issued consolidated financial statements

The Company has made changes to its previously issued unaudited consolidated financial statements, the most significant of which are described in the following paragraphs.

Management re-estimated the fair value of its interest rate swap liability in order to include consideration of the risk of non-performance as required by Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”). This change affected the 2008 Transaction purchase price allocation, resulting in changes to goodwill and additional paid-in capital, as well as amounts recorded to other comprehensive income for the period prior to the 2008 Transaction. In addition, the change in the estimate of the fair value of the swap resulted in changes to interest expense and minority interest for the period subsequent to the 2008 Transaction. See note 8.

The Company corrected its deferred income tax liabilities related to an error in the 2006 Transaction original purchase price allocation. The offset to this correction was a reduction to goodwill. The Company also made other adjustments to reclassify $2,620 of deferred income taxes between assets and liabilities and to adjust its income tax provision for the effect of taxation of certain C-Corporation subsidiaries.

Management changed the amounts in the consolidated statement of cash flows related to the 2008 Transaction to exclude cash exchanged outside of the Company attributable to the H&F Continuing LLC Members. The H&F Continuing LLC Members cash transactions occurred in an entity that will not be merged into Emdeon Inc. or one of its subsidiaries in connection with the contemplated reorganization transactions.

Management reclassified cash accounts for which checks had been written in excess of deposited balances to accounts payable. Previously, these cash accounts had been netted against cash on the Company’s consolidated balance sheets as the Company controls the transfers in and out of the cash accounts and funds checks presented in these accounts from available cash at other banks on a daily basis.

In conjunction with the preceding adjustments, the Company also made other adjustments for items noted after the issuance of the June 30, 2008 financial statements that it did not deem material for further discussion.

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(Unaudited and Amounts In Thousands, Except Share, Per Share and Per Unit Amounts)

As a result of these matters, the Company has restated its unaudited consolidated balance sheet, statement of operations and statement of cash flows as of and for the six month period ended June 30, 2008 as summarized in the following table:

	As Previously	Interest Rate	Income Tax	Cash Flow	Other
	Reported	Swap Adjustment	Adjustment	Adjustment	Adjustment	As Restated

Consolidated Balance Sheet:
Deferred income tax assets	$3,625		$(2,620)			$1,005
Total current assets	213,775		(2,620)		544	211,699
Goodwill	622,869	(1,146)	(10,665)		452	611,510
Total assets	1,968,160	(1,146)	(13,285)		996	1,954,725
Deferred income tax liabilities	149,832	57	(14,653)			135,236
Other long-term liabilities	26,380	(728)				25,652
Minority interest	203,616	152				203,768
Additional paid in capital	674,579	(1,146)			977	674,410
Accumulated other comprehensive loss	(18,184)	1,565				(16,619)
Retained earnings	20,589	(1,045)	1,368		(27)	20,885
Total shareholders’ equity	676,984	(626)	1,368		950	678,676
Total liabilities and shareholders’ equity	1,968,160	(1,146)	(13,285)		996	1,954,725
Consolidated Statement of Operations:
Interest expense	29,023	1,468			(51)	30,440
Income before income tax provision and minority interest	16,942	(1,468)			24	15,498
Income tax provision	7,646	(118)	115		51	7,694
Net income before minority interest	9,296	(1,350)	(115)		(27)	7,804
Minority interest	1,988	(305)				1,683
Net income	7,308	(1,045)	(115)		(27)	6,121
Consolidated Statements of Cash Flows:
Net cash provided by operating activities	46,110			(4,078)		42,032
Purchase of EBS
Master LLC	(578,409)			272,149		(306,260)
Net cash used in investing activities	(587,263)			272,149		(315,114)
Capital contributions	578,920			(272,149)	525	307,296
Net cash (used in) provided by financing activities	575,144			(272,149)	525	303,520
Net increase (decrease) in cash and cash equivalents	$33,991			$(4,078)	$525	$30,438

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(Unaudited and Amounts In Thousands, Except Share, Per Share and Per Unit Amounts)

2.	Basis of Presentation and Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying unaudited interim consolidated financial statements have been prepared by the Company and, in the opinion of management, reflect all normal recurring adjustments necessary for a fair presentation of results for the unaudited interim periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted. The results of operations for the interim period are not necessarily indicative of the results to be obtained for the full fiscal year. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Minority Interest

Minority interest represents the minority shareholders’ proportionate share of equity and net income of the Company’s consolidated financial statements.

Minority interest related to HLTH’s 48% ownership from November 16, 2006 until the 2008 Transaction was in a net deficit position as December 31, 2007. As a result, no minority interest amounts were recorded during this period.

Subsequent to the 2008 Transaction, 22.58% of EBS Master’s net income and other comprehensive income from February 9, 2008 to June 30, 2008 was allocated to the minority interest representing the H&F Continuing LLC Members’ ownership of EBS Master LLC. An initial minority interest was established at the time the H&F Continuing LLC Members purchased their minority interest based on 22.58% of EBS Master’s equity at the time of the 2008 Transaction.

Accounting Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company bases its estimates on historical experience, current business factors, and various other assumptions that the Company believes are necessary to consider in order to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses, and disclosure of contingent assets and liabilities. The Company is subject to uncertainties such as the impact of future events, economic, environmental and political factors and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in the reported results of operations; and if material, the effects of changes in estimates are disclosed in the notes to the consolidated financial statements. Significant estimates and assumptions by management affect: the allowance for doubtful accounts; the fair value assigned to assets acquired and liabilities assumed in business combinations; the carrying value of long-lived assets (including goodwill and intangible assets); the amortization period of long-lived assets (excluding goodwill); the carrying value, capitalization and amortization of software development costs; the provision and benefit for income taxes and related deferred tax accounts; certain accrued expenses; revenue recognition; contingencies; and the value attributed to stock-based awards.

Business Combinations

In accordance with Statement of Financial Accounting Standards SFAS No. 141, Business Combinations (“SFAS 141”), the purchase price of businesses the Company acquires is allocated to their identifiable assets and liabilities based on estimated fair values. The excess of the purchase price over the amount allocated to the identifiable assets and liabilities, if any, is recorded as goodwill. The purchase price allocation methodology

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(Unaudited and Amounts In Thousands, Except Share, Per Share and Per Unit Amounts)

requires the Company to make assumptions and to apply judgment to estimate the fair value of acquired assets and liabilities. The fair value of assets and liabilities is estimated based on the appraised market values, the carrying value of the acquired assets and widely accepted valuation techniques, including discounted cash flows and market multiple analyses. The purchase price allocation may be adjusted, as necessary, up to one year after the acquisition closing date as more information is obtained regarding assets valuations and liabilities assumed. Unanticipated events or circumstances may occur which could affect the accuracy of our fair value estimates, including assumptions regarding industry economic factors and business strategies, and result in an impairment or a new allocation of purchase price.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents.

Allowance for Doubtful Accounts

The allowance for doubtful accounts reflects the Company’s best estimate of losses inherent in the Company’s receivables portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence.

Inventory

Inventory is stated at the lower of cost or market value using the first-in, first-out basis and consists of unprocessed rolled paper, paper sheet stock, envelopes and inserts. Market value is based on current replacement cost.

Software Development Costs

The Company accounts for internal use software development costs in accordance with Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (“SOP 98-1’’). Software development costs that are incurred in the preliminary project stage are expensed as incurred. Once certain criteria of SOP 98-1 have been met, direct costs incurred in developing or obtaining computer software are capitalized. Training and data conversion costs are expensed as incurred. Capitalized software costs are included in property and equipment within the accompanying consolidated balance sheets and are amortized over a three-year period.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets.

The useful lives are generally as follows:

Computer equipment	3 to 5 years
Office equipment, furniture and fixtures	3 to 7 years
Software	3 years
Technology	6 to 7 years
Leasehold improvements	Shorter of useful life or lease term

Expenditures for maintenance, repair and renewals of minor items are expensed as incurred. Expenditures for maintenance repair and renewals that extend the useful life of an asset are capitalized.

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(Unaudited and Amounts In Thousands, Except Share, Per Share and Per Unit Amounts)

Goodwill and Intangible Assets

Goodwill and intangible assets result from the Company’s acquisitions accounted for under the purchase method. Intangible assets with definite lives are amortized on a straight-line basis over the estimated useful lives of the related assets generally as follows:

Customer relationships	9 to 20 years
Trade names	20 years
Non-compete agreements	2 years

In connection with the 2008 Transaction, the Company reassessed the useful life assigned to the trade names intangible asset. This reassessment indicated that the expected life for the trade name intangible asset was substantially longer than the useful life that had been used for amortization purposes in the Company’s prior financial statements. As a result, the Company revised the estimated useful life of the trade name intangible asset, effective February 8, 2008. The effect of this change in estimate was to reduce amortization expense and increase pretax income for the six months ended June 30, 2008 by approximately $3,757.

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), the Company reviews the carrying value of goodwill annually and whenever indicators of impairment are present. With respect to goodwill, the Company determines whether potential impairment losses are present by comparing the carrying value of its reporting units to the fair value of its reporting units determined using an income approach valuation. The Company’s reporting units are determined in accordance with SFAS 142, which defines a reporting unit as an operating segment or one level below an operating segment. If the fair value of the reporting unit is less than the carrying value of the reporting unit, then a hypothetical purchase price allocation is used to determine the amount of goodwill impairment. The Company recognized no impairment in conjunction with its annual SFAS No. 142 analysis in 2007.

Long-Lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets used in operations are reviewed for impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value. Long-lived assets held for sale are reported at the lower of cost or fair value less costs to sell.

Debt Issuance Costs and Debt Discount

Debt issuance costs are amortized using the effective interest method over the term of the debt. The debt discount recorded to fair value debt in conjunction with the 2008 Transaction is amortized over the remaining term of the debt. This amortization for both of these items is included in interest expense in the consolidated statement of operations.

Derivatives

Derivative financial instruments are used to manage the Company’s interest rate exposure. The Company does not enter into financial instruments for speculative purposes. Derivative financial instruments are accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), and related interpretations, and are measured at fair value in accordance with SFAS No. 157 and recorded on the balance sheet.

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(Unaudited and Amounts In Thousands, Except Share, Per Share and Per Unit Amounts)

The 2008 Transaction represented a redesignation event under SFAS 133. As the Company’s interest rate swap did not meet the criteria of hedge accounting, subsequent changes were recorded in interest expense in the consolidated statement of operation.

The valuation of the Company’s derivative financial instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments (or receipts) and the discounted expected variable cash receipts (or payments). The variable cash receipts (or payments) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

To comply with the provisions of SFAS 157, the Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of June 30, 2008, the Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Company determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

The table below presents the Company’s assets and liabilities measured at fair value on a recurring basis as of June 30 2008, aggregated by the level in the fair value hierarchy within which those measurements fall.

Fair Value Measurements at Reporting Date Using:

		Quoted in			Significant
		Markets	Prices	Significant Other	Unobservable
	Balance at	Identical	Active for	Observable Inputs	Inputs
Description	6/30/2008	(Level 1)	Assets	(Level 2)	(Level 3)
	($ in 000s)

Interest Rate Swap	$15,763			$15,763

Total:	$15,763			$15,763

Equity-Based Compensation

Compensation expense related to the Company’s equity-based awards is recognized on a straight-line basis over the vesting period under the provisions of SFAS No. 123(R), Share-Based Payment (“SFAS 123(R)”), using the modified prospective method. The fair value of the equity awards is determined by utilizing an independent third-party valuation using a Black-Scholes model and assumptions as to expected term, expected volatility, expected dividends and the risk free rate. Certain of the Company’s equity-based awards are classified as liabilities due to the related repurchase features. The Company remeasures the fair value of these awards at each reporting date. These awards are included in other long-term liabilities in the consolidated balance sheets.

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(Unaudited and Amounts In Thousands, Except Share, Per Share and Per Unit Amounts)

Revenue Recognition

The Company generates revenue by providing products and services that automate and simplify business and administrative functions for payers and providers, generally on either per transaction, per document or per communications basis or, in some cases, on a flat fee basis. The Company generally charges a one-time implementation fee to payers and providers at the inception of a contract in conjunction with related setup and connection to its network and other systems. In addition, the Company receives software license fees and software maintenance fees from payers who utilize the Company’s systems for converting paper claims into electronic claims and, occasionally, sell additional software and hardware products.

Revenue for transaction services, patient statements and payment distribution services are recognized as the services are provided. Postage fees related to the Company’s payments distribution and patient statement volumes are recorded on a gross basis in accordance with EITF 00-10, Accounting for Shipping and Handling fees and costs. Implementation fees, software license fees, and software maintenance fees are amortized to revenue on a straight line basis over the contract period which generally varies from one to three years. Software and hardware product sales are recognized once all elements are delivered and customer acceptance is received.

Cash receipts or billings in advance of revenue recognition are recorded as deferred revenues in the accompanying consolidated balance sheets.

The Company excludes sales and use tax from revenue in the consolidated statements of operations.

Income Taxes

Income taxes are accounted for under the provisions of SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). SFAS 109 generally requires the Company to record deferred income taxes for the tax effect of differences between book and tax bases of its assets and liabilities.

Deferred income taxes reflect the available net operating losses and the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including the Company’s past earnings history, expected future earnings, the character and jurisdiction of such earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of its deferred tax assets, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset.

The Company recognizes uncertain tax positions in accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

Net Income Per Share of Class A and Class B Common Stock

The Company computes net income per share of Class A and Class B common stock in accordance with SFAS No. 128, Earnings Per Share (“SFAS 128”) using the two class method. Under the provisions of SFAS 128, basic net income per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period.

Potential common shares consist of the incremental common shares issuable upon the exercise of stock options, restricted shares, and unvested common shares subject to repurchase or cancellation. The dilutive effect of outstanding stock options, restricted shares, restricted stock units and warrants is reflected in diluted earnings per share by application of the treasury stock method. The computation of the diluted net income per share of Class A

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(Unaudited and Amounts In Thousands, Except Share, Per Share and Per Unit Amounts)

common stock assumes the conversion of Class B common stock, while the diluted net income per share of Class B common stock does not assume the conversion of those shares.

The rights, including liquidation and dividend rights, of the holders of the Company’s Class A and Class B common stock are identical except with respect to voting. As a result, and in accordance with EITF Issue No. 03-6, Participating Securities and the Two-Class Method under FASB Statement No. 128, the undistributed earnings for each year are allocated based on the contractual participation rights of the Class A and Class B common shares as if the earnings for the year had been distributed. As the liquidation and dividend rights are identical, the undistributed earnings are allocated on a proportionate basis. Further, as we assume the conversion of Class B common stock in the computation of the diluted net income per share of Class A common stock, the undistributed earnings are equal to net income for that computation.

As the Class C and Class D common stock have no economic interest (only voting interests), no earnings are allocated to these classes of stock for purposes of computing earnings per share.

Concentration of Credit Risk

The Company’s revenue is generated in the United States. An adverse change in economic conditions in the United States could negatively affect the Company’s revenue and results of operations.

The Company’s cash is swept daily into money market funds invested primarily in U.S. or government agency obligations in order to reduce credit exposure.

Recent Accounting Pronouncements

In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 amends and expands the disclosure requirements for derivative instruments and about hedging activities with the intent to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS 161 does not change accounting for derivative instruments and is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Upon adoption, the Company will include additional disclosures in the financial statements regarding derivative instruments and hedging activity.

3.	Business Combinations

Related to the 2008 Transaction, affiliates of General Atlantic and H&F were deemed to be a collaborative group under EITF Topic No. D-97, Push Down Accounting, and the 48% step up in the basis of the net assets of EBS Master recorded at the General Atlantic and H&F acquiror level was pushed down to the Company’s financial statements in accordance with Staff Accounting Bulletin No. 54, Application of “Pushdown” Basis of Accounting in Financial Statements of Subsidiaries Acquired by Purchase and replaced the historical basis held by HLTH.

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(Unaudited and Amounts In Thousands, Except Share, Per Share and Per Unit Amounts)

Transaction costs of $3,409 were incurred with this transaction. The 2008 Transaction purchase price, was allocated as follows:

Current assets	$88,028
Property and equipment	60,705
Other assets	266
Identifiable intangible assets:
Customer contracts	571,732
Tradename	81,888
Non-compete agreements	6,869
Goodwill	277,204
Current liabilities	(46,690)
Long term debt	(356,587)
Deferred tax liability	(91,779)
Long term liabilities	(13,227)

Total transaction price	$578,409
Cash paid by H&F Continuing LLC Member	(272,149)

Cash paid by Emdeon Inc. & subsidiaries	$306,260

All of the goodwill attributable to the 2008 Transaction is deductible for tax purposes.

The following pro forma condensed consolidated financial data give effect to the 2008 Transaction as if this transaction had been consummated on January 1, 2008 for statement of operations purposes.

Pro Forma Six
Months Ended
June 30,
2008

Revenues	$425,410
Net income	$4,766
Basic and diluted earnings per share to Class A and B common shareholders:
Basic

Diluted

4.	Inventory

Inventory was $1,891 and $2,148 as of December 31, 2007 and June 30, 2008, respectively, and is included in prepaid expenses and other current assets in the accompanying consolidated balance sheets.

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(Unaudited and Amounts In Thousands, Except Share, Per Share and Per Unit Amounts)

5.	Goodwill and Intangible Assets

Goodwill activity during the six months ended June 30, 2008 was as follows:

Goodwill as of January 1, 2008	$656,279
Elimination of goodwill related to HLTH’s ownership interest	(322,230)
Goodwill established in 2008 Transaction	277,204
Other	257

Goodwill as of June 30, 2008	$611,510

Intangible assets subject to amortization as of June 30, 2008, consist of the following:

	Weighted
	Average	Gross
	Remaining	Carrying	Accumulated
	Life	Amount	Amortization	Net

Customer relationships	17.4 years	$925,663	$(44,658)	$881,005
Trade names	19.6 years	107,888	(6,577)	101,311
Non-compete agreements	1.7 years	11,176	(3,986)	7,190

Total		$1,044,727	$(55,221)	$989,506

See “Note 13 — Segment Reporting” for goodwill by reportable segment.

Amortization expense was $20,122 and $26,763 for the six months ended June 30, 2007 and 2008, respectively. Aggregate future amortization expense for intangible assets is estimated to be:

2008 (remainder)	$30,040
2009	60,042
2010	56,329
2011	55,877
2012	55,874
Thereafter	731,344

$989,506

6.	Debt Issuance Costs

The Company capitalized $19,607 of costs in connection with the original issuance of long-term debt in November 2006 and $500 in connection with a 2007 amendment of this debt. In conjunction with the 2008 Transaction, 48% of the unamortized loan costs were adjusted to fair value, which resulted in a reduction of $7,893 of debt issuance costs related to such long-term debt.

As of December 31, 2007 and June 30, 2008, the total unamortized issuance costs were $16,757 and $7,966, respectively.

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(Unaudited and Amounts In Thousands, Except Share, Per Share and Per Unit Amounts)

7.	Long-Term Debt

On November 16, 2006, Emdeon Business Services LLC entered into two credit agreements with several lenders that provided a $755 million term loan (“First Lien Term Loan”), a $50 million revolving credit agreement (“Revolver”) and a $170 million term loan (“Second Lien Term Loan”).

The First Lien Term Loan is payable in quarterly principal installments of approximately $1.9 million, plus accrued interest beginning in March 2007 through September 2013, with a balloon payment of the remaining principal amount outstanding due upon maturity in November 2013. These installment payments are subject to adjustment based upon optional and mandatory prepayment activity. Mandatory prepayments related to excess cash flow, as defined and other circumstances are also required. The First Lien Term Loan bears interest, payable quarterly, based upon a variable base rate plus a spread rate (combined total effective rate was 4.81% as of June 30, 2008).

The Revolver expires November 2012 and provides for revolving loans not to exceed $50 million, of which $12 million may be used for letters of credit. The Revolver bears interest based upon a variable base rate plus a spread rate (combined total effective rate was 4.31% as of June 30, 2008) and is payable quarterly. As of June 30, 2008, no borrowings are currently outstanding under the Revolver and letters of credit totaling $5.8 million were outstanding.

The Second Lien Term Loan is subordinate to the First Lien Term Loan and matures in May 2014. The Second Lien Term Loan bears interest based upon a variable base rate plus a spread rate (combined total effective rate was 7.81% as of June 30, 2008) and is payable quarterly.

The credit agreements require Emdeon Business Services LLC to maintain certain financial covenants, including a maximum total leverage ratio and minimum interest coverage ratio. The credit agreements also impose restrictions related to capital expenditures, investments, additional debt or liens, asset sales, transactions with affiliates, dividends, equity interests, among other items. Emdeon Business Services LLC believes it was in compliance with all debt covenants at June 30, 2008. This debt is secured by substantially all of the assets of Emdeon Business Services LLC and is guaranteed by EBS Master.

The aggregate amounts of required principal payments are as follows:

Years Ending December 31,
2008	$3,624
2009	7,247
2010	7,247
2011	7,247
2012	7,247
Thereafter	851,063

$883,675

In conjunction with the 2008 Transaction, the Company’s long-term debt was adjusted to fair value, which resulted in a debt discount of $66,396. As of June 30, 2008, the total unamortized debt discount was $61,897.

8.	Interest Rate Swap

On December 29, 2006, the Company entered into an interest rate swap agreement, which matures in December 2011 to reduce the variability of cash flows in the interest payments of its total long-term debt. The notional amount of the swap was $655,294 and $658,125 as of June 30, 2008 and December 31, 2007, respectively.

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(Unaudited and Amounts In Thousands, Except Share, Per Share and Per Unit Amounts)

Changes in the cash flows of the interest rate swap are expected to partially offset the changes in cash flows attributable to fluctuations in the variable base rates underlying the Company’s long-term debt. The fair value of the instrument at December 31, 2007 and June 30, 2008 was $(16,577) and $(15,763) respectively, and is included in other long-term liabilities on the accompanying consolidated balance sheets.

The change in fair value for the six months ended June 30, 2007 and 2008 was $7,267 and $815, respectively. Changes in the fair value of the interest rate swap of $10,110 are reported in the accompanying consolidated statement of shareholders equity within comprehensive income, net of taxes, for the period January 1 through February 8, 2008. The 2008 Transaction represented a redesignation event under SFAS 133. As the Company’s interest rate swap did not meet all the criteria for hedge accounting, the subsequent change in fair value of the derivative instrument from February 8 to June 30, 2008 of $11,794 reduced interest expense in the consolidated statement of operations. The change in the fair value for the six months ended June 30, 2007 was reported in other comprehensive income, net of taxes, in the accompanying consolidated statement of operations. As a result of the interest rate swap requiring redesignation, the amount of the swap recognized in other comprehensive income at the time of the 2008 Transaction is amortized over the remaining life of the swap. This amortization resulted in additional interest expense of $4,271 for the six months ending June 30, 2008.

9.	Legal Proceedings

In the normal course of business, the Company is involved in various claims and legal proceedings. While the ultimate resolution of these matters has yet to be determined, the Company does not believe that their outcomes will have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

10.	Equity-Based Compensation Plan

During the six months ended June 30, 2008, the Company issued 320,379 Grant Units under the EBS Executive Incentive Plan (the “EBS Equity Plan”) with a fair value of $1,650. Unless earlier vested by the EBS Master board of directors, the Grant units issued vest in three equal tranches and each tranche will vest in equal installments on a quarterly basis over a period of four years. The other Grant Units issued under the EBS Equity Plan vest ratably over a five year period. The Company accounts for these awards as liability awards due to the existence of certain repurchase features, and as a result, the fair value is updated at each reporting period. During the six months ended June 30, 2007 and 2008, the Company recognized expense of $1,553 and $4,715, respectively, related to equity-based compensation.

11.	Income Taxes

Income tax expense for the six months ended June 30, 2007 and 2008 amounted to $9,663 and $7,694 respectively. The Company’s effective tax rate was 49.6% for the first six months of 2008 compared with 53.8% during the same period in 2007. The Company’s effective tax rate is affected by deferred tax expense resulting from differences between the GAAP and income tax basis of its investment in the EBS Master LLC partnership. Additionally, the Company has recorded a valuation allowance against the benefit of its tax net operating losses.

The Company recognized a $1,353 increase in its liability for uncertain tax positions during the six months ended June 30, 2008, net of certain benefits associated with state net operating losses, which is recorded as an adjustment to the valuation allowance.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Unrecognized benefit January 1, 2008	$2,408
Increase in six month period ended June 30, 2008	1,353

Unrecognized benefit June 20, 2008	$3,761

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(Unaudited and Amounts In Thousands, Except Share, Per Share and Per Unit Amounts)

The Company does not currently anticipate that the total amount of unrecognized tax positions will significantly increase or decrease in the next twelve months. The Company’s U.S. federal and state income tax returns for tax years 2006 and beyond remain subject to examination by the Internal Revenue Service (“IRS”).

Company policy is to record interest and penalties as a part of tax provision expense. Due to the existence of net operating losses, no interest or penalties have been recognized in the periods shown.

12.	Net Income Per Share

The following table sets forth the computation of basic and diluted net income per share of Class A and Class B common stock:

	For the Six		For the Six
	Months Ended		Months Ended
	June 30, 2007		June 30, 2008
	Class A	Class B	Class A	Class B

Basic net income per share:
Numerator:
Allocation of undistributed earnings
Denominator:
Weighted average common shares outstanding
Number of shares used in per share computations

Basic net income per share

Diluted net income per share:
Numerator:
Allocation of undistributed earnings for basic computation
Reallocation of undistributed earnings as a result of conversion of Class B to Class A shares

Allocation of undistributed earnings
Denominator:
Number of shares used in basic computation
Weighted average effect of dilutive securities
Add:
Conversion of Class B to Class A common shares outstanding
Equity units

Number of shares used in per share computations

Diluted net income per share

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(Unaudited and Amounts In Thousands, Except Share, Per Share and Per Unit Amounts)

The net income per share amounts is the same for Class A and Class B because the holders of each class are legally entitled to equal per share distributions whether through dividends or liquidation.

Earnings per share are presented only for periods subsequent to the 2006 Transaction.

13.	Segment Reporting

Management views the Company’s operating results in three reportable segments: (a) payer services, (b) provider services, and (c) pharmacy services. Listed below are the results of operations for each of the reportable segments. This information is reflected in the manner utilized by management to make operating decisions, assess performance and allocate resources. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in the notes to the consolidated financial statements included in the Company’s 2007 audited financial statements.

Payer Services Segment

The payer services segment provides claims management and payment distribution products and services to healthcare payers, both directly and through our channel partners, that simplify the administration of healthcare related to insurance eligibility and benefit verification, claims filing and claims, and payment distribution.

Provider Services Segment

The provider services segment provides revenue cycle management solutions, patient billing and payment and dental services to healthcare providers, both directly and through our channel partners, that simplify the providers’ revenue cycle, reduce related costs and improve cash flow.

Pharmacy Services Segment

The Pharmacy Services segment provides solutions and services to pharmacies and pharmacy benefit management companies related to prescription benefit claim filing, adjudication and management.

Inter-segment revenue and expenses primarily represents claims management and patient statement provided between segments.

Corporate and eliminations includes personnel and other costs associated with the Company’s management, administrative and other corporate services functions and eliminations to remove inter-segment revenues and expenses.

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(Unaudited and Amounts In Thousands, Except Share, Per Share and Per Unit Amounts)

The revenue and total segment contribution for the reportable segments is as follows:

	For the Six Months Ended June 30, 2007
				Corporate &
	Payer	Provider	Pharmacy	Eliminations	Consolidated

Revenue from external customers	$181,966	$199,447	$18,222	$—	$399,635
Inter-segment revenues	376	1,422	—	(1,798)	—

Total revenue	182,342	200,869	18,222	(1,798)	399,635
Costs and expenses:
Cost of operations	119,860	132,128	3,337	(1,328)	253,997
Development and engineering	3,889	5,716	1,566	—	11,171
Sales, marketing, general and administrative	11,537	15,403	2,627	19,329	48,896

Segment contribution	$47,056	$47,622	$10,692	$(19,799)	85,571

Depreciation and amortization					30,287
Interest income					(731)
Interest expense					38,052

Income before income tax provision and minority interest					$17,963

Capital spending	$1,840	$1,285	$1,024	$15,019	$19,168

Emdeon Inc.

Notes to Consolidated Financial Statements (continued)
(Unaudited and Amounts In Thousands, Except Share, Per Share and Per Unit Amounts)

	For the Six Months Ended June 30, 2008
				Corporate &
	Payer	Provider	Pharmacy	Eliminations	Consolidated

Revenue to external customers	$184,378	$218,859	$19,621	$—	$422,858
Inter-segment revenue	220	1,136	—	(1,356)	—

Total revenue	184,598	219,995	19,621	(1,356)	422,858
Costs and expenses:
Cost of operations	122,786	145,899	4,134	(974)	271,845
Development and engineering	4,177	6,591	1,791	—	12,559
Sales, marketing, general and administrative	12,725	15,695	1,880	16,550	46,850

Segment contribution	$44,910	$51,810	$11,816	$(16,932)	91,604

Depreciation and amortization					46,269
Interest income					(603)
Interest expense					30,440

Income before income tax provision and minority interest					$15,498

Total assets	$772,444	$822,033	$124,797	$236,597	$1,955,871

Total goodwill	$272,091	$309,212	$30,207	$—	$611,510

Capital spending	$4,890	$632	$385	$2,620	$8,527

14.	Subsequent Event

On September 26, 2008, the Company acquired GE Healthcare Information Technology’s patient statement business, a bulk print and mail service provider, for approximately $16.5 million in cash. The acquired business provides delivery of correspondence, such as patient statements, invoices, claims and appointment reminders, to patients from hospitals and physician groups.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following sets forth the expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the Class A common stock registered hereby. Other than the SEC registration fee and the New York Stock Exchange fee the amounts set forth below are estimates:

SEC registration fee	$18,078
New York Stock Exchange fee	*
FINRA fee	46,500
Printing expenses	*
Accounting fees and expenses	*
Legal fees and expenses	*
Blue Sky fees and expenses	*
Transfer agent fees and expenses	*
Miscellaneous	*

Total	*

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers.

Directors’ Liability; Indemnification of Directors and Officers.  Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by applicable law, a director will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

In addition, our by-laws provide that we will indemnify each director and officer and may indemnify employees and agents, as determined by our board, to the fullest extent provided by the laws of the State of Delaware.

The foregoing statements are subject to the detailed provisions of section 145 of the Delaware General Corporation Law and provisions that will be included in our amended and restated certificate of incorporation and by-laws.

Section 102 of the Delaware General Corporation Law permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

We maintain directors’ and officers’ liability insurance for our officers and directors.

Our Underwriting Agreement for this offering will provide that each underwriter severally agrees to indemnify and hold harmless us, each of our directors, each of our officers who signs the registration statement, and each person who controls Emdeon Inc. within the meaning of the Securities Act but only with respect to written information relating to such underwriter furnished to Emdeon Inc. by or on behalf of such underwriter specifically for inclusion in the documents referred to in the foregoing indemnity.

We expect to enter into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Item 15.	Recent Sales of Unregistered Securities.

In November 2006, in connection with its formation, the registrant sold 100% of its membership interests to investment entities organized and controlled by General Atlantic, LLC for an aggregate of $320,113,126. The membership interests described above were issued in reliance on the exemption contained in Section 4(2) of the Securities Act on the basis that the transactions did not involve a public offering. No underwriters were involved in the sale.

In September 2008, in connection with its conversion from a limited liability company to a corporation, the registrant’s outstanding membership interests were converted into an aggregate of 520,000 shares of its common stock for no additional consideration. The shares of common stock were issued in reliance on the exemption contained in Section 4(2) of the Securities Act on the basis that the transaction that did not involve a public offering.

In connection with the reorganization transactions described in the section entitled “Organizational Structure” in the accompanying prospectus, the registrant will amend and restate its certificate of incorporation and reclassify the common stock held at that time into an aggregate of           shares of its Class B common stock. The shares of Class B common stock described above will be issued in reliance on the exemption provided by Section 4(2) of the Securities Act on the basis that they will not involve a public offering.

In connection with the reorganization transactions, the registrant will issue           shares of its Class B common stock to the members of EBS Acquisition and           shares of its Class B common stock to H&F AIV. The shares of Class B common stock described above will be issued in reliance on the exemption contained in Section 4(2) of the Securities Act on the basis that the transaction will not involve a public offering. No underwriters will be involved in the transaction.

In connection with the reorganization transactions, the registrant will issue an aggregate of           shares of its Class C common stock to the H&F Continuing LLC Members and shares of its Class D common stock to the EBS Equity Plan Members. The shares of Class C common stock and Class D common stock described above will be issued in reliance on the exemption contained in Section 4(2) of the Securities Act on the basis that the transaction will not involve a public offering. No underwriters will be involved in the transaction.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit
Number		Description

1	.1**	Form of Underwriting Agreement.
2	.1**	Amended and Restated Agreement and Plan of Merger, dated as of November 15, 2006, among Emdeon Inc., EBS Holdco, Inc., EBS Master LLC, Emdeon Business Services LLC, Medifax-EDI Holding Company, EBS Acquisition LLC, GA EBS Merger LLC and EBS Merger Co.
2	.2**	Securities Purchase Agreement, dated as of February 8, 2008, among HLTH Corporation, EBS Master LLC, the voting members of EBS Master LLC and the purchasers listed therein.
3	.1**	Form of Amended and Restated Certificate of Incorporation of the Registrant.
3	.2**	Form of Amended and Restated By-laws of the Registrant.
4	.1**	Specimen Class A Common Stock Certificate.
4	.2**	First Lien Credit Agreement, dated as of November 16, 2006, by and among GA EBS Merger, LLC, as borrower, Medifax-EDI Holding Company, as additional borrower, EBS Master LLC, as parent, the lenders party thereto, Citibank, N.A., as administrative agent, collateral agent, Swingline Lender and Issuing Bank, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as joint lead arrangers, Deutsche Bank Trust Company Americas, as syndication agent and Bear Stearns Corporate Lending Inc., as documentation agent.
4	.3**	Second Lien Credit Agreement, dated as of November 16, 2006, by and among GA EBS Merger, LLC, as borrower, Medifax-EDI Holding Company, as additional borrower, EBS Master LLC, as parent, the lenders party thereto, Citibank, N.A., as administrative agent, collateral agent, Swingline Lender and Issuing Bank, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as joint lead arrangers, Deutsche Bank Trust Company Americas, as syndication agent and Bear Stearns Corporate Lending Inc., as documentation agent.
5	.1**	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to legality of the Class A common stock.
10	.1**	Form of Indemnification Agreement.
10	.2**	Form of Stockholders Agreement by and among Emdeon Inc. and the stockholders named therein.
10	.3**	Form of Tax Receivable Agreement by and among Emdeon Inc. and the other parties named therein.
10	.4**	Form of Tax Receivable Agreement by and among Emdeon Inc. and the other persons named therein.
10	.5**	Form of Fifth Amended and Restated Limited Liability Company Agreement of EBS Master LLC.
10	.6**	Form of Reorganization Agreement by and among EBS Master LLC, Emdeon Inc. and the other parties named therein.
10	.7**	Employment Agreement, dated March 29, 2007, among George I. Lazenby and Emdeon Business Services LLC.
10	.8**	Form of Amended and Restated Severance Protection Agreement by and among Bob A. Newport and Emdeon Business Services LLC.
10	.9**	Form of Amended and Restated Severance Protection Agreement by and among J. Philip Hardin and Emdeon Business Services LLC.
10	.10**	Form of Amended and Restated Severance Protection Agreement by and among Gary Stuart and Emdeon Business Services LLC.
10	.11**	Amended and Restated EBS Executive Equity Incentive Plan.
10	.12**	Emdeon Inc. 2008 Equity Incentive Plan
10	.13**	Sublease, dated December 31, 2000, among Willis North America Inc., as sublandlord, and Envoy Corporation, as subtenant, (the “Willis Building Sub-Lease”).
10	.14**	First Amendment to the Willis Building Sub-Lease, dated June 8, 2006, among Willis North America Inc. and Envoy Corporation.

Exhibit
Number		Description

10	.15**	Donelson Corporate Centre Amended and Restated Office Lease Agreement, dated June 12, 2008, between Donelson Corporate Centre, Limited Partnership, as landlord, Envoy LLC, as tenant, and Emdeon Business Services LLC, as guarantor.
10	.16**	Agreement of Lease, dated June 26, 2006, between Level 3 Communications, LLC, as landlord, and Envoy Corporation, as tenant.
10	.17**	Lease Agreement, dated December 5, 1997, between BDM Properties, Kenneth A. MacLaren and Professional Office Services, Inc. (predecessor in interest to ExpressBill LLC).
21	.1***	Subsidiaries of the Registrant.
23	.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.
23	.2**	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).
24	.1***	Powers of Attorney.
24	.2*	Power of Attorney of Dinyar S. Devitre.

*	Filed herewith.
**	To be filed by amendment.

***	Previously filed.

Page
Schedule I — Financial Information of Parent Company	II-5

The financial information included in the financial statement schedule should be read in conjunction with the consolidated financial statements. All other financial statement schedules have been omitted because they are not applicable or the required information is included in the consolidated financial statements or the notes thereto.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Schedule I — Condensed Financial Information of Emdeon Inc. (Parent Only)

Condensed Balance Sheets
(in thousands)

	December 31
	2006	2007

Assets
Current assets:
Cash	$371	$7

Total current assets	371	7
Investment in subsidiaries	283,049	304,692
Deferred income taxes	9,063	—

Total assets	$292,483	$304,699

Liabilities and shareholders’ equity
Total current liabilities	$—	$—
Deferred income tax liabilities	—	4,652
Shareholders’ equity	292,483	300,047

Total liabilities and shareholders’ equity’	$292,483	$304,699

Schedule I — Condensed Financial Information of Emdeon Inc. (Parent Only)

Condensed Statements of Operations
(in thousands)

	Period from
	November 16,	Successor
	2006 to	Year Ended
	December 31,	December 31
	2006	2007

Revenue	$—	$—
Costs and expenses:
Sales, marketing, general and administrative	—	352

Operating income	—	(352)
Equity in earnings of consolidated subisidiaries	(1,198)	31,404

Income (loss) before income tax provision (benefit)	(1,198)	31,052
Income tax provision (benefit)	1,375	13,715

Net income (loss)	$(2,573)	$17,337

Schedule I — Condensed Financial Information of Emdeon Inc. (Parent Only)

Condensed Statements of Cash Flows
(in thousands)

	Period from
	November 16,	Successor
	2006 to	Year Ended
	December 31,	December 31
	2006	2007

Operating activities:
Net (loss) income	$(2,573)	$17,337
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Deferred income taxes	1,375	13,715
Equity in earnings of consolidated subsidiaries	1,198	(31,404)

Net cash used in operating activities	—	(352)
Investing activity:
Purchase of investment in consolidated subisidiaries	(320,129)	(12)

Net cash used in investing activity	(320,129)	(12)
Financing activity:
Proceeds from capital contribution	320,500	—

Net cash provided by (used in) financing activity	320,500	—
Net increase (decrease) in cash	371	(364)
Cash at beginning of period	—	371

Cash at end of period	$371	$7

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 10, 2008.

EMDEON INC.

By:	/s/ George I. Lazenby
Name:     George I. Lazenby

Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on November 10, 2008, by the following persons in the capacities indicated.

Signature	Title

/s/ George I. Lazenby George I. Lazenby	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Bob A. Newport, Jr. Bob A. Newport, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)

* Tracy L. Bahl	Chairman of the Board of Directors

* Mark F. Dzialga	Director

* Jonathan C. Korngold	Director

* Philip U. Hammarskjold	Director

* Jim D. Kever	Director

* Allen R. Thorpe	Director

/s/ Dinyar S. Devitre Dinyar S. Devitre	Director

*By: /s/ Gregory T. Stevens Name: Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description

1	.1**	Form of Underwriting Agreement.
2	.1**	Amended and Restated Agreement and Plan of Merger, dated as of November 15, 2006, among Emdeon Inc., EBS Holdco, Inc., EBS Master LLC, Emdeon Business Services LLC, Medifax-EDI Holding Company, EBS Acquisition LLC, GA EBS Merger LLC and EBS Merger Co.
2	.2**	Securities Purchase Agreement, dated as of February 8, 2008, among HLTH Corporation, EBS Master LLC, the voting members of EBS Master LLC and the purchasers listed therein.
3	.1**	Form of Amended and Restated Certificate of Incorporation of the Registrant.
3	.2**	Form of Amended and Restated By-laws of the Registrant.
4	.1**	Specimen Class A Common Stock Certificate.
4	.2**	First Lien Credit Agreement, dated as of November 16, 2006, by and among GA EBS Merger, LLC, as borrower, Medifax-EDI Holding Company, as additional borrower, EBS Master LLC, as parent, the lenders party thereto, Citibank, N.A., as administrative agent, collateral agent, Swingline Lender and Issuing Bank, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as joint lead arrangers, Deutsche Bank Trust Company Americas, as syndication agent and Bear Stearns Corporate Lending Inc., as documentation agent.
4	.3**	Second Lien Credit Agreement, dated as of November 16, 2006, by and among GA EBS Merger, LLC, as borrower, Medifax-EDI Holding Company, as additional borrower, EBS Master LLC, as parent, the lenders party thereto, Citibank, N.A., as administrative agent, collateral agent, Swingline Lender and Issuing Bank, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as joint lead arrangers, Deutsche Bank Trust Company Americas, as syndication agent and Bear Stearns Corporate Lending Inc., as documentation agent.
5	.1**	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to legality of the Class A common stock.
10	.1**	Form of Indemnification Agreement.
10	.2**	Form of Stockholders Agreement by and among Emdeon Inc. and the stockholders named therein.
10	.3**	Form of Tax Receivable Agreement by and among Emdeon Inc. and the other parties named therein.
10	.4**	Form of Tax Receivable Agreement by and among Emdeon Inc. and the other persons named therein.
10	.5**	Form of Fifth Amended and Restated Limited Liability Company Agreement of EBS Master LLC.
10	.6**	Form of Reorganization Agreement by and among EBS Master LLC, Emdeon Inc. and the other parties named therein.
10	.7**	Employment Agreement, dated March 29, 2007, among George I. Lazenby and Emdeon Business Services LLC.
10	.8**	Form of Amended and Restated Severance Protection Agreement by and among Bob A. Newport and Emdeon Business Services LLC.
10	.9**	Form of Amended and Restated Severance Protection Agreement by and among J. Philip Hardin and Emdeon Business Services LLC.
10	.10**	Form of Amended and Restated Severance Protection Agreement by and among Gary Stuart and Emdeon Business Services LLC.
10	.11**	Amended and Restated EBS Executive Equity Incentive Plan.
10	.12**	Emdeon Inc. 2008 Equity Incentive Plan
10	.13**	Sublease, dated December 31, 2000, among Willis North America Inc., as sublandlord, and Envoy Corporation, as subtenant, (the “Willis Building Sub-Lease”).
10	.14**	First Amendment to the Willis Building Sub-Lease, dated June 8, 2006, among Willis North America Inc. and Envoy Corporation.

Exhibit
Number		Description

10	.15**	Donelson Corporate Centre Amended and Restated Office Lease Agreement, dated June 12, 2008, between Donelson Corporate Centre, Limited Partnership, as landlord, Envoy LLC, as tenant, and Emdeon Business Services LLC, as guarantor.
10	.16**	Agreement of Lease, dated June 26, 2006, between Level 3 Communications, LLC, as landlord, and Envoy Corporation, as tenant.
10	.17**	Lease Agreement, dated December 5, 1997, between BDM Properties, Kenneth A. MacLaren and Professional Office Services, Inc. (predecessor in interest to ExpressBill LLC).
21	.1***	Subsidiaries of the Registrant.
23	.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.
23	.2**	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).
24	.1***	Powers of Attorney.
24	.2*	Power of Attorney of Dinyar S. Devitre.

*	Filed herewith.
**	To be filed by amendment.

***	Previously filed.